Form 10-K405, Exhibit 13
period 1995-12-31
NUVEEN JOHN COMPANY
filed 1996-03-28
CIK 885708

                            -----------------------
                            THE JOHN NUVEEN COMPANY
                            -----------------------
                               ANNUAL REPORT 1995
                            -----------------------

THE JOHN NUVEEN COMPANY was founded in Chicago in 1898 as an investment bank specializing in underwriting municipal securities and offering financial advice to municipalities. Since its inception, Nuveen has played a key role in the development of the municipal bond market, which has become the most important source of capital for the growth and improvement of the nation's cities, counties, and states.

   From this core discipline, Nuveen has evolved into one of the country's leading specialists in designing, marketing, and managing a wide range of high-quality tax-free investment products that provide secure income and conservative capital management for prudent investors and their families.

   Since 1960, more than 1,000,000 individuals have invested over $60 billion in Nuveen's tax-free trusts and funds through independent broker-dealers, banks, insurance companies, accountants, and financial planners.

   The John Nuveen Company is listed on the New York Stock Exchange and trades under the symbol "JNC."

                             FINANCIAL HIGHLIGHTS

                                          In thousands exept per share data
-------------------------------------------------------------------------------------------
Year ended December 31          1991          1992         1993         1994         1995
-------------------------------------------------------------------------------------------
Revenues                    $180,238      $221,212     $245,234     $220,301     $236,230

Net income                  $ 47,886      $ 59,440     $ 70,444     $ 58,211     $ 70,620

Capital                     $218,193      $211,169*    $275,200     $285,932     $322,856

Return on equity                28.1%         33.6%        33.3%        21.2%        24.7%

Earnings per share          $   1.31      $   1.58     $   1.76     $   1.52     $   1.87
-------------------------------------------------------------------------------------------


                                 [BAR CHART]



* Reflects the payment of a $65 million special cash dividend to The St. Paul Companies, Inc. prior to the public offering of the firm's stock.

                               Dear Shareholder:

We are very pleased and proud to report that in 1995 Nuveen achieved record net income and earnings per share for the second time in the past three years.

   Net income totaled $70.6 million, an increase of 21% over the $58.2 million earned in 1994. This translates into earnings of $1.87 per share, compared with $1.52 in the previous year. Revenues were a very healthy $236.2 million, compared with $220.3 million in 1994.

   These results represent a 25% return on beginning equity, in line with our 20-year average and well above the norm for our industry.

STRONG PRODUCT PERFORMANCE

Perhaps most gratifying, we were able to achieve these record results while delivering superior performance to our fund investors. Based on share price, 50 of the 60 Nuveen exchange-traded funds posted total returns of more than 20% for the year, and 12 reported returns in excess of 30%. As a comparison, the widely followed Bond Buyer 20 Index of quality municipal bonds showed a 19% gain in 1995.

   In addition to above-market returns, our exchange-traded funds also continued to outperform many of their competitors. At the end of 1995, Nuveen's exchange-traded funds on average were trading at higher prices relative to their net asset values than other sponsors' funds. This resulted in more than $1 billion in additional market value for Nuveen fund shareholders.

   While the generally rising bond prices experienced in 1995 provided a more favorable environment than the falling prices of 1994, the prominent discussion of various tax-reform proposals and competition from record-setting equity markets produced their own set of challenges. Nuveen funds achieved strong results over both of these years, with 11 of the 14 national Nuveen funds ranked in the first third in total return for the two-year period. This performance shows how these investments are fulfilling their goal of providing investors with both superior returns and relatively low risk over a full market cycle.

DISCIPLINED FINANCIAL MANAGEMENT

At Nuveen, we believe one of the keys to our success is our commitment to prudent financial management, which includes adapting to changing market conditions. In response to the recent market and business conditions, we have carefully managed our discretionary spending, such as advertising and promotional costs, resulting in a reduction in total expenses.

   As a result, Nuveen's financial condition remains extremely strong. Our balance sheet is nearly debt-free, with shareholders' equity now close to $325 million.

   In July 1995, the Board of Directors announced a 12.5% dividend increase, bringing the quarterly payout to $0.18 per share from $0.16. This was the second $0.02 quarterly dividend increase within 18 months.

   Nuveen also continued its program to repurchase Class A common shares.
In May, the company announced completion of the third phase of the plan and initiated a fourth that is scheduled to repurchase an additional 600,000 shares. When this fourth phase is completed, the company will have bought a total of 2.4 million shares. As of December 31, 1995, the company had repurchased more than 2.1 million shares of Class A common stock, or 20% of the Class A shares issued at the time of the 1992 initial public offering.

   Dividend increases and share repurchases are just two of the many strategies we're following to build shareholder value over time. Our financial strength gives Nuveen the flexibility to continue balancing current returns to shareholders with our longer-term commitment to growing and building our businesses.

WELL POSITIONED FOR GROWTH

Record earnings, increased dividends, and a strong capital structure do not spring by chance from the favorable events of one or two quarters. Rather, they are the product of a series of decisions and activities pursued over a number of years. Creating sustainable, long-term value is the core of our operating strategy, and helps maintain our focus on the major opportunities that lie ahead.

   One example is our commitment to meeting the needs of mature investors. Through the years, Nuveen funds and trusts have attracted a high concentration of investors among those individuals who are approaching or are in their retirement years. Currently, about 75% of Nuveen investors are over 55.

   Our close identity with this age cohort puts us directly in the path of a truly historic demographic phenomenon. During the next five years, the population aged 55 and over is projected to grow at double the national average. After the turn of the century, this group will grow at more than five times the national rate.

   History suggests that as people mature, they look increasingly for dependable investments that provide steady, secure income. Nuveen, with its emphasis on conservative, long-term, and value-oriented investments, is well positioned to be an increasingly important partner for this rapidly growing segment of investors. Our firm's brand recognition, marketing and product development skills, and broad distribution relationships all help us serve the needs of this important group.

  To prepare for the opportunities like those represented by the country's changing demographics, Nuveen is continuing to introduce new products and services. In just the past year, this has included:

- Creating Nuveen Private Investment Management (NPIM), a new division within the firm dedicated to providing personal portfolio management to more affluent individual investors, a highly fragmented and under-served market. NPIM offers all-municipal portfolios guided by experienced Nuveen managers, as well as balanced municipal bond-equity portfolios managed jointly by Nuveen and Dean Investment Associates, an equity manager based in Dayton, Ohio;

- Becoming the first major adviser-distributed mutual fund sponsor to offer investments through both Schwab Institutional and Fidelity Investment Advisers Group, thereby expanding the availability of Nuveen funds for the growing number of investors working with fee-based financial planners; and

- Combining fund management and underwriting expertise to benefit investment banking clients. We used our portfolio management expertise to convince the AAA-rated Alaska Housing Finance Corporation to add key security features to a major bond issue. This broadened potential distribution, lowered yields, and earned "Deal of the Year" recognition from Institutional Investor magazine.

  In addition, we maintained our focus in 1995 on the basic strengths that have played such an important role in our success over the years. Two notable areas include:

  Continued commitment to research. Nuveen research reports on the various flat tax proposals were lauded by Barron's and other news media as well reasoned and courageous in addressing this evolving issue. Reports on Medicaid and the demand for senior housing linked our understanding of the mature market with the identification of investment risks and opportunities. Our analysis of the 20-year risk-adjusted, after-tax returns of various asset classes provided financial advisers with greater insight in planning and structuring portfolios to ensure their clients' future financial security.

  Managing information and technology. The introduction of an internal, computer-based data retrieval system moved us a step closer to bringing on-line Nuveen information directly to our clients' desktops. In October, Nuveen was recognized as one of Computerworld Magazine's annual Premier 100, an award that placed us among the 100 most effective companies at managing information.

MANAGEMENT CONTINUITY

Nuveen's continuing commitment to building long-term value-for our adviser and broker/dealer customers, our public finance clients, our fund and trust investors, and our shareholders is and remains the key to our success. This strategy, while simple to state, requires the dedication, hard work, and coordination of our entire organization.

  It also relies on long-term management continuity. As announced recently, on July 1, 1996, Tim Schwertfeger and Tony Dean will assume senior management responsibilities for leading the firm.

  We have been working closely with Tim and Tony for a number of years to plan for an orderly and smooth leadership transition. We have every confidence in them, and believe they have the leadership capacity, management ability, industry knowledge, and clear vision needed to serve investors and shareholders well. We know they share the values that have guided this company successfully for nearly 100 years. We are honored to have played a role in the company's success to date, and look forward to its continued success in the future.


  Richard J. Franke
  ---------------------------
  Richard J. Franke, Chairman

  Donald E. Sveen
  --------------------------
  Donald E. Sveen, President


                [PHOTO OF RICHARD J. FRANKE & DONALD E. SVEEN]

                     Richard J. Franke & Donald E. Sveen

FINANCIAL REVIEW        Contents

                    5   Management's Discussion and Analysis
                   11   Consolidated Balance Sheets
                   12   Consolidated Statements of Income
                   13   Consolidated Statements of Changes in Stockholders'
                        Equity
                   14   Consolidated Statements of Cash Flows
                   15   Notes to Consolidated Financial Statements
                   21   Report of Independent Auditors
                   22   Five Year Financial Summary

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1995

OVERVIEW
The Company's core businesses are asset management and the related credit research and surveillance; the development, marketing, and distribution of tax-free investment products; and investment banking. The profitability of each of these lines of business, and the volume of sales of the Company's products, are directly affected by many variables, including municipal bond new issue supply, interest rates and expected changes in interest rate levels, investor preferences for fixed-income investments versus equity or other investments, the rate of inflation, and changes or expected changes in income tax rates and laws.
   The economy during 1995 can best be described as one of moderate to declining economic growth with few signs of inflationary pressure. This environment prompted the Federal Reserve Board to lower short-term interest rates in an effort to avoid slipping into a recession. In contrast, during 1994, robust economic growth and the resultant concern over unwanted inflation caused the Board to increase interest rates on multiple occasions. The general economy and the municipal market can be viewed in terms of the dramatic volatility of long-term interest rates over the past two years. During 1995, yields on the benchmark 30-year U.S. Treasury bond declined 190 basis points to 5.97% from 7.87% in 1994 while during 1994 yields increased over 180 basis points to a high of 8.17%. The Bond Buyer 20, a frequently quoted index of long-term municipal yields, declined 127 basis points to 5.44% in 1995 from 6.71% in 1994, while this index rose 178 basis points during 1994 to a high of 7.06%.
The movement of interest rates during 1995 and 1994 is shown in the accompanying table.
   Investors in 1995 were rewarded in both the equity and bond markets with outstanding one-year returns. The Dow Jones Industrial Average, a popular measure of the equity markets, recorded a return in excess of 30% during the year. Total returns on many bond funds (including those sponsored by the Company) during 1995 exceeded 20% and in some instances 30%. Higher returns in the equity markets compared with the bond markets were in part caused by the uncertainty over the Federal budget discussions in Washington and, for the municipal markets, discussions of tax reform including "flat tax" proposals.

                  [CHART -- "YIELD COMPARISON--1993 TO 1995
                30-YEAR U.S. TREASURY BONDS vs. BOND BUYER 20]


                        Bond                                                         Bond
   WEEK-                Buyer          30 Year                  WEEK-                Buyer          30 Year
   ENDED                 20           Treasury                  ENDED                 20           Treasury
  1/1/93                6.17            7.37                     7/8/94                6.27            7.68
  1/8/93                6.17            7.46                    7/15/94                6.22            7.54
 1/15/93                6.19            7.34                    7/22/94                6.22            7.55
 1/22/93                6.16            7.29                    7/29/94                6.22            7.38
 1/29/93                6.10            7.19                     8/5/94                6.16            7.54
  2/5/93                6.04            7.15                    8/12/94                6.25            7.49
 2/12/93                5.97            7.12                    8/19/94                6.22            7.42
 2/19/93                5.85            7.00                    8/26/94                6.21            7.47
 2/26/93                5.60            6.90                     9/2/94                6.16            7.48
  3/5/93                5.47            6.73                     9/9/94                6.18            7.7
 3/12/93                5.58            6.86                    9/16/94                6.24            7.76
 3/19/93                5.71            6.80                    9/23/94                6.37            7.78
 3/26/93                5.78            6.93                    9/30/94                6.43            7.81
  4/2/93                5.86            7.04                    10/7/94                6.5             7.9
  4/8/93                5.84            6.85                   10/14/94                6.44            7.82
 4/16/93                5.70            6.75                   10/21/94                6.49            7.97
 4/23/93                5.67            6.79                   10/28/94                6.64            8.04
 4/30/93                5.75            6.92                    11/4/94                6.83            8.1
  5/7/93                5.71            6.84                   11/11/94                6.96            8.15
 5/14/93                5.69            6.94                   11/18/94                7.06            8.16
 5/21/93                5.77            7.02                   11/25/94                7.03            7.93
 5/28/93                5.73            6.97                    12/2/94                6.9             8.01
  6/4/93                5.73            6.97                    12/9/94                6.88            7.85
 6/11/93                5.73            6.97                   12/16/94                6.77            7.84
 6/18/93                5.61            6.80                   12/23/94                6.74            7.82
 6/25/93                5.57            6.70                   12/30/94                6.71            7.87
  7/2/93                5.55            6.67                     1/6/95                6.66            7.85
  7/9/93                5.55            6.63                    1/13/95                6.53            7.78
 7/16/93                5.50            6.53                    1/20/95                6.44            7.88
 7/23/93                5.61            6.69                    1/27/95                6.49            7.71
 7/30/93                5.65            6.56                     2/3/95                6.40            7.61
  8/9/93                5.61            6.46                    2/10/95                6.18            7.66
 8/13/93                5.45            6.37                    2/17/95                6.18            7.58
 8/20/93                5.40            6.21                    2/24/95                6.11            7.52
 8/27/93                5.35            6.13                     3/3/95                6.08            7.54
  9/3/93                5.35            5.93                    3/10/95                6.18            7.46
 9/10/93                5.24            5.96                    3/17/95                6.06            7.36
 9/17/93                5.27            6.03                    3/24/95                6.09            7.44
 9/24/93                5.30            5.96                    3/31/95                6.07            7.41
 10/1/93                5.30            5.98                     4/7/95                6.03            7.35
 10/8/93                5.30            5.91                    4/13/95                6.01            7.33
10/15/93                5.20            5.78                    4/21/95                5.96            7.33
10/22/93                5.20            5.97                    4/28/95                6.06            7.33
10/29/93                5.31            5.96                     5/5/95                6.10            7.17
 11/5/93                5.45            6.20                    5/12/95                5.96            6.98
11/12/93                5.46            6.14                    5/19/95                5.92            6.92
11/19/93                5.46            6.33                    5/26/95                5.83            6.75
11/26/93                5.49            6.30                     6/2/95                5.79            6.53
 12/3/93                5.46            6.23                     6/9/95                5.75            6.72
12/10/93                5.33            6.23                    6/16/95                5.86            6.61
12/17/93                5.36            6.27                    6/23/95                5.82            6.53
12/24/93                5.34            6.2                     6/30/95                5.97            6.64
12/31/93                5.28            6.33                     7/7/95                5.91            6.52
  1/7/94                5.34            6.22                    7/14/95                5.81            6.6
 1/14/94                5.31            6.28                    7/21/95                5.99            6.95
 1/21/94                5.29            6.27                    7/28/95                5.97            6.9
 1/28/94                5.28            6.21                     8/4/95                6.03            6.91
  2/4/94                5.25            6.34                    8/11/95                6.07            6.99
 2/11/94                5.36            6.4                     8/18/95                6.12            6.9
 2/18/94                5.42            6.62                    8/25/95                6.08            6.7
 2/25/94                5.58            6.7                      9/1/95                5.98            6.6
  3/4/94                5.84            6.83                     9/8/95                5.90            6.59
 3/11/94                5.88            6.89                    9/15/95                5.83            6.48
 3/18/94                5.84            6.91                    9/22/95                5.91            6.59
 3/25/94                5.92            7                       9/29/95                6.00            6.49
  4/1/94                6.07            7.08                    10/6/95                5.88            6.42
  4/8/94                6.34            7.24                   10/13/95                5.82            6.31
 4/15/94                6.22            7.27                   10/20/95                5.72            6.35
 4/22/94                6.19            7.22                   10/27/95                5.76            6.36
 4/29/94                6.16            7.29                    11/3/95                5.70            6.27
  5/6/94                6.18            7.53                   11/10/95                5.68            6.33
 5/13/94                6.32            7.49                   11/17/95                5.65            6.23
 5/20/94                6.14            7.3                    11/24/95                5.65            6.25
 5/27/94                6.13            7.38                    12/1/95                5.54            6.09
  6/3/94                6.09            7.26                    12/8/95                5.35            6.05
 6/10/94                5.96            7.3                    12/15/95                5.51            6.09
 6/17/94                6.04            7.44                   12/22/95                5.51            6.1
 6/24/94                6.16            7.51                   12/29/95                5.44            5.98
  7/1/94                6.28            7.6


   Municipal bond new issue volume, which is comprised of new-money financings, refunding transactions, and issues that have an element of both new-money and refunding was $156 billion in 1995 compared with $164 billion underwritten in 1994. New-money financings by issuers were $111 billion in 1995 and $116 billion in 1994. Refunding transactions, which are generally entered into for the purpose of redeeming outstanding bond issues under conditions more favorable to the issuer, such as lower financing rates, totaled $33 billion in 1995 compared with $39 billion in 1994 and $150 billion in 1993. The accompanying graph contrasts new issue volume during the past five years:



             NEW ISSUE VOLUME

---------------------------------------------
               Total     New Money  Refunding
---------------------------------------------
1991            175         120         42
1992            234         112         91
1993            292          97        150
1994            164         116         38
1995            156         111         33
---------------------------------------------

   This market environment impacted the operations of the Company in several ways. Lower interest rates caused an increase in the net asset value of the funds managed by the Company, producing an increase in the investment advisory fee income earned. Rising bond prices throughout the year also enabled the Company to realize profits from the municipal bonds and unit investment trusts
(UITs) positioned to support ongoing UIT sales. Realized and unrealized positioning profits for the year ended December 31, 1995, were $5.0 million in contrast to losses of $8.2 million for the prior year when bond prices were generally falling as interest rates rose. Continuing investor concern over the potential effects that tax reform might have on municipal bond investments lowered the demand for tax-free, fixed-income products throughout the industry and for the Company resulting in a decline in sales and a reduction in underwriting and distribution revenues. Consistent with industry trends, the Company's investment banking group also experienced a reduction in the volume of underwritings it initiated or participated in during 1995.
   The Company's return on beginning equity was 24.7% in 1995, compared with 21.2% in 1994 and 33.3% in 1993. The Company's pretax operating income earned during 1995 increased 20.3% to $113.8 million, compared with $94.6 million in 1994 and $111.7 million earned in 1993. The Company's net income for the year ended December 31, 1995, increased 21.3% to a record $70.6 million from $58.2 million earned in 1994. Net income in 1994 was 17.3% less than 1993 net income of $70.4 million. Earnings per share increased 23.0% to a record $1.87 in 1995 from $1.52 in 1994 and $1.76 in 1993. The Company increased its quarterly dividend to $0.18 per share in the third quarter of 1995 from $0.16 per share paid in each of the first two quarters of 1995 and each of the four quarters of 1994. The Company paid a $0.14 dividend in each quarter of 1993.
   Gross revenues for the year ended December 31, 1995, increased 7.2% over 1994. This increase is attributable to the increased investment advisory fees earned on the assets under management, the gains on municipal bond and UIT inventory positions, and increased interest earnings, offset by a decline in distribution revenues and decreased earnings of the Company's investment banking division. Gross revenues reported in 1994 declined 10.3% from 1993, largely due to the realization of substantial positioning losses on the municipal bond and UIT inventory held to support ongoing UIT sales, coupled with the decline in distribution revenues and investment banking revenues.
   The market value of net assets under management increased during the year to $32.4 billion at December 31, 1995, from $29.7 billion at December 31, 1994, and $32.7 billion at December 31, 1993. The increase in net assets during 1995 was primarily the result of appreciation in the market value of the funds' investment portfolios due to the decline in interest rates.
   During 1995, the Company announced its entry into private asset management with the launch of Nuveen Private Investment Management (NPIM). NPIM offers individuals municipal portfolios managed by Nuveen portfolio managers as well as balanced municipal bond-equity portfolios managed jointly by Nuveen and Dean Investment Associates, an equity manager based in Dayton, Ohio.
   Operating expenses decreased in each of the last two years. Compensation and benefits decreased 3.3% in 1995, compared to 1994 reflecting lower costs associated with the Company's 1992 Special Incentive Plan. Compensation and benefits decreased 1.9% in 1994, compared to 1993 reflecting lower profit sharing expense that is directly related to the corresponding decline in 1994 pretax revenues. Recognizing that 1995 and 1994 were periods of reduced demand for tax-exempt packaged products, the Company in each year reduced advertising and promotional budgets from the prior year's level. Income tax expense increased in 1995, reflecting the corresponding increase in pretax operating profits, and likewise decreased in 1994 from 1993 due to the decrease in pretax operating earnings.
   Sales of long-term tax-free investments in 1995 were $1.3 billion compared to $2.0 billion during 1994 and $6.4 billion in 1993. Included in 1994 sales are shares, with a value of approximately $403 million, issued in rights offerings conducted in the first quarter of 1994 by two of the Company's exchange-traded funds.
   Consolidated equity capital at December 31, 1995, was $323 million compared with $286 million in 1994 and $275 million in 1993. Book value per share at December 31, 1995, was $8.80 compared with $7.68 and $7.12 at

December 31, 1994, and 1993, respectively. On May 25, 1995, the Company announced its intention to acquire an additional 600,000 shares of treasury stock. Through the end of the year, 348,200 shares had been acquired under this recent program. The Company held 1,978,829 shares of Class A common stock in its treasury at December 31, 1995.

  The following discussion and analysis contains important information that should be helpful in evaluating the Company's results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

RESULTS OF OPERATIONS

Total advisory fee income realized during the fiscal year is directly related to the weighted average market value of the assets managed by the Company's two investment advisory subsidiaries, Nuveen Advisory Corp. and Nuveen Institutional Advisory Corp. Advisory fee income will increase with an increase in the value of managed assets, either as a result of increases in the value of portfolio investments, as occur during periods of decreasing interest rates, or as a result of additional sales of the Company's products. Additional sales may include shares of new funds or existing funds. Fund shares may be sold either to new or existing shareholders, and may include reinvestment of fund dividends. Shares may also be sold as a result of reinvestment of distributions from unit investment trusts sponsored by the Company or the issuance of additional shares pursuant to dividend reinvestment plans. Fee income will decline when managed assets decline, as would occur when the value of fund portfolio investments decreases in a rising interest-rate environment or when open-end fund redemptions exceed sales.

  Investment advisory fee income, net of expense reimbursements, is shown in the following table for each of the last three years:



NUVEEN MANAGED FUNDS
INVESTMENT ADVISORY FEES
---------------------------------------------------------------
IN THOUSANDS
---------------------------------------------------------------
YEAR ENDED DECEMBER 31,              1995      1994       1993
---------------------------------------------------------------
Mutual funds                     $ 23,912  $ 23,139   $ 21,126
Exchange-traded funds             153,777   152,078    145,197
Money market funds                  5,023     6,423      9,631
---------------------------------------------------------------
  Total                          $182,712  $181,640   $175,954
---------------------------------------------------------------

  Investment advisory fee income for the mutual funds and exchange-traded funds increased in 1995 primarily as a result of the appreciation of the value of net assets under management due to the increase in municipal bond prices. The mutual funds also experienced an increase in fee revenue due to fund share sales in 1995 and 1994. The sale of mutual fund and exchange-traded fund products in 1994 and 1993 produced an increase in fee income in 1994, offset by a decline in the value of the funds' net assets resulting from higher interest rates in 1994. The money market funds experienced a decrease in fee revenue in both 1995 and 1994 as the funds encountered overall net redemptions for the year.

  The following table summarizes net assets under management:


NUVEEN TAX-FREE MANAGED FUNDS
NET ASSETS UNDER MANAGEMENT
---------------------------------------------------------------
IN MILLIONS
---------------------------------------------------------------
DECEMBER 31,                         1995      1994       1993
---------------------------------------------------------------
Mutual funds                      $ 5,457   $ 4,731    $ 4,962
Exchange-traded funds              25,784    23,731     25,805
Money market funds                  1,113     1,242      1,954
---------------------------------------------------------------
  Total                           $32,354   $29,704    $32,721
---------------------------------------------------------------

  The Company markets its tax-free investment products through a network of registered representatives associated with unaffiliated firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and financial advisers. Distribution revenues include the portion of the sales charge the Company earns on UIT and mutual fund sales and a portion of the underwriting commission on newly offered exchange-traded products. The Company also realizes positioning profits or losses from changes in the market value of UIT inventories and municipal bond inventories held for future UIT products. These market values are directly affected by the movement of interest rates during the period beginning with the acquisition of a municipal bond for a future UIT and ending with the sale of that UIT. In a declining interest rate environment, the Company could realize gains from carrying fixed-income securities in its inventory and, conversely, in a rising interest-rate environment, the Company could incur losses. The Company manages this interest-rate risk by controlling inventory levels for both municipal bonds and UITs and by timing deposits of new UITs to coincide closely with expected demand. In an environment of generally declining interest rates, the Company will likely realize positioning profits, as it did during 1995, in contrast to the losses incurred during 1994 when interest rates were rising.

  The following table summarizes the Company's revenues from distribution and positioning of UITs.


DISTRIBUTION REVENUES AND POSITIONING PROFITS
---------------------------------------------------------------
IN THOUSANDS
---------------------------------------------------------------
DECEMBER 31,                         1995      1994       1993
---------------------------------------------------------------
Distribution revenues             $14,198   $15,025    $20,148
Positioning profits (losses)        4,981    (8,237)     5,381
---------------------------------------------------------------
  Total                           $19,179   $ 6,788    $25,529
---------------------------------------------------------------

  Sales of tax-free investment products, including shares issued pursuant to two rights offerings in January of 1994, are shown below.


NUVEEN TAX-FREE INVESTMENT PRODUCT SALES
---------------------------------------------------------------
IN  MILLIONS
---------------------------------------------------------------
DECEMBER 31,                         1995      1994       1993
---------------------------------------------------------------
Unit investment trusts             $1,093    $1,235     $1,433
Mutual funds (1)                      236       285      1,039
Money market funds (2)               (129)     (713)      (680)
Exchange-traded funds (3)              19       470      3,962
---------------------------------------------------------------
                                   $1,219    $1,277     $5,754
---------------------------------------------------------------

(1) Mutual fund sales, reinvestment of UIT principal and income distributions and mutual fund dividend reinvestments, less redemptions.

(2) Money market fund sales, dividend reinvestments, less redemptions.

(3) 1995 balance represents dividend reinvestment; 1994 includes dividend reinvestment and $403 million raised in rights offerings; 1993 includes dividend reinvestment and $3,824 million of new fund sales.


  Consistent with industry trends, sales of municipal UITs and mutual funds were lower in 1995 primarily due to lower interest rates, investor uncertainty about potential changes to the tax code, and competition with a robust equity market. Mutual fund sales include the reinvestments of UIT principal and interest distributions and the reinvestment by mutual fund shareholders of fund dividends. Reinvestment of UIT principal distributions were lower in 1995 and 1994, due to the lower volume of bond call activity experienced by Company-sponsored UITs.

  There were no new exchange-traded tax-exempt funds sold by the Company during 1994 or 1995. Shares issued by the exchange-traded funds during this period were limited to reinvestment of fund dividends and the issuance of shares pursuant to rights offerings in 1994. To the Company's knowledge, no new exchange-traded tax-free funds were brought to market by other sponsors during 1995, and only a few, relatively small funds were brought to market during 1994. Whether this trend continues into 1996 will depend, in large part, on the interest-rate environment, the prospects for tax reform, the relationship of the current market prices to the net asset values of fund shares now trading in secondary markets, as well as the extent to which the Company's products encounter competition from other financial markets and tax-free products of other sponsors. Industry sales of exchange-traded bond funds, including the Company's exchange-traded products, are influenced by the level of and relationship between taxable and tax-free interest rates, the relationship between long-term and short-term rates, and the expectations of market participants concerning the direction of future interest-rate levels.

  Average money market net assets under management during the year ended December 31, 1995, were $1.3 billion which compares with $1.8 billion during the same period of 1994 and $2.5 billion in 1993. This segment of the mutual fund industry remains highly competitive as more sponsors offer proprietary funds, and low interest rates cause investors to redeem money market shares to participate in the equity and other markets.

  Investment banking revenues include both new issue underwriting profits and fee income earned from various financial advisory activities. During 1995, the industry experienced a 5% decline in the volume of new-issue underwritings, including a significant decline in advance refunding issues. Due to the low municipal bond new issuance, the Company experienced a decrease in activity that is reflected in significantly lower underwriting profits in 1995. Fee income earned from merger and acquisition activity in the healthcare industry increased over the prior year.

  Compensation and related benefits are the largest component of operating expense and are comprised of three distinct categories: salary costs; profit sharing; and the expense associated with the 1992 Special Incentive Plan. Salary costs, which include such items as salaries, overtime, payroll taxes and the costs associated with the various employee benefit plans, remained level in 1995. Such costs increased 7.5% in 1994. The Company had 537 full-time employees at December 31, 1995, compared with 558 at December 31, 1994, and 565 at December 31, 1993. Profit sharing expense, which is derived by formula as a percentage of pretax operating income, increased in 1995 as a result of increased operating income for the year and decreased in 1994. Expenses resulting from the 1992 Special Incentive Plan recorded by the Company during 1995 were $7.3 million compared with $14.1 million recorded in 1994 and $12.8 million in 1993. Costs associated with the program are recorded as compensation expense over the periods during which employees earned such compensation, which typically coincides with the program vesting period. The decrease in 1995 expense reflects completion of the amortization in July 1995 of certain of the 1992 restricted stock grants.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

Management believes that its capital resources are more than adequate to finance its daily operations. The Company's primary businesses are not capital intensive and the Company has no current need to obtain long-term financing. Throughout 1995 and 1994, a large percentage of the Company's assets were comprised of cash and cash equivalents, highly liquid temporary investments in variable rate demand obligations (VRDOs) arising from remarketing activities, and short-term receivables, including amounts related to the Company's managed fund advisory services. The financing requirements of the Company are almost entirely satisfied from equity capital as reported in its consolidated balance sheet. The Company, however, occasionally utilizes available lines of credit, which exceed $450 million, to satisfy additional periodic short-term financing requirements arising from its obligations as remarketing agent for VRDOs and to acquire U.S. government securities held for advance refunding escrow accounts.

  The Company is remarketing agent for various issuers of VRDOs with an aggregate principal value in excess of $1.3 billion at December 31, 1995. Although remarketing agents, including the Company, are only obligated to use their best efforts in locating purchasers for the VRDOs, they frequently repurchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold larger balances of such obligations for resale. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from top-rated third-party providers, including major commercial banks and insurance companies. At December 31, 1995, and December 31, 1994, the Company held $198 million and $94 million, respectively, of VRDOs, which are classified in its consolidated balance sheets as "Temporary investments arising from remarketing obligations." In contrast, the Company's average daily inventory of VRDOs was $36 million during 1995 and $28 million during 1994.

  As a function of its investment banking business, the Company periodically acquires and temporarily holds U.S. government securities pending delivery to municipal bond issuers' escrow accounts established for the purpose of advance-refunding outstanding debt obligations. The Company acquires such government securities only after the bond issuer has agreed to purchase them from the Company at a stated price upon completion of the refunding transaction. The Company records such securities at the amounts due from the bond issuers under these contracts. The Company held $1.4 million of such U.S. government securities at December 31, 1995 and none at December 31, 1994.

  At December 31, 1995, the Company held in its treasury 1,978,829 shares of its Class A Common Stock acquired in open market transactions as part of stock repurchase programs to provide shares for the firm's employee stock option program. On May 25, 1995, the Company authorized the acquisition of an additional 600,000 shares of Class A Common Stock. Through the end of the year, 348,200 shares have been acquired under this recent program.

  In January, 1995, to avail itself of the benefits of higher interest rates available in the market, the Company committed approximately $130 million of its available funds, previously invested short-term, in a portfolio of U.S. government securities having an average maturity of approximately one year. The Company has held and intends to hold these securities to maturity. The balance of U.S. government securities owned at December 31, 1995, was $60.0 million.

  In recent years, participants in the financial services industry including, but not limited to, securities dealers and underwriters, mutual fund managers and, notably, money market fund managers, have received much attention in the media relating to the use of certain types of derivative financial instruments in the management of portfolios for individual investors, as well as institutional and corporate accounts. There are many different types of derivative investments available in the market, including those derivatives whose market values respond to interest rate changes with greater volatility than do others. In general, derivatives used to speculate on the future course of interest rates pose the greatest risk, while derivatives used for hedging purposes typically present less risk. Furthermore, synthetic money market securities generally offer the least risk to investors. Although the Company is not prohibited from investing in derivative financial instruments, and may make such investments in the future, it did not purchase any derivative securities in managing its operations during 1995 or 1994 and therefore, had no exposure to market risk from derivative financial instruments. The Company's investment banking group did, on occasion, act as financial adviser, broker, or underwriter to municipal or other not-for-profit issuers with respect to transactions in interest rate swaps, forward delivery transactions or other investment agreements. The Company's investment advisory subsidiaries did not invest in derivative securities, other than high quality synthetic money market securities, for the funds they manage.

  John Nuveen & Co. Incorporated, the Company's wholly owned broker-dealer subsidiary, is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1995, its net capital ratio was 0.16 to 1 and its net capital was $255.4 million which is $252.7 million in excess of the required net capital of $2.7 million.

  During the year ended December 31, 1995, the Company's net worth increased by $36.9 million after payment of dividends of $25.1 million and the purchase of treasury stock of $16.2 million.

TAX REFORM

Tax reform has become a recent topic of heated national debate and is expected to be a key campaign issue in the 1996 Presidential elections. Advocates of tax reform have proposed various tax structures including a flat tax, a national sales tax, a consumed income tax and a progressive income tax. At the present time, management of the Company cannot predict with any certainty whether provisions contained in any of these proposals will be adopted, and if adopted, what impact such provisions may have on the operations of the Company.

INFLATION

The Company's assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect the Company's financial condition and results of operations. A substantial decline in the value of fixed income investments could adversely affect the net asset value of funds managed by the Company, which in turn would result in a decline in investment advisory fee income.

  CONSOLIDATED BALANCE SHEETS
  IN THOUSANDS, EXCEPT SHARE DATA

--------------------------------------------------------------------------------------------------------------------
  DECEMBER 31,                                                                                   1995         1994
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash                                                                                          $  5,036      $  4,777
Securities purchased under agreements to resell                                                 11,000       114,000
Short-term investments, at cost which approximates market value                                      -         2,813
Temporary investments arising from remarketing obligations                                     198,285        93,545
U.S. government securities purchased for municipal bond escrow accounts                          1,385             -
Investment in U.S. government securities, at fair value                                         60,039             -
Receivables:
  Nuveen management investment companies                                                        19,633        20,954
  Brokers and dealers                                                                              283         2,680
  Customers                                                                                      8,828        10,549
  Interest                                                                                       2,694         1,287
  Other                                                                                          3,387         4,922
Securities owned (trading account), at market value:
  Nuveen tax-exempt unit trusts                                                                 39,069        51,880
  Tax-exempt bonds and notes                                                                    12,308         2,606
Deferred income tax charges                                                                     12,919         8,292
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation
 and amortization of $14,413 and $10,599, respectively                                          16,337        17,615
Other assets                                                                                    11,309        12,927
--------------------------------------------------------------------------------------------------------------------
                                                                                              $402,512      $348,847
--------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Securities sold under agreements to repurchase                                                $ 25,000      $      -
Security purchase obligations                                                                    7,174        14,639
Payables:
  Brokers and dealers                                                                              767         7,509
  Customers                                                                                        524           573
  Income taxes                                                                                   4,355           190
Accrued compensation and other expenses                                                         14,489        15,554
Deferred compensation                                                                           22,816        19,303
Other liabilities                                                                                4,531         5,147
--------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                             79,656        62,915
--------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued                       -             -
Class A Common stock, $.01 par value; 150,000,000 shares
 authorized, 10,094,356 shares issued                                                              101           101
Class B Common stock, $.01 par value; 40,000,000 shares
 authorized, 28,560,000 shares issued                                                              286           286
Additional paid-in capital                                                                      50,122        49,873
Retained earnings                                                                              319,705       274,606
Unamortized cost of restricted stock awards                                                     (1,611)       (6,615)
--------------------------------------------------------------------------------------------------------------------
                                                                                               368,603       318,251
Less common stock held in treasury, at cost (1,978,829 and 1,431,629 shares, respectively)     (45,747)      (32,319)
--------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                   322,856       285,932
--------------------------------------------------------------------------------------------------------------------
                                                                                              $402,512      $348,847
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

  CONSOLIDATED STATEMENTS OF INCOME

  IN THOUSANDS, EXCEPT PER SHARE DATA

----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                             1995          1994          1993
----------------------------------------------------------------------------------------------------------------------
Revenues:
  Investment advisory fees from assets under management                         $183,135      $181,918      $176,105
  Underwriting and distribution of investment products                            15,339        18,149        27,698
  Positioning profits (losses)                                                     4,981        (8,237)        5,381
  Investment banking                                                              10,334        11,793        19,937
  Interest                                                                        19,445        13,686        12,434
  All other                                                                        2,996         2,992         3,679
----------------------------------------------------------------------------------------------------------------------
    Total revenues                                                               236,230       220,301       245,234
----------------------------------------------------------------------------------------------------------------------
Expenses:
  Compensation and benefits                                                       80,366        83,079        84,665
  Advertising and promotional costs                                               12,677        16,151        24,360
  Occupancy and equipment costs                                                   11,668        10,811         9,518
  Interest                                                                         2,641         2,493         2,371
  Other operating expenses                                                        15,108        13,132        12,657
----------------------------------------------------------------------------------------------------------------------
    Total expenses                                                               122,460       125,666       133,571
----------------------------------------------------------------------------------------------------------------------
Income before taxes                                                              113,770        94,635       111,663
----------------------------------------------------------------------------------------------------------------------
Income taxes:
  Current                                                                         47,777        40,597        44,695
  Deferred                                                                        (4,627)       (4,173)       (3,476)
----------------------------------------------------------------------------------------------------------------------
    Total income taxes                                                            43,150        36,424        41,219
----------------------------------------------------------------------------------------------------------------------
Net income                                                                      $ 70,620      $ 58,211      $ 70,444
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Average common and common equivalent shares outstanding                           37,702        38,377        40,118
----------------------------------------------------------------------------------------------------------------------
Earnings per common share                                                       $   1.87      $   1.52      $   1.76
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

IN THOUSANDS
----------------------------------------------------------------------------------------------------------------------
                                                                                   Unamortized
                                                                                       Cost of
                                          Class A    Class B  Additional            Restricted
                             Preferred     Common     Common     Paid-In   Retained      Stock    Treasury
                                 Stock      Stock      Stock     Capital   Earnings     Awards       Stock      Total
----------------------------------------------------------------------------------------------------------------------
  Balance at
    December 31, 1992           $    -    $    99    $   286     $42,984   $192,785   $(24,985)     $    -   $211,169
  Net income                         -          -          -           -     70,444          -           -     70,444
  Cash dividends paid                -          -          -           -    (21,616)         -           -    (21,616)
  Amortization of
    restricted stock awards          -          -          -           -          -      9,098           -      9,098
  Exercise of stock options          -          2          -       3,486          -          -           -      3,488
  Other                              -          -          -       2,617          -          -           -      2,617
----------------------------------------------------------------------------------------------------------------------
  Balance at
    December 31, 1993                -        101        286      49,087    241,613    (15,887)          -    275,200
  Net income                         -          -          -           -     58,211          -           -     58,211
  Cash dividends paid                -          -          -           -    (24,169)         -           -    (24,169)
  Amortization of
    restricted stock awards          -          -          -           -          -      9,272           -      9,272
  Purchase of treasury stock         -          -          -           -          -          -     (33,638)   (33,638)
  Exercise of stock options          -          -          -         676     (1,049)         -       1,319        946
  Other                              -          -          -         110          -          -           -        110
----------------------------------------------------------------------------------------------------------------------
  Balance at
    December 31, 1994                -        101        286      49,873    274,606     (6,615)    (32,319)   285,932
  Net income                         -          -          -           -     70,620          -           -     70,620
  Cash dividends paid                -          -          -           -    (25,116)         -           -    (25,116)
  Issuance of restricted
    stock awards                     -          -          -           -         36       (719)        683          -
  Amortization of
    restricted stock awards          -          -          -           -          -      5,723           -      5,723
  Purchase of treasury stock         -          -          -           -          -          -     (16,182)   (16,182)
  Exercise of stock options          -          -          -           -       (441)         -       2,071      1,630
  Other                              -          -          -         249          -          -           -        249
----------------------------------------------------------------------------------------------------------------------
  Balance at
    December 31, 1995           $    -    $   101    $   286     $50,122   $319,705   $ (1,611)  $(45,747)   $322,856
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

  CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS
----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                             1995          1994          1993
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                   $  70,620     $  58,211      $ 70,444
  Adjustments to reconcile net income to net cash provided
      from (used for) operating activities:
    Deferred income taxes                                                         (4,627)       (4,173)       (3,476)
    Depreciation and amortization                                                  4,598         3,944         2,655
    Net (increase) decrease:
      Accrued investment advisory fees                                             1,321         2,276        (9,557)
      Accrued interest receivable                                                 (1,291)          557          (370)
      Accounts receivable other                                                    1,635         5,013          (807)
    Net increase (decrease):
      Current taxes payable                                                        4,414        (4,476)        1,213
      Accrued compensation and other expenses                                     (1,064)        1,594        (6,841)
    Net change in receivables and payables from/to brokers, dealers,
        customers, and other assets/other liabilities                             (1,432)       (3,198)       (3,845)
    Amortization of restricted stock awards                                        5,723         9,272         9,098
    Net (increase) decrease in assets:
      Temporary investments arising from remarketing obligations                (104,740)      (33,415)       88,155
      U.S. government securities (escrow accounts)                                (1,385)      175,695      (166,244)
      Securities owned (trading account)                                           3,109        15,369        (1,346)
    Net increase (decrease) in liabilities:
      Security purchase obligations                                               (7,465)        9,141         1,133
      Deferred compensation                                                        3,513         1,456         3,978
    Other                                                                              -           676             -
----------------------------------------------------------------------------------------------------------------------
      Net cash provided from (used for) operating activities                     (27,071)      237,942       (15,810)
----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net payments on short-term borrowings:
    Securities sold under agreements to repurchase                                25,000       (80,383)       80,383
    Secured short-term bank loans                                                      -             -       (20,000)
  Dividends paid                                                                 (25,116)      (24,169)      (21,616)
  Proceeds from stock options exercised                                            1,528           270         3,488
  Acquisition of treasury stock                                                  (16,355)      (32,739)            -
----------------------------------------------------------------------------------------------------------------------
      Net cash provided from (used for) financing activities                     (14,943)     (137,021)       42,255
----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchase of U.S. Treasury securities                                          (126,854)       (7,647)       (4,844)
  Proceeds from maturity of U.S. Treasury securities                              69,513         9,678         4,796
  Purchases of office furniture and equipment                                     (3,350)       (6,017)       (9,040)
  Proceeds from sale of office furniture and equipment                                29           152           362
  Other                                                                              (65)        3,135          (916)
----------------------------------------------------------------------------------------------------------------------
      Net cash used for investing activities                                     (60,727)         (699)       (9,642)
----------------------------------------------------------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents                                (102,741)      100,222        16,803
Cash and cash equivalents:
  Beginning of year                                                              118,777        18,555         1,752
----------------------------------------------------------------------------------------------------------------------
  End of year                                                                  $  16,036     $ 118,777      $ 18,555
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information and Basis of Presentation

The consolidated financial statements include the accounts of The John Nuveen Company (together with its subsidiaries, the "Company" or "Nuveen") and its wholly owned subsidiaries, John Nuveen & Co. Incorporated ("Nuveen & Co."), Nuveen Advisory Corp. ("Nuveen Advisory"), and Nuveen Institutional Advisory Corp. ("Nuveen Institutional Advisory"). The Company is majority owned by The St. Paul Companies. All material intercompany accounts and transactions have been eliminated in consolidation.

  Nuveen & Co., a registered broker and dealer in securities under the Securities Exchange Act of 1934, trades, underwrites, and markets municipal bonds, and is sponsor/underwriter of the Nuveen tax-exempt unit trusts (a series of unit investment trusts) and Nuveen tax-exempt open-end and exchange-traded (closed-end) management investment companies (funds). Nuveen Advisory and Nuveen Institutional Advisory are registered investment advisers under the Investment Advisers Act of 1940 and their principal business is providing investment advice to and administering the business affairs of the Nuveen family of management investment companies. Nuveen Institutional Advisory also provides investment management services for individuals and public utility nuclear power plant decommissioning and postretirement benefits trust funds.

  Certain amounts in the prior year financial statements have been reclassified to correspond to the 1995 presentation. These reclassifications had no effect on net income or retained earnings as previously reported for those years.

Securities Transactions

Securities transactions are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned (trading accounts) are valued at market value and realized and unrealized gains and losses are reflected in income. Profits and losses are accrued on unsettled securities transactions based on trade dates and, to the extent determinable, on underwriting commitments, purchase and sale commitments of when-issued securities, and delayed delivery contracts.

  In connection with underwriting activities, contracts are entered into with other brokers and dealers to jointly purchase and sell securities. When the Company takes possession of a portion or all of the securities purchased for such "joint accounts," it records as inventory its share of such securities.

  In the normal course of business, the Company purchases municipal bonds, unit investment trusts, and, from time to time, U.S. government obligations. The Company also invests funds not currently used in its operations in securities purchased under agreements to resell. At December 31, 1995, the Company's inventory of securities owned did not contain any significant concentrations of credit risk relating to either individual issues or to issuers (or groups of issuers) located in any state or region of the country.

Temporary Investments Arising from
Remarketing Obligations

The Company is remarketing agent for various issuers of variable rate demand obligations (VRDOs) with an aggregate principal value in excess of $1.3 billion at December 31, 1995. Although remarketing agents, including the Company, are only obligated to use their best efforts in locating purchasers for the VRDOs, they frequently purchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold substantial amounts of such obligations for resale. The Company has come to expect such imbalances at year end and, to a lesser extent, at each calendar quarter end. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from top rated third party providers including major commercial banks and insurance companies. At December 31, 1995, and 1994, the Company held VRDOs with a cost and market value of $198.3 million and $93.5 million, respectively. In comparison, the Company's average daily temporary investment in VRDOs was $35.8 million during 1995 and $27.6 million during 1994.

Securities Purchased Under Agreements to Resell and
Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold or reacquired, including accrued interest, as specified in the respective agreements. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counter-parties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured.

  The Company utilizes resale agreements as a vehicle to invest capital not required to fund daily operations. The level of such investments will fluctuate on a daily basis as the Company commits capital to carry temporary investments in VRDOs and inventory positions and to finance new issue municipal underwritings. Such agreements typically mature on the day following the day in which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for cash flow purposes.

U.S. Government Securities Purchased for
Municipal Bond Escrow Accounts

Related to its investment banking business, the Company periodically acquires and temporarily holds U.S. government securities pending delivery to municipal bond issuers' escrow accounts established for the purpose of advance refunding outstanding debt obligations. The Company purchases such government securities only after the bond issuer has agreed to purchase them at a stated price upon completion of the refunding transaction. The Company records such securities at the amounts due from the bond issuers under these contracts. At December 31, 1995, the contractual and market value of government securities held was $1.4 million. At December 31, 1994, the Company did not hold any U.S. government securities purchased for municipal bond escrow accounts.

Furniture, Equipment, and Leasehold Improvements

Furniture and equipment, primarily computer equipment, are depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease.

Security Purchase Obligations

As sponsor/underwriter of the Nuveen tax-exempt unit trusts, the Company enters into trust agreements that obligate it to purchase certain municipal when-issued bonds reported as security purchase obligations on the consolidated balance sheets, and deliver such bonds together with any "regular way" bonds on hand or receivable from brokers to the trustee. The commitments to deliver these bonds are secured by irrevocable bank letters of credit drawn by the Company in favor of the trustee. These letters of credit are collateralized by securities owned by the Company. The liabilities reported in the consolidated balance sheets are the amounts the Company is contractually obligated to pay at the future settlement date of the purchase transactions, including interest accrued through the balance sheet dates.

Derivative Financial Instruments

In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FASB) No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments which prescribes disclosure requirements for transactions in certain derivative financial instruments including futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. Although the Company is not prohibited from investing in derivative financial instruments, and may make such investments in the future, it did not purchase any derivative securities in managing its operations during 1995 or 1994 and therefore, had no exposure to market risk from derivative financial instruments. The Company's investment banking group, however, acts as financial adviser, broker, or underwriter to municipal or other not-for-profit issuers with respect to transactions in interest rate swaps, forward delivery transactions or other investment agreements.

Advertising and Promotional Costs

Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the brand name and Company image. The Company's policy is to expense such costs as incurred.

Supplemental Cash Flow Information

The Company paid interest of $1.4 million in 1995, $2.4 million in 1994 and $1.7 million in 1993.

2. INCOME TAXES

The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

--------------------------------------------------------------
                                    1995      1994      1993
--------------------------------------------------------------
Federal statutory rate applied
 to income before taxes             35.0%     35.0%     35.0%
State and local income taxes,
 net of federal income
 tax benefit                         4.1       4.5       4.0
Tax-exempt interest income,
 net of disallowed
 interest expense                   (1.4)     (1.4)     (1.7)
Other, net                            .2        .4       (.4)
--------------------------------------------------------------
Effective tax rate                  37.9%     38.5%     36.9%
--------------------------------------------------------------


The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets are shown below:


IN THOUSANDS
---------------------------------------------------------------------------
DECEMBER 31,                                           1995            1994
---------------------------------------------------------------------------
Gross deferred tax asset:
 Deferred compensation                              $ 9,404         $ 7,991
 Accrued postretirement
  benefit obligation                                  2,209           2,013
 Unfunded accrued pension cost
  (nonqualified plan)                                 1,217           1,085
 Book amortization in excess of tax amortization      1,235             841
 Other                                                  647             801
---------------------------------------------------------------------------
Gross deferred tax asset                             14,712          12,731
---------------------------------------------------------------------------
Gross deferred tax liability:
 Special Incentive Plan                                 296           3,162
 Tax depreciation in excess of book depreciation        723             727
 Prepaid pension costs (qualified plan)                 436             427
 State taxes                                            263              17
 Other                                                   75             106
---------------------------------------------------------------------------
Gross deferred tax liability                          1,793           4,439
---------------------------------------------------------------------------
 Net deferred tax asset                             $12,919         $ 8,292
---------------------------------------------------------------------------


The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

  Not included in income tax expense for 1995, 1994, and 1993 are income tax benefits of $249,000, $110,000, and $2,617,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported in the consolidated statements of changes in stockholders' equity.

  Federal and state income taxes paid for the years ending December 31, 1995, 1994, and 1993, amounting to $43,375,000, $45,065,000, and $43,528,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received, if any.

3. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company enters into when-issued, delayed delivery, and underwriting commitments. Estimated profits and losses on those commitments are reflected in the consolidated financial statements at year end.

  Rent expense for office space and equipment was $6,085,000, $5,965,000, and $5,917,000 for the years ended December 31, 1995, 1994, and 1993, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes, and maintenance for the years 1996 through 2003, the last year for which there is a commitment, are as follows:


IN THOUSANDS
--------------------------------------------------------------------------
Year                                                            Commitment
--------------------------------------------------------------------------
1996                                                               $ 6,682
1997                                                                 6,619
1998                                                                 6,565
1999                                                                 6,462
2000                                                                 1,873
Thereafter                                                           1,805
--------------------------------------------------------------------------


 In connection with rights offerings made on behalf of two funds managed by Nuveen Advisory, certain legal actions have been filed by fund shareholders against the Company, Nuveen Advisory, and directors and officers of the funds, alleging violation of federal and state laws and the funds' articles of incorporation. The Company is vigorously defending the litigation and has asserted substantial defenses. While the outcome of this litigation cannot be predicted with any certainty, based on current knowledge, the Company is of the opinion that such litigation will not have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

4. EMPLOYEE RETIREMENT AND INCENTIVE COMPENSATION PROGRAM

The Company has a noncontributory retirement plan covering substantially all employees, including employees of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to con-tribute annually at least the minimum amount that can be deducted for federal income tax purposes.

   The following table sets forth the components of the net pension expense (benefit) as reflected in the consolidated statements of income:

IN THOUSANDS
---------------------------------------------------------------------------------------
DECEMBER 31,                            1995            1994            1993
---------------------------------------------------------------------------------------
Service cost-benefits
  earned during the year            $     750        $     854        $     723
Interest cost on projected
  benefit obligation                      960            1,044              971
Actual return on plan assets           (3,626)           1,034           (2,016)
Net amortization                        1,889           (2,912)             307
---------------------------------------------------------------------------------------
Net pension expense (benefit)       $     (27)       $      20        $     (15)
---------------------------------------------------------------------------------------

The following table summarizes the funded status at December 31, 1995, and 1994. Prepaid pension cost is recorded in other assets on the consolidated balance sheets.


IN THOUSANDS
---------------------------------------------------------------------------------------
DECEMBER 31,                                         1995                 1994
---------------------------------------------------------------------------------------
Plan assets at fair value, primarily common
  stocks, U.S. government obligations, and
  corporate bonds                                    $21,259            $17,882
---------------------------------------------------------------------------------------
Actuarial present value of benefits for services
  rendered to date:
   Accumulated benefits based on salaries paid
     to date:
      Vested                                          11,160              9,442
      Nonvested                                          648                683
---------------------------------------------------------------------------------------
   Accumulated benefit obligation                     11,808             10,125
   Additional benefits based on estimated
     future salary levels                              3,333              3,495
---------------------------------------------------------------------------------------
   Projected benefit obligation                       15,141             13,620
---------------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                                   6,118              4,262
Unrecognized net asset at
 January 1, 1987, being recognized over 15 years      (1,729)            (2,020)
Unrecognized net gain from past experience            (3,150)            (1,018)
Unrecognized prior service cost                         (180)              (192)
---------------------------------------------------------------------------------------
Prepaid pension cost                                 $ 1,059            $ 1,032
---------------------------------------------------------------------------------------

The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year. Assumptions as of December 31 used to determine projected benefit obligations and pension costs are as follows:


---------------------------------------------------------------------------------------
DECEMBER 31,                                   1995             1994            1993
---------------------------------------------------------------------------------------
Discount rate                               7 1/4%                8%         7 1/4%
Rate of increase in compensation            5 1/2%                6%             6%
Expected rate of return on plan assets          8%                8%             8%
---------------------------------------------------------------------------------------

The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.

  The following table sets forth the components of the net pension expense for the unfunded plan as reflected in the consolidated statements of income:


IN THOUSANDS
---------------------------------------------------------------------------------------
DECEMBER 31,                                    1995            1994            1993
---------------------------------------------------------------------------------------
Service cost-benefits
  earned during the year                        $ 26            $ 29            $  7
Interest cost on projected
  benefit obligation                             230             224             235
Net amortization                                  78             132             112
---------------------------------------------------------------------------------------
Net pension expense                             $334            $385            $354
---------------------------------------------------------------------------------------

The following table reconciles the accumulated benefit obligation of the unfunded plan at December 31, with the amount of liability included in accrued compensation and other expenses in the Company's consolidated balance sheets:


IN THOUSANDS
---------------------------------------------------------------------------------------
DECEMBER 31,                                                1995        1994
---------------------------------------------------------------------------------------
Actuarial present value of benefits
  for services rendered to date:
    Accumulated benefits
     based on salaries paid to date,
     all vested benefits                                  $3,072        $2,889
    Additional benefits
     based on estimated future salary levels                 251           219
---------------------------------------------------------------------------------------
    Projected benefit obligation                           3,323         3,108
Unrecognized net (gain) loss from past experience            554           547
Unrecognized prior service cost                             (270)         (270)
Unrecognized net obligation
  at January 1, 1987, being
  recognized over 15 years                                  (653)         (765)
---------------------------------------------------------------------------------------
Unfunded plan accrued pension cost                        $2,954        $2,620


The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were the same rates as disclosed under the funded pension plan.

  The Company has a profit sharing plan that covers substantially all employees, including employees of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses.

  The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonus until retirement, termination, death, or disability. The deferred compensation liabilities incur interest expense at the prime rate.

5. POSTRETIREMENT BENEFITS OTHER THAN PENSION

The Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. A portion of the cost of these benefits is shared by the Company and the retiree.

  The following table sets forth the components of the net postretirement benefit expense as reflected in the consolidated statements of income:


IN THOUSANDS
-------------------------------------------------------------
DECEMBER 31,                            1995    1994    1993
-------------------------------------------------------------
Service cost-benefits earned during
 the year                               $246    $295    $323
Interest cost-on accumulated benefit
 obligation                              335     332     329
Net amortization                         (19)     --      --
-------------------------------------------------------------
 Net postretirement benefit expense     $562    $627    $652
-------------------------------------------------------------


The following table reconciles the accumulated postretirement benefit obligation with amounts included in accrued compensation and other expenses in the Company's consolidated balance sheets:


IN THOUSANDS
------------------------------------------------------------------
December 31,                                       1995       1994
------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees eligible for benefits                  $1,320     $1,404
 Fully eligible active plan participants            845        665
 Other active plan participants                   3,139      2,119
------------------------------------------------------------------
Accumulated postretirement benefit obligation     5,304      4,188
Unrecognized net gain                                57        673
------------------------------------------------------------------
 Accrued postretirement benefit cost             $5,361     $4,861


  An 11.5% and 9.5% annual rate of increase in the per capita costs of covered medical benefits for pre-65 and post-65 participants, respectively, was assumed for 1995. These rates gradually decrease to 5.5% by the year 2002. Increasing the assumed health care cost trend rates by one percentage point in each year would result in an increase in the Accumulated Postretirement Benefit Obligation
(APBO) as of December 31, 1995, of $816,000 and an increase in the aggregate of the service cost and interest cost for the period ended December 31, 1995, of $120,000. A discount rate of 7.25% was used to determine the APBO.

6. SPECIAL INCENTIVE PLAN

In 1992, in connection with its public offering of stock, the Company issued common stock and deferred units to certain employees pursuant to the Nuveen 1992 Special Incentive Plan (1992 Plan). During 1995, the Company issued 30,000 shares of restricted stock on terms substantially identical to the terms of the 1992 Plan. Awards issued are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense during the period beginning on the date of grant and ending on the last vesting date. Included in stockholders' equity at December 31, 1995, is $1,611,000 of unamortized cost relating to the issuance of restricted stock.

  The Company has also granted certain employees options to purchase the Company's Class A stock at a price equal to the market price of the stock on the day the options were granted. Options granted before 1995 were issued in connection with the initial public offering of the Company's stock and were granted at $18 per share, the public offering price of the Company's stock. These options vest fully on July 1, 1996 and remain exercisable through May 27, 2002. During 1995, the Company granted options for 50,000 shares of Class A stock at a price of $24 per share. These options vest in quarterly installments through July 1, 1999 and remain exercisable through May 27, 2002.

  The following table sets forth activity relating to the number of shares covered by stock options:


IN THOUSANDS
------------------------------------------------------------------
DECEMBER 31,                   1995          1994           1993
------------------------------------------------------------------
Options outstanding at
 beginning of year        3,222,100     3,387,100      3,617,000
Granted                      50,000            --             --
Exercised                   (90,500)     (165,000)      (193,788)
Forfeited                   (15,000)           --        (36,112)
------------------------------------------------------------------
Options outstanding at
 end of year              3,166,600     3,222,100      3,387,100
------------------------------------------------------------------
Options exercisable at    2,643,000     1,968,000      1,253,000
 end of year
------------------------------------------------------------------


7. COMMON STOCK REPURCHASES

During 1993, the Company initiated a program to repurchase 500,000 shares of Class A Common Stock in open market transactions to provide for the firm's employee stock option program. During 1994 and 1995, the Company continued this program by authorizing additional purchases of 1,300,000 and 600,000, respectively. As of December 31, 1995, the Company has acquired 2,148,200 shares of treasury stock.

8. NET CAPITAL REQUIREMENT

Nuveen & Co. is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1995, the Company's net capital ratio was 0.16 to 1 and its net capital was $255,367,000 which is $252,705,000 in excess of the required net capital of $2,662,000.

9. QUARTERLY RESULTS (UNAUDITED)

The following tables set forth selected quarterly financial information for each quarter in the two year period ending December 31, 1995.

------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                           1995
------------------------------------------------------------------
                         First      Second       Third      Fourth
                       Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------
Total revenues         $57,011     $57,926     $58,873     $62,420
Net income              15,528      15,734      17,850      21,508
Per common share:
 Net income                .41         .42         .47         .57
 Cash dividends            .16         .16         .18         .18
Stock price range:
 High                   24 1/4      24 3/4      24 3/4      27 1/4
 Low                    22 3/4      20 3/4      22 1/2      23 1/2
------------------------------------------------------------------

------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                           1994
------------------------------------------------------------------
                         First      Second       Third      Fourth
                       Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------
Total revenues         $54,925     $54,905     $57,169     $53,302
Net income              14,262      14,688      15,332      13,929
Per common share:
 Net income                .37         .38         .40         .37
 Cash dividends            .16         .16         .16         .16
Stock price range:
 High                   27 1/8      23 3/4      22 7/8          23
 Low                    21 1/2      19 3/4      19 1/8      19 3/4
------------------------------------------------------------------

The John Nuveen Company Class A Common Stock, representing approximately 22% of the Company's issued and outstanding common stock at December 31, 1995, is listed on the New York Stock Exchange under the symbol "JNC." Trading of the Company's Class A Common Stock began on May 20, 1992. At December 31, 1995, there were approximately 4,200 shareholders of record. There are no restrictions on the Company's present ability to pay dividends on its common stock.

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
THE JOHN NUVEEN COMPANY:

We have audited the accompanying consolidated balance sheets of The John Nuveen Company (the Company) and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The John Nuveen Company and subsidiaries as of December 31, 1995, and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Chicago, Illinois
January 17, 1996

  FIVE YEAR FINANCIAL SUMMARY

  IN THOUSANDS, UNLESS OTHERWISE INDICATED

-------------------------------------------------------------------------------------------------------------------------------
 DECEMBER 31,                                           1995          1994           1993          1992          1991
-------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Revenues:
 Investment advisory fees from
  assets under management                           $183,135      $181,918       $176,105      $147,019      $ 93,841
 Underwriting and distribution of
  investment products                                 15,339        18,149         27,698        36,080        47,093
 Positioning profit/(loss)                             4,981        (8,237)         5,381         3,394         7,119
 Investment banking                                   10,334        11,793         19,937        18,224        13,685
 Interest                                             19,445        13,686         12,434        12,340        14,626
 All other                                             2,996         2,992          3,679         4,155         3,874
-------------------------------------------------------------------------------------------------------------------------------
  Total revenues                                     236,230       220,301        245,234       221,212       180,238
-------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Compensation and benefits                            80,366        83,079         84,665        75,094        58,326
 Advertising and promotional costs                    12,677        16,151         24,360        24,494        17,757
 All other                                            29,417        26,436         24,546        23,757        26,674
-------------------------------------------------------------------------------------------------------------------------------
  Total expenses                                     122,460       125,666        133,571       123,345       102,757
-------------------------------------------------------------------------------------------------------------------------------
Income before taxes and cumulative
 effect of accounting changes                        113,770        94,635        111,663        97,867        77,481
Income taxes                                          43,150        36,424         41,219        35,294        29,595
-------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect
 of accounting changes                                70,620        58,211         70,444        62,573        47,886
Cumulative effect of
 accounting changes                                      ---           ---            ---         3,133          ---
-------------------------------------------------------------------------------------------------------------------------------
Net income                                          $ 70,620      $ 58,211       $ 70,444      $ 59,440      $ 47,886
-------------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
  Net income before cumulative effect
   of accounting changes                            $   1.87      $   1.52       $   1.76      $   1.66      $   1.31
  Net income                                        $   1.87      $   1.52       $   1.76      $   1.58      $   1.31
Return on equity                                       24.7%         21.2%          33.3%         33.6%         28.1%
-------------------------------------------------------------------------------------------------------------------------------
Total dividends per share(1)                        $    .68      $    .64       $    .56      $    .24           ---
-------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                                        $402,512      $348,847       $410,641      $294,148      $311,420
Total liabilities                                     79,656        62,915        135,441        82,979        93,227
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                $322,856      $285,932       $275,200      $211,169      $218,193
-------------------------------------------------------------------------------------------------------------------------------
NUVEEN MANAGED FUNDS
(IN MILLIONS):
Net assets under management:
  Mutual funds                                      $  5,457      $  4,731       $  4,962      $  3,767      $  2,603
  Money market funds                                   1,113         1,242          1,954         2,634         3,110
  Exchange-traded funds
   and portfolios                                     25,784        23,731         25,805        20,851        16,289
-------------------------------------------------------------------------------------------------------------------------------
   Total                                            $ 32,354      $ 29,704       $ 32,721      $ 27,252      $ 22,002
-------------------------------------------------------------------------------------------------------------------------------
Nuveen managed fund sales:
 Mutual funds(2)                                    $    236      $    285       $  1,039      $  1,094      $    581
 Money market funds(2)                                  (129)         (713)          (680)         (476)          241
 Exchange-traded funds and portfolios                     19           470          3,962         4,162         7,254
-------------------------------------------------------------------------------------------------------------------------------
    Total                                           $    126      $     42       $  4,321      $  4,780      $  8,076
-------------------------------------------------------------------------------------------------------------------------------
NUVEEN UNIT INVESTMENT
TRUSTS (IN MILLIONS):
Market value outstanding                            $ 15,517      $ 16,793       $ 20,019      $ 22,419      $ 24,371
Total sales (par value)                             $  1,093      $  1,235       $  1,433      $  1,923      $  2,311
-------------------------------------------------------------------------------------------------------------------------------

(1)Excluding payment of a $65 million special cash dividend to St. Paul Fire and Marine Insurance Company in March 1992.
(2)Sales and dividend reinvestments less redemptions.

THE JOHN NUVEEN COMPANY

BOARD OF DIRECTORS
Richard J. Franke
Chairman and
 Chief Executive Officer

Donald E. Sveen
President and
 Chief Operating Officer

Anthony T. Dean
Executive Vice President

Timothy R. Schwertfeger
Executive Vice President

Willard L. Boyd
President
Field Museum of Natural History

Andrew I. Douglass
Senior Vice President and
 General Counsel
The St. Paul Companies

W. John Driscoll
Chairman/Retired
Rock Island Company

Duane R. Kullberg
Managing Partner/Chief
 Executive Officer/Retired
Arthur Andersen & Co., S.C.

Douglas W. Leatherdale
Chairman and
 Chief Executive Officer
The St. Paul Companies

Patrick A. Thiele
Executive Vice President
 and Chief Financial Officer
The St. Paul Companies

EXECUTIVE OFFICERS
Richard J. Franke
Chairman and
 Chief Executive Officer

Donald E. Sveen
President and
 Chief Operating Officer

John P. Amboian
Executive Vice President and
 Chief Financial Officer

Anthony T. Dean
Executive Vice President

Timothy R. Schwertfeger
Executive Vice President

William Adams IV
Vice President and Manager
 Corporate Marketing

Robert B. Kuppenheimer
Vice President and Manager
 California Investment
 Management Services

O. Walter Renfftlen
Vice President and Controller

James J. Wesolowski
Vice President, Secretary,
 and General Counsel

Paul C. Williams
Vice President and Manager
 Investment Strategies and Research

MANAGEMENT SUCCESSION

On February 26, 1996, the Company confirmed that Richard J. Franke and Donald
E. Sveen will retire on June 30, 1996. The Board elected Timothy R. Schwertfeger to become Chairman and Chief Executive Officer and Anthony T. Dean to become President and Chief Operating Officer upon the retirements of Mr. Franke and Mr. Sveen.

SHAREHOLDER INFORMATION

Headquarters

The John Nuveen Company
333 West Wacker Drive
Chicago, IL   60606
312-917-7700

Transfer Agent and Registrar

The Bank of New York
Shareholder Relations
Church  Street Station
P.O. Box 11258
New York, NY 10286-1258
1-800-524-4458

Stock Exchange Listing

New York Stock Exchange
trading symbol: JNC

Form 10-K

The annual report to the
Securities and Exchange
Commission on Form 10-K
for the fiscal year ended
December 31, 1995,
will be provided upon
written request to:

Jeffrey Kratz
Investor Relations
John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, IL 60606

ANNUAL MEETING

The annual shareholder's meeting for The John Nuveen Company will be Tuesday, July 9, 1996 at 10:30 am in the auditorium at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL.