Form 10-K405, Exhibit 13
period 1996-12-31
NUVEEN JOHN COMPANY
filed 1997-03-31
CIK 885708

                                                                  EXHIBIT 13

                            THE JOHN NUVEEN COMPANY
                               1996 Annual Report

Since our founding in 1898, The John Nuveen Company has been synonymous with investments that withstand the test of time. Starting as an investment bank specializing in municipal securities, Nuveen played an important role in developing the market that has become the primary source of capital for the growth and improvement of our country's cities, counties and states.
     Today, we offer a broad range of tax-free and taxable investments designed for investors whose portfolios are the principal source of their ongoing financial security, as well as a wide array of municipal and corporate investment banking services.
     Since 1961, more than 1,300,000 individuals have invested over $65 billion in Nuveen funds and trusts through independent broker-dealers, banks, insurance companies, accountants and financial planners.
     The John Nuveen Company is listed on the New York Stock Exchange and trades under the symbol "JNC."

                                      FINANCIAL HIGHLIGHTS

                               In thousands except per share data


Year ended December 31,         1992       1993       1994       1995       1996
--------------------------------------------------------------------------------
Revenues                    $221,212   $245,234   $220,301   $236,230   $232,347
Net income                  $ 59,440   $ 70,444   $ 58,211   $ 70,620   $ 72,529
Capital                     $211,169   $275,200   $285,932   $322,856   $271,894
Return on equity                33.6%      33.3%      21.2%      24.7%      22.5%
Primary earnings per share  $   1.58   $   1.76   $   1.52   $   1.87   $   1.98
--------------------------------------------------------------------------------




                                 [BAR GRAPH]

Dear Shareholder:

1996 was a year of challenge, transition and accomplishment.
     Among the accomplishments, we are pleased to report a record year, with net income of $72.5 million and primary earnings per share of $1.98. This is the fourth time we've achieved record earnings in the past five years.

     We also believe that, over time, 1996 will be viewed as the beginning of a new era in the life of our Company. Last year we began the process of extending our Company's focus from municipal bond specialization to that of meeting the financial needs of higher net worth, preservation-oriented investors and their advisers. This deliberate evolution provides a context for reviewing the accomplishments of 1996 and a springboard for our activities in 1997 and beyond.

CONTINUED MUNICIPAL
MARKET CHALLENGES
Perhaps foremost among the challenges we faced in 1996 was the continued lack of need for new capital in the municipal market, where for the third year in a row bond calls and maturities matched or exceeded new issue supply. This again limited our opportunities for near-term municipal product sales.


                     -------------------------------------
                     IN BILLIONS
                     -------------------------------------
                                        1994   1995   1996

                     New issue supply  $ 164  $ 160  $ 183
                     Bond calls and
                      maturities       $ 185  $ 175  $ 183
                     -------------------------------------




     The municipal market itself was relatively stable in 1996, especially when compared with the exceptional volatility of 1994 and 1995. By year end, long-term municipal bond yields were only 22 basis points above where they started in January, outperforming Treasuries after the flat tax debate receded from the Presidential campaign.

     In this sluggish environment, investors continued to look to Nuveen for security, conservative innovation, high service levels and consistent performance. As one measure of investor satisfaction, Nuveen's municipal exchange-traded funds at year end were trading on average at significantly higher prices, relative to their net asset values, than other sponsors' funds. This represented additional relative value for Nuveen fund shareholders in excess of $650 million.

MANAGING TRANSITION
Going forward, a key element of our continued success will be our ability to build upon our traditional strengths and past achievements while

                                 FEBRUARY 1996
                     The Board elects Tim Schwertfeger and
                 Tony Dean to succeed Rich Franke and Don Sveen
                    as Chairman and President, respectively.

                                    MAY 1996
                    Nuveen announces a strategic partnership
                 with Institutional Capital Corporation (ICAP)
                         to offer equity mutual funds.

                                       2
                            The John Nuveen Company

Timothy R. Schwertfeger
Chairman and
Chief Executive Officer


carefully managing to evolve our focus on the specific financial needs of financial advisers and their Nuveen investors. This will be a disciplined process, with significant progress measured from a longer-term, multi-year perspective. It is a process that is already under way, as evidenced by several important developments last year:

     Senior Management Succession - Rich Franke and Don Sveen retired as Chairman and President, respectively, at the end of June. Their combined 45 years as leaders of our Company leave a legacy of phenomenal growth, successful new product introductions and outstanding profitability. Their contributions to the firm cannot be measured simply in terms of revenues or book value. The culture, business systems and financial foundations they put in place are providing us with the ability to take advantage of the many market opportunities that lie ahead.

     Introduction of Equity Mutual Funds - In May, we announced plans to introduce equity mutual funds. In December, we introduced the Nuveen Growth and Income Stock Fund, our first equity mutual fund. This fund raised $470 million during its initial six-week subscription period, and net assets now stand at over $550 million. As we prepare this letter, we are in the process of introducing two balanced mutual funds, one featuring equities and taxable bonds and the other combining municipal bonds with equities. These funds represent a critical strategic path for our firm as we look to expand the investments and services designed to meet the needs of Nuveen investors and their advisers.

     Alliance with Institutional Capital Corporation - Also in May, we announced a strategic alliance with Institutional Capital Corporation (ICAP), and made an equity investment in ICAP that is convertible after several years into a 20% interest. As a result, Nuveen secured for its mutual fund investors exclusive access to ICAP's outstanding equity management capabilities. With more than $6 billion under management and a consistent, 27-year track record of providing above-market returns with below-market volatility, ICAP provides Nuveen investors with a conservative, preservation-oriented equity management style that matches our own investment management philosophy.

     Acquisition of Flagship Resources - In July, we announced that Nuveen and Flagship Resources had agreed to merge and integrate the two firms' funds into a single family. We also agreed to

                                   JULY 1996
                         Nuveen and Flagship Resources
                         announce their plan to merge.

                                   JULY 1996
                      Nuveen raises its quarterly dividend
                        17% and announces a 3.5 million
                                 share buyback.

                                       3
                            The John Nuveen Company

Anthony T. Dean
President and
Chief Operating Officer


merge eight of our two firms' open-end municipal bond funds. The corporate merger was completed in January 1997, with the fund mergers taking place on February 1. The combination of our two firms will broaden our array of municipal bond products, extend our penetration of this core market and provide a platform for the continued development of our private asset management business.

     Taxable Unit Trusts - In December, we added the staff expertise needed to introduce taxable fixed-income and equity unit investment trusts. We anticipate these new trusts will be available later in 1997, allowing us to offer investment opportunities in addition to our current line of municipal bond unit trusts and expand our presence in a market where we have more than 35 years of experience.

     Through all of these initiatives, we remain dedicated to serving the investment needs of those investors who rely on their current assets to supply the foundation for their continued financial security. While these investors can be any age, they often are approaching or in their retirement years. This is an age group that is expected to grow more rapidly than the population as a whole, and represents expanding opportunities for Nuveen to offer customized products and services.

CREATING VALUE FOR SHAREHOLDERS
Even as we take these steps to grow and strengthen Nuveen, we understand the need of our shareholders to realize returns on their investment in our Company.

     Nuveen took two major steps in 1996 to achieve a balance between current returns to shareholders and investment in continued growth. In July, the Company raised its regular quarterly dividend by more than 17% to $0.21 per share. Nuveen's total dividend payout in 1996 exceeded $27 million, or 38% of net income.

     We also announced in July a significant extension of our ongoing stock repurchase program, intending to acquire up to 3.5 million shares, or nearly 10%, of our outstanding common stock. For the first time, both Class A and Class B shares were identified for ratable purchase. This program was completed prior to year end.

MAINTAINING PROFITABILITY WHILE BUILDING FOR THE FUTURE
Throughout 1996, our energies and resources were concentrated on a very difficult combination of financial objectives: maintaining our profitability in a period of limited near-term

                                 DECEMBER 1996
                      The first Nuveen equity fund raises
                        $470 million during its initial
                              subscription period.

                                       4
                            The John Nuveen Company
opportunities in the municipal market, while beginning important investments in our future. Our earnings grew by 2.7% through careful management of expenses, as we continued to adjust our operating costs in response to market conditions.

     We remain at the very top of the industry in the efficiency of our use of human capital. We firmly believe that the caliber of our people creates our competitive advantage. Net income per employee increased 8% in 1996 to an all-time high of $141,000. We will be looking to our employees to extend our firm's heritage as a market leader and innovator, to communicate the benefits of our products and services to all of our clients and to continue to reward our shareholders.

     Today, our Company possesses one of our industry's strongest balance sheets. This financial strength is a remarkable base from which to grow our firm. It is also a resource to further enhance shareholder value through possible strategic partnerships, acquisitions and share repurchase programs.

     The dual context of challenge and transition makes last year's accomplishments even more gratifying. Even though our new strategic direction is a natural outgrowth of our history, its implementation will continue to require a scope and pace of change that is quite rapid and substantial. We have embarked on a journey that will be measured in years rather than weeks or quarters, and for our investors one whose benefits should endure for generations.

     We are a strong Company, proud of our
history and determined to continue a solid record of success. We have creative and dedicated employees who understand our central purpose and who are committed to excel. Our record of accomplishment, the capabilities of our people and the quality of our relationships with investors and their financial advisers - these are the components of a strong and vibrant Company. Together, they inspire us to pursue the wealth of opportunities the marketplace presents us.




Timothy R. Schwertfeger
Chairman and Chief Executive Officer





Anthony T. Dean
President and Chief Operating Officer

                                       5
                            The John Nuveen Company

Preparing for Our
Second Century:
A Blueprint for Growth

Within the next two years, Nuveen will join a select group of companies that have reached their 100th year of corporate existence. While these firms come in
all sizes and from every area of the economy, they   all share several common
traits. They have engineered smooth and successful transitions to new generations of management and customers. They have kept pace with the significant social, technological and market evolutions that have occurred over the past century.

     And they have had the foresight, courage and ability to reinvent themselves and redefine their missions and strategies when necessary to serve the changing needs of their markets and customers.

     In particular, this ability to recognize crossroads - to identify the places where fundamental shifts in outlook and strategy are appropriate - often distinguishes the most successful firms. Therefore, it is both symbolic and fitting that as Nuveen readies itself to enter its second century, the Company has recognized that it is standing at another key point in its history.

     Since its inception in 1898, Nuveen has been firmly committed to providing conservative investments to financial advisers and investors looking for dependable income and preservation of capital, as well as sound financial advice and underwriting services to those seeking financing for worthy public purposes. These goals led Nuveen over the past century to become one of the country's leading specialists in municipal bonds.


                                       6
                            The John Nuveen Company

     For investors, Nuveen has always looked at municipal bonds as the means to an end - a conservative, value-oriented investment that can help individuals preserve hard-earned assets, generate income to maintain their current lifestyles and continue in future years to enjoy and pass along the rewards that flow from a lifetime of achievement.

     This commitment to investors and their families growing out of our municipal bond experience remains undiminished. It is the guiding principle in all that the Company has accomplished and seeks to accomplish. And it now points to several parallel paths.

     As a result, Nuveen is continuing its evolution from concentrating on a single asset class to concentrating on extending its expertise to serve the investment needs of higher net worth, preservation-oriented investors and their advisers.

     To accomplish this, the firm is expanding its mix of conservatively managed, value-oriented investments beyond our traditional concentration on municipal bonds, to include equity and balanced mutual funds, and equity and taxable bond unit trusts. At the same time, we also are introducing individual managed account services.

PROVIDING ADDED VALUE
TO A GROWING MARKET

As Nuveen widens its focus to offer additional products and services that can more comprehensively meet an expanded array of investor needs, defining the target market for these activities becomes critically important. Nuveen is well known and well respected among affluent investors who are in or nearing their traditional retirement years. Today, about 75% of the 1.3 million individuals owning Nuveen funds and trusts are currently retired or are now in the transition period to their retirement years.

                                 [BAR GRAPH]

Nuveen is evolving from a concentration on a single asset class to a concentration on serving the investment needs of carefully targeted groups of investors.

                                       7
                            The John Nuveen Company

                                 [BAR GRAPH]

The age groups representing Nuveen's traditional investor base will continue to grow at a pace well above the national average.

     In itself, this group represents a large and growing market that often is looking for the sound investment management and convenient services that are already Nuveen hallmarks. The group of retired and transition-age investors has been growing at twice the rate of the total investing public, and by the year 2000 - just three years from now - this group of mature investors will be growing at four to five times the rate of the overall U.S. investing public.

     Nuveen investments and services are designed to appeal to the increasing numbers of investors of any age who have reached the point in their lives where they are looking to their portfolios as the primary source of their future financial security. These investors share the same concerns as other Nuveen investors for preservation of capital, dependable income and growth potential to protect the future purchasing power of their assets.

     Within these rapidly growing target markets, Nuveen already attracts those with considerable amounts of assets to both invest and protect. Approximately 60% of all current Nuveen investors have investable assets ranging from $200,000 to $1.0 million, and another 20% own investments in excess of $1.0 million.



                                       8
                            The John Nuveen Company

                          A SIGNIFICANT OPPORTUNITY
                     Average Holdings of Nuveen Investors

Average investable assets:           $764,000        100%

Average municipal assets:             143,000         19%

Average Nuveen assets:                 42,000        5.5%



                         Current Nuveen investors hold
                                  considerable
                                   potential
                                   for future
                                 product sales.

     Not surprisingly, Nuveen investors and their financial advisers understand the value of diversification to reduce risk. They also understand that taxes play an important part in determining an investor's ultimate results - proving that it's not what you earn, it's what you keep that counts(R). Among Nuveen investors, Nuveen fund and trust investments currently represent about 5% of their overall portfolios. This presents an outstanding opportunity for Nuveen to increase penetration of this market by careful, deliberate extension of our product and service offerings. Collectively, current Nuveen investors alone own almost $1 trillion in investable assets.

     Given Nuveen's traditionally strong relationships with those in, near and beginning to think about retirement, the aging of the U.S. population over the course of the next decade and beyond provides a tailor-made opportunity for Nuveen to provide additional value-added investments to a knowledgeable and familiar audience. Recent survey results among current Nuveen investors suggest that they have more trust in Nuveen to produce superior performance from conservative investments than they have in most of our leading competitors.

ADAPTING TO MEET
THE OPPORTUNITY

As investors reach or begin preparing for retirement, their investment goals shift from the accumulation of capital to its preservation, transfer or use. They look to achieve a balance between the occasionally conflicting objectives of dependable current income, preservation of their hard-earned capital, the capital growth needed to maintain the value of their assets and their


                                       9
                            The John Nuveen Company
lifestyles over time and the desire to transfer their wealth to their children or to charities.

     For many, this balance is getting harder and harder to achieve. The proliferation of investment products, all designed to ease the burden, often can result in a confusion of numbers, features and promises. This complexity is coming at a time when the responsibility for achieving investment goals is falling more and more squarely on the investors' own shoulders as corporations shift from defined benefit to defined contribution plans and the government debates privatization of the social security system.

     This makes the role of the financial adviser critically important.

     Nuveen's distribution relationships continue to be very strong, and now encompass more than 85,000 brokers, 80,000 financial planners and 20,000 bank representatives. We maintain strong relationships with approximately 4,000 firms, including national and regional wirehouses, discount brokers, banks, savings & loans, insurance companies, accounting firms and sole proprietorships.

                      STRONG DISTRIBUTION RELATIONSHIPS


85,000              National and regional wirehouse brokers

80,000              Financial planners, accountants and agents

20,000              Bank representatives

 4,000              Firms



     In working with this diverse distribution network, our objective is to link our growth to the growth in assets of affluent, mature investors. To accomplish this, Nuveen is already building upon its established strengths, which include:

                    -    Conservative investment management
                    -    Municipal market expertise


Nuveen
maintains
strong
distribution
relationships
with a wide
array of
firms and
professional
financial
advisers.


                                       10
                            The John Nuveen Company

-    Breadth of distribution
-    Loyal investor base
-    High quality, highly motivated
     employees

To this mix, the Company is expanding
its capabilities to include:

-    Specialized investment expertise
     in selected asset classes
-    Expanded adviser and investor
     service systems
-    Accelerated product development
-    Investment in new service technologies


IMPLEMENTING THE STRATEGY
Nuveen expects to integrate these current and expanded capabilities by focusing on the most profitable aspects of our business. This leads us in several directions, including extension of Nuveen's municipal product line to strengthen our ability to serve this core market, and the introduction of equity and balanced mutual funds. We'll be applying the talents and creative energies of our employees to those activities that add the greatest value, acquiring, developing and recruiting the new skills and talents we need and outsourcing lower value-added activities.

     This is the strategy underlying Nuveen's actions in 1996, and those the Company plans to implement in 1997 and beyond. Over the next several years, as we pursue another generation of opportunities for Nuveen, we hope to achieve a larger share of the investable assets of our growing target market. If successful, this should help us achieve our long-term revenue growth objectives and maintain a 25% annual return on equity.

     The next 100 years are sure to bring us many opportunities and challenges. By focusing on the same attributes that have guided us through the past century
- conservative investment principles, outstanding people, attention to servicing customer needs and building shareholder value over time - Nuveen stands ready to enter a new era.


                                       11
                            The John Nuveen Company

FINANCIAL REVIEW                   CONTENTS



                              13   Management's Discussion and Analysis
                              19   Consolidated Balance Sheets
                              20   Consolidated Statements of Income
                              21   Consolidated Statements of Changes in Stockholders' Equity
                              22   Consolidated Statements of Cash Flows
                              23   Notes to Consolidated Financial Statements
                              30   Report of Independent Auditors
                              31   Five Year Financial Summary



                                       12
                            The John Nuveen Company

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS - DECEMBER 31, 1996

DESCRIPTION OF THE BUSINESS
The Company's core businesses are asset management and the related credit research and surveillance; the development, marketing and distribution of investment products; and municipal and corporate investment banking services. The profitability of each of these lines of business, and the volume of sales of the Company's products, are directly affected by many variables, including investor preferences for fixed-income, equity or other investments, municipal bond new issue supply, current and expected changes in interest rate levels, the rate of inflation and changes or expected changes in income tax rates and laws.

MARKET OVERVIEW
Overall, the U.S. economy grew during 1996 with only a slight increase in the level of inflation. Although economic indicators showed signs of more rapid growth and higher inflation during early 1996, including high employment, rising production costs and a strong housing market, these signs were short-lived and the growth in the economy slowed during the second half of the year.

     In concert with the changes in the growth rate of the economy, interest rates rose during the first half of 1996.
By the end of the year, however, the fixed-income markets experienced an upswing in prices as interest rates declined, resulting in a net increase in the yield of the Bond Buyer 20 municipal bond index of only 22 basis points over the prior year end. The small increase in yields during 1996 is in sharp contrast to the 127 basis point decline experienced in 1995. The U.S. stock market continued to experience solid performance in 1996.

     In general, equity mutual funds exhibited strong growth in 1996. Demand for fixed-income funds lessened from the prior year as investors faced uncertainty about the pace of growth in the economy, the potential for renewed inflationary pressures and higher interest rates. Municipal bond funds experienced moderate net outflows for the year before taking into account reinvested dividends.

     The movement of interest rate levels during 1996 and the prior two years is shown in the accompanying graph.

                                   [GRAPH]

     Municipal bond new issue volume, which is comprised of new-money financings, refunding transactions and issues that have an element of both new money and refunding, was $183 billion in 1996 compared with $160 billion in 1995 and $164 billion in 1994. New-money financings by issuers were $126 billion, $112 billion and $116 billion for 1996, 1995 and 1994, respectively. Refunding transactions, which are generally entered into for the purpose of redeeming outstanding bond issues under conditions more favorable to the issuer, such as lowering financing costs, totaled $43 billion in 1996 compared with $34 billion in 1995 and $39 billion in 1994. The accompanying graph shows new issue volume for the past three years:

                                 [BAR GRAPH]

                                       13
                            The John Nuveen Company

     The following table compares key operating information of the Company for the respective twelve-month periods.

NUVEEN OPERATING STATISTICS
------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE AMOUNTS
------------------------------------------------------------------------------
DECEMBER 31,                         1996              1995            1994
------------------------------------------------------------------------------
Gross revenues                    $   232.3         $   236.2       $   220.3
Operating expenses                    114.8             122.5           125.7
Pretax operating income               117.5             113.8            94.6
Net income                             72.5              70.6            58.2
Primary earnings per share             1.98              1.87            1.52
Dividend per share                     0.78              0.68            0.64
Book value per share                   8.21              8.80            7.68
Consolidated stockholders' equity     271.9             322.9           285.9
Sales (net of redemptions)          1,584.0           1,565.0         1,393.0
Assets under management            33,191.0          33,042.0        30,047.0
------------------------------------------------------------------------------

BUSINESS HIGHLIGHTS
- The Company achieved a new record for reported net income and earnings per share in 1996.

- The change in gross revenues in 1996 when compared to 1995 reflects significant positioning profits realized during 1995. In fiscal 1995, during a period of sharply declining interest rates, the Company realized $5.0 million in positioning profits compared with small positioning losses in 1996 as interest rate levels increased slightly. This decline in revenues was coupled with a decrease in distribution revenue earned on unit trust sales. These decreases were partially offset by an increase in investment advisory fees earned on managed funds and accounts and an increase in underwriting and advisory fees earned by the investment banking group. The increase in gross revenues in 1995 over 1994 was also predominantly caused by the realization of positioning profits in 1995 compared to the positioning losses realized in 1994 during a period of increasing interest rate levels.

- Investment advisory fees increased in 1996 when compared with 1995 for all of the Company's managed products with the exception of the money market funds. The increase in fees was the result of higher average assets under management due to net sales of mutual fund shares and managed accounts. Advisory fees also increased in 1995 over 1994, primarily due to the appreciation of the value of net assets under management.

- The continued strength of the stock market, coupled with investors' uncertainty over the direction of interest rates and tax reform legislation during 1996 and 1995, led to a lower level of sales for fixed-income products in the industry. Consistent with these trends, the Company experienced a decline in the demand for tax-free unit trusts and funds and a resultant decline in distribution revenue earned on these products for the twelve-month periods ended December 31, 1996 and December 31, 1995 when compared with each respective prior year period.

- Operating expenses for 1996 decreased 6.3% when compared to the prior year, primarily due to lower compensation and benefit costs. This decrease in compensation and benefit costs resulted primarily from the reduction in expense associated with the vesting of restricted stock granted by the Company in 1992 and a decrease in the profit-sharing component of compensation and benefits. Operating expenses also declined in 1995 from 1994 reflecting lower costs associated with the restricted stock grants and lower advertising and marketing expenditures.

- On January 2, 1997, the Company completed the acquisition of Flagship Resources Inc., a municipal mutual fund sponsor and asset manager, for cash and preferred stock with a total value of $63 million. Additional payments, which are contingent on the significant future growth in the Company's tax-free mutual funds, could amount to as much as $20 million over the next four years. With the merging of Flagship and the Company's tax-free mutual fund businesses, the Company will expand the range of conservative municipal investments offered to investors. As a result of the merger, the Company now offers open-end mutual funds, exchange-traded funds or unit trusts in 28 states, in addition to national funds and trusts. Effective February 1, 1997, a unified pricing structure was implemented for all tax-free mutual funds offering class A, B, C and R shares.

- During the second quarter of 1996, the Company made an equity investment in Institutional Capital

                                       14
                            The John Nuveen Company

Corporation (ICAP), an institutional equity manager, in the form of preferred stock convertible after several years into a 20% common stock interest. ICAP serves as sub-adviser to three new Nuveen equity funds.

On December 18, 1996, the Company successfully completed the first phase of its introductory program for the new Nuveen Growth and Income Stock Fund, an equity mutual fund, raising $470 million in assets. The limited-time program was an exclusive offer available only to Nuveen and Flagship investors allowing them to purchase shares of the new fund on a load-waived basis. The second phase of the program, completed on January 31, 1997, raised an additional $30 million. The Company paid commissions directly to selling firms for services provided to their clients in connection with this offering.

During 1996, the Company repurchased a total of 3.75 million of its outstanding common shares, comprised of 1.02 million Class A shares and 2.73 million Class B shares. In February 1997, the Company's Board of Directors authorized the purchase of an additional 3.5 million shares which will also be prorated between Class A and Class B shares.

The following discussion and analysis contains important information that should be helpful in evaluating the Company's results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

RESULTS OF OPERATIONS
Total investment advisory fee income earned during any fiscal year is directly related to the weighted average market value of the assets managed by the Company's two investment advisory subsidiaries, Nuveen Advisory Corp. and Nuveen Institutional Advisory Corp. Advisory fee income will increase with a rise in the value of managed assets, either as a result of increases in the value of portfolio investments, as occur during periods of decreasing interest rates for fixed-income products, or as a result of additional net sales of the Company's products. Sales may include shares of new funds or existing funds. Fund shares may be sold either to new or existing shareholders, and sales may include reinvestment of fund dividends. Shares may also be sold as a result of reinvestment of distributions from unit trusts sponsored by the Company. Fee income will decline when managed assets decline, as would occur when the value of fund portfolio investments decrease in a rising interest-rate environment for fixed-income products, or when open-end fund redemptions or managed account withdrawals exceed sales.
     Investment advisory fee income, net of expense reimbursements, is shown in the following table for each of the last three years:


NUVEEN MANAGED FUNDS AND ACCOUNTS
INVESTMENT ADVISORY FEES
---------------------------------------------------------------
IN THOUSANDS
---------------------------------------------------------------
DECEMBER 31,                         1996      1995      1994
---------------------------------------------------------------
Managed funds:
 Mutual funds                      $ 25,495  $ 23,912  $ 23,139
 Exchange-traded funds              155,172   153,777   152,078
 Money market funds                   4,430     5,023     6,423
Managed accounts                        748       423       278
---------------------------------------------------------------
Total                              $185,845  $183,135  $181,918
---------------------------------------------------------------

     Total advisory fees for 1996 steadily increased from 1995 and 1994. The increase in fees for mutual funds resulted from the higher levels of average assets under management during each year. The increase in fees earned on exchange-traded funds primarily reflects the impact of the movement of interest rates on the value of portfolio investments as there were no new exchange-traded funds offered during any of those periods. Average money market net assets under management continued to decrease over the three-year period due to relatively low short-term interest rates, a strong equity market and strong competition from sponsors of competing money market products.

     The following table summarizes net assets under management:



NUVEEN MANAGED FUNDS AND ACCOUNTS
NET ASSETS UNDER MANAGEMENT

--------------------------------------------------
IN MILLIONS
--------------------------------------------------
DECEMBER 31,              1996     1995     1994
--------------------------------------------------
Managed funds:
 Mutual funds--tax-free $ 5,434  $ 5,457  $ 4,731
 Mutual funds--taxable      496       --       --
 Exchange-traded funds   25,434   25,784   23,731
 Money market funds       1,004    1,113    1,242
Managed accounts            823      688      343
--------------------------------------------------
Total                   $33,191  $33,042  $30,047
--------------------------------------------------


                                       15
                            The John Nuveen Company

Demand for tax-free investment products is influenced by the level of and relationship between taxable and tax-free interest rates, the relationship between long-term and short-term rates and the expectations of market participants concerning the direction of future interest-rate levels. In concert with industry trends, sales of the Company's tax-free unit trusts and mutual funds were lower during 1996 as compared to 1995 and 1994 primarily due to the interest-rate environment during each period, investor concerns that interest rates would continue to climb and continued competition from the robust equity markets.

   Sales of investment products are shown below:


NUVEEN INVESTMENT PRODUCT SALES
------------------------------------------------------------
IN MILLIONS
------------------------------------------------------------
DECEMBER 31,                        1996     1995     1994
------------------------------------------------------------
Unit investment trusts            $  963   $1,093   $1,235
Managed funds:
 Mutual funds-tax-free(1)             64      236      285
 Mutual funds-taxable(1)             490       --       --
 Exchange-traded funds(2)             38       19      470
 Money market funds(3)              (109)    (129)    (713)
Managed accounts                     138      346      116
------------------------------------------------------------
Total                             $1,584   $1,565   $1,393
------------------------------------------------------------

(1) Mutual fund sales, reinvestment of unit trust principal and income distributions and mutual fund dividend reinvestments, and net exchanges, less redemptions.
(2) 1996 and 1995 balance represents dividend reinvestments; 1994 includes dividend reinvestment and $403 million raised in rights offerings.
(3) Money market fund sales, dividend reinvestments and net exchanges less redemptions.


     Substantially all of the sales of the recently introduced equity fund, the Nuveen Growth and Income Stock Fund, were made during the month of December when shares were first made available for purchase. Mutual fund sales include the reinvestments of unit trust principal and interest distributions and the reinvestment by mutual fund shareholders of fund dividends. Shares issued by the exchange-traded funds during both periods were limited to reinvestment of fund dividends. Sales of managed accounts declined in 1996 from the levels in 1995.

     The Company markets its investment products through a network of registered representatives associated with unaffiliated firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and financial advisers. Distribution revenues include the portion of the sales charge the Company earns on unit trust and mutual fund sales. Lower sales of tax-free unit trusts and mutual funds during 1996 resulted in a 5% decrease in distribution revenues relative to 1995.

     The Company realizes positioning profits or losses from changes in the market value of unit trust inventories and municipal bond inventories held for future unit trust products. These market values are directly affected by the movement of interest rates during the period beginning with the acquisition of a municipal bond for a future unit trust and ending with the sale of that unit trust. In a declining interest rate environment, the Company could realize gains from carrying fixed-income securities in its inventory as it did in 1995 and, conversely, in a rising interest-rate environment, the Company could incur losses, which occurred in 1994 and to a lesser extent in 1996. The Company manages this interest-rate risk by controlling inventory levels for both municipal bonds and unit trusts and by timing deposits of new unit trusts to coincide closely with expected demand.

     Investment banking revenues include both new issue underwriting profits and fee income earned from various financial advisory activities. The Company experienced an overall increase in investment banking revenues in 1996 primarily due to an increase in financial advisory and merger and acquisition activity, partially offset by a decrease in underwriting activity when compared to 1995.

     Compensation and related benefits decreased during 1996 when compared to 1995 and 1994 due to the decrease in expense associated with equity awards granted pursuant to the Company's 1992 Special Incentive Plan and a decrease in the profit-sharing expense component of compensation and benefits. Expense associated with the awards granted under the Special Incentive Plan was tied to a vesting schedule, with the majority of the awards being fully vested in July 1995 and with substantially all awards being vested by July 1996; consequently, the related expense decreased in the respective periods.

     In February 1996, the Company's Board of Directors approved an equity-based incentive compensation plan which shifts annual compensation paid to key employees

                                       16
                            The John Nuveen Company
from a program that is exclusively cash-based to one that includes equity awards in lieu of certain cash awards. The purposes of the plan are to enable the Company to attract and retain exceptionally qualified officers and other key employees upon whom the sustained growth and profitability of the Company will depend in large measure, to provide added incentive for such individuals to enhance the value of the Company for the benefit of its stockholders and to strengthen even further the mutuality of interests between the key employees and the Company's stockholders. The incentive plan, which was approved by stockholders at the annual stockholders' meeting on July 9, 1996, reserves for award an aggregate of 3.8 million shares of Class A common stock including up to 950,000 shares which may be issued in the form of restricted stock grants. The Company awarded 190,000 restricted shares of stock (including 160,000 shares deferred at the election of the recipients), and 1,464,000 options which are subject to three- and four-year cliff vesting, and are exercisable at prices equal to 100% and 120% of the market value on the date of issuance. Overall this program decreased the profit-sharing expense component of compensation expense.

CAPITAL RESOURCES, LIQUIDITY
AND FINANCIAL CONDITION
Management believes that its capital resources are more than adequate to finance its daily operations. The Company's primary businesses are not capital intensive and the Company has no current need to obtain long-term financing. During 1996 and 1995, a large percentage of the Company's assets were comprised of cash and cash equivalents, highly liquid temporary investments in variable rate demand obligations (VRDOs) arising from remarketing activities and short-term receivables, including amounts related to the Company's managed fund advisory services. The financing requirements of the Company are almost entirely satisfied from equity capital as reported in its consolidated balance sheet. The Company, however, occasionally utilizes available lines of credit, which exceed $400 million, to satisfy additional periodic short-term financing requirements.

     The Company is remarketing agent for various issuers of VRDOs with an aggregate principal value in excess of $1.5 billion at December 31, 1996. Although remarketing agents, including the Company, are only obligated to use their best efforts in locating purchasers for the VRDOs, they frequently repurchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold larger balances of such obligations for resale. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from highly rated third-party providers, including major commercial banks and insurance companies. At December 31, 1996, and December 31, 1995, the Company held $100 million and $198 million, respectively, of VRDOs, which are classified in its consolidated balance sheets as "Temporary investments arising from remarketing obligations." The Company's average daily inventory of VRDOs was $18 million during 1996 and $36 million during 1995.

     At December 31, 1996, the Company held in its treasury 5,535,000 shares of Class A common stock acquired in open market transactions as part of ongoing stock repurchase programs. During 1996, the Board of Directors authorized the purchase of 3.5 million shares. All of these shares, including 2.7 million Class B shares which converted to Class A upon repurchase, were acquired during 1996 together with the remaining share balance from the 1995 repurchase program. A total of 3,753,000 shares were repurchased during 1996, 667,000 shares during 1995 and 1,480,000 shares during 1994.

     During the second quarter of 1996, the Company made an equity investment in Institutional Capital Corporation (ICAP), an institutional equity manager, in the form of preferred stock convertible after several years into a 20% common stock interest. ICAP serves as sub-adviser to three new Nuveen equity funds -- the Nuveen Growth and Income Stock Fund, the Nuveen Balanced Stock and Bond Fund and the Nuveen Balanced Municipal Bond and Stock Fund.

                                       17
                            The John Nuveen Company

     The first phase of the exclusive subscription privileges offering for the Nuveen Growth and Income Stock Fund was completed on December 18, 1996. The offering was successful in raising net assets of $470 million. The Company compensated selling firms directly with a 2% commission on fund share sales in addition to a selling fee payable to the dealer managers ranging from 0.75% to 0.80%.

     On January 2, 1997, the Company completed the acquisition of Flagship Resources, Inc. in exchange for cash and convertible preferred stock with a total value of $63 million, excluding contingent payments which could amount to an additional $20 million over a four-year period.

     The Company may invest in derivative financial instruments, defined as futures, forwards, swaps or option contracts and other financial instruments with similar characteristics, but did not purchase any such securities in managing its operations during 1996 or 1995 and, therefore, had no exposure to market risk from derivative financial instruments. The Company's investment banking group did, on occasion, act as financial adviser, broker or underwriter to municipal or other not-for-profit issuers with respect to transactions such as interest rate swaps and forward delivery transactions. Also, the Company's investment advisory subsidiaries did not invest in derivative securities, other than high quality synthetic money market securities, for the funds and accounts they manage.

     John Nuveen & Co. Incorporated, the Company's wholly owned broker/dealer subsidiary, is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1996, its net capital ratio was .52 to 1 and its net capital was $142.0 million which is $137.1 million in excess of the required net capital of $4.9 million.

INFLATION

The Company's assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, such as employee compensation, advertising and promotional costs and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect the Company's financial condition and results of operations. A substantial decline in the value of fixed-income investments could adversely affect the net asset value of funds managed by the Company, which in turn would result in a decline in investment advisory fee income.


                                       18
                            The John Nuveen Company

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS, EXCEPT PER SHARE DATA

-----------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                                     1996       1995
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                        $   6,348   $  5,036
Securities purchased under agreements to resell                                                72,000     11,000
Temporary investments arising from remarketing obligations                                     99,835    198,285
U.S. government securities purchased for municipal bond escrow accounts                            --      1,385
Investment in U.S. government securities, at fair value                                            --     60,039
Receivables:
  Nuveen management investment companies                                                       20,767     19,633
  Brokers and dealers                                                                             428        283
  Customers                                                                                     5,141      8,828
  Income taxes                                                                                    568         --
  Interest                                                                                        909      2,694
  Other                                                                                         7,749      3,387
Securities owned (trading account), at market value:
  Nuveen tax-exempt unit trusts                                                                39,206     39,069
  Tax-exempt bonds and notes                                                                    4,553     12,308
Deferred income tax asset, net                                                                  9,778     12,919
Furniture, equipment and leasehold improvements, at cost less accumulated depreciation
 and amortization of $19,363 and $14,413, respectively                                         14,073     16,337
Other investments                                                                              52,094      8,308
Prepaid expenses and other assets                                                              21,802      3,001
-----------------------------------------------------------------------------------------------------------------
                                                                                            $ 355,251   $402,512
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Securities sold under agreements to repurchase                                              $      --   $ 25,000
Security purchase obligations                                                                   2,227      7,174
Payables:
  Brokers and dealers                                                                           1,326        767
  Customers                                                                                       165        524
  Income taxes                                                                                     --      4,355
Accrued compensation and other expenses                                                        47,789     14,489
Deferred compensation                                                                          23,414     22,816
Other liabilities                                                                               8,436      4,531
-----------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                             83,357     79,656
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued                     --         --
Class A common stock, $.01 par value; 150,000,000 shares authorized,
 issued 12,828,199 shares and 10,094,356 shares, respectively                                     128        101
Class B common stock, $.01 par value; 40,000,000 shares authorized,
 issued 25,826,157 shares and 28,560,000 shares, respectively                                     259        286
Additional paid-in capital                                                                     50,649     50,122
Retained earnings                                                                             363,715    319,705
Unamortized cost of restricted stock awards                                                      (705)    (1,611)
-----------------------------------------------------------------------------------------------------------------
                                                                                              414,046    368,603
Less common stock held in treasury, at cost (5,535,122 and 1,978,829 shares, respectively)   (142,152)   (45,747)
-----------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                                   271,894    322,856
-----------------------------------------------------------------------------------------------------------------
                                                                                            $ 355,251   $402,512
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated Financial statements.

                                       19
                            The John Nuveen Company

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                       1996       1995       1994
------------------------------------------------------------------------------------------
Revenues:
 Investment advisory fees from assets under management    $185,845   $183,135   $181,918
 Underwriting and distribution of investment products       14,566     15,339     18,149
 Positioning profits (losses)                                 (191)     4,981     (8,237)
 Investment banking                                         11,098     10,334     11,793
 Interest                                                   18,640     19,445     13,686
 Other                                                       2,389      2,996      2,992
------------------------------------------------------------------------------------------
  Total revenues                                           232,347    236,230    220,301
------------------------------------------------------------------------------------------
Expenses:
 Compensation and benefits                                  71,683     80,366     83,079
 Advertising and promotional costs                          12,641     12,677     16,151
 Occupancy and equipment costs                              11,948     11,668     10,811
 Interest                                                    2,325      2,641      2,493
 Other operating expenses                                   16,248     15,108     13,132
-----------------------------------------------------------------------------------------
  Total expenses                                           114,845    122,460    125,666
-----------------------------------------------------------------------------------------
Income before taxes                                        117,502    113,770     94,635
-----------------------------------------------------------------------------------------
Income taxes:
 Current                                                    41,833     47,777     40,597
 Deferred                                                    3,140     (4,627)    (4,173)
-----------------------------------------------------------------------------------------
  Total income taxes                                        44,973     43,150     36,424
-----------------------------------------------------------------------------------------
Net income                                                $ 72,529   $ 70,620   $ 58,211
-----------------------------------------------------------------------------------------
Average common and common equivalent shares outstanding:
 Primary                                                    36,702     37,702     38,377
 Fully diluted                                              36,889     37,831     38,488
-----------------------------------------------------------------------------------------
Earnings per common share:
 Primary                                                  $   1.98   $   1.87   $   1.52
 Fully diluted                                            $   1.97   $   1.87   $   1.51
-----------------------------------------------------------------------------------------

See accompanying notes to consolidated Financial statements.


                                       20
                            The John Nuveen Company

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

 IN THOUSANDS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Unamortized
                                       Class A  Class B  Additional                 Cost of
                            Preferred   Common   Common     Paid-In  Retained    Restricted        Treasury
                                Stock    Stock    Stock     Capital  Earnings  Stock Awards           Stock                  Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1993          $      --  $   101  $  286   $   49,087  $241,613  $(15,887)          $      --             $ 275,200
Net income                         --       --      --           --    58,211        --                  --                58,211
Cash dividends paid                --       --      --           --   (24,169)       --                  --               (24,169)
Amortization of restricted
 stock awards                      --       --      --           --        --     9,272                  --                 9,272
Purchase of treasury stock         --       --      --           --        --        --             (33,638)              (33,638)
Exercise of stock options          --       --      --          676    (1,049)       --               1,319                   946
Other                              --       --      --          110        --        --                  --                   110
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1994                 --      101     286       49,873   274,606    (6,615)            (32,319)              285,932
Net income                         --       --      --           --    70,620        --                  --                70,620
Cash dividends paid                --       --      --           --   (25,116)       --                  --               (25,116)
Issuance of restricted
 stock awards                      --       --      --           --        36      (719)                683                    --
Amortization of restricted
 stock awards                      --       --      --           --        --     5,723                  --                 5,723
Purchase of treasury stock         --       --      --           --        --        --             (16,182)              (16,182)
Exercise of stock options          --       --      --           --      (441)       --               2,071                 1,630
Other                              --       --      --          249        --        --                  --                   249
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1995                 --      101     286       50,122   319,705    (1,611)            (45,747)              322,856
Net income                         --       --      --           --    72,529        --                  --                72,529
Cash dividends paid                --       --      --           --   (27,579)       --                  --               (27,579)
Issuance of restricted
 stock awards                      --       --      --           --        55      (750)                695                    --
Amortization of restricted
 stock awards                      --       --      --           --        --     1,656                  --                 1,656
Purchase of treasury stock         --       27     (27)          --        --        --            (101,074)             (101,074)
Exercise of stock options          --       --      --           --      (995)       --               3,974                 2,979
Other                              --       --      --          527        --        --                  --                   527
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1996          $      --  $   128  $  259   $   50,649  $363,715  $   (705)          $(142,152)            $ 271,894
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated Financial statements.

                                       21
                            The John Nuveen Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                            1996       1995        1994
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                    $ 72,529   $ 70,620   $  58,211
 Adjustments to reconcile net income to net cash
 provided from (used for) operating activities:
  Deferred income taxes                                           3,140     (4,627)     (4,173)
  Depreciation and amortization                                   5,052      4,598       3,944
  Net (increase) decrease:
   Accrued investment advisory fees                              (1,134)     1,321       2,276
   Accrued interest receivable                                    1,281     (1,291)        557
   Accounts receivable, other                                    (4,401)     1,635       5,013
  Net increase (decrease):
   Current taxes payable                                         (4,395)     4,414      (4,476)
   Accrued compensation and other expenses                       33,299     (1,064)      1,594
  Net change in receivables and payables from/to brokers,
    dealers, customers and other assets/other liabilities       (10,489)    (1,156)     (3,079)
  Amortization of restricted stock awards                         1,656      5,723       9,272
  Net (increase) decrease in assets:
   Temporary investments arising from remarketing obligations    98,450   (104,740)    (33,415)
   U.S. government securities (escrow accounts)                   1,385     (1,385)    175,695
   Securities owned (trading account)                             7,617      3,109      15,369
  Net increase (decrease) in liabilities:
   Security purchase obligations                                 (4,947)    (7,465)      9,141
   Deferred compensation                                            598      3,513       1,456
  Other                                                              --         --         676
------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities       199,641    (26,795)    238,061
------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net proceeds from (payments on) securities sold under
 agreements to repurchase                                       (25,000)    25,000     (80,383)
 Dividends paid                                                 (27,579)   (25,116)    (24,169)
 Proceeds from stock options exercised                            3,080      1,528         270
 Acquisition of treasury stock                                 (101,800)   (16,355)    (32,739)
------------------------------------------------------------------------------------------------
   Net cash used for financing activities                      (151,299)   (14,943)   (137,021)
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Purchase of U.S. Treasury securities                          (103,422)  (126,854)     (7,647)
 Proceeds from maturity of U.S. Treasury securities             163,965     69,513       9,678
 Purchases of office furniture and equipment                     (2,787)    (3,321)     (5,865)
 Net (increase) decrease in other investments                   (43,786)      (341)      3,016
------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities        13,970    (61,003)       (818)
------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 62,312   (102,741)    100,222
Cash and cash equivalents:
 Beginning of year                                               16,036    118,777      18,555
------------------------------------------------------------------------------------------------
 End of year                                                   $ 78,348   $ 16,036   $ 118,777
------------------------------------------------------------------------------------------------

See accompanying notes to consolidated Financial statements.


                                       22
                            The John Nuveen Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

General Information and Basis of Presentation
The consolidated financial statements include the accounts of The John Nuveen Company (together with its subsidiaries, the "Company" or "Nuveen") and its wholly owned subsidiaries, John Nuveen & Co. Incorporated ("Nuveen & Co."), Nuveen Advisory Corp. ("Nuveen Advisory") and Nuveen Institutional Advisory Corp. ("Nuveen Institutional Advisory"). The Company is majority owned by The St. Paul Companies. All material intercompany accounts and transactions have been eliminated in consolidation.

     Nuveen & Co., a registered broker and dealer in securities under the Securities Exchange Act of 1934, trades, underwrites and markets municipal bonds, and is sponsor/underwriter of the Nuveen tax-exempt unit trusts (a series of unit investment trusts) and Nuveen open-end and exchange-traded (closed-end) management investment companies (funds). Nuveen Advisory and Nuveen Institutional Advisory, registered investment advisers under the Investment Advisers Act of 1940, provide investment advice to and administer the business affairs of the Nuveen family of management investment companies. Nuveen Institutional Advisory also provides investment management services for individuals and institutional investors.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

     Certain amounts in the prior year financial statements have been reclassified to correspond to the 1996 presentation. These reclassifications had no effect on net income or retained earnings as previously reported for those years.

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

     In the normal course of business, the Company purchases municipal bonds, unit investment trusts and, from time to time, U.S. government obligations. The Company also invests funds not currently used in its operations in securities purchased under agreements to resell. At December 31, 1996, the Company's inventory of securities owned did not contain any significant concentrations of credit risk relating to either individual issues or to issuers (or groups of issuers) located in any state or region of the country.

Temporary Investments Arising from
Remarketing Obligations

The Company is remarketing agent for various issuers of variable rate demand obligations (VRDOs) with an aggregate principal value in excess of $1.5 billion at December 31, 1996. Although remarketing agents, including the Company, are only obligated to use their best efforts in locating purchasers for the VRDOs, they frequently purchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold substantial amounts of such obligations for resale. The Company has come to expect such imbalances at year end and, to a lesser extent, at each calendar quarter end. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from highly rated third party providers including major commercial banks and insurance companies. At December 31, 1996, and 1995, the Company held VRDOs with a cost and market value of $99.8 million and $198.3 million, respectively. In comparison, the Company's average daily temporary investment in VRDOs was $17.9 million during 1996 and $35.8 million during 1995.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold or reacquired, including accrued interest. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulPlling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements which include segregation of the collateral by

                                       23
                            The John Nuveen Company
an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured.

     The Company utilizes resale agreements to invest capital not required to fund daily operations. The level of such investments will fluctuate on a daily basis as the Company commits capital to carry temporary investments in VRDOs and inventory positions and to finance new issue municipal underwritings. Such agreements typically mature on the day following the day in which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for cash flow purposes.

Other Investments

Other investments consists primarily of convertible preferred stock in a privately held institutional equity manager and investments in certain Company sponsored mutual funds. Such investments are carried at cost. The preferred stock investment is not readily marketable and consequently, fair value cannot be readily ascertained.

Furniture, Equipment and Leasehold Improvements

Furniture and equipment, primarily computer equipment, are depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consists primarily of deferred commissions and other direct related costs associated with the sale of The Nuveen Growth and Income Stock Fund. Such costs will be amortized on a straight-line basis over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remain outstanding.

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

Derivative Financial Instruments

The Company may invest in derivative financial instruments, defined as futures, forwards, swaps or option contracts and other financial instruments with similar characteristics, but did not purchase any such securities in managing its operations during 1996 or 1995 and therefore had no exposure to market risk from derivative financial instruments. The Company's investment banking group, however, acts as financial adviser, broker or underwriter to municipal or other not-for-profit issuers with respect to transactions in interest rate swaps, forward delivery transactions or other investment agreements. Also, the Company's investment advisory subsidiaries did not invest in derivative securities, other than high quality synthetic money market securities for the funds and accounts they manage.

Incentive Plans

The Company accounts for restricted stock and options issued under its equity incentive plans using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and its related Interpretations.

Advertising and Promotional Costs

Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the brand name and Company image. The Company's policy is to expense such costs as incurred.

Earnings per Common Share

Earnings per common share are computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of stock options awarded under the Company's equity incentive plans.

Supplemental Cash Flow Information

The Company paid interest of $1.6 million in 1996, $1.4 million in 1995 and $2.4 million in 1994.

2. INCOME TAXES
The provision for income taxes is different from that which would be computed by applying the statutory federal

                                       24
                            The John Nuveen Company
income tax rate to income before taxes. The principal reasons for these differences are as follows:


              ---------------------------------------------------
                                               1996   1995  1994
              ---------------------------------------------------
              Federal statutory rate applied
                to income before taxes         35.0%  35.0%  35.0%
              State and local income taxes,
                net of federal income
                tax benefit                     4.2    4.1    4.5
              Tax-exempt interest income,
                net of disallowed
                interest expense               (1.0)  (1.4)  (1.4)
              Other, net                         .1     .2     .4
              ---------------------------------------------------
              Effective tax rate               38.3%  37.9%  38.5%


The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets are shown in the following table:


IN THOUSANDS
------------------------------------------------------------------------------
   DECEMBER 31,                                                1996     1995
------------------------------------------------------------------------------
   Gross deferred tax asset:
    Deferred compensation                                    $11,043  $ 9,404
    Accrued postretirement
     benefit obligation                                        2,482    2,209
    Unfunded accrued pension cost
     (nonqualified plan)                                          --    1,217
    Book amortization in excess of tax amortization            1,367    1,235
    Other                                                        624      647
------------------------------------------------------------------------------
    Gross deferred tax asset                                  15,516   14,712
------------------------------------------------------------------------------
   Gross deferred tax liability:
    Deferred commissions and fund offering costs               4,840       --
    Special Incentive Plan                                        --      296
    Tax depreciation in excess of book depreciation              197      723
    Prepaid pension costs (qualified plan)                       511      436
    State taxes                                                   --      263
    Other                                                        190       75
------------------------------------------------------------------------------
   Gross deferred tax liability                                5,738    1,793
------------------------------------------------------------------------------
    Net deferred tax asset                                   $ 9,778  $12,919
------------------------------------------------------------------------------



The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

     Not included in income tax expense for 1996, 1995 and 1994, are income tax benefits of $527,000, $249,000 and $110,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported in the consolidated statements of changes in stockholders' equity.

     Federal and state income taxes paid for the years ending December 31, 1996, 1995, and 1994, amounting to $46,664,000, $43,375,000 and $45,065,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received, if any.

3. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company enters into when-issued, delayed delivery and underwriting commitments. Estimated profits and losses on those commitments are reflected in the consolidated financial statements at year end.

     Rent expense for office space and equipment was $5,919,000, $6,085,000 and $5,965,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes, and maintenance for the years 1997 through 2003, the last year for which there is a commitment, are as follows:

IN THOUSANDS
-----------------------
Year        Commitment
-----------------------
1997            $6,511
1998             6,455
1999             6,353
2000             1,834
2001               977
Thereafter         825
-----------------------


     The Company and its subsidiaries are named as defendants in certain legal actions having arisen in the ordinary course of business. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

4. EMPLOYEE RETIREMENT AND INCENTIVE COMPENSATION PROGRAM

The Company has a noncontributory retirement plan covering substantially all employees, including employees of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes.
     The following table sets forth the components of the net pension expense (benefit) as reflected in the consolidated statements of income:

                                       25
                            The John Nuveen Company

            IN THOUSANDS
            -------------------------------------------------------
            DECEMBER 31,                    1996     1995     1994
            -------------------------------------------------------
            Service cost-benefits
             earned during the year       $  845   $  750   $  854
            Interest cost on projected
             benefit obligation            1,019      960    1,044
            Actual return on plan assets  (2,250)  (3,626)   1,034
            Net amortization                 214    1,889   (2,912)
            -------------------------------------------------------
            Net pension expense (benefit) $ (172)  $  (27)  $   20
            -------------------------------------------------------


     The following table summarizes the funded status at December 31, 1996, and 1995. Prepaid pension cost is recorded in prepaid expenses and other assets on the consolidated balance sheets.

IN THOUSANDS

-------------------------------------------------------------------------------------
 DECEMBER 31,                                                       1996      1995
-------------------------------------------------------------------------------------
 Plan assets at fair value, primarily common
 stocks, U.S. government obligations and
   corporate bonds                                            $   20,786  $ 21,259
-------------------------------------------------------------------------------------
Actuarial present value of benefits for services
 rendered to date:
Accumulated benefits based on salaries paid
  to date:
   Vested                                                          9,698    11,160
   Nonvested                                                         535       648
-------------------------------------------------------------------------------------
 Accumulated benefit obligation                                   10,233    11,808
 Additional benefits based on estimated
   future salary levels                                            2,502     3,333
-------------------------------------------------------------------------------------
Projected benefit obligation                                      12,735    15,141
-------------------------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                                                8,051     6,118
Unrecognized net asset at
  January 1, 1987, being recognized over 15 years                 (1,438)   (1,729)
 Unrecognized net gain from past experience                       (5,213)   (3,150)
 Unrecognized prior service cost                                    (168)     (180)
-------------------------------------------------------------------------------------
 Prepaid pension cost                                         $    1,232   $ 1,059
-------------------------------------------------------------------------------------

     The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year. Assumptions as of December 31 used to determine projected benePt obligations and pension costs are as follows:

----------------------------------------------------------------
DECEMBER 31,                            1996     1995    1994
----------------------------------------------------------------
Discount rate                             73/4%    71/4%     8%
Rate of increase in compensation          51/2%    51/2%     6%
Expected rate of return on plan assets    81/2%     8%       8%
----------------------------------------------------------------

The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.
     The following table sets forth the components of net pension expense for the unfunded plan as reflected in the consolidated statements of income:


              IN THOUSANDS
              -----------------------------------------------------
              DECEMBER 31,                 1996        1995   1994
              -----------------------------------------------------
              Service cost-benefits
                earned during the year    $  26       $  26  $  29
              Interest cost on projected
                benefit obligation           122         230    224
              Net amortization               90          78    132
              -----------------------------------------------------
              Net pension expense         $ 238       $ 334  $ 385
              -----------------------------------------------------




     The following table reconciles the accumulated benefit obligation of the unfunded plan at December 31, with the amounts included in accrued compensation and other expenses in the Company's consolidated balance sheets:

----------------------------------------------------------------------------------
DECEMBER 31,                                                        1996     1995
----------------------------------------------------------------------------------
Actuarial present value of benefits
for services rendered to date:
 Accumulated benefits
 based on salaries paid to date,
 all vested benefits                                                $ 437   $3,072
 Additional benefits
 based on estimated future salary levels                               40      251
----------------------------------------------------------------------------------
 Projected benefit obligation                                         477    3,323
Unrecognized net (gain) loss from past experience                     (12)     554
Unrecognized prior service cost                                      (270)    (270)
Unrecognized net obligation
 at January 1, 1987, being
 recognized over 15 years                                            (541)    (653)
----------------------------------------------------------------------------------
Unfunded plan accrued (prepaid) pension cost                        $(346)  $2,954
----------------------------------------------------------------------------------

During 1996, the Company paid $3,769,000 in lump sum benefit payments to retiring executives under the plan and recorded an additional $231,000 in net pension expense related to the settlement of these unfunded obligations.

     The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were the same rates as disclosed under the funded pension plan.

     The Company has a profit sharing plan that covers substantially all employees, including employees of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses or equity awards.

     The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonus until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate.


                                       26
                            The John Nuveen Company

5. POSTRETIREMENT BENEFITS
OTHER THAN PENSION

The Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. A portion of the cost of these benefits is shared by the Company and the retiree.

     The following table sets forth the components of the net postretirement benefit expense as reflected in the consolidated statements of income:


           IN THOUSANDS
           ----------------------------------------------------------
           DECEMBER 31,                          1996    1995    1994
           ----------------------------------------------------------
           Service cost-benefits earned during
            the year                            $ 339   $ 246   $ 295
           Interest cost on accumulated benefit
            obligation                            344     335     332
           Net amortization                        (2)    (19)     --
           ----------------------------------------------------------
           Net postretirement benefit expense   $ 681   $ 562   $ 627
           ----------------------------------------------------------

     The following table reconciles the accumulated postretirement benefit obligation with amounts included in accrued compensation and other expenses in the Company's consolidated balance sheets:


          IN THOUSANDS
          --------------------------------------------------------------
          DECEMBER 31,                                     1996    1995
          --------------------------------------------------------------
          Accumulated postretirement benefit obligation:
           Retirees eligible for benefits                $1,367  $1,320
           Fully eligible active plan participants          935     845
           Other active plan participants                 2,746   3,139
          --------------------------------------------------------------
          Accumulated postretirement benefit obligation   5,048   5,304
          Unrecognized net gain                             926      57
          --------------------------------------------------------------
           Accrued postretirement benefit cost           $5,974  $5,361
          --------------------------------------------------------------


     The annual assumed rate of increase in the per capita cost of covered medical benefits for pre-65 participants is 10.7% for 1996 and is assumed to decrease to 5.5% by 2002 and remain at that level thereafter. The annual assumed rate for post-65 participants is 8.4% for 1996 and is assumed to decrease to 5.4% by 1999 and remain at that level thereafter.

     Increasing the assumed health care cost trend rates by one percentage point in each year would result in an increase in the Accumulated Postretirement Benefit Obligation (APBO) as of December 31, 1996, of $956,000 and an increase in the aggregate of the service cost and interest cost for the period ended December 31, 1996, of $161,469. A discount rate of 7.75% was used to determine the APBO.

6. EQUITY INCENTIVE PLANS

The Company maintains two stock-based compensation programs, the Nuveen 1992 Special Incentive Plan (1992 Plan) and the Nuveen 1996 Equity Incentive Plan (1996 Plan). The 1992 Plan was developed in connection with the Company's public offering of stock and authorized the issuance of an aggregate of 5,980,000 shares of Class A common stock for the grant of equity awards, including up to 2,340,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved for award an aggregate of 3,800,000 shares of Class A common stock, including up to 950,000 shares which may be awarded in the form of restricted stock grants. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.

     In 1992, the Company awarded restricted common stock and deferred units, all fully vested as of December 31, 1996, to certain employees pursuant to the 1992 Plan. During 1995, the Company awarded an additional 30,000 shares of restricted stock, with a vesting schedule ranging from one to four and one-half years, on terms substantially identical to the terms of the 1992 Plan. The Company further awarded 190,000 restricted shares of stock (including 160,000 shares deferred at the election of the recipients) in February 1996 with a fair value of $25 per share and a three year cliff vesting period, pursuant to the 1996 Plan. All awards are subject to restrictions on transferability, a risk of forfeiture and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation cost for these awards was $3.6 million, $7.3 million and $14.1 million for 1996, 1995 and 1994, respectively. The Company also awarded 78,000 shares of restricted stock in January 1997, related to services provided during 1996. Accordingly, compensation expense of $2.2 million relating to these awards has been recorded as 1996 compensation expense. At December 31, 1996, 312,000 shares remain available for future restricted stock awards under the 1996 Plan.

     The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the market price of the stock on the day the options were awarded. Options awarded in 1992, under the 1992 Plan, vested fully on July 1, 1996 and remain exercisable through May 27, 2002. During 1995, the Company awarded options for 50,000 shares of Class A common stock under the 1992 Plan. These options vest in quarterly installments through October 1, 1999 and remain exercisable through May 27, 2002. In 1996, pursuant to the




                                       27
                            The John Nuveen Company

1996 Plan, the Company awarded options for 1,464,000 shares which are subject to three and four year cliff vesting and expire after ten years. In addition, the Company awarded options with respect to 333,000 shares of common stock in January 1997 to employees for services provided during 1996. In accordance with APB 25, no compensation expense has been recognized for any of the stock options awarded. There are 1,423,000 shares available for future option awards as of December 31, 1996.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (FASB 123) requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of the Statement had been applied and the Company accounted for its employee stock option awards under the fair value method of the Statement. Accordingly, if the Company's compensation cost for employee stock options awarded had been determined in this manner, the Company's 1996 net income would have been reduced by $1.5 million, or $.04 per primary and fully diluted earnings per share. Furthermore, the Company's 1995 net income would have been reduced by $23,000, or less than $.01 per primary and fully diluted earnings per share. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the lesser of the options' vesting period or the related employee service period. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1996 and 1995, respectively: weighted-average risk-free interest rates of 6.0% and 5.9%; dividend yield of 3.06%; volatility factor of the expected market price of the Company's common stock of 20%; and weighted-average expected option lives of 7.8 and 7 years. FASB 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994. Consequently, the pro forma information and weighted average option fair values do not include the effects of options awarded in 1992 under the 1992 Plan, and accordingly may not be representative of the compensation cost to be expected in future years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the Company's stock option activity for the years ended December 31, 1996, 1995 and 1994 is presented in the following table and narrative:


---------------------------------------------------------
                                                Weighted
                                                Average
                                                Exercise
                                 Shares         Price
---------------------------------------------------------
Options outstanding at
 December 31, 1993            3,387,100         $18.00
Exercised                      (165,000)         18.00
---------------------------------------------------------
Options outstanding at
 December 31, 1994            3,222,100          18.00
Awarded                          50,000          24.00
Exercised                       (90,500)         18.00
Forfeited                       (15,000)         18.00
---------------------------------------------------------
Options outstanding at
 December 31, 1995            3,166,600          18.09
Awarded                       1,464,000          28.85
Exercised                      (165,500)         18.00
Forfeited                        (4,000)         18.00
---------------------------------------------------------
Options outstanding at
  December 31, 1996           4,461,100         $21.63
---------------------------------------------------------
Options exercisable at:
December 31, 1994             1,968,000         $18.00
December 31, 1995             2,643,300         $18.01
December 31, 1996             2,963,900         $18.03
---------------------------------------------------------

Options awarded during 1996, with an exercise price equal to the market price of the stock on the date of grant, have an exercise price of $25 and a fair value of $5.69 per share. Options awarded during 1996, with an exercise price in excess of the stock's grant date market value, have an exercise price of $30 and a weighted-average fair value of $4.55 per share. The grant date fair value of options awarded during 1995 is $5.65 per share. Exercise prices for options outstanding as of December 31, 1996 ranged from $18 to $30 per share. The weighted-average remaining contractual life of those options is 6.65 years.

 7.   COMMONSTOCK

A summary of common stock activity for the three year period ended December 31, 1996 follows:

                                       28
                            The John Nuveen Company

         IN THOUSANDS
         --------------------------------------------------------------
         DECEMBER 31,                          1996     1995     1994
         --------------------------------------------------------------
         Shares outstanding at
          beginning of year                   36,676   37,223   38,654
         Shares issued under stock options
          and other incentive plans              196      120       49
         Shares acquired                      (3,753)    (667)  (1,480)
         --------------------------------------------------------------
         Shares outstanding at end of year    33,119   36,676   37,223
         --------------------------------------------------------------

The Board of Directors authorized the purchase in the aggregate of 5.9 million shares of common stock of the Company including 500,000 shares authorized in 1993, 1.3 million shares authorized in 1994, 600,000 shares authorized in 1995 and 3.5 million shares authorized in 1996. As of December 31, 1996, all stock authorized pursuant to these stock repurchase programs had been acquired by the Company.

     Included in the 1996 program was the repurchase of 2.7 million Class B shares which upon repurchase converted to Class A shares. In February 1997, the Board authorized the purchase of up to 3.5 million common shares prorated between Class A and Class B shares.

8. NET CAPITAL REQUIREMENT
Nuveen & Co. is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1996, the Company's net capital ratio was 0.52 to 1 and its net capital was $142,021,000 which is $137,123,000 in excess of the required net capital of $4,898,000.

9. SUBSEQUENT EVENT
On January 2, 1997 the Company completed the acquisition of Flagship Resources Inc. ("Flagship") and its wholly owned subsidiaries-Flagship Financial Inc., a registered investment adviser under the Investment Advisors Act of 1940, and Flagship Funds Inc., a registered broker/dealer under the Securities Exchange Act of 1934-pursuant to an Agreement and Plan of Merger dated July 16, 1996 (the "Agreement"). As of December 31, 1996, Flagship managed over $4.6 billion in assets and serviced over 100,000 investors and their financial advisers through its mutual fund and private account management products.

     The base purchase price paid at closing of $63 million consisted of $18 million cash and 1.8 million shares of 5% cumulative preferred stock valued at $45 million. The preferred stock is convertible to 1,650,000 shares of the Company's Class A common stock after two years. In addition to the base purchase price, the Agreement provides for contingent payments of up to $20 million if certain agreed upon sales growth and profitability targets are satisfied over the next four years. The Company will account for the acquisition under the purchase method of accounting.

10. QUARTERLY RESULTS (UNAUDITED)
The following tables set forth selected quarterly financial information for each quarter in the two year period ending December 31, 1996:




    IN THOUSANDS, EXCEPT PER SHARE DATA                                 1996
    ------------------------------------------------------------------------
                                      First     Second      Third     Fourth
                                    Quarter    Quarter    Quarter    Quarter
    ------------------------------------------------------------------------
    [S]                           [C]        [C]        [C]        [C]
    Total revenues                $57,059    $55,714    $58,614    $60,960
    Net income                     17,005     17,150     18,497     19,877
    Per common share:
     Net income                       .45        .46        .50        .57
     Cash dividends                   .18        .18        .21        .21
    Stock price range:
     High                          25 5/8     25 3/4     27 1/8     28 1/2
     Low                           23 7/8     23 7/8     23 7/8     26 1/4
    ------------------------------------------------------------------------

    ------------------------------------------------------------------------
    IN THOUSANDS, EXCEPT PER SHARE DATA                                 1995
    ------------------------------------------------------------------------
                                      First     Second      Third     Fourth
                                    Quarter    Quarter    Quarter    Quarter
    ------------------------------------------------------------------------

    Total revenues                $57,011    $57,926    $58,873    $62,420
    Net income                     15,528     15,734     17,850     21,508
    Per common share:
     Net income                       .41        .42        .47        .57
     Cash dividends                   .16        .16        .18        .18
    Stock price range:
     High                          24 1/4     24 3/4     24 3/4     27 1/4
     Low                           22 3/4     20 3/4     22 1/2     23 1/2
    -------------------------------------------------------------------------


The John Nuveen Company Class A common stock, representing approximately 22% of the Company's issued and outstanding common stock at December 31, 1996, is listed on the New York Stock Exchange under the symbol "JNC." Trading of the Company's Class A common stock began on May 20, 1992. At December 31, 1996, there were approximately 3,689 shareholders of record. There are no restrictions on the Company's present ability to pay dividends on its common stock.

                                       29
                            The John Nuveen Company

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
THE JOHN NUVEEN COMPANY:

We have audited the accompanying consolidated balance sheets of The John Nuveen Company (the Company) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The John Nuveen Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP
Chicago, Illinois
January 14, 1997,
except as to the last sentence of Note 7, which is as of February 10, 1997


                                       30
                            The John Nuveen Company

FIVE YEAR FINANCIAL SUMMARY
IN THOUSANDS, UNLESS OTHERWISE INDICATED

--------------------------------------------------------------------------------------------
DECEMBER 31,                              1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Revenues:
Investment advisory fees from
  assets under management             $185,845   $183,135   $181,918   $176,105   $147,019
Underwriting and distribution of
  investment products                   14,566     15,339     18,149     27,698     36,080
Positioning profits (losses)              (191)     4,981     (8,237)     5,381      3,394
Investment banking                      11,098     10,334     11,793     19,937     18,224
Interest                                18,640     19,445     13,686     12,434     12,340
Other                                    2,389      2,996      2,992      3,679      4,155
--------------------------------------------------------------------------------------------
  Total revenues                       232,347    236,230    220,301    245,234    221,212
--------------------------------------------------------------------------------------------
Expenses:
  Compensation and benefits             71,683     80,366     83,079     84,665     75,094
  Advertising and promotional costs     12,641     12,677     16,151     24,360     24,494
  All other                             30,521     29,417     26,436     24,546     23,757
--------------------------------------------------------------------------------------------
 Total expenses                        114,845    122,460    125,666    133,571    123,345
--------------------------------------------------------------------------------------------
Income Before Taxes and Cumulative
  Effect of Accounting Changes         117,502    113,770     94,635    111,663     97,867
Income taxes                            44,973     43,150     36,424     41,219     35,294
--------------------------------------------------------------------------------------------
Net income before cumulative effect
  of accounting changes                 72,529     70,620     58,211     70,444     62,573
  Cumulative effect of
  accounting changes                        --         --         --         --      3,133
--------------------------------------------------------------------------------------------
Net income                            $ 72,529   $ 70,620   $ 58,211   $ 70,444   $ 59,440
--------------------------------------------------------------------------------------------
Earnings per common share:
  Primary                             $   1.98   $   1.87   $   1.52   $   1.76   $   1.58
  Fully diluted                       $   1.97   $   1.87   $   1.51   $   1.76   $   1.58
Return on equity                          22.5%      24.7%      21.2%      33.3%      33.6%
Total dividends per share(1)          $    .78   $    .68   $    .64   $    .56   $    .24
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                          $355,251   $402,512   $348,847   $410,641   $294,148
Total liabilities                       83,357     79,656     62,915    135,441     82,979
--------------------------------------------------------------------------------------------
Stockholders' equity                  $271,894   $322,856   $285,932   $275,200   $211,169
--------------------------------------------------------------------------------------------
NUVEEN MANAGED FUNDS AND ACCOUNTS
(IN MILLIONS):
Net Assets Under Management
Managed funds:
  Mutual funds                        $  5,930   $  5,457   $  4,731   $  4,962   $  3,767
  Exchange-traded funds                 25,434     25,784     23,731     25,805     20,851
  Money market funds                     1,004      1,113      1,242      1,954      2,634
Managed accounts                           823        688        343        227        149
--------------------------------------------------------------------------------------------
   Total                              $ 33,191   $ 33,042   $ 30,047   $ 32,948   $ 27,401
--------------------------------------------------------------------------------------------
Nuveen managed fund sales:
  Mutual funds(2)                     $    554   $    236   $    285   $  1,039   $  1,094
  Exchange-traded funds and portfolios      38         19        470      3,962      4,162
  Money market funds(2)                   (109)      (129)      (713)      (680)      (476)
Managed accounts                           138        346        116         78         51
--------------------------------------------------------------------------------------------
   Total                              $    621   $    472   $    158   $  4,399   $  4,831
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
NUVEEN UNIT INVESTMENT
TRUSTS (IN MILLIONS):
Market value outstanding              $ 13,571   $ 15,517   $ 16,793   $ 20,019   $ 22,419
Total sales (par value)               $    963   $  1,093   $  1,235   $  1,433   $  1,923
--------------------------------------------------------------------------------------------

(1)Excluding payment of a $65 million special cash dividend to St. Paul Fire and Marine Insurance Company in March 1992.
(2)Sales and dividend reinvestments less redemptions.





                                       31
                            The John Nuveen Company

THE JOHN NUVEEN COMPANY


 BOARD OF DIRECTORS
(as of March 1, 1997)

Timothy R. Schwertfeger
Chairman and
  Chief Executive Officer

Anthony T. Dean
President and
  Chief Operating Officer

Willard L. Boyd
President Emeritus
Field Museum of Natural History

Andrew I. Douglass
Senior Vice President and
  General Counsel
The St. Paul Companies

W. John Driscoll
Chairman/Retired
Rock Island Company

Duane R. Kullberg
Managing Partner/Chief
  Executive Officer/Retired
Andersen Worldwide

Douglas W. Leatherdale
Chairman and
  Chief Executive Officer
The St. Paul Companies

Patrick A. Thiele
President and Chief Executive Officer
  Worldwide Insurance Operations
The St. Paul Companies

EXECUTIVE OFFICERS
(as of March 1, 1997)

Timothy R. Schwertfeger
Chairman and
  Chief Executive Officer

Anthony T. Dean
President and
  Chief Operating Officer

John P. Amboian
Executive Vice President,
  Chief Financial Officer and
  Secretary

Bruce P. Bedford
Executive Vice President

                                       32
                            The John Nuveen Company

SHAREHOLDER INFORMATION
Headquarters

The John Nuveen Company
333 West Wacker Drive
Chicago, IL 60606
312-917-7700

Transfer Agent and Registrar

The Bank of New York
Shareholder Relations
Church  Street Station
P.O. Box 11258
New York, NY 10286-1258
1-800-524-4458

Stock Exchange Listing

New York Stock Exchange
trading symbol: JNC

Form 10-K
The annual report to the
Securities and Exchange
Commission on Form 10-K
for the fiscal year ended
December 31, 1996
will be provided upon
written request to:

Jeffrey Kratz
Investor Relations
John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, IL 60606

ANNUAL MEETING


The annual shareholder's meeting for The John Nuveen Company will be Friday, May 9, 1997 at 10:30 am at The 410 Club, 410 North Michigan Avenue, Chicago, IL.

[NUVEEN LOGO]
The John Nuveen Company
333 West Wacker Drive
Chicago, Illinois 60606