Form 10-K, Exhibit 13
period 1997-12-31
NUVEEN JOHN COMPANY
filed 1998-03-30
CIK 885708

                 THE JOHN NUVEEN COMPANY

                                      97     Annual Report 1997







              Helping investors sustain the wealth of a lifetime

                                  100th Year


Since our founding in 1898, The John Nuveen Company has been synonymous with investments that withstand the test of time. Starting as an investment bank specializing in municipal securities, Nuveen played an important role in developing the market that has become the primary source of capital for the growth and improvement of our country's cities, counties and states.
     Today, we offer a broad range of equity and fixed-income investments designed for investors whose portfolios are the principal source of their ongoing financial security, as well as a wide array of municipal and corporate investment banking services.
     Nuveen funds and trusts are offered through registered advisers working for independent broker-dealers, banks, insurance companies, accounting firms and financial planning specialists.
     The John Nuveen Company is listed on the New York Stock Exchange and trades under the symbol "JNC."

                                                                      EXHIBIT 13

--------------------------------------------------------------------------------
                             FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

 in millions except per share data
 YEAR ENDED DECEMBER 31                1997     1996     1995     1994     1993
 Assets Under Management            $49,594  $33,191  $33,042  $30,047  $32,948

 Revenues                           $   269  $   232  $   236  $   220  $   245

 Net Income                         $    74  $    73  $    71  $    58  $    70

 Earnings per Share (diluted)       $  2.13  $  1.98  $  1.87  $  1.52  $  1.76

 Cash Flow per Share (diluted)      $  2.57  $  2.11  $  2.00  $  1.62  $  1.82
--------------------------------------------------------------------------------

[PHOTO TO COME]

Timothy R. Schwertfeger
Chairman and
Chief Executive Officer

Anthony T. Dean
President and
Chief Operating Officer

--------------------------------------------------------------------------------
1898
NOVEMBER 7, 1898 JOHN NUVEEN SR. FOUNDS AN INVESTMENT BANKING
COMPANY SPECIALIZING IN THE UNDERWRITING AND DISTRIBUTION  OF MUNICIPAL BONDS.

NUVEEN'S FIRST UNDERWRITING, DATED DECEMBER 26, 1898, WAS A $7000 ISSUE FOR THE BEMIDJI, MINNESOTA WATERWORKS.

1900'S
NUVEEN BROADENS ITS UNDERWRITING BUSINESS AND BECOMES PARTICULARLY KNOWN FOR
ITS WORK IN CALIFORNIA AND FLORIDA.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEAR SHAREHOLDERS

WE ARE VERY PLEASED TO REPORT THAT 1997 WAS another excellent year for the Company.
     We especially are gratified that our strong performance this past year was achieved during a period in which industry-wide sales of municipal bond products - our historical base - remained in net redemptions for most of the year, and at a time when we are making substantial long-term investments to broaden our business. Our investments reflect the substantial growth in the retail investment management industry that we expect to last well into the next century.

CONTINUED STRATEGIC EVOLUTION
The results for the year can be traced to the ongoing implementation since early 1996 of our new strategic focus. More than ever before, Nuveen is now clearly positioned to provide financial advisers with the products, tools and services to help accomplished investors sustain the financial security and quality of life they have created for themselves and their families.
     While it is gratifying that we already are seeing positive results from this strategy, we know we're just at the beginning of what will be a multi-year, multi-stage process. This transformation is designed to be a series of deliberate and well-planned steps that produce meaningful progress over time.
     By carefully evolving our strategic focus, we are leveraging the Nuveen brand name and the valuable relationships we enjoy with financial advisers and investors. In particular, we are developing products and services that benefit what soon will become the fastest growing group of investors in the country - those between 55 and 64 years old. Over the next 15 years, this age group is expected to grow as much as four times as fast as the overall U.S. population. As investors move into this stage of life, they will naturally become more committed to preserving their financial security.

--------------------------------------------------------------------------------
1936
NUVEEN PIONEERS THE HIGHLY SUCCESSFUL MISSISSIPPI MOTOR-FUEL TAX-REVENUE BOND FINANCING-ONE OF THE NATION'S FIRST REVENUE FINANCINGS.

1940'S
NUVEEN BEGINS UNDERWRITING TAX-EXEMPT HOSPITAL REVENUE BONDS WHICH DEVELOP INTO ONE OF THE NATION'S PREMIER SOURCES OF HEALTH CARE FINANCING.

1950'S
NUVEEN IS INSTRUMENTAL IN THE FINANCING OF THE U.S. STATE HIGHWAY SYSTEM.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

GROWTH OF 55-64 AGE SEGMENT

                                   [CHART]

                   55-64                 Total
                   -----                 -----
1960               6.86                   9.03
1965               9.29                   7.53
1970               9.41                   5.40
1975               7.30                   5.60
1980               8.52                   5.50
1985               1.75                   4.71
1990              -4.70                   4.80
1995               0.18                   5.35
2000              13.3                    4.52
2005              23.55                   4.13
2010              19.18                   4.10

- Growth of 55-64 Segment
- Growth of Total U.S. Population

Nuveen already enjoys strong name recognition and a reputation among financial advisers and investors for quality investments that moderate risk. Enlarging our target market to include investors in an important transitional stage prior to retirement is a natural expansion of the services that we provide to financial advisers and their clients. At the same time, we will maintain our long-standing commitment to serving those near or in retirement and preserving the traditional values and investment philosophy that are at the core of our business.
     During 1997, we introduced several new products and services that meet the needs of risk-sensitive investors for a balance among continued asset growth, dependable income and capital preservation. These offerings now incorporate value-oriented equities, blue chip growth stocks, corporate debt, government securities and municipal bonds in a variety of funds, trusts and individual account management programs. Importantly, all of our investments are managed with a strong orientation toward risk moderation and tax reduction.

A TEAM OF PREMIER INVESTMENT ADVISERS
A key element of our strategy is to provide advisers and investors with access to expert, seasoned investment managers for each different asset class and type of investment we offer. During 1997 we made significant additions to this team of premier investment advisers, including:
     Flagship Resources - Nuveen completed its purchase of this mutual fund and individual account manager early in 1997. By combining with Flagship, we broadened our array of quality state-specific municipal bond funds and added intermediate- and limited-term national municipal funds.
     Rittenhouse Financial Services - In September, we were pleased to welcome Rittenhouse Financial Services to our team. Primarily through financial advisers, Rittenhouse

--------------------------------------------------------------------------------
1961
NUVEEN INTRODUCES MUNICIPAL BOND UNIT INVESTMENT TRUSTS, THE FIRST TAX-FREE PACKAGED INVESTMENT PRODUCT OFFERING INDIVIDUAL INVESTORS THE SAME MARKET EXPERTISE, PROFESSIONAL SELECTION AND DIVERSITY AS MUCH LARGER INSTITUTIONAL INVESTORS.

1971
NUVEEN UNDERWRITES THE NATION'S FIRST INSURED MUNICIPAL BOND ISSUE WITH AMBAC FOR AN ALASKA FINANCING.

1976
NUVEEN INTRODUCES ITS FIRST MUNICIPAL BOND OPEN-END MUTUAL FUND, EXPANDING INTO ITS SECOND MAJOR PACKAGED PRODUCT LINE, FOLLOWED FOUR YEARS LATER BY ITS FIRST TAX-FREE MONEY MARKET FUND.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DIVERSIFYING ASSETS UNDER MANAGEMENT

                                   [CHART]

                 --------------------------------------------------
                     DIVERSIFYING ASSETS UNDER MANAGEMENT
                 --------------------------------------------------
($ in Billions)                   1996            1997
Product Mix
   Managed Accounts             $ 1               $12
   Mutual Funds                 $ 7               $12
   Exchange-Traded Funds        $25.5             $26

   Unit Trusts                  $13.5             $12
                                -----             ---
                                $47               $62
Managed Funds and Accounts
    Equities and Taxable
     Fixed Income               $  .5             $40
    Municipals                  $32.5             $10
                                -----             ---
                                $33               $50

now manages approximately $10 billion in equity and balanced accounts for individual investors and institutions. Based in Radnor, PA, a Philadelphia suburb, Rittenhouse follows a time-tested growth stock strategy that centers on identifying blue chip companies that are financially strong, global industry leaders and have demonstrated consistent and predictable growth in earnings and dividends. This approach provides an attractive way to participate in the growth potential of the equity markets with reduced risk. Rittenhouse employs a low turnover style that matches Nuveen's long-standing tax-efficient investment philosophy.
     Early in 1998, we introduced the Nuveen Rittenhouse Growth Fund, the first mutual fund providing advisers and investors with direct access to Rittenhouse management. Rittenhouse has achieved an excellent record of strong performance with moderated risk since its founding almost 20 years ago. Their model equity portfolio, using the same management style that is employed by our new growth fund, achieved a total return of more than 36% in 1997, compared with 33% for the S&P 500 and 28% for the Lipper Growth Fund Index.
     In addition to these new partners, our other premier investment advisers continued to perform well in 1997:
     Institutional Capital Corporation - During the first six months of 1997 we completed the introductory offering of the Nuveen Growth and Income Stock Fund and made the initial offerings of the Nuveen Balanced Stock and Bond Fund and the Nuveen Balanced Municipal and Stock Fund. These funds are sub-advised by Institutional Capital, one of the best core value managers in the industry. All three funds have performed very well, providing attractive returns with less day-to-day price fluctuation than the overall market. The Growth and Income Stock Fund achieved a total return of 27.5% in 1997, compared with 26.6% for the Morningstar

--------------------------------------------------------------------------------
1987
THE NUVEEN MUNICIPAL VALUE FUND [NUV] IS THE INDUSTRY'S FIRST INVESTMENT-GRADE, EXCHANGE-TRADED MUNICIPAL BOND FUND. NUV'S INITIAL
PUBLIC OFFERING OF MORE THAN 150 MILLION SHARES [$1.5 BILLION IN ASSETS] BREAKS THE NEW YORK STOCK EXCHANGE'S IPO RECORD.

1989-93
NUVEEN'S EXCHANGE-TRADED FUND FRANCHISE DEVELOPS INTO A FAMILY OF MORE THAN 75 NATIONAL AND STATE, INSURED AND UNINSURED, AND LEVERAGED AND UNLEVERAGED FUNDS-CULMINATING IN NUVEEN BECOMING THE MOST LISTED COMPANY NAME ON THE NEW YORK STOCK EXCHANGE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                             NEW BUSINESS AND PRODUCTS CREATE MOMENTUM
             Average Weekly Sales          Managed Accounts               Mutual Funds          Unit Trusts and Other
             Gross Sales in millions    Gross Sales in millions     Gross Sales in millions    Gross Sales in millions
----------------------------------------------------------------------------------------------------------------------
1Q96         $22                        $31                         $43                        $215

4Q97         $86                        $653                        $220                       $246
----------------------------------------------------------------------------------------------------------------------

- Equities and Taxable Fixed Income
- Municipals

Large-Cap Value Category and 27% for the Lipper Growth and Income Fund
Index. Total assets for the three funds now stand at more than $1 billion in just their first year.
     Nuveen Advisory Corporation - Our core municipal bond management team now manages more than $35 billion in exchange-traded funds and municipal bond mutual funds. Nuveen Advisory's prudent, value investing style continues to provide attractive returns and stable tax-free dividends with moderated risk.


A FIRM-WIDE COMMITMENT
The same strategy of expanding our target markets and providing a more comprehensive array of products and services to our clients is driving the development of other areas of our firm as well. In our investment banking division, we are organizing to build upon the relationships we've developed over the years to offer institutional asset management services.
     Our research department also is evolving to offer perspectives on financial planning, taxes and investment strategies, and to provide tools to help advisers and their clients manage their money in a tax efficient and risk sensitive manner. In customer service, we continue to make significant commitments to expanding our capabilities. In 1998 we will combine the transfer agency and shareholder servicing operations of all of our funds and trusts with Chase Manhattan Bank.

CREATING VALUE FOR SHAREHOLDERS
As we manage our way through this evolution, we are balancing long-term investments in our business with a commitment to generating current value for shareholders

--------------------------------------------------------------------------------
1995
NUVEEN INTRODUCES NUVEEN ASSET MANAGEMENT [NAM], OFFERING INDIVIDUALLY MANAGED PORTFOLIOS OF MUNICIPAL BONDS AND BALANCED MUNICIPAL BOND-EQUITY ACCOUNTS FOR INDIVIDUALS.

1996
NUVEEN OFFERS ITS FIRST FAMILY OF EQUITY FUNDS IN AFFILIATION WITH
CHICAGO-BASED INSTITUTIONAL CAPITAL CORPORATION. ALSO, NUVEEN ANNOUNCES PLANS
TO ACQUIRE DAYTON-BASED FLAGSHIP RESOURCES, INC., AND MERGE FLAGSHIP'S TAX-FREE OPEN-END FUNDS WITH NUVEEN'S FAMILY OF FUNDS.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NUVEEN PRODUCTS SALES TRENDS

-----------------------------------------------------------
                         NUVEEN PRODUCTS SALES TREND
                                 in millions
-----------------------------------------------------------
          1994          1995          1996          1997
1Q        406,554       367,028       288,825       492,465

2Q        362,323       421,094       311,267       606,739

3Q        343,389       369,456       315,552       808,023

4Q        385,704       157,043       746,304     1,118,335
-----------------------------------------------------------

of The John Nuveen Company. Last year, our pre-tax return on equity equaled 45%, a sign of continued healthy margins and careful expense control. Our after-tax return on equity was 27% - better than our 25% average over the past 25 years.
     We're gratified to see that the market is beginning to recognize the value of our strategy, and our ability to maintain strong performance even as we invest in our future. In 1997, our own stock provided a total return of more than 35%, outpacing the S&P 500.
     The year just past provides a good example of our balancing the use of capital between growth initiatives and returns to shareholders. During 1997, we made two significant acquisitions, and at the same time, raised our quarterly dividend and continued significant share repurchases.

PREPARED FOR OUR SECOND CENTURY
In 1998 we will complete our 100th year of operations. As we cross this threshold into our second century, we are convinced that, as our business evolves, our core values - high-quality products and services tailored to the special needs of our customers, thorough research, disciplined investment management, strong cost control and balanced deployment of capital - will remain paramount and be the cornerstones of our continued success.
     We look forward to the coming years with enthusiasm and confidence.


/s/ Timothy R. Schwertfeger    /s/ Anthony T. Dean

Timothy R. Schwertfeger        Anthony T. Dean
Chairman                       President
and Chief Executive Officer    and Chief Operating Officer

--------------------------------------------------------------------------------

1997
NUVEEN ACQUIRES RITTENHOUSE FINANCIAL SERVICES, INC. WHICH HAS APPROXIMATELY $9 BILLION IN INDIVIDUALLY MANAGED EQUITY AND BALANCED ACCOUNTS OFFERED THROUGH FINANCIAL ADVISORS.

1998
NUVEEN AND RITTENHOUSE INTRODUCE THE NUVEEN RITTENHOUSE GROWTH FUND.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      7

--------------------------------------------------------------------------------
                               FINANCIAL REVIEW
--------------------------------------------------------------------------------

CONTENTS

        10   Management's Discussion and Analysis
        16   Consolidated Balance Sheets
        17   Consolidated Statements of Income
        18   Consolidated Statements of Changes in Stockholders' Equity
        19   Consolidated Statements of Cash Flows
        20   Notes to Consolidated Financial Statements
        29   Report of Independent Auditors
        30   Five Year Financial Summary

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1997

DESCRIPTION OF THE BUSINESS
The Company's principal businesses are asset management and related research and surveillance; the development, marketing, and distribution of investment products and services; and municipal and corporate investment banking services. The Company markets its investment products, including mutual funds, unit trusts, and managed accounts, through a network of registered representatives associated with unaffiliated firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisers.
     The Company's primary business activities generate three principal sources of revenue: (1) ongoing advisory fees earned on assets under management, including mutual funds and individually managed accounts; (2) transaction based revenue earned upon the distribution of mutual fund and unit trust products; and, (3) investment banking revenues, consisting of underwriting and other advisory fees.
     The profitability of each of these lines of business, and the volume of sales of the Company's products, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, current and expected changes in interest rate levels, the rate of inflation, changes or expected changes in income tax rates and laws, and municipal bond new issue supply.
     Assets under management include equities, taxable fixed income and municipal securities. Municipal assets represented 76.5% of assets under management in managed funds and accounts at December 31, 1997 compared with 98.5% at December 31, 1996.

MARKET OVERVIEW
The U.S. economy continued to grow at a steady pace throughout 1997 with few signs of inflationary pressure. Although unemployment fell to its lowest level in almost 25 years and wage pressure was beginning to surface, worker productivity also increased preventing higher wages from translating into increases in consumer prices. After a 25 basis point increase in the Federal Funds rate early in the second quarter, the Federal Reserve Board did not take any further tightening action during 1997. Interest rates finished the year at their lowest levels in almost four years. The U.S. equity markets again fared well during 1997, with the S&P 500 Index increasing 33% for the year, the third consecutive year the Index rose more than 20%.
     During most of 1997, significant cash continued to flow into equity mutual funds. In the latter half of the year, as investors began moving to more conservative investments in response to increased volatility in the equity markets, bond funds also began to attract investor interest. Municipal bond funds reported net redemptions industry wide during the early part of the year, but posted sufficient inflows for the last half of the year to conclude the entire year with positive net flows when taking into account reinvestments and exchanges.
     Municipal bond new issue volume, which is comprised of new-money financings, refunding transactions, and issues that have an element of both new-money and refunding, increased to $220 billion in 1997 compared with $185 billion in 1996 and $160 billion in 1995.

RECENT EVENTS
- During 1997, the Company accelerated its ongoing program to broaden the range of investment products and services it offers to investors. On August 31, 1997 the Company acquired all of the outstanding stock of Rittenhouse Financial Services, Inc. (Rittenhouse), a nationally-known equity and balanced account manager, for $145 million in cash. Rittenhouse specializes in managing individual portfolios offered through financial advisers to high net worth individuals. Rittenhouse also provides investment services to institutional clients. Rittenhouse's primary products are equity and balanced portfolios that seek to provide attractive long-term capital appreciation with moderate risk through common stock investments in quality, large-capitalization companies and investment-grade quality intermediate bonds. At December 31, 1997, Rittenhouse had approximately

  $10 billion in assets under management. In January 1998, the Company introduced a growth equity mutual fund, which is subadvised by Rittenhouse.
- On January 2, 1997, the Company completed the acquisition of Flagship Resources Inc. (Flagship), a municipal mutual fund sponsor and asset manager. The Company's total cost of this acquisition was $72 million, including cash and preferred stock valued at $63 million paid to the former Flagship principals. Additional payments in cash and common stock, which are contingent on the future growth in the Company's municipal mutual funds, could amount to as much as $20 million over a four year period. Contingent consideration for 1997 amounted to approximately $1.0 million which was paid during the first quarter of 1998. At December 31, 1996, Flagship had more than $4.6 billion in assets under management including $4.2 billion in mutual fund products and $400 million in individual managed accounts. With the merging of Flagship and the Company's municipal mutual fund businesses, the Company has expanded the range of municipal investments offered to investors and strengthened its mutual fund sales capabilities. As a result of the merger, the Company now offers municipal bond mutual funds and exchange-traded funds or unit trusts in 28 states, in addition to national funds and trusts.
- These two acquisitions have been accounted for using the purchase method of accounting, resulting in the recording of approximately $200 million of goodwill for financial reporting purposes which will be amortized against earnings over approximately 30 years. The results of Rittenhouse and Flagship are included in the Company's results of operations since their respective acquisition dates.
- The Company expanded its unit trust product offerings in May 1997 with the launch of taxable unit trusts including branded equity, U.S. Treasury and corporate unit trusts.

      The following table compares key operating information of the Company for the respective twelve month periods:
NUVEEN OPERATING STATISTICS

--------------------------------------------------------------------------------
IN MILLIONS, EXCEPT PER SHARE AMOUNTS
--------------------------------------------------------------------------------
DECEMBER 31,                           1997          1996          1995
Gross revenues                     $  268.9      $  232.5      $  236.2
Operating expenses                    146.7         115.0         122.4
Pretax operating income               122.2         117.5         113.8
Net income                             74.2          72.5          70.6
Basic earnings per share(1)            2.23          2.03          1.91
Diluted earnings per share(1)          2.13          1.98          1.87
Operating cash flow per share(2)       2.57          2.11          2.00
Dividends per share                    0.88          0.78          0.68
Redeemable preferred stock(3)            45            --            --
Common stockholders' equity(3)        273.1         271.9         322.9
Gross sales of investment products    3,026         1,747         1,618
Assets under management(3)           49,594        33,191        33,042


(1) Compared in accordance with Statement of Financial Accounting Standards No. 128 Earnings Per Share which became effective December 15, 1997.
(2) Operating cash flow (net income plus amoritization and depreciation) on a per-share basis is calculated under the same method used for diluted earnings per share and is presented as an additional measurement of operating performance, not as a substitute for earnings per share.
(3) At period end.

SUMMARY OF OPERATING RESULTS
- Gross revenues for the year ended December 31, 1997 increased 16% from the prior year due primarily to the addition of the Rittenhouse and Flagship businesses. An increase in investment banking activity, higher positioning profits, and the benefits of a restructuring of the Company's existing institutional managed account business also aided in the increase in gross revenues for the year. These increases were partially offset by a decline in interest income earned on short-term investments as the Company deployed its capital and a decline in the sales of municipal unit trust products.

- Operating expenses in 1997 increased over the prior year primarily due to goodwill amortization and the incremental personnel and operating expenses resulting from the acquisitions of Flagship and Rittenhouse, amortization of the costs associated with the launch of the growth and income fund products in late 1996 and early 1997, and an increase in advertising and promotional costs in 1997 over 1996.

The following discussion and analysis contains important information that should be helpful in evaluating the Company's results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

RESULTS OF OPERATIONS
Total advisory fee income earned during any fiscal year is directly related to the market value of the assets managed by the Company. Advisory fee income will increase with a rise in the level of assets under management, which occurs with the sale of fund shares, deposits into individually managed accounts, the acquisition of assets under management from other advisory companies, or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from trusts sponsored by the Company into shares of the mutual funds. Fee income will decline when managed assets decline, as would occur when the values of fund portfolio investments decrease or when mutual fund redemptions or managed account withdrawals exceed sales.
     Investment advisory fee income, net of subadvisory fees and expense reimbursements, from assets managed by the Company is shown in the following table:
NUVEEN MANAGED FUNDS AND ACCOUNTS
INVESTMENT ADVISORY FEES

--------------------------------------------------------------------------------
IN THOUSANDS
--------------------------------------------------------------------------------
DECEMBER 31,                         1997            1996             1995
--------------------------------------------------------------------------------
Managed Funds:
  Mutual funds                   $ 45,809        $ 25,495         $ 23,912
  Exchange-Traded Products        156,392         155,172          153,777
  Money Market Funds                3,801           4,430            5,023
Managed Accounts(1)                15,633             748              423
--------------------------------------------------------------------------------
  Total                          $221,635        $185,845         $183,135
--------------------------------------------------------------------------------

(1) For the 1997 period, includes four months of advisory fee income earned on assets managed by Rittenhouse and twelve months of income earned from former Flagship accounts.

     The following table summarizes net assets under management:
NUVEEN MANAGED FUNDS AND ACCOUNTS
NET ASSETS UNDER MANAGEMENT(1)

--------------------------------------------------------------------------------
IN MILLIONS
--------------------------------------------------------------------------------
DECEMBER 31,                         1997            1996             1995
--------------------------------------------------------------------------------
Managed Funds:
  Mutual Funds                   $ 10,885        $  5,930         $  5,457
  Exchange-Traded Products         26,117          25,434           25,784
  Money Market Funds                  970           1,004            1,113
Managed Accounts(1)                11,622             823              688
--------------------------------------------------------------------------------
  Total                          $ 49,594        $ 33,191         $ 33,042
--------------------------------------------------------------------------------

(1) Excludes the unit trust assets under surveillance.


Total advisory fees for the year ended December 31, 1997 increased over the comparable periods in 1996 and 1995 as a result of the higher levels of average assets under management relating principally to the Flagship and Rittenhouse acquisitions. Mutual fund assets under management at December 31, 1997 increased 84% from December 31, 1996. This increase reflects the acquisition of $4.2 billion of assets from Flagship, the introduction of the growth and income fund products in late 1996 and early 1997, sales of fund shares over the period, and appreciation in the underlying value of the portfolio investments. This increase was partially offset by share redemptions in municipal mutual funds. Managed account assets under management at December 31, 1997 increased primarily due to the acquisition of approximately $9 billion in managed account assets from Rittenhouse. The modest increase in fees earned on exchange-traded funds principally reflects the impact of the movement of interest rates on the value of the investment portfolios. Average money market net assets under management continued to decrease due to relatively low short-term interest rates, a strong equity market and strong competition from sponsors of competing money market products.

     Gross sales of investment products for the years ending December 31, 1997, 1996 and 1995 are shown below:

--------------------------------------------------------------------------------
IN MILLIONS
--------------------------------------------------------------------------------
DECEMBER 31,                         1997            1996             1995
--------------------------------------------------------------------------------
Unit trusts                        $  757          $  963           $1,093
Mutual Funds                          951             649              179
Exchange-traded funds                 125              --               --
Managed accounts(1)                 1,193             135              346
--------------------------------------------------------------------------------
Total                              $3,026          $1,747           $1,618
--------------------------------------------------------------------------------

(1) For the 1997 period, includes four months of sales of Rittenhouse accounts.

The introduction of the Company's growth and income fund family of products together with integration of the Flagship mutual funds and the Flagship distribution organization contributed significantly to an increase in the Company's sales and distribution revenue from mutual funds for 1997 as compared with 1996 and 1995. However, the increase in sales of the municipal mutual funds were mostly offset by redemptions during the year as demand for municipal products remained relatively flat, continuing a trend since 1994. This trend is primarily due to competition from strong equity markets. Likewise, sales of municipal unit trusts declined in 1997 resulting in $3.4 million less in distribution revenues in 1997 compared with 1996.
     Sales of exchange-traded funds were the result of the issuance of $125 million in preferred stock in one of the Company's funds.
     Sales of managed accounts increased during 1997 as compared with the same periods of 1996 and 1995 as Rittenhouse's managed account business was added to the Company's for the last four months of 1997 together with a full year of Flagship account sales. Sales of managed accounts do not impact the Company's underwriting and distribution revenue as there are no transaction-based revenues associated with these products.
     The Company records positioning profits or losses from changes in the market value of investment company products and securities held temporarily. The Company hedged these holdings against fluctuations in interest rates using financial futures. During 1997, the Company recognized net positioning gains of $3.5 million compared with losses of $0.2 million recognized during 1996 and gains of $5.0 million recognized in 1995.
     Investment banking revenues include both new issue underwriting profits and fee income earned from various financial advisory activities. Consistent with the industry, investment banking revenues increased 21% in 1997 from $11.1 million to $13.4 million due to an increase in both negotiated underwritings and financial advisory activity during the period when compared with 1996. Investment banking revenues increased 7% from 1995 to 1996 due to an increase in financial advisory activity, partially offset by a decrease in underwriting revenues.
     Interest revenue declined 43% or $8.0 million when comparing the twelve month period ended December 31, 1997 with the same period of the prior year as cash balances were deployed in 1997 for the acquisitions of Flagship and Rittenhouse, for repurchases of a portion of the Company's outstanding common shares, and as a result of costs associated with the growth and income fund offerings. Interest income and dividends remained relatively flat when comparing the twelve month periods ended December 31, 1996 and December 31, 1995.
     Compensation and related benefits at December 31, 1997 increased 8% from December 31, 1996. Although the Company recognized an increase in salary expense with the addition of approximately 60 former Flagship employees for the full year and the addition of approximately 80 Rittenhouse employees for the last four months of 1997, the increase was partially offset by a reduction in incentive compensation expense and savings from integrating certain operating and administrative areas of Nuveen and Flagship. The Company's incentive compensation programs include both cash and equity incentive awards. In addition to the Company's annual incentive program, the Company has introduced a long-term incentive and retention program at Rittenhouse, which is tied to growth in the subsidiary's operating cash flow.
     Advertising and promotional expenditures increased during 1997 when compared with 1996 and 1995 primarily as a result of an advertising and promotional campaign in the first and second quarters of 1997 to support the launch of the new equity-based growth and income mutual fund products and increased production of prospectuses and other marketing materials needed to support a growing number of products.
     During December 1996 and the first five months of 1997, the Company offered shares of the Company's growth and income fund family on a load-waived basis. During this period, the Company paid and deferred recognition of commissions and other direct related costs of $17.5 million on approximately $600 million of fund share sales. The Company is amortizing these costs over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remain outstanding. Amortization expense recorded during 1997 amounted to $6.6 million.
     Goodwill amortization of $4.0 million was recorded during 1997 which relates to the acquisition of Flagship on January 2, 1997 and Rittenhouse on August 31, 1997. The Company expects to amortize goodwill over approximately 30 years for both acquisitions.
     Interest and other operating expenses increased for the twelve month period ended December 31, 1997 compared with the same period of the prior year due to the addition of the Flagship operations for the full twelve months of 1997 and Rittenhouse operations for the four month period ended December 31, 1997.

CAPITAL RESOURCES, LIQUIDITY
AND FINANCIAL CONDITION
The Company's principal businesses are not capital intensive and, historically, the Company has met its liquidity requirements through cash flow generated by the Company's operations. The Company's broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit, which exceed $400 million, to satisfy additional periodic, short-term liquidity requirements generally for the purpose of carrying variable rate demand obligations (VRDOs). Additionally, in early August, the Company entered into a $200 million committed, three-year revolving credit facility with a group of banks to ensure an ongoing liquidity source for general corporate purposes including acquisitions.
     On August 31, 1997, the Company acquired Rittenhouse, a nationally-known equity and balanced account manager, for a cash purchase price of $145 million. To finance the transaction the Company used $95 million of cash on hand and, for the remainder, utilized the aforementioned committed credit line. As of year end, the outstanding balance of indebtedness under this borrowing facility was $15 million.
     The Company completed the acquisition of Flagship on January 2, 1997. The Company's total cost of this acquisition was $72 million including cash and preferred stock valued at $63 million paid to the former Flagship principals. Additional payments in cash and common stock, which are contingent on the significant future growth in the Company's municipal mutual funds, could amount to as much as $20 million over a four year period. Contingent consideration for 1997 amounted to approximately $1.0 million which was paid during the first quarter of 1998. The $18 million cash portion of the purchase price was financed with cash on hand.
     At December 31, 1997, the Company held in its treasury 6,817,805 shares of common stock acquired in open market transactions and in transactions with its Class B shareholder, The St. Paul Companies, Inc., as part of ongoing stock repurchase programs. During February 1997, the Board of Directors authorized the purchase of 3.5 million shares to be prorated between Class A and Class B shares, based on the total number of shares outstanding. During 1997, the Company repurchased a total of 1,803,933 of its outstanding common shares, comprised of 419,514 Class A shares and 1,384,419 Class B shares, which automatically converted to Class A after repurchase.
     The Company is remarketing agent for various issuers of VRDOs with an aggregate principal value in excess of $1.8 billion at December 31, 1997. Although remarketing agents, including the Company, are only generally obligated to use their best efforts in locating purchasers for the VRDOs, they frequently repurchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold larger than average balances of such obligations for resale. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from top-rated third-party providers, including major commercial banks and insurance companies. At December 31, 1997, and December 31, 1996, the Company held $98 million and $100 million, respectively, of VRDOs, which are classified in its consolidated balance sheets as "Temporary Investments Arising from Remarketing Obligations". The Company's average daily inventory of VRDOs was $32 million during 1997 and $18 million during 1996.
     To minimize interest rate risk on fixed-income unit trust inventories and securities held by the Company, the Company entered into futures contracts during 1997 and expects to continue to do so. Additionally, the Company's investment banking group will, on occasion, act as financial adviser, broker, or underwriter to municipal or other not-for-profit issuers with respect to transactions such as interest rate swaps and forward delivery transactions.
     John Nuveen & Co. Incorporated, the Company's wholly owned broker/dealer subsidiary, is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule", which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1997, its net capital ratio was 1.47 to 1 and its net capital was $30.7 million which is $27.7 million in excess of the required net capital of $3.0 million.
     Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet its operating needs for the foreseeable future.

OTHER MATTERS

YEAR 2000
Like many other organizations around the world, the Company could be adversely affected if the computer systems used by the Company or by the Company's service providers do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Problem." The Company has taken steps that it believes adequately address the Year 2000 Problem with respect to the computer systems it uses. The Company also has obtained assurances that reasonable efforts are being taken by its service providers to address this issue.

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

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS, EXCEPT PER SHARE DATA

-------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                                       1997        1996
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                           $  8,771    $  6,348
Securities purchased under agreements to resell                                                      --      72,000
Temporary investments arising from remarketing obligations                                       97,705      99,835
Management and distribution fees receivable                                                      27,169      20,767
Other receivables                                                                                13,548      14,795
Securities owned (trading account), at market value:
 Nuveen tax-exempt unit trusts                                                                   31,926      39,206
 Tax-exempt bonds and notes                                                                         572       4,553
Deferred income tax asset, net                                                                    7,096       9,778
Furniture, equipment and leasehold improvements, at cost less accumulated depreciation
 and amortization of $24,665 and $19,363, respectively                                           14,788      14,073
Other investments                                                                                55,339      52,094
Goodwill, at cost less accumulated amortization of $3,956                                       209,300          --
Prepaid expenses and other assets                                                                26,018      21,802
-------------------------------------------------------------------------------------------------------------------
                                                                                               $492,232    $355,251
-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable                                                                                  $ 15,000    $     --
Secured short-term bank loans supporting remarketing obligations                                 69,500          --
Accrued compensation and other expenses                                                          42,111      47,789
Deferred compensation                                                                            27,414      23,414
Other liabilities                                                                                20,087      12,154
-------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                             174,112      83,357
-------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock, at redemption value;
  5,000,000 shares authorized, 1,800,000 shares issued                                           45,000          --
-------------------------------------------------------------------------------------------------------------------
Common stockholders' equity:
Class A common stock, $.01 par value; 150,000,000 shares authorized,
 issued 14,212,618 shares and 12,828,199 shares, respectively                                       142         128
Class B common stock, $.01 par value; 40,000,000 shares authorized,
 issued 24,441,738 shares and 25,826,157 shares, respectively                                       245         259
Additional paid-in capital                                                                       52,963      50,649
Retained earnings                                                                               403,635     363,715
Unamortized cost of restricted stock awards                                                        (185)       (705)
-------------------------------------------------------------------------------------------------------------------
                                                                                                456,800     414,046
Less common stock held in treasury, at cost (6,871,805 and 5,535,122 shares, respectively)     (183,680)   (142,152)
-------------------------------------------------------------------------------------------------------------------
 Total common stockholders' equity                                                              273,120     271,894
-------------------------------------------------------------------------------------------------------------------
                                                                                               $492,232    $355,251
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                       1997      1996      1995
--------------------------------------------------------------------------------------
Revenues:
 Investment advisory fees from assets under management    $221,635  $185,845  $183,135
 Underwriting and distribution of investment products       12,671    14,566    15,339
 Positioning profits (losses)                                3,491      (191)    4,981
 Investment banking                                         13,409    11,098    10,334
 Interest                                                   10,627    18,640    19,445
 Other                                                       7,094     2,494     2,973
--------------------------------------------------------------------------------------
  Total revenues                                           268,927   232,452   236,207
--------------------------------------------------------------------------------------
Expenses:
 Compensation and benefits                                  77,274    71,683    80,366
 Advertising and promotional costs                          18,853    12,641    12,677
 Occupancy and equipment costs                              12,647    11,948    11,668
 Amortization of goodwill and deferred offering costs       10,865        --        --
 Travel and entertainment                                    7,132     4,627     4,446
 Interest                                                    3,686     2,325     2,641
 Other operating expenses                                   16,300    11,726    10,639
--------------------------------------------------------------------------------------
  Total expenses                                           146,757   114,950   122,437
--------------------------------------------------------------------------------------
Income before taxes                                        122,170   117,502   113,770
--------------------------------------------------------------------------------------
Income taxes:
 Current                                                    44,697    41,833    47,777
 Deferred                                                    3,293     3,140    (4,627)
--------------------------------------------------------------------------------------
  Total income taxes                                        47,990    44,973    43,150
--------------------------------------------------------------------------------------
Net income                                                $ 74,180  $ 72,529  $ 70,620
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Average common and common equivalent shares outstanding:
 Basic                                                      32,275    35,656    36,939
 Diluted                                                    34,902    36,702    37,702
--------------------------------------------------------------------------------------
Earnings per common share:
 Basic                                                    $   2.23  $   2.03  $   1.91
 Diluted                                                  $   2.13  $   1.98  $   1.87
--------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY


IN THOUSANDS

-----------------------------------------------------------------------------------------------------------
                                                                         Unmoritized
                            Class A  Class B  Additional                     Cost of
                             Common   Common     Paid-In      Retained    Restricted    Treasury
                              Stock    Stock     Capital      Earnings  Stock Awards       Stock      Total
-----------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1994             $101     $286     $49,873      $274,606       $(6,615)  $ (32,319)  $285,932
Net income                       --       --          --        70,620            --          --     70,620
Cash dividends paid              --       --          --       (25,116)           --          --    (25,116)
Issuance of restricted
 stock awards                    --       --          --            36          (719)        683         --
Amortization of restricted
 stock awards                    --       --          --            --         5,723          --      5,723
Purchase of treasury stock       --       --          --            --            --     (16,182)   (16,182)
Exercise of stock options        --       --          --          (441)           --       2,071      1,630
Other                            --       --         249            --            --          --        249
-----------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1995              101      286      50,122       319,705        (1,611)    (45,747)   322,856
Net income                       --       --          --        72,529            --          --     72,529
Cash dividends paid              --       --          --       (27,579)           --          --    (27,579)
Issuance of restricted
 stock awards                    --       --          --            55          (750)        695         --
Amortization of restricted
 stock awards                    --       --          --            --         1,656          --      1,656
Purchase of treasury stock       27      (27)         --            --            --    (101,074)  (101,074)
Exercise of stock options        --       --          --          (995)           --       3,974      2,979
Other                            --       --         527            --            --          --        527
-----------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1996              128      259      50,649       363,715          (705)   (142,152)   271,894
Net income                       --       --          --        74,180            --          --     74,180
Cash dividends paid              --       --          --       (30,589)           --          --    (30,589)
Issuance of restricted
 stocks awards                   --       --          62            --            --       1,342      1,404
Amortization of restricted
 stock awards                    --       --          --            --           520          --        520
Purchase of treasury stock       14      (14)         --            --            --     (54,775)   (54,775)
Exercise of stock options        --       --         (62)       (3,671)           --      11,905      8,172
Other                            --       --       2,314            --            --          --      2,314
-----------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1997             $142     $245     $52,963      $403,635       $  (185)  $(183,680)  $273,120
-----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

-----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                                1997       1996       1995
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                                       $  74,180  $  72,529  $  70,620
 Adjustments to reconcile net income to net cash
 provided from (used for) operating activities:
  Deferred income taxes                                                               3,293      3,140     (4,627)
  Depreciation and amortization                                                       4,555      5,052      4,598
  Amortization of goodwill                                                            3,956         --         --
  Net (increase) decrease:
   Accrued investment advisory fees                                                    (563)    (1,134)     1,321
   Accrued interest receivable                                                         (139)     1,281     (1,291)
   Accounts receivable, other                                                        18,349     (4,401)     1,635
  Net increase (decrease):
   Current taxes payable                                                             (9,745)    (4,395)     4,414
   Accrued compensation and other expenses                                          (10,138)    33,299     (1,064)
  Net change in receivables and payables from/to brokers,
   dealers, customers and other assets/other liabilities                             (4,934)   (10,489)    (1,156)
  Amortization of restricted stock awards                                               520      1,656      5,723
  Net (increase) decrease in assets:
  Temporary investments arising from remarketing obligations                          2,130     98,450   (104,740)
  U.S. government securities (escrow accounts)                                           --      1,385     (1,385)
  Securities owned (trading account)                                                 11,261      7,617      3,109
  Net increase (decrease) in liabilities:
   Secured short-term bank loans                                                     69,500         --         --
   Securities sold under agreements to repurchase                                        --    (25,000)    25,000
   Security purchase obligations                                                     (2,227)    (4,947)    (7,465)
   Deferred compensation                                                              3,834        598      3,513
  Other                                                                                (657)        --         --
-----------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities                           163,175    174,641     (1,795)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Notes Payable:
  Proceeds from revolving credity facility                                           76,000         --         --
  Repayment of loans                                                                (61,000)        --         --
 Dividends paid                                                                     (30,026)   (27,579)   (25,116)
 Proceeds from stock options exercised                                                8,172      3,080      1,528
 Acquisition of treasury stock                                                      (54,775)  (101,800)   (16,355)
-----------------------------------------------------------------------------------------------------------------
   Net cash used for financing activities                                           (61,629)  (126,299)   (39,943)
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Payments for purchases of other companies,
 net of cash received                                                              (165,369)        --         --
 Purchase of U.S. Treasury securities                                                (1,004)  (103,422)  (126,854)
 Proceeds from maturity of U.S. Treasury securities                                      --    163,965     69,513
 Purchases of office furniture and equipment                                         (3,194)    (2,787)    (3,321)
 Net (increase) decrease in other investments                                        (1,556)   (43,786)      (341)
-----------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities                          (171,123)    13,970    (61,003)
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                    (69,577)    62,312   (102,741)
Cash and cash equivalents:
 Beginning of year                                                                   78,348     16,036    118,777
-----------------------------------------------------------------------------------------------------------------
 End of year                                                                      $   8,771  $  78,348  $  16,036
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

General Information and Basis of Presentation
The consolidated financial statements include the accounts of The John Nuveen Company (the "Company" or "Nuveen") and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to correspond to the 1997 presentation. These reclassifications had no effect on net income or retained earnings as previously reported for those years. The Company's majority shareholder is The St. Paul Companies.
     John Nuveen & Co. Incorporated ("Nuveen & Co."), trades, underwrites and markets municipal bonds, and is sponsor/ underwriter of the Nuveen unit trusts (a series of unit investment trusts) and Nuveen open-end and exchange-traded (closed-end) management investment companies (funds). The Company has four advisor subsidiaries which are registered under the Investment Advisers Act of 1940, Nuveen Advisory Corp. ("NAC"), Nuveen Institutional Advisory Corp. ("NIAC"), Nuveen Asset Management ("NAM") and Rittenhouse Financial Services ("Rittenhouse"). NAC and NIAC provide investment advice to and administer the business affairs of the Nuveen family of management investment companies. NAM and Rittenhouse provide investment management services for individuals and institutional investors.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Securities Purchased Under Agreements to Resell
Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured.

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

Temporary Investments Arising from
Remarketing Obligations
The Company is remarketing agent for various issuers of variable rate demand obligations (VRDOs) with an aggregate principal value in excess of $1.8 billion at December 31, 1997. Although remarketing agents, including the Company, are only generally obligated to use their best efforts in locating purchasers for the VRDOs, they frequently purchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold substantial amounts of such obligations for resale. The Company has come to expect such imbalances at year end and, to a lesser extent, at each calendar quarter end. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from highly rated third party providers including major commercial banks and insurance companies. At December 31, 1997 and 1996, the Company held VRDOs with a cost and market value of $97.7 million and $99.8 million, respectively. In comparison, the Company's average daily temporary investment in VRDOs was $32.3 million during 1997 and $17.9 million during 1996.

Secured Short-Term Bank Loans
The Company meets its short-term financing needs arising from its VRDO remarketing activities by obtaining bank loans that are collateralized by securities owned by the Company including VRDO's.

Securities Transactions
Securities transactions entered into by the Company's broker dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned (trading accounts) are valued at market value and realized and unrealized gains and losses are reflected in income. Profits and losses are accrued on unsettled securities transactions based on trade dates and, to the extent determinable, on underwriting commitments, purchase and sale commitments of when-issued securities, and delayed delivery contracts.

Furniture, Equipment and Leasehold Improvements
Furniture and equipment, primarily computer equipment, are depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease.

Other Investments
Other investments consist primarily of convertible preferred stock in a privately held institutional equity manager and investments in certain Company sponsored mutual funds. The preferred stock investment is carried at cost and is not readily marketable. Consequently, fair value cannot be readily ascertained.

Goodwill
Goodwill, representing the excess of the cost over the net tangible and intangible assets of acquired businesses, is stated at cost and is amortized, on a straight-line basis, over the estimated future periods to be benefited. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of undiscounted cash flows of the related acquired operations.

Prepaid Expenses and Other Assets
Prepaid expenses and other assets consists primarily of deferred commissions and other directly related costs associated with the sale of the Nuveen Growth and Income Stock Fund in late 1996 and early 1997. Such costs are being amortized on a straight-line basis over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remain outstanding.

Derivative Financial Instruments
Although not prohibited from doing so, the Company does not use derivative financial instruments to speculate on the direction of interest rates. However, to minimize interest rate risk on the municipal bond and unit trust inventory held by the Company, the Company has entered into futures contracts and expects to continue to do so in the future. Additionally, the Company's investment banking group, on occasion, acts as financial adviser, broker, or underwriter to municipal or other not-for-profit issuers with respect to transactions in interest rate swaps and forward delivery transactions. Derivative financial instruments owned by the Company are valued at market value and realized and unrealized gains and losses are reflected in income.

Equity Incentive Plans
The Company accounts for restricted stock and options issued under its equity incentive plans using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and its related Interpretations.

Advertising and Promotional Costs
Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company brand name and image. The Company's policy is to expense such costs as incurred.

Supplemental Cash Flow Information
The Company paid interest of $2.3 million in 1997, $1.6 million in 1996, and $1.4 million in 1995. This compares with interest expense reported in the Company's Consolidated Statements of Income of $3.7 million, $2.3 million and $2.6 million for the respective reporting years.

2. EARNINGS PER SHARE
In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement replaced the previous calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Basic EPS excludes the dilutive effects of options and convertible securities. Diluted EPS is similar to the previously reported fully diluted EPS.
     The following table sets forth a reconciliation of net income and common shares used in the basic and diluted earnings per share computations (EPS) for the three years ended December 31, 1997:


-------------------------------------------------------------------
In thousands,                                             Per-Share
except per share data               Net Income    Shares     Amount
-------------------------------------------------------------------
1995:
Basic EPS                              $70,620    36,939      $1.91
Dilutive effect of employee
 stock options                              --       763
Diluted EPS                            $70,620    37,702      $1.87
-------------------------------------------------------------------
1996:
Basic EPS                              $72,529    35,656      $2.03
Dilutive effect of:
  Deferred stock                            --       137
  Employee stock options                    --       909
Diluted EPS                            $72,529    36,702      $1.98
-------------------------------------------------------------------
1997:
Net income                             $74,180
Less: Preferred stock dividends         (2,250)
Basic EPS                              $71,930    32,275      $2.23
Dilutive effect of:
  Contingent common stock                   --         5
  Deferred stock                            --       178
  Employee stock options                    --       795
  Assumed conversion of
   preferred stock                       2,250     1,650
Diluted EPS                            $74,180    34,903      $2.13
-------------------------------------------------------------------

Options to purchase 102,500 and 1,128,000 shares of the Company's common stock were outstanding at December 31, 1997 and 1996, respectively, but were not included in the computation of diluted earnings per share because the options' respective weighted average exercise prices of $37.59 and $30.00 per share were greater than the average market price of the Company's common shares during the applicable year.

3. ACQUISITIONS OF FLAGSHIP AND RITTENHOUSE
On January 2, 1997, the Company completed the acquisition of Flagship Resources, Inc. and its two wholly-owned subsidiaries, Flagship Financial Inc., a registered investment adviser under the Investment Advisors Act of 1940 and Flagship Funds Inc., a registered broker/dealer under the Securities Exchange Act of 1934 (together "Flagship"). Flagship's principal businesses included providing investment management services to the Flagship family of predominantly state municipal bond funds and managed accounts and the underwriting and distribution of new municipal mutual fund and managed account products. At December 31, 1996, Flagship had over $4.6 billion in assets under management including $4.2 billion of mutual funds and $400 million of managed accounts. In connection with its integration program, the Company changed the name of Flagship Financial Inc. to Nuveen Asset Management and consolidated its retail and institutional managed account operations into this company. Also as part of the integration program, Flagship Funds Inc. was combined into the Company's broker/dealer subsidiary.
     The total cost of the Flagship acquisition was $72 million, including $63 million ($45 million of preferred stock and $18 million cash) paid to the former Flagship shareholders. The Company recorded goodwill of approximately $70 million related to the transaction which is being amortized over 30 years.
     In addition to the initial purchase price, the Company has agreed to make additional payments of cash and common stock, up to $20 million over a four year period, which are contingent upon future growth in the Company's municipal mutual funds. Contingent consideration for 1997 amounted to approximately $1.0 million.
     On July 15, 1997, the Company entered into an agreement to acquire Rittenhouse Financial Services, Inc. (Rittenhouse), a nationally known equity and balanced account manager, for $145 million in cash. Rittenhouse, a registered investment adviser under the Investment Advisors Act of 1940, specializes in managing individual portfolios for high net worth individuals and institutions. Rittenhouse's main products are equity and balanced portfolios that seek attractive long-term capital appreciation with moderate risk through investments in quality, large-capitalization companies. Rittenhouse currently has approximately $10 billion in assets under management. The transaction closed on August 31, 1997.
     Goodwill, the excess of the purchase price over the fair value of the assets acquired, approximating $143 million, is being amortized over an estimated period of 30 years subject to completion of an independent appraisal.
     Each of the acquisitions was accounted for using the purchase method of accounting. The operating results of the consolidated businesses as reported in the accompanying Consolidated Statements of Income include that of the acquired businesses from each respective acquisition date through December 31, 1997. The following table provides pro forma gross revenue, net income and earnings per share data as if each acquisition had taken place on January 1, 1996:


-------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA
-------------------------------------------------------------------
DECEMBER 31,                                        1997       1996
-------------------------------------------------------------------
Gross revenue                                   $289,000   $283,200
Net income                                      $ 75,200   $ 74,200
Earnings per share:
 Basic                                          $   2.26   $   2.02
 Diluted                                        $   2.16   $   1.94
-------------------------------------------------------------------


These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on January 1, 1996 or of future results of operations of the consolidated entity.

4. INCOME TAXES
The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:


-------------------------------------------------------------------
                                          1997      1996       1995
-------------------------------------------------------------------
Federal statutory rate applied
 to income before taxes                   35.0%     35.0%      35.0%
State and local income taxes,
 net of federal income
 tax benefit                               4.6       4.2        4.1
Tax-exempt interest income,
 net of disallowed
 interest expense                          (.9)     (1.0)      (1.4)
Other, net                                  .6        .1         .2
-------------------------------------------------------------------
Effective tax rate                        39.3%     38.3%      37.9%
-------------------------------------------------------------------



The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets are shown in the following table:

IN THOUSANDS
---------------------------------------------------------------------------------------
DECEMBER 31,                                                              1997     1996
---------------------------------------------------------------------------------------
Gross deferred tax asset:
 Deferred compensation                                                 $11,830  $11,043
 Accrued postretirement
  benefit obligation                                                     2,794    2,482
 Unfunded accrued pension cost
  (nonqualified plan)                                                      467       --
 Book amortization in excess of tax amortization                         1,634    1,367
 Other                                                                     735      624
---------------------------------------------------------------------------------------
Gross deferred tax asset                                                17,460   15,516
---------------------------------------------------------------------------------------
Gross deferred tax liability:
 Deferred commissions and fund offering costs                            7,822    4,840
 Goodwill amortization                                                     675       --
 Tax depreciation in excess of book depreciation--                                  197
 Prepaid pension costs (qualified plan)                                    690      511
 Unrealized gain                                                         1,119       --
 Other                                                                      58      190
---------------------------------------------------------------------------------------
Gross deferred tax liability                                            10,364    5,738
---------------------------------------------------------------------------------------
 Net deferred tax asset                                                $ 7,096  $ 9,778
---------------------------------------------------------------------------------------

The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.
     Not included in income tax expense for 1997, 1996 and 1995, are income tax benefits of $2,308,000, $527,000 and $249,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported in the consolidated statements of changes in stockholders' equity.

     Federal and state income taxes paid for the years ending December 31, 1997, 1996 and 1995, amounting to $41,557,000, $46,664,000 and $43,375,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

5. NOTES PAYABLE
On August 8, 1997, the Company entered into a $200 million revolving credit facility with a group of banks that extends through August 2000. Proceeds from borrowings under the facility are to be used for general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of .09% of the maximum amount available under the credit line. Borrowings under the agreement are unsecured. During 1997, the weighted average interest rate relating to amounts borrowed under the credit facility was 6.06%. At December 31, 1997, there were $15 million in borrowings outstanding under this facility.

6. COMMITMENTS AND CONTINGENCIES
Rent expense for office space and equipment was $7,293,000, $5,919,000 and $6,085,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes, and maintenance for the years 1998 through 2003, the last year for which there is a commitment, are as follows:


    IN THOUSANDS
    -------------------------------
    Year                 Commitment
    -------------------------------
    1998                     $7,075
    1999                      7,083
    2000                      7,005
    2001                      1,911
    2002                      1,392
    Thereafter                  695
    -------------------------------


The Company and its subsidiaries are named as defendants in certain legal actions having arisen in the ordinary course of business. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

7. EMPLOYEE RETIREMENT AND INCENTIVE COMPENSATION PROGRAM
The Company has a noncontributory retirement plan covering most employees, including employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes.
     The following table sets forth the components of the net pension expense (benefit) as reflected in the consolidated statements of income:


IN THOUSANDS
--------------------------------------------------------------
DECEMBER 31,                            1997     1996     1995
--------------------------------------------------------------
Service cost-benefits
 earned during the year               $  917   $  845   $  750
Interest cost on projected
 benefit obligation                      984    1,019      960
Actual return on plan assets          (4,460)  (2,250)  (3,626)
Net amortization                       2,132      214    1,889
--------------------------------------------------------------
Net pension expense (benefit)         $ (427)  $ (172)  $  (27)
--------------------------------------------------------------


The following table summarizes the funded status at December 31, 1997 and 1996. Prepaid pension cost is recorded in prepaid expenses and other assets on the consolidated balance sheets.

IN THOUSANDS
--------------------------------------------------------------------------------
DECEMBER 31,                                                       1997     1996
--------------------------------------------------------------------------------
Plan assets at fair value, primarily common
 stocks, U.S. government obligations and
 corporate bonds                                                $24,662  $20,786
--------------------------------------------------------------------------------
Actuarial present value of benefits for services
 rendered to date:
  Accumulated benefits based on salaries paid
   to date:
    Vested                                                       10,834    9,698
    Nonvested                                                       659      535
--------------------------------------------------------------------------------
  Accumulated benefit obligation                                 11,493   10,233
  Additional benefits based on estimated
   future salary levels                                           3,627    2,502
--------------------------------------------------------------------------------
  Projected benefit obligation                                   15,120   12,735
--------------------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                                               9,542    8,051
Unrecognized net asset at
  January 1, 1987, being recognized over 15 years                (1,147)  (1,438)
Unrecognized net gain from past experience                       (6,580)  (5,213)
Unrecognized prior service cost                                    (156)    (168)
--------------------------------------------------------------------------------
Prepaid pension cost                                            $ 1,659   $1,232
--------------------------------------------------------------------------------

The funded status is determined using assumptions at the end of the year. Pension cost is determined using assumptions at the beginning of the year. Assumptions as of December 31 used to determine projected benefit obligations and pension costs are as follows:


---------------------------------------------------------------------
DECEMBER 31,                               1997      1996       1995
---------------------------------------------------------------------
Discount rate                              7-1/2%    7-3/4%    7-1/4%
Rate of increase in compensation           5-1/2%    5-1/2%    5-1/2%
Expected rate of return on plan assets         9%    8-1/2%        8%
---------------------------------------------------------------------


The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.

The following table sets forth the components of net pension expense for the unfunded plan as reflected in the consolidated statements of income:

IN THOUSANDS
-------------------------------------------------------------
DECEMBER 31,                        1997      1996       1995
-------------------------------------------------------------
Service cost-benefits
 earned during the year             $ 90      $ 26       $ 26
Interest cost on projected
 benefit obligation                  171       122        230
Net amortization                     144        90         78
-------------------------------------------------------------
Net pension expense                 $405      $238       $334
-------------------------------------------------------------

The following table reconciles the accumulated benefit obligation of the unfunded plan at December 31, with the amounts included in accrued compensation and other expenses in the Company's consolidated balance sheets:

IN THOUSANDS
-----------------------------------------------------------------------
DECEMBER 31,                                              1997     1996
-----------------------------------------------------------------------
Actuarial present value of benefits
 for services rendered to date:
  Accumulated benefits
   based on salaries paid to date:
     Vested                                             $1,359   $  437
     Nonvested                                             131       --
-----------------------------------------------------------------------
                                                         1,490      437
  Additional benefits
   based on estimated future salary levels               1,071       40
-----------------------------------------------------------------------
  Projected benefit obligation                           2,561      477
Unrecognized net gain (loss) from past experience         (740)     (12)
Unrecognized prior service cost                           (270)    (270)
Unrecognized net obligation
   at January 1, 1987, being
   recognized over 15 years                               (429)    (541)
-----------------------------------------------------------------------
Unfunded plan accrued (prepaid) pension cost            $1,122   $ (346)
-----------------------------------------------------------------------


During 1996, the Company paid $3,769,000 in lump sum benefit payments to retiring executives under the plan and recorded an additional $231,000 in net pension expense related to the settlement of these unfunded obligations.
     The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were the same rates as disclosed under the funded pension plan.
     The Company has a profit sharing plan that covers most employees, including employees of certain of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401K employee contributions.
     The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonus until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate.

8. POSTRETIREMENT BENEFITS
   OTHER THAN PENSION
The Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. A portion of the cost of these benefits is shared by the Company and the retiree.
     The following table sets forth the components of the net postretirement benefit expense as reflected in the consolidated statements of income:

IN THOUSANDS
----------------------------------------------------------------------
DECEMBER 31,                                1997       1996       1995
----------------------------------------------------------------------
Service cost-benefits earned during
  the year                                  $303       $339       $246
Interest cost on accumulated benefit
  obligation                                 324        344        335
Net amortization                             (74)        (2)       (19)
----------------------------------------------------------------------
  Net postretirement benefit expense        $553       $681       $562
----------------------------------------------------------------------

The following table reconciles the accumulated postretirement benefit obligation with amounts included in accrued compensation and other expenses in the Company's consolidated balance sheets:

IN THOUSANDS
-----------------------------------------------------------------
DECEMBER 31,                                        1997     1996
-----------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees eligible for benefits                  $1,260   $1,367
  Fully eligible active plan participants            795      935
  Other active plan participants                   2,962    2,746
-----------------------------------------------------------------
Accumulated postretirement benefit obligation      5,017    5,048
Unrecognized net gain                              1,697      926
-----------------------------------------------------------------
  Accrued postretirement benefit cost             $6,714   $5,974
-----------------------------------------------------------------


The annual assumed rate of increase in the per capita cost of covered medical benefits for pre-65 participants is 11.0% for 1997 and is assumed to decrease to 6.0% by 2002 and remain at that level thereafter. The annual assumed rate for post-65 participants is 8.0% for 1997 and is assumed to decrease to 6.0% by 1999 and remain at that level thereafter.
     Increasing the assumed health care cost trend rates by one percentage point in each year would result in an increase in the Accumulated
Postretirement Benefit Obligation (APBO) as of December 31, 1997, of $888,000 and an increase in the aggregate of the service cost and interest cost for the period ended December 31, 1997, of $138,000. A discount rate of 7.50% was used to determine the APBO.

9. EQUITY INCENTIVE PLANS
The Company maintains two stock-based compensation programs, the Nuveen 1992 Special Incentive Plan (1992 Plan) and the Nuveen 1996 Equity Incentive Plan (1996 Plan). The 1992 Plan was developed in connection with the Company's public offering of stock and authorized the issuance of an aggregate of 5,980,000 shares of Class A common stock for the grant of equity awards, including up to 2,340,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved for award an aggregate of 3,800,000 shares of Class A common stock. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.
     In 1995, the Company awarded 30,000 shares of restricted stock, with a vesting schedule ranging from one to four and one-half years, on terms substantially identical to the terms of the 1992 Plan. The Company further awarded 190,000 restricted shares of stock (including 160,000 shares deferred at the election of the recipients) in February 1996 with a fair value of $25 per share and a three year cliff vesting period, pursuant to the 1996 Plan. During 1997, the Company awarded an additional 90,500 shares of restricted stock (of which 33,500 shares were deferred at the election of the recipients) with three year cliff vesting periods and with a weighted average fair value of $27.49 per share. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related services are rendered. Recorded compensation cost for these awards was $2.4 million, $5.8 million and $7.3 million for 1997, 1996 and 1995, respectively.
     The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the market price of the stock on the day the options were awarded. Options awarded in 1992, under the 1992 Plan, vested fully on July 1, 1996 and remain exercisable through May 27, 2002. During 1995, the Company awarded options for 50,000 shares of Class A common stock under the 1992 Plan. These options vest in quarterly installments through October 1, 1999 and remain exercisable through May 27, 2002. Options awarded during 1996 and 1997, pursuant to the 1996 Plan, are generally subject to three and four year cliff vesting and expire after ten years. In addition, the Company awarded options for 423,000 shares of common stock in January 1998 to employees for services provided during 1997. In accordance with APB 25, no compensation expense has been recognized for any of the stock options awarded. There are 1,240,760 shares available for future equity awards as of December 31, 1997.
     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) encourages, but does not require, the use of a fair value based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and is amortized to expense over the lesser of the options' vesting period or the related employee service period. While the Company has elected to account for its stock-based compensation plans in accordance with APB 25, SFAS 123 requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of the Statement had been applied and the Company accounted for its employee stock option awards under the fair value method of the Statement. Accordingly, if the Company's compensation cost for employee stock options awarded had been determined in this manner, the Company's 1997 net income would have been reduced by $3.3 million, or $.10 per basic and diluted earnings per share. Furthermore, the Company's 1996 and 1995 net income would have been reduced by $1.5 million and $23,000, respectively, translating into a reduction of $.04 per 1996 basic and diluted earnings per share and a reduction of less than $.01 per 1995 basic and diluted earnings per share. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1997, 1996, and 1995, respectively; weighted-average risk-free interest rates of 6.4%, 6.0% and 5.9%; dividend yields of 3.00%, 3.06% and 3.06%; weighted-average expected option lives of 5.8, 7.8 and 7 years; and volatility factor of the expected market price of the Company's common stock of 20% for all three years. SFAS 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994. Consequently, the pro forma information and weighted average option fair values do not include the effects of options awarded in 1992 under the 1992 Plan, and accordingly may not be representative of the compensation cost to be expected in future years.
     A summary of the Company's stock option activity for the years ended December 31, 1997, 1996 and 1995 is presented in the following table and narrative:

IN THOUSANDS, EXCEPT PRICE DATA
-------------------------------------------------------------
                                                     Weighted
                                                      Average
                                                     Exercise
                                              Shares    Price
-------------------------------------------------------------
Options outstanding at
 December 31, 1994                             3,222   $18.00
  Awarded                                         50    24.00
  Exercised                                      (91)   18.00
  Forfeited                                      (15)   18.00
-------------------------------------------------------------
Options outstanding at
 December 31, 1995                             3,166    18.09
  Awarded                                      1,464    28.85
  Exercised                                     (165)   18.00
  Forfeited                                       (4)   18.00
-------------------------------------------------------------
Options outstanding at
 December 31, 1996                             4,461    21.63
  Awarded                                        485    29.43
  Exercised                                     (453)   18.04
  Forfeited                                     (136)   27.58
-------------------------------------------------------------
Options outstanding at
 December 31, 1997                             4,357   $22.69
-------------------------------------------------------------
Options exercisable at:
  December 31, 1995                            2,643   $18.01
  December 31, 1996                            2,964   $18.03
  December 31, 1997                            2,524   $18.07
-------------------------------------------------------------

The options awarded during 1997 and 1996, with exercise prices equal to the market price of the stock on the date of grant, have weighted average exercise prices of $27.25 and $25.00 and weighted average fair values of $6.20 and $5.69 per share, respectively. The options awarded during 1997 and 1996, with exercise prices in excess of the stock's grant date market value, have weighted average exercise prices of $37.59 and $30.00 and weighted average fair values of $5.68 and $4.55 per share, respectively. The grant date fair value of options awarded during 1995 is $5.65 per share. Exercise prices for options outstanding as of December 31, 1997 ranged from $18 to $39.15 per share. The weighted average remaining contractual life of those options is 6.08 years.

10. REDEEMABLE PREFERRED STOCK
On January 2, 1997, in connection with its acquisition of Flagship Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45,000,000. Shares of preferred stock are convertible into approximately 1.65 million shares of the Company's Class A Common Stock on or after January 2, 1999 and are redeemable at the option of the Company at any time on or after January 2, 2001 but not later than January 2, 2007. Dividends on preferred stock are paid quarterly.

11. COMMON STOCK
A summary of common stock activity for the three year period ended December 31, 1997 follows:


IN THOUSANDS
-----------------------------------------------------------
DECEMBER 31,                          1997     1996    1995
-----------------------------------------------------------
Shares outstanding at
 beginning of year                  33,119   36,676  37,223
Shares issued under stock options
 and other incentive plans             506      196     120
Shares acquired                     (1,842)  (3,753)   (667)
-----------------------------------------------------------
Shares outstanding at end of year   31,783   33,119  36,676
-----------------------------------------------------------

Included in the 1997 program was the repurchase of 1.4 million
Class B shares which upon repurchase converted to Class A shares.
     As of December 31, 1997, the Company is authorized to repurchase 1.7 million shares of Class A and Class B common stock pursuant to an ongoing stock repurchase program authorized by the Board of Directors.

12. NET CAPITAL REQUIREMENT
Nuveen & Co. is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1997, the Company's net capital ratio was 1.47 to 1 and its net capital was $30,715,820 which is $27,699,439 in excess of the required net capital of $3,016,381.

13. QUARTERLY RESULTS (UNAUDITED)
The following tables set forth selected quarterly financial information for each quarter in the two year period ending December 31, 1997:

-----------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                                1997
-----------------------------------------------------------------------
                                       First   Second    Third   Fourth
                                     Quarter  Quarter  Quarter  Quarter
-----------------------------------------------------------------------
 Total revenues                      $62,584  $61,846  $67,813  $76,684
 Net income                           17,802   17,742   18,569   20,068
 Per common share:
  Net income                             .52      .54      .57      .61
  Cash dividends                         .21      .21      .23      .23
 Stock price range:
  High                                31-3/8   31-1/2   35-1/8   37-3/4
  Low                                 26-3/8   28-5/8  30-7/16   34-7/8
-----------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                                1996
-----------------------------------------------------------------------
                                       First   Second    Third   Fourth
                                     Quarter  Quarter  Quarter  Quarter
-----------------------------------------------------------------------
 Total revenues                      $57,059  $55,714  $58,614  $60,960
 Net income                           17,005   17,150   18,497   19,877
 Per common share:
  Net income                             .45      .46      .50      .57
  Cash dividends                         .18      .18      .21      .21
 Stock price range:
  High                                25-5/8   25-3/4   27-1/8   28-1/2
  Low                                 23-7/8   23-7/8   23-7/8   26-1/4
-----------------------------------------------------------------------

      The John Nuveen Company Class A common stock, representing approximately 23% of the Company's issued and outstanding common stock at December 31, 1997, is listed on the New York Stock Exchange under the symbol "JNC." Trading of the Company's Class A common stock began on May 20, 1992. At December 31, 1997, there were approximately 3,345 shareholders of record. There are no restrictions on the Company's present ability to pay dividends on its common stock.

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
THE JOHN NUVEEN COMPANY:

We have audited the accompanying consolidated balance sheets of The John Nuveen Company (the Company) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The John Nuveen Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
Chicago, Illinois
January 20, 1998

FIVE YEAR FINANCIAL SUMMARY

IN THOUSANDS, UNLESS OTHERWISE INDICATED
--------------------------------------------------------------------------------------
DECEMBER 31,                              1997      1996      1995      1994      1993
--------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Revenues:
 Investment advisory fees from
  assets under management             $221,635  $185,845  $183,135  $181,918  $176,105
 Underwriting and distribution of
  investment products                   12,671    14,566    15,339    18,149    27,698
 Positioning profits (losses)            3,491      (191)    4,981    (8,237)    5,381
 Investment banking                     13,409    11,098    10,334    11,793    19,937
 Interest                               10,627    18,640    19,445    13,686    12,434
 Other                                   7,094     2,494     2,973     2,992     3,679
--------------------------------------------------------------------------------------
   Total revenues                      268,927   232,452   236,207   220,301   245,234
--------------------------------------------------------------------------------------
Expenses:
 Compensation and benefits              77,274    71,683    80,366    83,079    84,665
 Advertising and promotional costs      18,853    12,641    12,677    16,151    24,360
 All other                              50,630    30,626    29,394    26,436    24,546
--------------------------------------------------------------------------------------
   Total expenses                      146,757   114,950   122,437   125,666   133,571
--------------------------------------------------------------------------------------
Income before taxes                    122,170   117,502   113,770    94,635   111,663
Income taxes                            47,990    44,973    43,150    36,424    41,219
--------------------------------------------------------------------------------------
Net income                            $ 74,180  $ 72,529  $ 70,620  $ 58,211  $ 70,444
--------------------------------------------------------------------------------------
Earnings per common share:
 Basic                                $   2.23  $   2.03  $   1.91  $   1.54  $   1.83
 Diluted                              $   2.13  $   1.98  $   1.87  $   1.52  $   1.76
Return on beginning equity                27.3%     22.5%     24.7%     21.2%     33.3%
Total dividends per share             $     .88 $    .78  $    .68  $    .64  $    .56
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                          $492,232  $355,251  $402,512  $348,847  $410,641
Total liabilities                      174,112    83,357    79,656    62,915   135,441
--------------------------------------------------------------------------------------
Redeemable preferred stock            $ 45,000        --        --        --        --
Common stockholders' equity           $273,120  $271,894  $322,856  $285,932  $275,200
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
NUVEEN MANAGED FUNDS AND ACCOUNTS
(IN MILLIONS):
Net Assets Under Management
Managed funds:
 Mutual funds                         $ 10,885  $  5,930  $  5,457  $  4,731  $  4,962
 Exchange-traded funds                  26,117    25,434    25,784    23,731    25,805
 Money market funds                        970     1,004     1,113     1,242     1,954
Managed accounts                        11,622       823       688       343       227
--------------------------------------------------------------------------------------
   Total                              $ 49,594  $ 33,191  $ 33,042  $ 30,047  $ 32,948
--------------------------------------------------------------------------------------
Nuveen managed fund sales:
 Mutual funds(1)                      $    355  $    554  $    236  $    285  $  1,039
 Exchange-traded funds and portfolios      191        38        19       470     3,962
 Money market funds(1)                     (35)     (109)     (129)     (713)     (680)
Managed accounts                           721       138       346       116        78
--------------------------------------------------------------------------------------
   Total                              $  1,232  $    621  $    472  $    158  $  4,399
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
NUVEEN UNIT INVESTMENT
TRUSTS (IN MILLIONS):
Market value outstanding              $ 12,176  $ 13,571  $ 15,517  $ 16,793  $ 20,019
Total sales (par value)               $    757  $    963  $  1,093  $  1,235  $  1,433
--------------------------------------------------------------------------------------

(1)Sales and dividend reinvestments less redemptions.

THE JOHN NUVEEN COMPANY

BOARD OF DIRECTORS

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

Paul J. Liska
Executive Vice President and
     Chief Financial Officer
The St. Paul Companies

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

Headquarters

The John Nuveen Company
333 West Wacker Drive
Chicago, IL 60606
312-917-7700

Transfer Agent and Registrar
The Bank of New York
Shareholder Relations
Church Street Station
P.O. Box 11258
New York, NY 10286-1258
1-800-524-4458

Stock Exchange Listing
New York Stock Exchange
trading symbol: JNC


Form 10-K

The annual report to the
Securities and Exchange
Commission on Form 10-K
for the fiscal year ended
December 31, 1997
will be provided upon
written request to:

Jeffrey Kratz
Investor Relations
John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, IL 60606


ANNUAL MEETING
The annual shareholder's meeting for The John Nuveen Company will be Thursday, May 7, 1998 at 10:30 am at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL.