Form 10-K, Exhibit 13
period 1998-12-31
NUVEEN JOHN COMPANY
filed 1999-03-31
CIK 885708

                                                                      EXHIBIT 13






             ------------------------------------------------------
                             THE JOHN NUVEEN COMPANY
             ------------------------------------------------------

                     INVESTING IN OUR
                      SECOND CENTURY                    98
             ----------------------------------
             1998 ANNUAL REPORT TO SHAREHOLDERS
             ------------------------------------------------------

                        To Our Shareholders and Employees


     In 1998, your Company enjoyed a record year:

  -  Sales grew to $7.8 billion - up 156%.

  -  Revenues increased to $308 million - up 14%.

  -  Earnings grew to $84 million - up 13%.

  -  Return on shareholders' equity exceeded 25%.

  -  Earnings per share grew by 14% to $2.43.

  -  Cash flow per share increased by 16% to $2.98.

  -  Quarterly dividends rose 13%, our sixth
     consecutive annual increase since we became a public company in 1992.









  The John Nuveen Company, through its Nuveen and Rittenhouse operations, provides customized individual accounts, mutual funds, exchange-traded funds and defined portfolios that help financial advisers meet the needs of their affluent investor clients. The Company also provides municipal, institutional and corporate investment banking and asset management services. The
  Company's products and services are offered through registered financial advisers working for independent broker-dealers, banks, insurance companies, accounting firms and financial planning specialists. The John Nuveen Company is listed on the New York Stock Exchange and trades under the symbol "JNC."

                             The John Nuveen Company


                              Financial Highlights
                      (in millions, except per share data)



---------------------------------------------------------------------------------------------------
   December 31,                             1998         1997        1996        1995         1994
---------------------------------------------------------------------------------------------------
   Assets Under Management               $55,267      $49,594     $33,191     $33,042      $30,047
   Gross Sales                           $ 7,755      $ 3,026     $ 1,747     $ 1,618      $ 1,614
   Revenues                              $   308      $   269     $   232     $   236      $   220
   Net Income                            $    84      $    74     $    73     $    71      $    58
   Earnings per Share (diluted)          $  2.43      $  2.13     $  1.98     $  1.87      $  1.52
   Cash Flow per Share (diluted)         $  2.98      $  2.57     $  2.11     $  2.00      $  1.62
---------------------------------------------------------------------------------------------------






                         CHART 1                  CHART 2
               (ASSETS UNDER MANAGEMENT)       (GROSS SALES)


                         CHART 3                  CHART 4
                   (EARNINGS PER SHARE)    (CASH FLOW PER SHARE)







                                      P. 1

                             The John Nuveen Company





--------------------------------------------------------------------------------

                          OUR MISSION FOR A NEW CENTURY

--------------------------------------------------------------------------------

     To rapidly become a premier investment management firm by delivering exceptional value to advisers who help build and manage wealth for their investors, by achieving superior earnings growth for JNC shareholders, and by offering rewarding careers to our employees.

--------------------------------------------------------------------------------






     Timothy R. Schwertfeger
     Chairman and                                 [PHOTO]
     Chief Executive Officer







--------------------------------------------------------------------------------


                                      P. 2

                             The John Nuveen Company

Dear Shareholders,

      On behalf of all of us at the The John Nuveen Company, I am very pleased to report on the record results and significant accomplishments achieved in 1998.

      First, 1998 marked another year of record earnings - led, in large part, by accelerating growth in products and services added since 1996.

      These results reflect the impact of our new strategic direction and the investments we made in new products, new services and new ideas during the year.

      We are executing a strategic transformation of our Company, a process that is having a positive impact on every part of our operations.

      Our strategy is both simple and compelling, with two central tenets:

      The first is to continue leveraging our heritage of high-quality, long-term oriented investment expertise through a broad range of relationships with financial advisers who serve affluent investors.

      The second is to provide exceptional value to financial advisers by recognizing and serving their diverse needs. We are now organized around distinct lines of business - individually managed accounts, mutual funds, defined portfolios and exchange-traded funds-that reflect the business practices and service requirements of our key customers.

      Consistently meeting our investment standards and providing exceptional value to financial advisers is the goal of every portfolio manager, sales representative and customer service person within the firm, and of all the rest of us who stand behind these front line contacts.

      This strategy provides a connecting link between our history and our increasing role as a provider of investment solutions to financial advisers looking to help their clients sustain the wealth of a lifetime.

                           To rapidly become a premier

                           investment management firm

We define premier as being considered by leading brokerage firms and financial advisers to be one of their best and most trusted investment management partners. It means a constant, unwavering commitment to the highest standards of quality and dependability in all aspects of our business.

      In particular, this emphasis on quality and dependability is a driving force behind our product selection and development. It also underlies our affiliation with a select group of seasoned investment managers chosen for their specialization in a particular asset class or investment style, and their sharing of our underlying commitment to quality, dependable performance and rigorous research.

      Today, these managers include Rittenhouse Financial Services for our large-cap, growth-oriented individually managed accounts, mutual funds and defined portfolios; Institutional Capital Corporation for our value-oriented mutual funds; and Nuveen Advisory Corporation, for our fixed-income mutual funds, managed





                                      P. 3

                             The John Nuveen Company




--------------------------------------------------------------------------------

              Investing in our business to enhance our performance

--------------------------------------------------------------------------------

      "Throughout 1998...sales momentum increased in every product category...more than two-thirds of 1998 sales were in equity-based products that have been added to the Company's product line since 1996."


--------------------------------------------------------------------------------
                 PIE                                       BAR
                CHART                                     CHART
Equity-based products dominated 1998 sales  Quarterly sales show dramatic growth

Municipal                30%                         Quarterly Sales
                                                     (in $ millions)
Taxable Fixed Income      3%
                                                    1Q94       406.5
Equity-Based             67%                        2Q94         362
                                                    3Q94         343
                                                    4Q94         386
                                                    1Q95         367
                                                    2Q95       421.1
                                                    3Q95       369.5
                                                    4Q95         157
                                                    1Q96       288.8
                                                    2Q96       311.3
                                                    3Q96       315.6
                                                    4Q96       746.3
                                                    1Q97       492.5
                                                    2Q97         611
                                                    3Q97         804
                                                    4Q97      1118.3
                                                    1Q98        1727
                                                    2Q98        1831
                                                    3Q98        1999
                                                    4Q98        2197

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------


                                      P. 4

                             The John Nuveen Company





accounts and defined portfolios.

      Looking more specifically at our defined portfolios, this commitment to quality and dependability also has led to the introduction of equity investments using criteria developed with well-known equity research firms, including Standard & Poor's and Dow Jones, to select securities whose performance we believe will withstand the test of time.

                   by delivering exceptional value to advisers

Our continued success also rests on identifying and delivering distinct, compelling, tangible value to our most important customers - the financial advisers who work with affluent and high net worth investors.

      Value manifests itself in several ways. One of the most important, and most visible, is the quality and dependability of our product performance. Exceptional value is built upon a foundation of consistently competitive investment performance.

      For example, as of December 31, 44% of our 57 exchange-traded funds had four-or five-star ratings from Morningstar. Most of these 57 funds were trading at higher premiums or smaller discounts than their peers, creating more than $500 million in additional market value for Nuveen fund shareholders.

      Eleven Nuveen exchange-traded and open-end funds recently were recognized by Lipper as being the No. 1 fund in their peer group in total return over the preceding one-, five-or ten-year periods.

      The Rittenhouse model equity portfolio, consisting of well-established industry leaders with outstanding long-term records, posted a total return of 28.25% for 1998, comparing well with an S&P 500 return dominated by high tech stocks. This represented Rittenhouse's 15th positive year in a row.

      Five of our sector defined portfolios posted returns of more than 30% in the first three months of their existence.

      This consistently strong performance creates value, and has a direct impact on product sales. Throughout 1998, total sales of funds, accounts and portfolios reached more than $7.7 billion, a 156% increase over 1997 and one of our best years ever. Sales momentum increased in every product category.

      New investment opportunities also can create value. In 1998, we introduced a variety of funds and portfolios designed to help advisers address specific investor needs for more balance and diversity in their holdings. These new offerings included:

MUTUAL FUNDS
Rittenhouse Growth Fund
European Value Fund

DEFINED PORTFOLIOS
Dow 5 and Dow 10 Portfolios
Rittenhouse Concentrated Growth Portfolio
10 Industry Sector Portfolios




                                      P. 5

                             The John Nuveen Company


--------------------------------------------------------------------------------

              INVESTING IN HIGH VALUE, HIGH GROWTH MARKET SEGMENTS

--------------------------------------------------------------------------------

      "Our primary focus remains on those advisers who work with investors seeking to sustain wealth for themselves and their families...As our country ages and grows wealthier, we believe financial advisers are well positioned to help their clients through the challenges ahead."

--------------------------------------------------------------------------------

               CHART                                           CHART
55-64 age group faster than national average
(in millions)

year      55-64     total pop    change in     Change in       HIGHLY CONFIDENT  ----------------------
                                 55-65 from    total pop       OF INVESTMENT     100%
                                 prior period  from prior      SUCCESS
                                               period                            ----------------------
                                                                                 80%
1955      14621     165069                                     Investors who
1960      15624     179979           0.0686     0.090326       work with         ----------------------
1965      17076     193526        0.0929339      0.07527       financial         60%
1970      18682     203984        0.0940501     0.054039       advisers
1975      20045     215465        0.0729579     0.056284                         ----------------------
1980      21754     227225        0.0852582      0.05458                         40%
1985      22135     237924         0.017514     0.047085       Investors who
1990      21092     249402         -0.04712     0.048242       do not work with  ----------------------
1995      21131     262755         0.001849      0.05354       financial         20%
2000      23961     274634        0.1339265     0.045209       advisers
2005      29605     285981        0.2355494     0.041317                         ----------------------
2010      35283     297716        0.1917919     0.041034                            0
                                                                                          56%      23%



--------------------------------------------------------------------------------

Our target investor market is growing       Adviser-assisted investors are more
much faster than the general population    confident of their investment success

--------------------------------------------------------------------------------





                                      P. 6

We also took significant steps to align our internal organization in ways that help us deliver added value to financial advisers. One example is the restructuring of our investment management activities by combining the expertise of our portfolio managers and research analysts. By establishing integrated teams, each specializing in a particular type of investment or region of the country, we are better positioned to identify and take rapid advantage of market opportunities as they arise.

      In addition, we have almost completed the consolidation of all customer servicing activities. By combining all customer records within one organization, our customer service representatives have increased abilities to call up entire account histories, answer a variety of questions easily and provide faster service without the need to transfer callers.

      Our investment banking operations also made significant strides in 1998, focusing on our proven strength in fashioning innovative financings and establishing relationships with a variety of agencies and authorities that represent signi?cant future opportunities.

                            who help build and manage

                           wealth for their investors

Our primary focus remains on those advisers who work with investors seeking to sustain wealth for themselves and their families. We have found that our individual managed account services at Rittenhouse and Nuveen Asset Management are attractive particularly to advisers working with clients with between $1 million and $10 million to invest. Our mutual funds and defined portfolios are focused primarily on helping advisers serve the needs of those with investment portfolios averaging more than $250,000.

      During the 1990s, it is estimated that the affluent market grew five times faster than the population as a whole. We believe this market will continue to grow by as much as 50% over the next ten years. As our country ages and grows wealthier, investors will be faced with increasingly complex tax, retirement and estate planning issues that will require careful, integrated solutions. We believe professional investment advisers are well positioned to help their clients through the challenging questions that lie ahead.

                           achieving superior earnings

                           growth for JNC shareholders

Prosperity in any business is ultimately defined by earnings growth. This is a truism we recognize and a shareholder expectation we are committed to satisfy.

      One result of our pattern of record earnings is that last year our operating margin exceeded 50%. Our return on total shareholders' equity of just over 25% is right in line with our 25-year historical average. In addition to continued revenue growth, we remain committed to the rigorous cost controls that make these types





                                      P. 7

                            The John Nuveen Company






--------------------------------------------------------------------------------

                    INVESTING IN A CUSTOMER-FOCUSED STRATEGY

--------------------------------------------------------------------------------

      "To stand out, we must offer exceptional value to Financial advisers by recognizing and serving their diverse needs...We are now organized around distinct lines of business...that reflect the business practices and service requirements of our key customers."

--------------------------------------------------------------------------------





              [FLOW CHART DEPICTING THE DECISION MAKING PROCESS
                AND CHARACTERISTICS OF PERCEIVED TARGET MARKET]




--------------------------------------------------------------------------------

             We are committed to working with our customers in ways
                  that meet their needs and business practices.

--------------------------------------------------------------------------------


                                      p.8
of results possible in a period when we also are investing to grow our businesses.

      Over time, we believe stock prices tend to track with earnings growth. Our goal is to provide steady, predictable earnings growth that demonstrates clearly and consistently that our business development strategies are producing excellent results.

      In addition to share price, dividends remain an important part of shareholder return. In 1998, we were able to raise our quarterly dividend by 13%, maintaining our pattern of raising the dividend every year since our initial public offering in 1992.

      We are especially proud of our ability to raise our dividend consistently over the past three years while investing more than $400 million in business acquisitions, share repurchases, infrastructure improvements and new product introductions. We will continue to look for ways to combine our capital, our products, and our distribution strategy to grow earnings and dividends consistently.

                 and offering rewarding careers to our employees

The heart of any organization is its base of professional, dedicated employees, and we maintain a keen interest in their growth and development. For this reason, we are supplementing our ongoing technical training with management and leadership training programs designed to build the skills needed to take full advantage of our opportunities.

      The record results, the growing array of products, the quality service and the exciting opportunities now before us can all be traced to the continued dedication and hard work of the men and women who comprise all the different parts of The John Nuveen Company. Their increased productivity and efficiency allowed us to achieve this outstanding performance. Without their efforts, our Company would not enjoy the advantages we have today.

                          READY FOR OUR SECOND CENTURY

Our Company celebrated its 100th birthday in November, capping a century of achievement that provides a solid financial and cultural foundation for future growth.

      A century of existence might cause some companies to believe they have seen it all and have all the answers. While we're proud of our corporate achievements, we know that our continued success depends on our continued evolution. Our first 100 years shows a continuous commitment to new business growth initiatives. We will maintain this commitment as we enthusiastically embark on our second century.

Sincerely,


                           /s/ Timothy R. Schwertfeger

                             Timothy R. Schwertfeger
                      Chairman and Chief Executive Officer




                                      P. 9

                             --------------------------------------------------

                             FINANCIAL REVIEW
                             Management's Discussion and Analysis           11
                             --------------------------------------------------
                             Consolidated Balance Sheets                    21
                             --------------------------------------------------
                             Consolidated Statements of Income              22
                             --------------------------------------------------
                             Consolidated Statements of Changes in
                               Common Stockholders' Equity                  23
                             --------------------------------------------------
                             Consolidated Statements of Cash Flows          24
                             --------------------------------------------------
                             Notes to Consolidated Financial Statements     25
                             --------------------------------------------------
                             Report of Independent Auditors                 35
                             --------------------------------------------------
                             Five Year Financial Summary                    36
                             --------------------------------------------------
                             Directors and Executive Officers               37
                             --------------------------------------------------
                             Shareholder Information                        38
                             --------------------------------------------------

                             The John Nuveen Company



          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                               (December 31, 1998)


                           DESCRIPTION OF THE BUSINESS

The Company's principal businesses are asset management and related research; development, marketing and distribution of investment products and services; and municipal and corporate investment banking services. The Company distributes its investment products, including mutual funds, exchange-traded funds (closed-end funds), defined portfolios (unit trusts) and individually managed accounts through registered representatives associated with unaffiliated firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisers.

   The Company distributes individually managed accounts primarily through its Rittenhouse Financial Services, Inc. (Rittenhouse) operating unit as well as through Nuveen Asset Management, and distributes its mutual funds and defined portfolios through its John Nuveen & Co. Incorporated (Nuveen & Co.) operating unit.

   The Company's primary business activities generate three principal sources of revenue: (1) ongoing advisory fees earned on assets under management, including mutual funds, exchange-traded funds and individually managed accounts; (2) transaction-based revenue earned upon the distribution of mutual fund and defined portfolio products; and (3) investment banking revenues, consisting of underwriting and advisory fees.

   The profitability of each of these lines of business, and the volume of sales of the Company's products, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, equity market performance, changes in interest rates, the rate of inflation, changes in income tax rates and laws, and municipal bond new issue supply.

   Assets under management include equity, taxable fixed-income and municipal securities. Municipal assets represented 71% of assets under management in managed funds and accounts at December 31, 1998, compared with 77% at December 31, 1997.

                             GENERAL INDUSTRY TRENDS

The U.S. economy in 1998 continued to expand despite financial and trade problems in many other parts of the world. U.S. stock prices showed considerable volatility, with the S&P 500 declining 10% in the third quarter before rebounding strongly to finish with a total return of 29% for the year. Despite the strong economy and resilient stock market, interest rates on Treasury securities were driven down by investors seeking safety in the midst of global uncertainty. The yield on the 30-year Treasury bond fell from just under 6% to just over 5% at year end. While municipal yields did not drop as dramatically (the Bond Buyer 20 dipped from 5.15% to 5.00%), they decreased enough to help boost new issue volume by 29% compared with 1997.

   Market volatility and uncertainty during 1998 resulted in a decrease in net flows (equal to the sum of sales, reinvestment and exchanges less redemptions) into equity and taxable fixed-income mutual funds industry-wide for the year compared with the previous year. Sales of these mutual funds for the twelve-month period ended December 31, 1998, were down approximately 25% compared with the same period of the prior year. Equity managed accounts and equity defined portfolio products continued to attract increased cash flows across the industry. Municipal bond funds posted a 175% increase in net flows industry-wide in 1998 over the prior year. This was primarily due to volatility in the equity markets, the relative price stability of high-quality fixed-income products and favorable pricing of municipals compared with treasury securities. Industry sales of municipal defined portfolio products declined in 1998 as a result of less competitive current returns.



                                      p.11

                             The John Nuveen Company


   The following table compares key operating information of the Company for the respective twelve-month periods:

                            FINANCIAL RESULTS SUMMARY


                     (in millions, except per share amounts)

---------------------------------------------------------------------------
  December 31,                                    1998      1997      1996
---------------------------------------------------------------------------
  Gross sales of investment
   products                                    $ 7,755   $ 3,026   $ 1,747
  Assets under management(1)(2)                 55,267    49,594    33,191
  Gross revenues                                 307.5     268.9     232.5
  Operating expenses                             169.8     146.7     115.0
  Pretax operating income                        137.7     122.2     117.5
  Net income                                      83.6      74.2      72.5
  Basic earnings per share                        2.57      2.23      2.03
  Diluted earnings per share                      2.43      2.13      1.98
  Operating cash flow per share(3)                2.98      2.57      2.11
  Dividends per share                              .98       .88       .78
---------------------------------------------------------------------------

(1) Excludes defined portfolio products sponsored by the Company.
(2) At period end.
(3) Operating cash flow (net income plus amortization and depreciation) on a per-share basis is calculated under the same method used for diluted earnings per share and is presented as an additional measurement of operating performance, not as a substitute for earnings per share.

                          SUMMARY OF OPERATING RESULTS

- Gross sales for 1998 reached more than $7.7 billion, an increase of 156% from the level of total sales in 1997. More than two-thirds of the Company's sales in 1998 were in equity-based products that have been added to the Company's product line since 1996.

- Gross revenues for the year ended December 31, 1998, increased 14% from the prior year primarily due to higher advisory fee revenues. This increase resulted from increased levels of average assets under management in funds and accounts. Average net assets increased due to the inclusion of a full year of Rittenhouse managed account assets which were acquired in August 1997, and the sale of funds and accounts throughout 1997 and 1998. These increases were partially offset by a decline in interest income earned on short-term investments as the Company invested in the growth of its business, and a decline in distribution revenues earned on sales of municipal defined portfolio products.

- Operating expenses in 1998 increased over the prior year primarily due to a full year of goodwill amortization and incremental personnel and operating expenses resulting from the acquisition of Rittenhouse in August 1997.

   The following discussion and analysis contains important information that should be helpful in evaluating the Company's results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

                              RESULTS OF OPERATIONS

Total advisory fee income earned during any period is directly related to the market value of the assets managed by the Company. Advisory fee income will increase with a rise in the level of assets under management, which occurs with the sale of fund shares, the addition of new managed accounts or deposits into existing managed accounts, the acquisition of assets under management from other advisory companies, or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products sponsored by the Company into shares of mutual funds. Fee income will decline when managed assets decline, as would occur when the values of fund portfolio investments decrease or when mutual fund redemptions or managed account withdrawals exceed sales and reinvestments.




                                      p.12

                             The John Nuveen Company


   Investment advisory fee income, net of subadvisory fees and expense reimbursements, from assets managed by the Company is shown in the following table:

                           MANAGED FUNDS AND ACCOUNTS

                            INVESTMENT ADVISORY FEES


                             (in thousands)
-------------------------------------------------------------------------

  December 31,                              1998      1997         1996
-------------------------------------------------------------------------
  Managed Funds:
   Mutual Funds(1)                        $ 51,851   $ 45,809    $ 25,495
   Exchange-Traded Funds                   159,638    156,392     155,172
   Money Market Funds                        3,431      3,801       4,430
  Managed Accounts(2)                       57,939     15,633         748
-------------------------------------------------------------------------
   Total                                  $272,859   $221,635    $185,845
=========================================================================

(1) The 1997 and 1998 periods include advisory fee income earned on assets acquired from Flagship Resources,Inc. on January 2, 1997.
(2) The 1998 period and the last four months of 1997 include advisory fee income earned on assets managed by Rittenhouse.

   The following table summarizes net assets under management:

                           MANAGED FUNDS AND ACCOUNTS
                         NET ASSETS UNDER MANAGEMENT(1)

                              (in millions)
-------------------------------------------------------------------------
  December 31,                              1998       1997       1996
-------------------------------------------------------------------------
  Managed Funds:
   Mutual Funds(2)                        $ 11,883   $ 10,885    $  5,930
   Exchange-Traded Funds                    26,223     26,117      25,434
   Money Market Funds                          824        970       1,004
  Managed Accounts (3)                      16,337     11,622         823
-------------------------------------------------------------------------
   Total                                  $ 55,267   $ 49,594    $ 33,191
=========================================================================

(1) Excludes defined portfolio product assets under surveillance.
(2) Includes $4.2 billion in mutual funds acquired from Flagship Resources, Inc. on January 2, 1997.
(3) Includes $9.1 billion in managed accounts acquired from Rittenhouse on August 31, 1997.

   Total advisory fees for the year ended December 31, 1998, increased over the comparable periods in 1997 and 1996 as a result of higher levels of average assets under management relating principally to the 1997 acquisitions of Rittenhouse and Flagship Resources, Inc. (Flagship). Mutual fund assets under management at December 31, 1998, increased $1.0 billion from December 31, 1997, and managed account assets under management at December 31, 1998, increased $4.7 billion from December 31, 1997. These increases reflect net sales of fund shares and accounts over the periods and appreciation in the underlying value of the portfolio investments. Mutual fund assets increased $5.0 billion and managed account assets increased $10.8 billion from December 31, 1996, to December 31, 1997, primarily due to the acquisition of Flagship on January 2, 1997, and the acquisition of Rittenhouse on August 31, 1997, respectively. Average money market fund net assets under management decreased in both 1998 and 1997 due to redemptions, which were driven by relatively low short-term interest rates and strong competition from sponsors of competing money market products.

   Gross sales of investment products for the years ending December 31, 1998, 1997 and 1996 are shown below:

                         GROSS INVESTMENT PRODUCT SALES


                              (in millions)
-------------------------------------------------------------------------
                                            1998       1997       1996
-------------------------------------------------------------------------
  Mutual Funds(1)                         $  1,553   $    951    $    649
  Defined Portfolios                           809        757         963
  Exchange-Traded Funds                          -        125           -
  Managed Accounts(2)                        5,393      1,193         135
-------------------------------------------------------------------------
   Total                                  $  7,755   $  3,026    $  1,747
=========================================================================

(1) The 1997 and 1998 periods include sales of funds acquired from Flagship on January 2, 1997.
(2) The 1998 period and the last four months of 1997 include sales of Rittenhouse accounts.

   Overall, gross sales of the Company's products for the years ended December 31, 1998, and December 31, 1997, increased 156% and 73%, respectively, from the previous twelve-month periods. Net flows (equal to the sum of sales, reinvestment and exchanges less redemptions) were $5.7 billion for the twelve-month period ended December 31, 1998, and $1.8 billion for the twelve-month period ended December 31, 1997,




                                      p.13

                             The John Nuveen Company




which represents an increase of 217%. Net flows in 1996 were $1.7 billion.

Mutual Funds Growing concern regarding general valuation levels and volatility in the equity markets resulted in a 68% increase in the Company's municipal mutual fund sales during 1998 over 1997 as investors sought to balance their portfolios or turned to more conservative investments. Municipal mutual fund redemptions during 1998 were 11% lower than those of the prior year. However, distribution revenue earned on the municipal mutual fund sales in 1998 declined compared with the prior year. This decrease is primarily the result of the inclusion, for the 1997 period only, of 12b-1 fees earned in January 1997 under Flagship's former mutual fund pricing structure. On February 1, 1997, the Flagship and Nuveen municipal funds merged and adopted pricing structures more similar to the Nuveen funds. Additionally, compensation paid by the Company to financial advisers in 1998 on municipal mutual fund sales in excess of $1.0 million increased over 1997. Municipal mutual fund sales in 1997 also increased when compared with 1996. This was primarily due to the integration of the Flagship mutual funds and the Flagship distribution organization early in 1997.

   Sales of the Company's equity mutual funds increased 56% in 1998 over 1997 due to the introduction of two new funds. In January 1998, the Company introduced a new large-cap growth equity fund subadvised by Rittenhouse and in June 1998, a new European value equity fund subadvised by Institutional Capital Corporation (icap). Accordingly, the Company experienced an increase in distribution revenue.

Defined Portfolios The increase in sales of defined portfolio products for the twelve-month period ended December 31, 1998, compared with the prior year was primarily the result of increased sales of equity and taxable fixed-income defined portfolio products. This increase was partially offset by the decrease of municipal defined portfolio sales, resulting from less competitive current returns on these products. Distribution revenue for the equity and taxable fixed-income defined portfolio products increased by $1.2 million in 1998 compared with 1997, while distribution revenue for the longer term municipal defined portfolio products was down $2.1 million over the same period.

   Sales of municipal defined portfolios and the related distribution revenue also declined when comparing 1997 with 1996, primarily due to the same factors affecting municipal defined portfolio sales in 1998.

Managed Accounts Sales of managed accounts increased 352% during the twelve-month period ended December 31, 1998, when compared with 1997 primarily due to the inclusion of twelve months of Rittenhouse account sales in 1998 and to the continuing momentum of Rittenhouse sales through its traditional customer base and through Nuveen's broad distribution relationships. Sales of Nuveen's municipal managed accounts increased $390 million in 1998, an 80% increase when compared with the prior year. Total Rittenhouse and Nuveen managed account sales also increased in 1997 when compared with the 1996 period as Rittenhouse's managed account business was added to the Company's for the last four months of 1997. Sales of managed accounts do not impact the Company's underwriting and distribution revenue since there are no transaction-based revenues associated with these products.

Other Revenues The Company records positioning profits or losses from changes in the market value of investment products and securities held temporarily. The Company hedges certain of these holdings against fluctuations in interest rates using financial futures. During 1998, the Company realized net positioning gains of $0.3 million compared with gains of $3.5 million and losses of $0.2 million during 1997 and 1996, respectively.



                                      p.14

                             The John Nuveen Company



   Investment banking revenues include both net new issue underwriting revenues and fee income earned from various financial advisory activities. Investment banking revenues were $13.0 million in 1998, $13.4 million in 1997 and $11.1 million in 1996. The decrease of $0.4 million in 1998 compared with 1997 was due to lower fee revenue partially offset by higher underwriting revenues. The increase of $2.3 million in 1997 over 1996 was due to an increase in both negotiated underwritings and financial advisory activity.

   Interest and dividend revenue declined $4.1 million and $8.0 million when comparing the years ended December 31, 1998 and 1997 with the respective prior years as cash balances were deployed in January 1997 for part of the acquisition of Flagship, in August 1997 for the acquisition of Rittenhouse, for repurchases of a portion of the Company's outstanding common shares, and for investments in new products and systems in 1997 and 1998.

Operating Expenses Operating expenses increased $23.0 million and $31.8 million in 1998 and 1997 over the respective prior years. The increase in 1998 was principally due to the inclusion of twelve months of Rittenhouse operations in the 1998 results and only four months in the 1997 results. The increase in the 1997 operating expenses over 1996 was primarily due to the inclusion of a full year of Flagship expenses in 1997 and four months of Rittenhouse expenses in 1997 with no comparable costs incurred in 1996.

   Compensation and related benefits for the year ended December 31, 1998, increased $11.6 million, or 15% over the prior year. This increase was the result of the inclusion of approximately 90 Rittenhouse employees in 1998, which was partially offset by headcount reductions in other areas. Compensation and benefits for the year ended December 31, 1997, increased $5.6 million, or 8% over 1996 primarily due to the addition of approximately 60 Flagship employees for the full year and 80 Rittenhouse employees for the last four months of 1997. This increase was partially offset by a reduction in incentive plan compensation expense.

   Advertising and promotional expenditures increased for 1998 when compared with 1997 primarily due to the inclusion of Rittenhouse advertising and promotional expenditures and the incremental costs to support the expanded product line offered by the Company. Advertising and promotional expenditures increased in 1997 over 1996 primarily as a result of an advertising and promotional campaign in the first and second quarters of 1997 to support the launch of new equity-based growth and income mutual funds.

   The increase in amortization of goodwill and deferred offering costs when comparing 1998 with 1997 also relates to the acquisition of Rittenhouse and the introduction of the Company's new equity mutual funds. The Company recorded $4.9 million of Rittenhouse-related goodwill amortization expense in 1998 compared with $1.6 million in 1997. The Company is amortizing the goodwill associated with Rittenhouse over approximately 30 years. The increase in amortization expense when comparing 1997 with 1996 is due to the first year of amortization expense on the Flagship-related goodwill, four months of Rittenhouse-related goodwill amortization and the first of three years of amortization expense on the December 1996 load-waived mutual fund offering.

   Occupancy and equipment, travel and entertainment, and other operating expenses increased $8.7 million and $7.8 million for the years ended December 31, 1998 and 1997, respectively, when compared with the prior years. The increase in 1998 was primarily due to the addition of the Rittenhouse operations for the full twelve-month period. The increase in 1997 was due to the addition of the Flagship operations for the full twelve months of 1997 and Rittenhouse operations for the four-month period ended December 31, 1997.




                                      p.15

                             The John Nuveen Company




                          CAPITAL RESOURCES, LIQUIDITY

                             AND FINANCIAL CONDITION

The Company's principal businesses are not capital intensive and, historically, the Company has met its liquidity requirements through cash flow generated by the Company's operations. The Company's broker-dealer subsidiary occasionally utilizes available, uncommitted lines of credit, which exceed $400 million, to satisfy additional periodic, short-term liquidity requirements generally for the purpose of carrying variable rate demand obligations (VRDOs). As of December 31, 1998, the balance due on these uncommitted lines of credit was $10 million. Additionally, in August 1997, the Company entered into a $200 million committed, three-year revolving credit facility with a group of banks to ensure an ongoing liquidity source for general corporate purposes including acquisitions. As of December 31, 1998, there was no outstanding balance due on the committed credit line.

   On August 31, 1997, the Company acquired Rittenhouse, a nationally-known equity and balanced account manager, for a cash purchase price of $145 million. To finance the transaction the Company used $95 million of cash on hand and, for the remainder, utilized the aforementioned committed credit line, which was subsequently paid down during the first quarter of 1998. The acquisition has been accounted for using the purchase method of accounting resulting in approximately $144 million in goodwill for financial reporting purposes, which will be amortized against earnings over approximately 30 years.

   The Company completed the acquisition of Flagship on January 2, 1997, for a total purchase price of $71.8 million, before taking into account contingent consideration. The Company financed the acquisition using cash of $18.0 million and preferred stock valued at $45.0 million, with the remaining balance representing liabilities assumed and direct acquisition costs. Additional payments in cash and common stock, which are contingent on the significant future growth in the Company's municipal bond mutual funds, could amount to as much as $20.0 million over a four-year period. Contingent consideration for 1998 and 1997 amounted to approximately $2.4 and $1.0 million, respectively. Goodwill of approximately $70.0 million, before taking into account the contingent consideration, will be amortized against earnings over approximately 30 years.

   At December 31, 1998, the Company held in its treasury 7,298,720 shares of common stock acquired in open market transactions and in transactions with its Class B shareholder, The St. Paul Companies, Inc., as part of ongoing stock repurchase programs. In February 1997, the Board of Directors authorized the purchase of 3.5 million shares. At December 31, 1998, the Company has approximately 1.0 million shares remaining to be purchased under the February 1997 repurchase program.

   In August 1998, the Company announced a 13% increase in its third quarter dividend, to $0.26 per common share, from the second quarter amount of $0.23 per common share. During 1998, the Company paid out dividends on common shares totaling $31.0 million and on preferred shares totaling $2.2 million, compared with $28.3 million and $2.2 million, respectively, in 1997.

   The Company is remarketing agent for various issuers of VRDOs with an aggregate principal value of $1.7 billion as of December 31, 1998. Although remarketing agents, including the Company, are only generally obligated to use their best efforts in locating purchasers for the VRDOs, they frequently repurchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold larger than average balances of such obligations for resale. The Company has come to expect such imbalances at year-end and, to a lesser extent, at each calendar quarter-end. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from top-rated third-party providers, including major commercial banks and insurance


                                      p.16

                             The John Nuveen Company



companies. On December 31, 1998, and December 31, 1997, the Company held $66.8 million and $97.7 million, respectively, of VRDOs, which are classified in its consolidated balance sheets as "Temporary Investments Arising from Remarketing Obligations." The Company's average daily inventory of VRDOs was $14.9 million during 1998 and $32.3 million during 1997.

   To minimize interest rate risk on fixed-income defined portfolio product inventories and securities held by the Company, the Company entered into hedging transactions using futures contracts during 1998 and expects to continue to do so periodically. Additionally, the Company's investment banking group will, on occasion, act as financial adviser, broker, or underwriter to municipal or other issuers with respect to transactions such as interest rate swaps and forward delivery transactions.

   John Nuveen & Co. Incorporated, the Company's wholly owned broker-dealer subsidiary, is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1998, its net capital ratio was 2.06 to 1 and its net capital was $27.8 million which is $24.0 million in excess of the required net capital of $3.8 million.

   Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet its operating needs for the foreseeable future.

                                  OTHER MATTERS

Year 2000 The Company has taken a number of steps to address the Year 2000 challenge. As background, the Company first addressed this challenge in the early 1980s because of the historical focus of the Company's broker-dealer and investment adviser subsidiaries on municipal bonds, which typically mature 20 to 30 years after the date of issuance. As a result, in the early 1980s the Company began developing internal software standards and other information technology systems that required the use of four digits to represent a year. These systems have been improved and tested over the years and remain in place, thus providing the Company with a base of internally developed, Year 2000 ready software. The Company outsources to service providers many administrative functions relating to its funds and investment products, and an outside service provider serves as transfer agent and custodian for all of the funds sponsored by the Company.

   In light of the above, the Company's preparations for Year 2000 consist essentially of examination and testing of the software packages and hardware provided by third parties and of the systems and software of service partners, with particular emphasis on its key service providers, to determine their degree of Year 2000 compliance. The Company has compiled a detailed inventory of all third-party software and hardware used in processing at Nuveen and Rittenhouse and is in the process of obtaining certifications of the Year 2000 compliance for each item of software and hardware (which the Company expects to complete by the end of the second quarter in 1999). The certification process may require follow up, which will be done as needed throughout 1999.

   The most significant service providers include Chase Manhattan Bank, CheckFree Investment Services (formerly Security APL), and JJ Kenny, a subsidiary of Standard & Poor's Corporation. Chase serves as transfer agent and custodian for the Company's funds and serves as trustee of the defined portfolios sponsored by the Company. CheckFree provides the portfolio accounting system for both Rittenhouse and Nuveen Asset Management. Kenny serves as pricing agent for the municipal securities held by the Company's funds.

   The Company is coordinating with, and monitoring the Year 2000 readiness plans of, each of these service providers, who have shared detailed information with the Company regarding their respective Year 2000 plans and initiatives. Chase has




                                      p.17

                             The John Nuveen Company



certified to the Company that it has completed its internal testing and remediation and that its systems are Year 2000 compliant. Chase has begun testing system interfaces with its business partners, including the Company, and this testing is expected to be completed during the second quarter of 1999. CheckFree Investment Services has recently tested and put into production its Year 2000 remediated systems. JJ Kenny and the Company are scheduled to begin testing system interfaces during the second quarter of 1999.

   The Company is participating in the industry wide testing of securities trade processing systems sponsored by the Securities Industry Association. As part of this initiative, the Company is partnering with three other firms over a four-week period to simulate post-Year 2000 settlement of securities trades through settlement clearinghouses used by industry participants. All of the Company's critical systems involved in trade processing are being tested as part of this effort. The results of this testing initiative will be reviewed by the Securities Industry Association and are expected to be available in April 1999. The testing of the Company's critical systems that are not involved in securities trade processing, including general ledger and portfolio management systems, are scheduled to be completed by June 30, 1999. Year 2000 compliance of the CheckFree Investment Services APL Wrap host system is the most critical Rittenhouse Year 2000 readiness matter. CheckFree has completed testing the system interfaces with its business partners, which include the major brokers using Rittenhouse's individual managed account services, and is also participating in the Securities Industry Association testing program with respect to settlement clearinghouses. Rittenhouse has completed the testing of all of its critical internal systems that currently exist, and they appear to be Year 2000 ready. Rittenhouse does not engage in any in-house system application development. The Company is confident that these critical systems testing initiatives will be successfully completed, and the Company will address promptly any Year 2000 readiness issues identified through these efforts.

   Given the Company's prior development work, the Company and its subsidiaries do not anticipate facing the prospect of costly and time consuming redesign of internal information technology systems, and the costs of the Company's compliance program are not expected to be significant and will be incurred as part of normal operations. The costs presently consist of the cost of upgrades of software and of travel expenses to coordinate with our parent company, subsidiaries and service partners. Therefore, the Company has not to date specially allocated a budget for the Company's Year 2000 initiatives.

   While the Company does not presently believe that challenges associated with Year 2000 are likely to have a material effect on the Company's operations, liquidity and financial condition, the Company has not completed the process of assessing the compliance of all of its third-party software suppliers and key service providers. These outside parties are at various stages of readiness for Year 2000 and depending on the result of such assessments, it is possible the Company could conclude that the Year 2000 challenge could affect the Company's business to a greater extent than it currently believes likely. It is also possible that certain service providers, despite assurances to the contrary, may not in fact successfully modify all their key systems on a timely basis for Year 2000 and that the Company's testing of such firms' compliance may not allow the Company to detect such problems on a timely basis. Further, there can be no assurance that entities such as public utilities will be fully Year 2000 compliant and any interruption in basic services, such as telephone or electrical service, would disrupt the Company's operations.

   The Company is developing Year 2000 contingency plans, which are based on the extent to which the Company's examination of the Year 2000 compliance of its third-party software and service providers reveals problems in achieving readiness. The Company is not aware of any such problems


                                      p.18

                             The John Nuveen Company




presently but it has not yet completed its due diligence examination. Once this examination is completed, the Company will address any specific concerns with providers and seek to take appropriate remedial action. We anticipate that the majority of any specific contingency plans will be developed in accordance with our normal disaster recovery plans. It may not be possible to develop adequate contingency plans relating to Year 2000 challenges at service providers that are not identified sufficiently in advance of January 1, 2000.

Market Risk The Company is exposed to market risk from changes in interest rates which may adversely affect its results of operations and financial condition. The Company is exposed to interest rate risk primarily in its defined portfolio inventory and seeks to minimize the risks from these interest rate fluctuations through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments. A discussion of the Company's accounting policies for financial instruments is included in Note 1 (Summary of Significant Accounting Policies) of the Notes to Consolidated Financial Statements.

   The Company regularly purchases and holds for resale municipal securities and defined portfolio units. The level of inventory maintained by the Company will fluctuate daily and is dependent upon the need to maintain municipal inventory for future defined portfolios, and the need to maintain defined portfolio inventory to support ongoing sales. To minimize interest rate risk on securities held by the Company, the Company has entered into futures contracts.

   The Company invests in short-term debt instruments, classified as securities purchased under agreements to resell. The investments are treated as collateralized financing transactions and are carried at the amounts at which they will be subsequently resold, including accrued interest. The Company often holds temporary investments in VRDOs arising from remarketing activities and related debt to meet its short-term financing needs for this product. Substantially all VRDOs are secured by letters of credit obtained by the issuer from highly-rated third-party providers including commercial banks and insurance companies. The Company also invests in certain Company-sponsored equity and fixed-income mutual funds.

   The Company manages risk by restricting the use of derivative financial instruments to hedging activities and by limiting potential interest rate exposure. The Company does not believe that the effect of any reasonably possible near-term changes in interest rates would be material to the Company's financial position, results of operations or cash flows.

Recent Accounting Pronouncements In the Spring of 1998 the Financial Accounting Standards Board (FASB) approved AICPA Statement of Position (SOP) 98-5 "Reporting of the Costs of Start-up Activities," which requires that all costs associated with start-up activities be expensed as incurred. Start-up activities include activities related to organizing a new entity. These costs are commonly referred to as organization costs. Certain offering costs are not within the scope of SOP 98-5. The pronouncement generally has the effect of requiring an investment company sponsor to bear certain costs that were historically capitalized as a fund asset and amortized as an expense of the fund over a period of five years.

   In October 1998, the Financial Accounting Standards Board staff announced its position that offering costs incurred by an investment adviser in connection with the distribution of shares of a fund do not meet the definition of an asset, unless the adviser receives both distribution fees under a plan adopted pursuant to Rule 12b-1 and contingent deferred sales charges (CDSCs). Absent both Rule 12b-1 fees and CDSCs, such costs should be expensed as incurred. Further, the FASB staff believes that initial offering costs paid by such an


                                      p.19

                             The John Nuveen Company



adviser are start-up costs and should be accounted for in accordance with AICPA SOP 98-05, discussed above. The staff announcement applies to advisers of closed-end investment companies that pay underwriting commissions on behalf of shareholders. The effect of such announcement is to require that any such underwriting commissions paid be expensed immediately at the time paid instead of capitalized by the adviser and amortized as an expense of the adviser over an appropriate period.

Inflation The Company's assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect the Company's financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds managed by the Company, which in turn would result in a decline in investment advisory fee income.

Forward-Looking Information From time to time, information provided by the Company or information included in its filings with the sec (including this report on Form 10-k) may contain statements which are not historical facts but are forward-looking statements reflecting management's expectations and opinions. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition that the Company, like all market participants, faces in the investment management business, including competition for continued access to the brokerage firm's retail distribution systems, the Company's reliance on revenues from investment management contracts which are renewed annually according to their terms, burdensome regulatory developments, recent accounting pronouncements, unforeseen developments in litigation and the previously discussed risks with respect to Year 2000 readiness. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.



                                      p.20

                             The John Nuveen Company



                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except for share data)


--------------------------------------------------------------------------------------------------------
   December 31,                                                                     1998         1997
--------------------------------------------------------------------------------------------------------
   ASSETS
   Cash                                                                          $   5,148    $   8,771
   Securities purchased under agreements to resell                                   6,000            -
   Temporary investments arising from remarketing obligations                       66,750       97,705
   Management and distribution fees receivable                                      27,824       27,169
   Other receivables                                                                19,009       13,548
   Securities owned (trading account), at market value:
      Nuveen defined portfolios                                                     37,447       31,926
      Municipal bonds and notes                                                      2,630          572
   Deferred income tax asset, net                                                    4,236        7,096
   Furniture, equipment, and leasehold improvements, at cost less accumulated
      depreciation and amortization of $29,680 and $24,808, respectively            12,824       14,788
   Other investments                                                                48,404       54,500
   Goodwill, at cost less accumulated amortization of $11,186
      and $3,956, respectively                                                     203,380      209,300
   Prepaid expenses and other assets                                                34,309       26,857
--------------------------------------------------------------------------------------------------------
                                                                                 $ 467,961    $ 492,232
========================================================================================================
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities:
   Notes payable                                                                 $       -    $  15,000
   Short-term loans secured by remarketing obligations                              10,000       69,500
   Accrued compensation and other expenses                                          46,400       42,111
   Deferred compensation                                                            28,816       27,414
   Security purchase obligations                                                     7,413            -
   Other liabilities                                                                26,224       20,087
--------------------------------------------------------------------------------------------------------
      Total liabilities                                                            118,853      174,112
--------------------------------------------------------------------------------------------------------
   Redeemable preferred stock, at redemption value; 5,000,000 shares
      authorized, 1,800,000 shares issued                                           45,000       45,000
--------------------------------------------------------------------------------------------------------
   Common stockholders' equity:
   Class A Common stock, $.01 par value; 150,000,000 shares
      authorized, issued 14,212,618 shares and 14,212,618 shares, respectively         142          142
   Class B Common stock, $.01 par value; 40,000,000 shares
      authorized, issued 24,441,738 shares and 24,441,738 shares, respectively         245          245
   Additional paid-in capital                                                       55,139       52,963
   Retained earnings                                                               451,529      403,635
   Unamortized cost of restricted stock awards                                         (79)        (185)
--------------------------------------------------------------------------------------------------------
                                                                                   506,976      456,800
   Less common stock held in treasury, at cost (7,298,720 and
      6,871,805 shares, respectively)                                             (202,868)    (183,680)
--------------------------------------------------------------------------------------------------------
         Total common stockholders' equity                                         304,108      273,120
--------------------------------------------------------------------------------------------------------
                                                                                 $ 467,961    $ 492,232
========================================================================================================

See accompanying notes to consolidated financial statements.



                                      p.21

                             The John Nuveen Company



                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

---------------------------------------------------------------------------------------------------------
   Year ended December 31,                                              1998        1997         1996
---------------------------------------------------------------------------------------------------------
   Revenues
   Investment advisory fees from assets under management              $272,859    $221,635     $185,845
   Underwriting and distribution of investment products                 10,623      12,671       14,566
   Positioning profits (losses)                                            300       3,491         (191)
   Investment banking                                                   12,967      13,409       11,098
   Interest                                                              6,549      10,627       18,640
   Other                                                                 4,237       7,094        2,494
---------------------------------------------------------------------------------------------------------
      Total revenues                                                   307,535     268,927      232,452
---------------------------------------------------------------------------------------------------------
   Expenses
   Compensation and benefits                                            88,885      77,274       71,683
   Advertising and promotional costs                                    19,415      18,853       12,641
   Occupancy and equipment costs                                        12,277      12,647       11,948
   Amortization of goodwill and deferred offering costs                 14,093      10,865            -
   Travel and entertainment                                              9,331       7,132        4,627
   Interest and dividends                                                2,597       3,686        2,325
   Other operating expenses                                             23,200      16,300       11,726
---------------------------------------------------------------------------------------------------------
      Total expenses                                                   169,798     146,757      114,950
---------------------------------------------------------------------------------------------------------
   Income before taxes                                                 137,737     122,170      117,502
---------------------------------------------------------------------------------------------------------
   Income taxes
   Current                                                              51,268      44,697       41,833
   Deferred                                                              2,824       3,293        3,140
---------------------------------------------------------------------------------------------------------
      Total income taxes                                                54,092      47,990       44,973
---------------------------------------------------------------------------------------------------------
   Net income                                                         $ 83,645    $ 74,180     $ 72,529
=========================================================================================================

   Average common and common equivalent shares outstanding
   Basic                                                                31,641      32,275       35,656
=========================================================================================================
   Diluted                                                              34,427      34,902       36,702
=========================================================================================================

   Earnings per common share
   Basic                                                              $   2.57    $   2.23     $   2.03
=========================================================================================================
   Diluted                                                            $   2.43    $   2.13     $   1.98
=========================================================================================================

See accompanying notes to consolidated financial statements.


                                      p.22

                             The John Nuveen Company


        Consolidated Statements of Changes in Common Stockholders' Equity
                                 (in thousands)

---------------------------------------------------------------------------------------------------------------
                                                                           Unamortized
                                  Class A  Class B  Additional                 Cost of
                                   Common   Common     Paid-In  Retained    Restricted    Treasury
                                    Stock    Stock     Capital  Earnings  Stock Awards       Stock      Total
---------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1995      $101     $286     $50,122  $319,705       $(1,611)  $ (45,747)  $322,856
   Net income                                                     72,529                               72,529
   Cash dividends paid                                           (27,579)                             (27,579)
   Issuance of restricted
      stock awards                                          55                    (750)        695          -
   Amortization of restricted
      stock awards                                                               1,656                  1,656
   Purchase of treasury stock                                                             (101,074)  (101,074)
   Exercise of stock options                               (55)     (940)                    3,974      2,979
   Other                               27      (27)        527                                            527
---------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1996       128      259      50,649   363,715          (705)   (142,152)   271,894
===============================================================================================================
    Net income                                                    74,180                               74,180
   Cash dividends paid                                           (30,589)                             (30,589)
   Issuance of restricted
      stock awards                                          62                               1,342      1,404
   Amortization of restricted
      stock awards                                                                 520                    520
   Purchase of treasury stock                                                              (54,775)   (54,775)
   Exercise of stock options                               (62)   (3,671)                   11,905      8,172
   Other                               14      (14)      2,314                                          2,314
---------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1997       142      245      52,963   403,635          (185)   (183,680)   273,120
===============================================================================================================
   Net income                                                     83,645                               83,645
   Cash dividends paid                                           (33,229)                             (33,229)
   Issuance of earnout shares                              179                                 562        741
   Amortization of restricted
      stock awards                                                                 106                    106
   Purchase of treasury stock                                                              (27,421)   (27,421)
   Exercise of stock options                                      (2,519)                    7,635      5,116
   Other                                                 1,997        (3)                       36      2,030
---------------------------------------------------------------------------------------------------------------
   BALANCE AT DECEMBER 31, 1998      $142     $245     $55,139  $451,529       $   (79)  $(202,868)  $304,108
===============================================================================================================

See accompanying notes to consolidated financial statements.



                                      p.23

                             The John Nuveen Company



                      Consolidated Statements of Cash Flows
                                 (in thousands)

---------------------------------------------------------------------------------------------------------
   Year Ended December 31,                                                1998        1997         1996
---------------------------------------------------------------------------------------------------------
   Cash flows from operating activities:
   Net income                                                        $  83,645  $   74,180   $   72,529
   Adjustments to reconcile net income to net cash
      provided from (used for) operating activities:
      Deferred income taxes                                              2,860       3,293        3,140
   Amortization/Depreciation:
      Furniture, equipment and leasehold improvements                    4,915       4,555        5,052
      Goodwill                                                           7,230       3,956            -
   Net (increase) decrease in assets:
      Temporary investments arising from remarketing obligations         30,955      2,130       98,450
      Management and distribution fees receivable                         (655)       (563)      (1,134)
      Other receivables                                                 (5,461)     19,435          422
      U.S. government securities (escrow accounts)                           -           -        1,385
      Nuveen defined portfolios                                         (5,521)      7,280         (138)
      Municipal bonds and notes                                         (2,058)      3,982        7,755
      Prepaid expenses and other assets                                 (7,452)     (2,980)     (18,894)
   Net increase (decrease) in liabilities:
      Accrued compensation and other expenses                            4,289     (10,138)      34,049
      Deferred compensation                                              1,402       3,834          598
      Security purchase obligations                                      7,413      (2,227)      (4,947)
      Other liabilities                                                  6,137     (15,326)        (786)
   Other                                                                 2,103       2,826        1,434
---------------------------------------------------------------------------------------------------------
   Net cash provided from operating activities                         129,802      94,237      198,915
---------------------------------------------------------------------------------------------------------
   Cash flows from financing activities:
   Notes Payable:
      New loans                                                         14,000      76,000            -
      Payments on loans                                                (29,000)    (61,000)           -
   Net (payments) receipts on short-term borrowings:
      Securities sold under agreements to repurchase                         -           -      (25,000)
      Short-term loans secured by remarketing obligations              (59,500)     69,500            -
   Dividends paid                                                      (33,229)    (30,589)     (27,579)
   Proceeds from stock options exercised                                 5,116       8,172        3,080
   Acquisition of treasury stock                                       (27,421)    (54,775)    (101,074)
   Other                                                                    34           -            -
---------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) financing activities             (130,000)      7,308     (150,573)
---------------------------------------------------------------------------------------------------------
   Cash flows from investing activities:
      Payments for purchases of other companies, net of cash received        -    (165,369)           -
      Purchases of office furniture and equipment                       (2,951)     (3,194)      (2,787)
      Other investments                                                  6,096      (2,564)      16,757
      Other                                                               (570)          5            -
---------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities                2,575    (171,122)      13,970
---------------------------------------------------------------------------------------------------------
   Increase/(decrease) in cash and cash equivalents                      2,377     (69,577)      62,312
   Cash and cash equivalents:
      Beginning of year                                                  8,771      78,348       16,036
---------------------------------------------------------------------------------------------------------
      End of year                                                    $  11,148  $    8,771   $   78,348
=========================================================================================================

See accompanying notes to consolidated financial statements.



                                      p.24

                             The John Nuveen Company



                   Notes to Consolidated Financial Statements




   1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES General Information and Basis of Presentation The consolidated financial statements include the accounts of The John Nuveen Company (the Company) and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to correspond to the 1998 presentation. These reclassifications had no effect on net income or retained earnings as previously reported for those years. The Company's majority shareholder is The St. Paul Companies, Inc.

   John Nuveen & Co. Incorporated (Nuveen & Co.), a registered broker and dealer in securities under the Securities Exchange Act of 1934, is sponsor/underwriter of the Nuveen mutual funds, exchange-traded funds (closed-end funds) and defined portfolios (unit trusts). Nuveen & Co. trades, underwrites and markets municipal and corporate bonds. The Company has four advisor subsidiaries which are registered under the Investment Advisers Act of 1940: Nuveen Advisory Corp.
(NAC), Nuveen Institutional Advisory Corp. (NIAC), Nuveen Asset Management (NAM) and Rittenhouse Financial Services, Inc. (Rittenhouse). NAC and NIAC provide investment advice to and administer the business affairs of the Nuveen family of management investment companies. NAM and Rittenhouse provide investment management services through individual accounts for individuals and institutional investors. Rittenhouse also sub-advises an equity mutual fund sponsored by Nuveen & Co.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

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

   The Company utilizes resale agreements to invest capital not required to fund daily operations. The level of such investments will fluctuate on a daily basis as the Company commits capital to carry temporary investments in variable rate demand obligations (VRDOs) and inventory positions and to finance new issue underwritings. Such resale agreements typically mature on the day following the day in which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for cash flow purposes. At December 31, 1998, the Company held $6.0 million in resale agreements. The entire amount has been segregated for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.


                                      p.25

                             The John Nuveen Company





Temporary Investments Arising from Remarketing Obligations The Company is remarketing agent for various issuers of VRDOs with an aggregate principal value in excess of $1.7 billion at December 31, 1998. Although remarketing agents, including the Company, are only generally obligated to use their best efforts in locating purchasers for the VRDOs, they frequently purchase VRDOs for resale to other buyers within a few days. During temporary periods of imbalance between supply and demand for VRDOs, the Company may hold substantial amounts of such obligations for resale. The Company has come to expect such imbalances at year end and, to a lesser extent, at each calendar quarter end. Substantially all VRDOs for which the Company is remarketing agent are secured by letters of credit obtained by the issuer from highly-rated third-party providers including major commercial banks and insurance companies. At December 31, 1998, and 1997, the Company held VRDOs with a cost and market value of $66.8 million and $97.7 million, respectively. In comparison, the Company's average daily temporary investment in VRDOs was $14.9 million during 1998 and $32.3 million during 1997.

Short-Term Loans Secured by Remarketing Obligations The Company meets its short-term financing needs arising from its VRDOs remarketing activities by obtaining bank loans under uncommitted lines of credit that are collateralized by securities owned by the Company, including VRDOs.

Securities Transactions Securities transactions entered into by the Company's broker-dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned (trading accounts) are valued at market value and realized and unrealized gains and losses are reflected in income. Profits and losses are accrued on unsettled securities transactions based on trade dates and, to the extent determinable, on underwriting commitments, purchase and sales commitments of when-issued securities, and delayed delivery contracts.

Furniture, Equipment and Leasehold Improvements Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease.

Other Investments Other investments consists primarily of convertible preferred stock in a privately held institutional equity manager and investments in certain Company-sponsored mutual funds. The preferred stock investment is carried at cost and is not readily marketable. Consequently, fair value cannot be readily ascertained.

Goodwill Goodwill, representing the excess of the cost over the net tangible and intangible assets of acquired businesses, is stated at cost and is amortized on a straight-line basis over the estimated future periods to be benefited. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of undiscounted cash flows of the related acquired operations.

Prepaid Expenses and Other Assets Prepaid expenses and other assets consists primarily of commissions advanced by the Company on sales of certain mutual fund shares. Such costs are being amortized over the lesser of the 12b-1 period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding, with the exception of commissions advanced in conjunction with the load-waived offerings of certain of the equity and income mutual funds in late 1996 and early 1997. Those costs are being amortized on a straight-line



                                      p.26

                             The John Nuveen Company




basis over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remain outstanding.

Security Purchase Obligations As sponsor/underwriter of the Nuveen defined portfolios, the Company enters into trust agreements that obligate it to purchase certain municipal when-issued bonds reported as security purchase obligations on the consolidated balance sheets, and deliver such bonds together with "regular way" bonds on hand or receivable from brokers to the trustee. The commitments to deliver these bonds are secured by irrevocable bank letters of credit drawn by the Company in favor of the trustee. These letters of credit are collateralized by securities owned by the Company. The liabilities reported in the consolidated balance sheets are the amounts the Company is contractually obligated to pay at the future settlement date of the purchase transactions, including interest accrued through the balance sheet dates.

Derivative Financial Instruments To minimize interest rate risk on securities held by the Company, the Company has entered into futures contracts, and other hedge transactions, and expects to continue to do so in the future. Additionally, the Company's investment banking group, on occasion, acts as financial adviser, broker or underwriter to municipal or other not-for-profit issuers with respect to transactions in interest rate swaps and forward delivery transactions. Derivative financial instruments owned by the Company are valued at market value and realized and unrealized gains and losses are reflected in income.

Equity Incentive Plans The Company accounts for restricted stock and options issued under its equity incentive plans using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and its related interpretations.

Advertising and Promotional Costs Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company, as well as expenses associated with promoting the Company's brands and image. The Company's policy is to expense such costs as incurred.

Supplemental Cash Flow Information The Company paid interest of $2.4 million in 1998, $2.3 million in 1997 and $1.6 million in 1996. This compares with interest expense reported in the Company's Consolidated Statements of Income of $2.6 million, $3.7 million and $2.3 million for the respective reporting years.


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

   The following table sets forth a reconciliation of net income and common shares used in the basic



                                      p.27

                             The John Nuveen Company




and diluted EPS computations for the three years ended December 31, 1998:

               (in thousands, except per share data)
------------------------------------------------------------------
                                         Net           Per-Share
                                       Income   Shares   Amount
------------------------------------------------------------------
  1996
  Basic EPS                           $72,529   35,656    $2.03
  Dilutive effect of
  Deferred stock                            -      137
  Employee stock options                    -      909
  Diluted EPS                         $72,529   36,702    $1.98
------------------------------------------------------------------
  1997
  Net income                          $74,180
  Less: Preferred stock dividends      (2,250)
  Basic EPS                           $71,930   32,275    $2.23
  Dilutive effect of
  Contingent common stock                   -        5
  Deferred stock                            -      178
  Employee stock options                    -      794
  Assumed conversion of
   preferred stock                      2,250    1,650
  Diluted EPS                         $74,180   34,902    $2.13
------------------------------------------------------------------
  1998
  Net income                          $83,645
  Less: Preferred stock dividends      (2,250)
  Basic EPS                           $81,395   31,641    $2.57
  Dilutive effect of
  Contingent common stock                   -       16
  Deferred stock                            -      178
  Employee stock options                    -      942
  Assumed conversion of
   preferred stock                      2,250    1,650
  Diluted EPS                         $83,645   34,427    $2.43
------------------------------------------------------------------

   Options to purchase 328,500 and 102,500 shares of the Company's common stock were outstanding at December 31, 1998, and 1997, respectively, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares during the applicable year. The weighted average exercise prices of these options for 1998 and 1997 were $38.51 and $37.59 per share, respectively.


                                 3. INCOME TAXES

The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

---------------------------------------------------------------------
                                          1998       1997      1996
---------------------------------------------------------------------
  Federal statutory rate applied to
   income before taxes                    35.0%      35.0%     35.0%
  State and local income taxes, net
   of federal income tax benefit           4.2        4.6       4.2
  Tax-exempt interest income, net
   of disallowed interest expense          (.5)       (.9)     (1.0)
  Other, net                                .6         .6        .1
---------------------------------------------------------------------
  Effective tax rate                      39.3%      39.3%     38.3%
=====================================================================

   The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets is shown in the following table:


                            (in thousands)
----------------------------------------------------------------------
  December 31,                                      1998     1997
----------------------------------------------------------------------
  Gross deferred tax asset:
  Deferred compensation                           $12,417   $11,830
  Accrued post retirement benefit obligation        3,003     2,794
  Unfunded accrued pension cost
   (non-qualified plan)                               634       467
  Book depreciation in excess of
   tax depreciation                                 2,164     1,634
  Other                                             1,687       735
----------------------------------------------------------------------
   Gross deferred tax asset                        19,905    17,460
----------------------------------------------------------------------
  Gross deferred tax liability:
  Deferred commissions and fund
   offering costs                                  10,207     7,822
  Goodwill amortization                             4,271       675
  Prepaid pension costs                             1,005       690
  Unrealized gain                                       -     1,119
  Other                                               186        58
----------------------------------------------------------------------
  Gross deferred tax liability                     15,669    10,364
----------------------------------------------------------------------
   Net deferred tax asset                         $ 4,236   $ 7,096
======================================================================

   The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary


                                      p.28

                             The John Nuveen Company



differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

   Not included in income tax expense for 1998, 1997 and 1996, are income tax benefits of $1,997,000, $2,308,000 and $527,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital.

   Federal and state income taxes paid for the years ending December 31, 1998, 1997 and 1996, amounting to $47,454,000, $41,557,000 and $46,664,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

                                4. NOTES PAYABLE

On August 8, 1997, the Company entered into a $200 million revolving credit facility with a group of banks that extends through August 2000. Proceeds from borrowings under the facility are to be used for general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating-rate indices. The agreement requires the Company to pay a facility fee at an annual rate of .09% of the maximum amount available under the credit line. Borrowings under the agreement are unsecured. During 1998, the weighted average interest rate relating to amounts borrowed under the credit facility was 5.92%. At December 31, 1998, there were no outstanding borrowings under this facility.

                        5. COMMITMENTS AND CONTINGENCIES

Rent expense for office space and equipment was $6,366,000, $7,293,000 and $5,919,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes and maintenance for the years 1999 through 2013, the last year for which there is a commitment, are as follows:

                              (in thousands)
-------------------------------------------------------------------------
  Year                                                        Commitment
-------------------------------------------------------------------------
  1999                                                           $ 6,718
  2000                                                             6,859
  2001                                                             6,787
  2002                                                             6,820
  2003                                                             6,002
  Thereafter                                                      47,668
=========================================================================

   The Company and its subsidiaries are named as defendants in certain legal actions having arisen in the ordinary course of business. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                     6. EMPLOYEE RETIREMENT, POSTRETIREMENT
                  BENEFIT AND INCENTIVE COMPENSATION PROGRAMS

The Company has a noncontributory retirement plan and a postretirement benefit plan covering the majority of employees, including employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Additionally the Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.

   The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair


                                      p.29

                             The John Nuveen Company



value of assets over the two-year period ending December 31, 1998, and a statement of the funded status as of December 31 of both years:


                            (in thousands)
----------------------------------------------------------------------
                                   Pension        Postretirement
                                   Benefits          Benefits
----------------------------------------------------------------------

                              1998        1997    1998       1997
----------------------------------------------------------------------
  Change in projected
   benefit obligation
  Obligation at January 1    $17,681    $13,212  $ 5,017    $ 5,048
  Service cost                 1,051      1,007      338        303
  Interest cost                1,249      1,155      353        324
  Participant contributions        -          -        -          -
  Plan amendments                  -      1,064        -        252
  Actuarial (gain) loss        2,724      1,880      230       (845)
  Benefit payments            (2,106)      (637)     (80)       (65)
----------------------------------------------------------------------
  Obligation at
   December 31               $20,599    $17,681  $ 5,858    $ 5,017
======================================================================

  Change in fair value
   of plan assets
  Fair value of plan assets
   at January 1              $24,662    $20,839  $     -    $     -
  Actual return on
   plan assets                 5,662      4,460        -          -
  Benefit payments            (2,106)      (637)     (80)       (65)
  Company contributions            -          -       80         65
----------------------------------------------------------------------
  Fair value of plan assets
   at December 31            $28,218    $24,662  $     -    $     -
======================================================================
  Reconciliation prepaid
   (accrued) and total
   amount recognized
  Funded status at
   December 31               $ 7,619    $ 6,981  $(5,858)   $(5,017)
  Unrecognized net
   transition asset             (539)      (718)       -          -
  Unrecognized prior-
   service cost                  126        114        -          -
  Unrecognized net gain       (6,307)    (5,840)  (1,398)    (1,697)
----------------------------------------------------------------------
  Prepaid (accrued) cost     $   899    $   537  $(7,256)   $(6,714)
======================================================================

   The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years. Prepaid benefit cost is recorded in prepaid expenses and other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.

                            (in thousands)
----------------------------------------------------------------------
                                   Pension        Postretirement
                                   Benefits          Benefits
----------------------------------------------------------------------

                              1998        1997    1998       1997
----------------------------------------------------------------------
  Prepaid benefit cost       $ 2,431    $ 1,659  $     -    $     -
  Accrued benefit liability   (1,532)    (1,122)  (7,256)    (6,714)
  Intangible asset                 -          -        -          -
  Accumulated other
   comprehensive income            -          -        -          -
 ----------------------------------------------------------------------
  Net amount recognized      $   899    $   537  $(7,256)   $(6,714)
=======================================================================

   The Company's qualified and non-qualified plans' assets exceed the benefit obligation for the years ending December 31, 1998, and December 31, 1997. The Company's postretirement benefits plan has no plan assets. The aggregate benefit obligation for the postretirement plan is $5,858,000 as of December 31, 1998, and $5,017,000 as of December 31, 1997.

   The following table provides the components of net periodic benefit costs for the plans for the two years ending December 31, 1998:

                            (in thousands)
----------------------------------------------------------------------
                                   Pension        Postretirement
                                   Benefits          Benefits
----------------------------------------------------------------------

                              1998        1997    1998       1997
----------------------------------------------------------------------
  Service cost               $ 1,051    $ 1,007  $   338    $   303
  Interest cost                1,249      1,155      353        324
  Expected return on
   plan assets                (2,175)    (1,831)       -          -
  Unrecognized net asset        (179)      (179)       -          -
  Amortization of prior-
   service cost                  (12)       (12)       -          -
  Amortization of net gain      (296)      (162)     (69)       (74)
----------------------------------------------------------------------
  Net periodic benefit cost  $  (362)   $   (22) $   622    $   553
======================================================================

   The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                            (in thousands)
----------------------------------------------------------------------
                                   Pension        Postretirement
                                   Benefits          Benefits
----------------------------------------------------------------------

                              1998        1997    1998       1997
----------------------------------------------------------------------
  Discount rate               7.0%        7.5%    7.0%       7.5%
  Expected return on
   plan assets                9.0%        9.0%    N/A        N/A
  Rate of compensation
   increase                   5.5%        5.5%    N/A        N/A
----------------------------------------------------------------------


                                      p.30

                             The John Nuveen Company



   For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits for pre-65 participants was assumed for 1998. The assumption is reduced to 6% by 2002 and remains at that level thereafter. The annual assumed rate of increase for post-65 participants is 7% for 1998 and is assumed to decrease to 6% by 1999 and remains at that level thereafter.

   Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                           (in thousands)
--------------------------------------------------------------------
                                                   1%         1%
                                                Increase   Decrease
--------------------------------------------------------------------
  Effect on total service and interest cost      $  156     $(126)
  Effect on the health care component of the
   accumulated postretirement
   benefit obligation                            $1,002     $(853)
--------------------------------------------------------------------

   The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.

   The Company has a profit sharing plan that covers the majority of its employees, including employees of certain of its subsidiaries. Amounts determinable under the plan are contributed, in part, to a profit sharing trust qualified under the Internal Revenue Code, with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions.

   The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonuses until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate.


                            7. EQUITY INCENTIVE PLANS

The Company maintains two stock-based compensation programs, the Nuveen 1992 Special Incentive Plan (1992 Plan) and the Nuveen 1996 Equity Incentive Plan (1996 Plan). The 1992 Plan was developed in connection with the Company's initial public offering of stock and authorized the issuance of an aggregate of 5,980,000 shares of Class A common stock for the grant of equity awards, including up to 2,340,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company reserved an aggregate of 3,800,000 shares of Class A common stock for awards. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.

   In February 1996, the Company awarded 190,000 restricted shares of stock (including 160,000 shares deferred at the election of the recipients) with a fair value of $25 per share and a three-year cliff vesting period, pursuant to the 1996 Plan. The Company further awarded 90,500 shares of restricted stock (of which 33,500 shares were deferred at the election of the recipients) in 1997 with three-year cliff vesting periods and with a weighted average fair value of $27.49 per share. During 1998, the Company granted an additional 1,500 shares of restricted stock (all of which were deferred at the election of the recipients) with a fair value of $38 per share and a three-year cliff vesting period. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation cost for these awards was $163,000, $2.4 million and $5.8 million for 1998, 1997 and 1996, respectively.

   The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the



                                      p.31

                             The John Nuveen Company



market price of the stock on the day the options were awarded. Options awarded in 1992, under the 1992 Plan, have vested fully and generally remain exercisable through May 27, 2002. During 1995, the Company awarded options under the 1992 Plan which vest in quarterly installments through October 1, 1999, and remain exercisable through May 27, 2002. Options awarded during 1996, 1997 and 1998, Pursuant to the 1996 Plan, are generally subject to three-and four-year cliff vesting and expire after ten years. In addition, the Company awarded options to purchase 798,600 shares of common stock in January 1999 to employees pursuant to the Company's incentive compensation program for 1998 and for recruiting and promotion purposes. In accordance with apb Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), no compensation expense has been recognized for any of the stock options awarded. There are 62,000 shares available for future equity awards as of December 31, 1998, after consideration of the January 1999 awards.

   A summary of the Company's stock option activity for the years ended December 31, 1998, 1997 and 1996 is presented in the following table and narrative:

          (in thousands, except price data)
------------------------------------------------------
                                    Weighted Average
                           Shares    Exercise Price
------------------------------------------------------
  Options outstanding at
   December 31, 1995        3,178        $18.11
  Awarded                   1,464         28.29
  Exercised                  (166)        18.00
  Forfeited                     0             -
------------------------------------------------------
  Options outstanding at
   December 31, 1996        4,476         21.63
  Awarded                     485         29.43
  Exercised                  (453)        18.04
  Forfeited                  (134)        27.59
------------------------------------------------------
  Options outstanding at
   December 31, 1997        4,374         22.68
  Awarded                     938         35.50
  Exercised                  (283)        18.05
  Forfeited                   (73)        32.56
------------------------------------------------------
  Options outstanding at
   December 31, 1998        4,956        $25.23
======================================================
  Options exercisable at:
  December 31, 1996         2,979        $18.04
  December 31, 1997         2,543        $18.09
  December 31, 1998         2,319        $18.36
------------------------------------------------------

   The options awarded during 1998, 1997 and 1996, with exercise prices equal to the market price of the stock on the date of grant, have weighted average exercise prices of $35.08, $27.25 and $25.00, respectively. The options awarded during 1998, 1997 and 1996, with exercise prices in excess of the stock's grant date market value, have weighted average exercise prices of $42.67, $37.59 and $30.00, respectively. Exercise prices for options outstanding as of December 31, 1998, ranged from $18 to $49.20 per share. The weighted average remaining contractual life of those options is 5.89 years.

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

   Accordingly, if the Company's compensation cost for employee stock options awarded had been determined in this manner, the Company's 1998 net income would have been reduced by $4.9 million, or $.15 per basic and $.14 per diluted earnings per share. Furthermore, the Company's 1997 and 1996 net income would have been reduced by $3.3 million and $1.5 million, respectively, translating into a reduction of $.10 per 1997 basic and diluted earnings per share and a reduction of $.04 per 1996 basic and diluted earnings per share. The options awarded during 1998, 1997 and 1996, with exercise prices equal to the market price of the stock on the date of grant, have weighted average fair values of $8.23, $6.20 and $5.69 per share, respectively. Options awarded during




                                      p.32

                             The John Nuveen Company



1998, 1997 and 1996, with exercise prices in excess of the stock's grant date market value have weighted average fair values of $6.26, $5.68 and $4.55 per share, respectively. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996, respectively: weighted average risk-free interest rates of 5.6%, 6.4% and 6.0%; dividend yields of 3%; weighted average expected option lives of 7, 6 and 8 years; and volatility factor of the expected market price of the Company's common stock of 20% for all three years. SFAS 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994.

                         8. ACQUISITIONS AND COMMITMENTS

The Company completed the acquisition of Flagship on January 2, 1997, for a total purchase price of $71.8 million, before taking into account contingent consideration. Additional payments in cash and common stock, which are contingent on the significant future growth in the Company's municipal bond mutual funds may be made over a four year period ended December 31, 2000. Contingent consideration for 1998 and 1997 amounted to approximately $2.4 million and $1.0 million, respectively. Goodwill of approximately $70.0 million is being amortized over approximately 30 years.

   On August 31, 1997, the Company acquired Rittenhouse for a cash purchase price of $145 million. The acquisition has been accounted for using the purchase method of accounting, resulting in approximately $144 million in goodwill for financial reporting purposes, which is being amortized over approximately 30 years.

   Rittenhouse established the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan (1997 Plan) in order to attract and retain officers and other employees subsequent to the acquisition of Rittenhouse by the Company. The 1997 Plan authorizes the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B Common Stock. The exercise price for any options granted under the 1997 Plan must be equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee of the Rittenhouse board of directors on the relevant valuation date. The Rittenhouse Class B Common Stock is not exchangeable for any common stock or other securities of The John Nuveen Company. The term of each option is no more than four years from the date of grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25), no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provides that Rittenhouse, or its designee, shall have the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 1998, options to acquire 154,600 shares of Rittenhouse Class B Common Stock have been granted. These options vest in January 2001. The total number of options authorized under the 1997 Plan is 1,200,000.

                          9. REDEEMABLE PREFERRED STOCK

On January 2, 1997, in connection with its acquisition of Flagship Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45 million. Shares of preferred stock are convertible into approximately 1.65 million shares of the Company's Class A Common Stock on or after January 2, 1999, and are redeemable at the option of the Company at any time on or after January 2, 2001,



                                      p.33

                             The John Nuveen Company




but not later than January 2, 2007. Dividends on preferred stock are paid quarterly.

                                10. COMMON STOCK

A summary of common stock activity for the three-year period ended December 31, 1998, follows:


                             (in thousands)
------------------------------------------------------------------------
  December 31,                            1998        1997        1996
------------------------------------------------------------------------
  Shares outstanding at
   beginning of year                     31,783      33,119      36,676
  Shares issued under stock options
   and other incentive plans                306         506         196
  Shares acquired                          (733)     (1,842)     (3,753)
------------------------------------------------------------------------
  Shares outstanding at end of year      31,356      31,783      33,119
========================================================================

   Under the February 1997 share repurchase program, the Company was authorized to repurchase 3.5 million shares of common stock. As of December 31, 1998, there were 1.0 million shares remaining to be repurchased under this program.

                           11. NET CAPITAL REQUIREMENT

Nuveen & Co. is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 1998, the Company's net capital ratio was 2.06 to 1 and its net capital was $27,808,944 which is $23,981,317 in excess of the required net capital of $3,827,627.

                        12. QUARTERLY RESULTS (UNAUDITED)

The following tables set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 1998:

                (in thousands, except per share data)
--------------------------------------------------------------------
                            First     Second     Third     Fourth
  1998                     Quarter   Quarter    Quarter    Quarter
--------------------------------------------------------------------
  Total revenues           $72,469    $76,360   $77,002    $81,704
  Net income                19,274     20,232    20,970     23,169
  Per common share
  Basic EPS                    .59        .62       .65        .72
  Diluted EPS                  .56        .58       .61        .68
  Cash dividends               .23        .23       .26        .26
  Stock price range
  High                       365/8    3911/16     411/2     383/16
  Low                        323/8      353/4     335/8     319/16
--------------------------------------------------------------------

                (in thousands, except per share data)
--------------------------------------------------------------------
                            First     Second     Third     Fourth
  1998                     Quarter   Quarter    Quarter    Quarter
--------------------------------------------------------------------
  Total revenues           $62,584    $61,846   $67,813    $76,684
  Net income                17,802     17,742    18,568     20,068
  Per common share
  Basic EPS                    .52        .53       .56        .61
  Diluted EPS                  .50        .51       .54        .58
  Cash dividends               .21        .21       .23        .23
  Stock price range
  High                       313/8      311/2     351/8      373/4
  Low                        263/8      285/8    307/16      347/8
--------------------------------------------------------------------

   The John Nuveen Company Class A common stock, representing approximately 22% of the Company's issued and outstanding common stock at December 31, 1998, is listed on the New York Stock Exchange under the symbol "JNC." There are no contractual restrictions on the Company's present ability to pay dividends on its common stock.




                                      p.34

                             The John Nuveen Company

                         Report of Independent Auditors


The Board of Directors and Stockholders
The John Nuveen Company:

We have audited the accompanying consolidated balance sheets of The John Nuveen Company (the Company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The
John Nuveen Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Chicago, Illinois
January 22, 1999




                                      p.35

                             The John Nuveen Company

                          Five Year Financial Summary
                   (in thousands, unless otherwise indicated)

--------------------------------------------------------------------------------------------------------
   December 31,                                1998        1997         1996        1995         1994
--------------------------------------------------------------------------------------------------------
   INCOME STATEMENT DATA
   Revenues:
   Investment advisory fees from
      assets under management                $272,859     $221,635    $185,845    $183,135     $181,918
   Underwriting and distribution of
      investment products                      10,623       12,671      14,566      15,339       18,149
   Positioning profits (losses)                   300        3,491        (191)      4,981       (8,237)
   Investment banking                          12,967       13,409      11,098      10,334       11,793
   Interest                                     6,549       10,627      18,640      19,445       13,686
   Other                                        4,237        7,094       2,494       2,973        2,992
--------------------------------------------------------------------------------------------------------
      Total revenues                          307,535      268,927     232,452     236,207      220,301
--------------------------------------------------------------------------------------------------------
   Expenses:
   Compensation and benefits                   88,885       77,274      71,683      80,366       83,079
   Advertising and promotional costs           19,415       18,853      12,641      12,677       16,151
   All other                                   61,498       50,630      30,626      29,394       26,436
--------------------------------------------------------------------------------------------------------
      Total expenses                          169,798      146,757     114,950     122,437      125,666
--------------------------------------------------------------------------------------------------------
   Income before taxes                        137,737      122,170     117,502     113,770       94,635
   Income taxes                                54,092       47,990      44,973      43,150       36,424
--------------------------------------------------------------------------------------------------------
   Net income                                $ 83,645     $ 74,180    $ 72,529    $ 70,620     $ 58,211
========================================================================================================
--------------------------------------------------------------------------------------------------------
   Earnings per common share:
   Basic                                     $   2.57     $   2.23    $   2.03    $   1.91     $   1.54
   Diluted                                   $   2.43     $   2.13    $   1.98    $   1.87     $   1.52
   Return on average equity                      25.1%        23.4%       24.4%       23.2%        20.7%
   Total dividends per share                 $   0.98     $   0.88    $   0.78    $   0.68     $   0.64

--------------------------------------------------------------------------------------------------------
 BALANCE SHEET DATA
--------------------------------------------------------------------------------------------------------
   Total assets                              $467,961     $492,232    $355,251    $402,512     $348,847
   Total liabilities                         $118,853     $174,112    $ 83,357    $ 79,656     $ 62,915
   Redeemable preferred stock                $ 45,000     $ 45,000           -           -            -
   Common stockholders' equity               $304,108     $273,120    $271,894    $322,856     $285,932
--------------------------------------------------------------------------------------------------------

   NUVEEN MANAGED FUNDS
      AND ACCOUNTS (IN MILLIONS)
--------------------------------------------------------------------------------------------------------
   Net Assets Under Management:
   Mutual funds                              $ 11,883     $ 10,885  $    5,930    $  5,457     $  4,731
   Exchange-traded funds                       26,223       26,117      25,434      25,784       23,731
   Money market funds                             824          970       1,004       1,113        1,242
   Managed accounts                            16,337       11,622         823         688          343
--------------------------------------------------------------------------------------------------------
   Total                                     $ 55,267     $ 49,594    $ 33,191    $ 33,042     $ 30,047

   NUVEEN DEFINED PORTFOLIOS (in millions)
--------------------------------------------------------------------------------------------------------
   Market value outstanding                  $ 10,720     $ 12,176    $ 13,571    $ 15,517    $  16,793
--------------------------------------------------------------------------------------------------------

   GROSS SALES (in millions)
--------------------------------------------------------------------------------------------------------
   Mutual funds                               $ 1,553       $  951      $  649     $   179       $  263
   Defined portfolios                             809          757         963       1,093        1,235
   Exchange-traded funds                            -          125           -           -            -
   Managed accounts                             5,393        1,193         135         346          116
--------------------------------------------------------------------------------------------------------
   Total                                      $ 7,755      $ 3,026  $    1,747  $    1,618   $    1,614
========================================================================================================

                                      p.36

                             The John Nuveen Company




                        Directors and Executive Officers


BOARD OF DIRECTORS                          EXECUTIVE OFFICERS
Timothy R. Schwertfeger                     Timothy R.Schwertfeger
Chairman and Chief Executive Officer        Chairman and Chief Executive Officer

John P. Amboian                             John P. Amboian
Executive Vice President and                Executive Vice President and
Chief Financial Officer                     Chief Financial Officer

Willard L. Boyd
President Emeritus
Field Museum of Natural History

W. John Driscoll
Chairman/Retired
Rock Island Company

Duane R. Kullberg
Managing Partner/Chief
Executive Officer/Retired
Andersen Worldwide

Douglas W. Leatherdale
Chairman and Chief Executive Officer
The St. Paul Companies

Paul J. Liska
Executive Vice President and
Chief Financial Officer
The St. Paul Companies










                                      p.37

                             The John Nuveen Company




                             Shareholder Information



HEADQUARTERS                            FORM 10-K
The John Nuveen Company
333 West Wacker Drive                   The annual report to the Securities and Exchange
Chicago, IL 60606                       Commission on Form 10-K  for the fiscal year ended
312-917-7700                            December 31, 1998, will be provided upon written
                                        request to:
                                        Jeffrey Kratz
TRANSFER AGENT AND REGISTRAR            Investor Relations
The Bank of New York                    The John Nuveen Company
Church Street Station                   333 West Wacker Drive
P.O. Box 11258                          Chicago, IL 60606
New York, NY 10286-1258
1-800-524-4458                          ANNUAL MEETING
                                        The annual shareholder's meeting for The John
STOCK EXCHANGE LISTING                  Nuveen Company will be Thursday, May 6, 1999, at
New York Stock Exchange                 10:30 a.m. at The Northern Trust Company,
trading symbol: JNC                     50 South LaSalle Street, Chicago, Illinois.












                                      p.38

THE JOHN NUVEEN COMPANY
333 West Wacker Drive
Chicago, IL 60606