Form 10-K, Exhibit 13
period 2000-12-31
NUVEEN JOHN COMPANY
filed 2001-03-30
CIK 885708

                                                                      EXHIBIT 13


Cover
THE JOHN NUVEEN COMPANY
ANNUAL REPORT 2000
LOGO
INVEST WELL

Inside Front Cover
The John Nuveen Company
Financial highlights


(Table)
(in millions, except per share data)
December 31,                               2000           1999           1998            1997          1996
Gross Sales                              $10,809        $14,066         $7,755          $3,026        $1,747
Assets Under Management                   62,011         59,784         55,267          49,594        33,191
Operating Revenues                           358            339            299             254           214
Net Income                                   107             97             84              74            73
Earnings per Share (diluted)                3.14           2.85           2.43            2.13          1.98



(Bar Chart)
Assets Under Management
($ in millions)
1996     $33,191
1997     $49,594
1998     $55,267
1999     $59,784
2000     $62,001


(Bar Chart)
Operating Revenues
($ in millions)
1996     $213,712
1997     $254,356
1998     $298,940
1999     $338,760
2000     $358,393


(Bar Chart)
Earnings per Share
(diluted)
1996     1.98
1997     2.13
1998     2.43
1999     2.85
2000     3.14


The John Nuveen Company is a diversified investment management company dedicated to serving financial advisors and the long-term investment needs of their affluent and high net worth clients. We offer customized individual accounts, mutual funds, exchange-traded funds and defined portfolios under the Nuveen Investments and Rittenhouse consulting services brands.

The John Nuveen Company is
  committed to helping financial advisors
     and their clients invest well
     through all types of market conditions.

INVEST WELL

We believe that the most successful investing encompasses:
         - A long-term perspective
         - A consistently executed investment discipline
         - The advice of a trusted financial advisor
These convictions have guided Nuveen for more than a century and will continue to guide us as we work with financial advisors and their clients, encouraging them to invest well, look ahead and leave their mark for future generations.



Page 2

The John Nuveen Company
To Our Shareholders

"Invest well....
    ...and gain the true power
    of a long-term
            investment discipline"


(photo)
Timothy R. Schwertfeger
Chairman and
Chief Executive Officer


The year 2000 brought into sharp focus the value of our Company, the strength of our long-term approach to investing, and the importance of our delivering a range of high-quality services to financial advisors and their affluent and high net worth clients.

We've heard so many stories recently about investors who were drawn off course by placing a higher than usual proportion of their assets in high-risk investments. This led to significant investment losses that drove many investors to the sidelines, into a zone of uncertainty, as the technology bubble burst. As a result, many missed the attractive values that were compounding for others with core portfolios of high-quality stocks and bonds, which performed so well as the year ended.

These kinds of experiences dramatically reinforce the need for investors to maintain a consistent, long-term investment discipline. They also highlight the value of investment advisors who help their clients stay the course while keeping a keen eye on their clients' overarching financial goals.

Throughout the volatile markets we experienced during 2000, our Nuveen and Rittenhouse sales consultants continued to emphasize the value of a diversified combination of high-quality investments. Our investment teams maintained their focus on building portfolios that increasingly distinguish our investment performance. As always, we remained dedicated to providing investments and services that enable financial advisors to help investors remain confidently committed to a long-term investment discipline.

For Nuveen shareholders we were able to record our sixth consecutive year of record earnings. We continued our strategic transformation into a diversified investment management firm dedicated to financial professionals who serve wealthy investors. By enhancing our services and by broadening our mix of products, we solidified our position as a valued partner with more than 25,000 financial advisors who did business with us in 2000 on behalf of their affluent and high net worth clients.

Strong Corporate Performance

Our sales of investment products during 2000 were nearly $11 billion, our second best year ever. Operating revenues - excluding the impact of our investment banking business, which was sold in the third quarter of 1999 - were up 8% to $358 million. Our earnings increased 10% to $3.14 per share.

In a period of declining markets and investor uncertainty, we are particularly pleased with our growth and the stability of our assets under management. Net flows into our actively managed portfolios, as well as into our defined portfolios, totaled $4.7 billion in 2000.

Assets under management at the end of the year increased by more than $2 billion to a record $62 billion. Reflecting our continued transformation, we ended 2000 with more than a third of our assets and 75% of our gross sales in equity-based products.


Reliable Investment Performance

Our investment performance in 2000 was strong across the range of Nuveen's product offerings and was consistent with our long-term record.

Rittenhouse extended its excellent record of consistent growth. Over the past 18 years, Rittenhouse's core growth equity composite has outperformed the broad markets by an average of nearly 100 basis points per year. Even more impressive, over this period Rittenhouse has never had a down year.

Our Nuveen municipal portfolios again beat their benchmarks, with the vast majority of our exchange-traded funds generating returns for shareholders that were well in excess of 12%, one of the best performing product groups in the industry.

Our core value fund, the Nuveen Large-Cap Value Fund, extended its record of positive returns in every year since inception in 1996.

Our newer products, which include the Peroni Defined Portfolios, the Nuveen Innovation Fund, the Nuveen International Growth Fund and our Senior Loan Funds, all finished the year as recognized category leaders.


Realizing Our Growth Potential

The consistency of our performance and the stability of our business encourage us to continue to invest in promising new areas of development that will sustain the growth of our Company.

Our greatest growth potential is in retail managed accounts. These are customized portfolios similar to those traditionally offered to institutional clients. High net worth individuals increasingly are accessing managed accounts for many reasons, including establishing their own tax basis in individual shares, rather than having to buy and incur other people's capital gains through mutual funds.

Through our Rittenhouse equity and balanced accounts and our Nuveen municipal accounts, we are the market share leader in this growing category. We will build on this strong foundation over the next several years by broadening our distribution and extending our investment offerings.

We are pursuing another emerging growth opportunity in exchange-traded funds. We have been a market leader in exchange-traded municipal funds for nearly 15 years. We are building upon our experience to launch a series of open-end exchange-traded stock and bond funds. The first of these products in the market today have been limited to index products. We anticipate that this category will evolve into actively managed portfolios with tax, liquidity, expense and transparency advantages relative to traditional packaged products. These new investments will enable financial advisors, especially those having fee-based relationships with their clients, to add substantial value by incorporating them into carefully constructed asset allocation and wealth management programs.

As we innovate across asset classes and product structures, what will not change will be our unwavering commitments to provide high-quality investments and consistent investment performance and to keep advisors and their clients focused on investing for the long term with confidence. We will continue to capitalize on our 100 years of brand heritage by advancing timeless investing principles.

We will also work to elevate the business of financial advisors by helping them focus their clients on investing for generations and for legacy.

The pace of our business accelerated in the last four months of 2000, giving us solid momentum as we start 2001. Our focus on long-term


Invest Well.  Look Ahead.  Leave your mark.(SM)


Investment disciplines and our emphasis on serving the needs of advisors and their clients are the very best ways to use this momentum to build value for the shareholders of The John Nuveen Company.


Timothy R. Schwertfeger
Chairman and Chief Executive Officer
March 2001


(Pie Charts)
Assets Under Management
1995
$33 billion
100% Municipals


2000
$62 billion
34% Equity-Based
66% Municipals



Since 1898, generations of advisors, investors and their families have associated Nuveen with quality and dependability.

This started with our heritage in municipal bonds and continues today across an expanding array of equity and fixed-income investment disciplines. We are broadening our investment expertise to provide financial advisors with the means for building balanced portfolios for their clients - portfolios that will systematically compound their wealth over time.


BROADENING OUR INVESTMENT EXPERTISE

We offer a variety of investment styles from which advisors and their investors can choose in building their portfolio:
       - Core Growth
       - Core Value
       - Fixed-Income
       - Senior Loans
       - Enhanced Growth

(3 photos)


Core Growth

A core growth strategy as the consistent foundation of a long-term investment discipline can provide the confidence to stay the course when markets are volatile. Financial advisors can use a steady core growth portfolio as the backbone of most multi-generational wealth management strategies.

       - Our goal is to build and protect the purchasing power of investors' assets over time - in a tax-efficient manner.

       - Using a distinct strategy that focuses on consistency of earnings growth among financially strong, global market leaders, our Rittenhouse portfolio team manages over $20 billion in core growth assets.

       - Our Rittenhouse team has an average of over 20 years of investment experience, with an excellent record of steady, long-term growth.


Core Value

Core value investments add stability when balanced in a diversified portfolio. Value stocks and growth stocks tend to perform well in different market environments. As a result, combining these two styles provides greater balance and less volatility over the long run.

       - Our core value mutual fund offerings are sub-advised by Institutional Capital Corporation (ICAP). Established in 1970, ICAP has a 14-member portfolio management team with an average of 22 years of industry experience.

       - Through painstaking research, the portfolio managers strive to discover undervalued stocks with a specific catalyst - a corporate restructuring, market deregulation or a new product - that will unlock the stock's hidden value and trigger significant price appreciation.

       - With over 30 years of value investing experience and more than $14 billion in assets under management, ICAP has delivered an exceptional long-term track record.

Fixed-Income

Consistently balancing core equity investments with fixed-income securities can reduce risk substantially with only a small sacrifice in returns. By including fixed-income securities in their portfolio mix, investors can build the confidence required to remain fully invested over volatile market cycles - with a comfortable balance of risk and a dependable base of income.

       - Our time-tested credit research and surveillance discipline uncovers income securities that combine exceptional relative value with above-average potential return and consistent dividends. While municipal bond index yields have declined 25% over the last 10 years, Nuveen's dividends have Relative to provided a steady flow of income to investors.

       - Our fixed-income team of portfolio managers and dedicated research analysts leverages 200 years of combined experience to help preserve investors' accumulated wealth in a tax-efficient manner.

       - The team manages $40 billion in fixed-income investments comprised of more than 100 national and single-state funds, individually managed accounts and defined portfolios.


Complementing the Core Fixed-Income Portfolio with Senior Loans

Much of the change in our economy is being financed with senior bank loans that provide relatively stable value and income tied to short-term interest rates. When combined with Nuveen's disciplined process of credit research and surveillance, senior loans can provide attractive returns.

       - Since 1992, the addition of senior bank loans to a fixed-income portfolio provided superior returns and less risk than a more traditional diversified fixed-income portfolio.


Complementing the Core Portfolio with Time-Tested Enhanced Growth Disciplines

Once core holdings are safely invested in long-term vehicles, investors can be more aggressive with a portion of their portfolio. This is when investment disciplines that have proven themselves over the long term count the most. Contrary to popular belief, investing in higher growth disciplines requires more patience, rather than less, to carry investors through short-term market volatility. Nuveen offers enhanced growth investments through a variety of disciplines and products:

       - Nuveen's Peroni Top Ten and Peroni Growth Defined Portfolios use a proprietary methodology of equity analysis tracking more than 1,500 stocks on a daily basis. With more than 25 years of equity research experience and a stock selection record that has more than doubled the Jones Average over the last 10 years, Gene Peroni is considered a leading strategist on Wall Street.

       - The Nuveen Innovation Fund and Nuveen International Growth Fund are managed through a strategic alliance with Columbus Circle Investors (CCI). CCI has built an impressive track record over the last 25 years following a rigorous "Positive Momentum and Positive Surprise" investment discipline.


(Line Chart)
The Power of Steady Growth
Rittenhouse Equity Composite
Growth of $100,000 Investment
             Rittenhouse           Lipper Large-Cap Core Category Average
1982         $100,000              $100,000
1983         $123,658              $123,224
1984         $140,231              $123,257
1985         $194,763              $159,366
1986         $240,396              $187,980
1987         $252,361              $194,828
1988         $300,063              $222,856
1989         $401,614              $288,564
1990         $408,194              $282,487
1991         $551,977              $377,073
1992         $583,200              $409,833
1993         $599,962              $459,840
1994         $615,571              $459,595
1995         $853,568              $613,502
1996         $1,015,480            $752,884
1997         $1,401,930            $975,843
1998         $1,798,500            $1,235,810
1999         $2,079,870            $1,543,380
2000         $2,085,880            $1,423,590

A $100,000 investment in 1982 has steadily grown to over $2 million.


(Line Chart)
The Power of Steady Growth
ICAP Equity Composite
Growth of $100,000 Investment
             Lipper Large-Cap Value
             Category Average               ICAP
1982         $100,000                       $100,000
1983         $122,747                       $111,528
1984         $127,938                       $114,939
1985         $167,318                       $154,478
1986         $197,609                       $179,330
1987         $207,693                       $231,486
1988         $243,654                       $253,182
1989         $310,513                       $338,096
1990         $301,022                       $343,073
1991         $395,446                       $458,464
1992         $431,041                       $492,281
1993         $483,940                       $573,913
1994         $487,161                       $585,132
1995         $653,250                       $808,395
1996         $812,430                       $1,022,100
1997         $1,054070                      $1,324,690
1998         $1,257,150                     $1,473,040
1999         $1,413,020                     $1,707,420
2000         $1,459,810                     $1,853,120

A $100,000 investment in 1982 has consistently grown to $1.8 million.


(Bar Chart)
A Steady Flow of Income Even in the Most Volatile Markets
Nuveen Exchange-Traded Funds
10-Year Monthly Dividend History
1/91         0.0787
2/91         0.0787
3/91         0.0796
4/91         0.0799
5/91         0.0799
6/91         0.0803
7/91         0.0806
8/91         0.0817
9/91         0.0817
10/91        0.0818
11/91        0.0815
12/91        0.0815
1/92         0.0814
2/92         0.0805
3/92         0.08
4/92         0.0799
5/92         0.0799
6/92         0.0799
7/92         0.0798
8/92         0.0798
9/92         0.0801
10/92        0.0794
11/92        0.079
12/92        0.079
1/93         0.0783
2/93         0.0783
3/93         0.079
4/93         0.0779
5/93         0.0778
6/93         0.0778
7/93         0.0764
8/93         0.0764
9/93         0.0751
10/93        0.0749
11/93        0.0747
12/93        0.0748
1/94         0.0748
2/94         0.0748
3/94         0.0743
4/94         0.0743
5/94         0.0743
6/94         0.0743
7/94         0.0743
8/94         0.0743
9/94         0.0749
10/94        0.0749
11/94        0.0749
12/94        0.0749
1/95         0.0749
2/95         0.0749
3/95         0.0742
4/95         0.0743
5/95         0.0743
6/95         0.0741


7/95         0.074
8/95         0.0739
9/95         0.0735
10/95        0.0735
11/95        0.0735
12/95        0.0734
1/96         0.0734
2/96         0.0734
3/96         0.0733
4/96         0.0733
5/96         0.0733
6/96         0.0733
7/96         0.0732
8/96         0.0731
9/96         0.0731
10/96        0.0731
11/96        0.0731
12/96        0.0734
1/97         0.0734
2/97         0.0734
3/97         0.0735
4/97         0.0735
5/97         0.0735
6/97         0.0733
7/97         0.0733
8/97         0.0733
9.97         0.0733
10/97        0.0733
11/97        0.0732
12/97        0.0729
1/98         0.0729
2/98         0.0729
3/98         0.0728
4/98         0.0728
5/98         0.0728
6/98         0.0723
7/98         0.0723
8/98         0.072
9/98         0.0718
10/98        0.0718
11/98        0.0718
12/98        0.0716
1/99         0.0716
2/99         0.0716
3/99         0.0718
4/99         0.0718
5/99         0.0718
6/99         0.072
7/99         0.072
8/99         0.072
9/99         0.072
10/99        0.072
11/99        0.072
12/99        0.072
1/00         0.0714
2/00         0.0714
3/00         0.0713
4/00         0.0709
5/00         0.0709


6/00         0.0709
7/00         0.0684
8/00         0.0684
9/00         0.0684
10/00        0.0684
11/00        0.0684
12/00        0.0684


(Line Chart)
Outperforming the Market
Peroni Returns
Growth of $100,000 Investment
          Peroni        Dow Jones Industrial Average
1991      100000        100000
1992      131650        109600
1993      153109        124615
1994      192810        140192
1995      196049        141454
1996      289016        191387
1997      311328        239999
1998      469949        304559
1999      513044        338061
2000      765461        422576
2001      872475        403493

Over the last 10 years, Peroni's Top Ten picks have more than doubled the Dow Jones average.



(Bar Charts)
An Impressive Track Record in the Technology and International Sectors
          Lipper Science & Technology Fund Index        CCI Technology Composite
1995                38.55                                           42.79
1996                16.92                                           23.14
1997                 7.84                                            8.42
1998                46.94                                           77.91
1999               113.92                                          172.92
2000               -30.27                                           -9.12


          Lipper International Fund Index               CCI International Composite
1997                 7.25                                           40.99
1998                12.66                                           37.52
1999                37.83                                          141.59
2000               -14.72                                           -7.13

To find dynamic companies, the CCI investment team employs a disciplined "Positive Momentum and Positive Surprise" investment process across all asset classes:
        -   Positive Momentum - Strong companies tend to get stronger.
        Companies that demonstrate positive momentum in their business fundamentals tend to generate superior returns via a rising stock price.
        - Positive Surprise - Companies positively surprise when their business fundamentals and reported results exceed investor expectations. Positive surprises are often accompanied by strong, accelerating growth.



(Sidebar)

Expanding Product Array

Nuveen has grown rapidly from a single product, municipal bond house to a multi-product investment company. Through organic growth, strategic alliances and acquisitions we have successfully extended our reputation for quality and consistency, while clearly demonstrating our ability to develop new and innovative products:

Core Growth
-  Rittenhouse Managed Accounts
-  Nuveen Rittenhouse Growth Fund

Core Value
-  Large-Cap Value Fund
-  Balanced Municipal & Stock Fund
-  Balanced Stock & Bond Fund
-  European Value Fund
Fixed-Income
-  Nuveen Managed Accounts
- 65 Exchange-Traded Funds (national and single state)
- 30 Mutual Funds (national and single state)
- Money Market Funds
- Municipal Defined Portfolios
- Corporate Bond Defined Portfolios

Senior Loans
-  Senior Loan Fund
-  Floating Rate Fund

Enhanced Growth
-  Innovation Fund
-  International Growth Fund
-  Peroni Stock Selection Defined Portfolios
-  Concentrated Growth Portfolios
-  Sector Defined Portfolios


(Bar Chart)
Nuveen's Changing Sales Mix
($ in billions)
           Equity     Fixed-Income
1996       0.5        1.2
1997       1.1        1.9
1998       5.3        2.5
1999       8.3        5.8
2000       8.1        2.7



          Award-winning service
          has established Rittenhouse as a
     leader in managed accounts.

In recent years, demand for managed accounts - customized, separately managed portfolios of stocks and bonds - has risen dramatically, as an increasing number of financial advisors embrace fee-based consulting and the opportunity to provide highly customized services to their affluent and high net worth investors. The market for managed accounts has more than doubled over the past three years and is expected to grow an additional 30% to 40% per year over the next several years.

RITTENHOUSE: INVESTING IN RELATIONSHIPS

(Globe photo)
For nearly 20 years, Rittenhouse has focused on blue chip companies that have a history of delivering consistent earnings growth.

We are well positioned to capitalize on the explosive growth in the managed accounts market through our Rittenhouse service platform. As an early innovator in managed accounts, Rittenhouse has built an impressive track record of investment expertise and client service. In a recent independent survey of more than 100 money managers, Rittenhouse was recognized as the leading retail separate accounts manager.

Since Rittenhouse became part of Nuveen in 1997, the number of accounts serviced by Rittenhouse has tripled to nearly 60,000.


Partnership with Advisors

Our partnership with advisors is rooted in our commitment to provide the "high touch" experience one would naturally expect with customized accounts.

Our Rittenhouse consultants provide highly personalized support and tools to help make the advisor's job easier. Whether it involves conducting an educational seminar, providing tax-related portfolio strategies, or personally attending an advisor's quarterly review with his or her client, high-quality service is central to Rittenhouse's commitment to the advisor.

And as advisors increasingly are utilizing technology, Rittenhouse has developed an interactive software tool that enables advisors and their investors to meet online, further enhancing the high touch experience.


Focus on Service as a Competitive Advantage

Our commitment to client service has consistently earned our Rittenhouse consulting services team some of our customers' top awards. Rittenhouse has been recognized for excellence in financial consultant servicing, partnering and client communications. All members of our team, from investment research to sales to operations support, interact with advisors and are readily available to answer questions or meet advisor needs. Serving managed account clients requires in-depth product and portfolio knowledge by everyone on our staff - without exception.

We realize that our success is based on our ability to provide the right combination of investment expertise and personalized service that engenders loyalty between advisors and their investors. Our advisor clients understand that about us and continue to reward us with a high level of repeat business.


"I get great service from Rittenhouse. My clients and I have high expectations and Rittenhouse has lived up to them."


(Sidebar)
The Rittenhouse consulting services team works hard to earn the financial advisor's confidence and trust, evidenced by recent advisor comments:

"I feel strongly about the characteristics I see in Rittenhouse - high quality, low turnover, consistent results. That's why I've chosen them for my clients and, ultimately, for my own account."

"When I call to say `I want you to be in San Diego to meet with my clients,' Rittenhouse is there. When they present to my clients, they have a lot of credibility."

"You have to take a look at how Rittenhouse does in bad times, in addition to good. That's more important."

"My clients derive security from recognizing good quality in their Rittenhouse portfolio. They're much happier with consistency than with raw numbers of performance."

"I get great service from Rittenhouse. My clients and I have high expectations and Rittenhouse has lived up to them."

(3 photos)
INVESTING IN THE NUVEEN BRAND

                    Investing well starts with
timeless, universal principles... that lead to something larger and even more enduring.

Timeless and universal principles form the foundation of Nuveen's investment philosophy, symbolized by the infinity in our corporate mark. Applying these principles consistently, Nuveen has helped millions of investors to confidently stay the course through all types of market conditions. As investors stay the course and succeed financially, they are ultimately able to think beyond their personal wealth to something larger...helping other people, influencing the environment or the economy, opening the door for others to invest well and succeed financially ...an infinitely expansive idea that can have a positive impact on financial advisors, their clients and the vitality of our country. This is the essence of the Nuveen brand.


Our entire brand philosophy is built upon the notion that investing well is only a beginning. As personal wealth continues to grow, people are realizing the power of their investments to make a difference in their families and communities, now and for generations to come. For many, setting and reaching financial goals are ways of realizing our life's dreams - achieving those things that matter most... whether it is seeing our grandson begin to realize his potential through a college education we helped finance, or the sense of accomplishment we experience seeing a rare bird take flight in the wetlands maintained by the foundation we support.

This is why, at Nuveen Investments, when we say:


Invest well.  Look ahead.  Leave your mark.
(Logo)


it is more than a slogan or clever way in which we end our communications. Ours is a brand philosophy that focuses on the accomplishments individuals can achieve through their investments. It is a philosophy meant to inspire and empower financial advisors, creating an opportunity for dialogue with their clients about the relationship with their wealth, their family and the world in which we live.

Complementing the Nuveen brand is the Rittenhouse brand. Both brands reinforce the same basic attributes and themes - quality, consistency, and the powerful compounding of wealth over the long term. These ideas are at the heart of our ability to create and support a valuable dialogue between advisors and their affluent and high net worth investors. Our brands reflect our unwavering commitment to the highest standards of quality and consistency in all aspects of our business. These standards have earned the confidence of leading brokerage firms and financial advisors who rely on us as one of their trusted investment management partners. These same standards have encouraged financial advisors to recommend Nuveen to investors for more than a century, forming the foundation for our success as we work to help translate investors' wealth into legacy.

The Nuveen and Rittenhouse consulting services brands are at the heart of our ability to create and support dialogue between advisors and their affluent and high net worth investors. As we continue to expand our business, each product and service will endorse the highest standards of quality and consistency.

The John Nuveen Company
Financial review


Management's Discussion and Analysis                                          15
Consolidated Balance Sheets                                                   20
Consolidated Statements of Income                                             21
Consolidated Statements of Changes in
   Common Stockholders' Equity                                                22
Consolidated Statements of Cash Flows                                         23
Notes to Consolidated Financial Statements                                    24
Independent Auditors' Report                                                  33
Five-Year Financial Summary                                                   34
Board of Directors                                                            35
Shareholder Information                                                       36


The John Nuveen Company
Management's Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2000


Description of the Business

Our principal businesses are asset management and related research as well as the development, marketing, and distribution of investment products and services for advisors to the affluent and high net worth market segments. We distribute our investment products, including mutual funds, exchange-traded funds, defined portfolios, and individually managed accounts, through registered representatives associated with unaffiliated firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.

We provide consultative services to financial advisors with a primary focus on managed assets for fee-based customers and structured investment services for transaction-based advisors. The financial advisors we support serve affluent and high net worth investors.

Our primary business activities generate two principal sources of revenue: (1) ongoing advisory fees earned on assets under management, including mutual funds, exchange-traded funds, and individually managed accounts and (2) distribution revenues earned upon the sale of defined portfolio and mutual fund products.

Sales of our products, and their profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, changes in interest rates, inflation, and income tax rates and laws.


Summary of Operating Results

The table below presents the highlights of our operations for the last three fiscal years:


(Table)
Financial Results Summary
(in millions, except per share amounts)

For the year ended December 31,                          2000                  1999                1998
Gross sales of investment products                    $10,809               $14,066              $7,755
Assets under management (1) (2)                        62,011                59,784              55,267
Operating revenues                                      358.4                 338.8               298.9
Operating expenses                                      190.3                 188.7               167.2
Pretax income                                           177.4                 161.0               137.7
Net income                                              106.7                  97.3                83.6
Basic earnings per share                                 3.34                  3.04                2.57


Diluted earnings per share                               3.14                  2.85                2.43
Dividends per share                                      1.22                  1.13                 .98


(1) At year end.
(2) Excludes defined portfolio assets under surveillance.


In 2000, we continued to achieve consistent growth, even during a challenging market environment. For the year ended December 31, 2000, we experienced growth in assets under management, operating revenues, net income and earnings per share, resulting in a sixth consecutive year of record earnings.

Assets under management at the end of 2000 increased 4% to $62 billion from the prior year end. Net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) for the year were $4.7 billion, while gross sales of investment products for 2000 totaled $10.8 billion.

Operating revenues totaled $358 million in 2000, an increase of 6% over the $339 million in operating revenues recorded in 1999. An increase in average assets under management resulted in a 3% increase in advisory fees, while a significant increase in defined portfolio sales drove a 40% increase in distribution revenue. These increases were offset by a loss of revenue attributable to the sale of our investment banking business in the third quarter of 1999. Excluding the impact of this sale, operating revenues increased 8% for the year.

Operating expenses for 2000 increased slightly when compared with 1999 as a result of an increase in advertising in support of our new brand awareness campaign. Although operating expenses increased for the year, as a percent of operating revenue, operating expenses declined nearly three percentage points to 53% from 56%.

Results of Operations

The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

Total advisory fee income earned during any period is directly related to the market value of the assets we manage. Advisory fee income will increase with a rise in the level of assets under management. Assets under management rise with the sale of fund shares, the addition of new managed accounts or deposits into existing managed accounts, the acquisition of assets under management from other advisory companies, or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products we sponsor into shares of mutual funds. Fee income will decline when managed assets decline, as would occur when the values of fund portfolio investments decrease or when mutual fund redemptions or managed account withdrawals exceed sales and reinvestments.

Distribution revenue is earned as defined portfolio and mutual fund products are sold. Correspondingly, distribution revenue will rise and fall with the level of our sales of these products.

Gross sales of investment products for the years ending December 31, 2000, 1999, and 1998 are shown below:


(Table)
Gross Investment Product Sales
(in millions)

For the year ended December 31,                          2000                  1999                1998
Managed Assets:
Mutual Funds                                          $ 1,022               $ 1,535              $1,553
Exchange-Traded Funds                                      46                 2,770                   -
Managed Accounts                                        5,694                 7,101               5,393
Total Managed Assets                                    6,762                11,406               6,946
Defined Portfolios                                      4,047                 2,660                 809
Total                                                 $10,809               $14,066              $7,755


Gross sales of investment products declined 23% for the year ended December 31, 2000 when compared with the previous year. Excluding the impact of new and leveraged exchange-traded fund sales in 1999, gross investment product sales declined 4% in 2000, when compared with the prior year. Gross sales of our defined portfolio products increased 52% in 2000, driven mainly by an increase in equity product sales. Sales of equity defined portfolio products increased 70%, fueled by strong technology sector portfolio sales early in the year and sales of our Peroni Mid-Year 2000 Growth Portfolio and Peroni Top Ten Picks Portfolio with combined sales of over $900 million. Additionally, sales of our municipal defined portfolio products increased 6% over the same time period. Offsetting the growth in defined portfolio product sales, gross sales of managed assets decreased 22% (excluding the impact of one-time exchange-traded fund sales in 1999) during the year ended December 31, 2000, when compared with 1999. This decrease is due to a decrease in both managed account and mutual fund gross sales. Managed account gross sales, primarily in the first six months of 2000, decreased due to investors' shifting away from large-cap core growth stocks in favor of aggressive growth stocks. Mutual fund gross sales were down 33%, driven by a 51% decline in sales of municipal mutual funds. Offsetting the decline in municipal mutual fund gross sales was an increase in gross sales of equity funds, which were up 8% due to the addition of two new funds, the Nuveen Innovation Fund and the Nuveen International Growth Fund, in the first quarter of 2000.

Gross sales of investment products for 1999 increased 81% from 1998 sales. This increase was the result of a tripling in defined portfolio product sales, strong managed account sales, and the issuance of approximately $1.3 billion of new exchange-traded funds common shares and approximately $1.5 billion of new MuniPreferred(R) shares for new and existing funds.

The following table summarizes net assets under management by product type:


(Table)
Net Assets Under Management(1)
(in millions)

December 31,                                             2000                  1999                1998
Mutual Funds                                          $11,485               $11,406             $11,883
Exchange-Traded Funds                                  28,355                26,846              26,223
Managed Accounts                                       21,699                20,895              16,337
Money Market Funds                                        472                   637                 824
Total                                                 $62,011               $59,784             $55,267

(1) Excludes defined portfolio assets under surveillance.


At the end of 2000, assets under management exceeded $62 billion. The $2.2 billion increase in managed assets since the end of 1999 is the result of an increase in the unrealized appreciation of underlying fund investments and net flows in funds and accounts. The $4.5 billion increase in assets under management at December 31, 1999, from December 31, 1998 was primarily the result of an increase in net flows. This increase was offset by a decline in the unrealized appreciation of underlying fund investments as the value of municipal securities held in managed funds and accounts declined.

Assets under management include equity, fixed-income and floating-rate portfolios. Municipal securities represent approximately 66% of assets under management in managed funds and accounts on December 31, 2000.

Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:



(Table)
Investment Advisory Fees
(in thousands)

For the year ended December 31,                          2000                  1999                1998
Mutual Funds                                         $ 53,421              $ 57,110            $ 51,851
Exchange-Traded Funds                                 162,826               161,112             159,638
Managed Accounts                                       93,532                81,627              57,939
Money Market Funds                                      1,296                 2,351               3,431
Total                                                $311,075              $302,200            $272,859

Advisory fees for the period ended December 31, 2000, increased $8.9 million over 1999 as a result of an increase in managed account advisory fees, partially offset by a decline in advisory fees on mutual funds. Managed account average assets under management increased $2.7 billion and exchange-traded fund average assets were up $0.4 billion during 2000 when compared with the prior year. Mutual fund average assets declined $0.6 billion during the same period due to heavy municipal redemptions as a result of higher interest rates primarily in the first half of 2000. Average money market fund net assets under management decreased in 2000 due to redemptions, which were driven by relatively low short-term interest rates and strong competition from sponsors of competing money market products.

The increase in advisory fees for the period ended December 31, 1999 was also driven by growth in managed account advisory fees. Managed account average assets increased $5.5 billion during this period and exchange-traded and mutual fund average assets increased $0.7 billion and $0.3 billion over the same period, respectively.

Underwriting and distribution revenue for the years ended December 31, 2000, 1999 and 1998 is shown in the following table:


(Table)
Underwriting and Distribution Revenue
(in thousands)

For the year ended December 31,                          2000                  1999                1998
Mutual Funds                                          $ 3,551               $ 2,357             $ 1,373
Defined Portfolios                                     33,274                22,845               8,050
Exchange-Traded Funds                                   1,335                 2,022               1,200
Total                                                 $38,160               $27,224             $10,623


Total underwriting and distribution revenue for 2000, increased 40% when compared with 1999. Distribution revenue for the equity defined portfolio products increased by $9.3 million for this period, while distribution revenue for the longer-term municipal defined portfolio products increased $1.4 million. Both increases were driven by an increase in gross product sales. Although mutual fund gross sales were down for the year, distribution revenue increased when compared with 1999 due to a reduction in commissions we pay to distributors on high dollar value sales and an increase in the base of assets on which Rule 12b-1 distribution fees are earned.

Underwriting and distribution revenue for the year ended December 31, 1999, increased 156% over the comparable period in 1998. This increase was mainly the result of a 229% increase in gross defined portfolio product sales. Additionally, underwriting revenue increased on exchange-traded funds due to our new exchange-traded fund offerings in 1999.

Positioning Profits/(Losses) We record positioning profits or losses from changes in the market value of the inventory of unsold investment products and other securities held by our broker-dealer subsidiary, Nuveen Investments. At times, we hedge certain of our fixed-income based holdings against fluctuations in interest rates using financial futures. We recorded positioning gains of $2.9 million in 2000. In 1999, net losses directly offset net gains and in 1998 we recorded positioning gains of $0.3 million.

Investment Banking On September 17, 1999, we completed the sale of our investment banking business to U.S. Bancorp Piper Jaffray. Correspondingly, there is no revenue from the investment banking business in 2000. Revenue from the investment banking business in 1999 and 1998 totaled $6.2 million and $13.0 million, respectively.

Operating Expenses Operating expenses increased $1.6 and $21.5 million in 2000 and 1999 over the respective prior years. The increase in 2000 is primarily due to an increase in advertising and promotional expenditures, offset by a decline in amortization expense. The 1999 increase is primarily due to increased advertising and promotional expenditures, as well as an increase in salary and benefit costs.

Compensation and related benefits for the year ended December 31, 2000 were flat to the prior year as annual merit increases were offset by headcount reductions and a reduction in profit sharing expense. The number of employees at December 31, 2000 was approximately 605 as compared to approximately 650 at December 31, 1999. The increase in compensation and related benefits for the year ended December 31, 1999 was driven by new staff additions, annual merit increases and an increase in profit sharing expense.

Advertising and promotional expenditures increased $5.7 million and $9.9 million for the years ended December 31, 2000 and 1999, respectively, when compared with prior years. The increase in 2000 is in support of our new brand awareness campaign, while the 1999 increase supported our expanded product line, including our new exchange-traded fund offerings.

Amortization of goodwill and deferred offering costs decreased $6.3 million for the year ended December 31, 2000, when compared with 1999. The decrease is due to the completion of the amortization period of capitalized commissions advanced in conjunction with the load-waived offerings of certain equity and income mutual funds in late 1996 and early 1997. Amortization of goodwill and deferred offering costs increased $0.2 million for the year ended December 31, 1999 when compared with the prior year.

Occupancy and equipment, travel and entertainment, and other operating expenses increased $2.1 million and $5.5 million for the years ended December 31, 2000, and 1999, respectively, when compared with the prior years. Increases in both years are mainly inflationary.

Non-Operating Income/(Expense) Non-operating income/ (expense) is comprised primarily of net interest income/ (expense) and other miscellaneous non-operating revenue/(expense).

Interest and dividend revenue increased $0.8 million in 2000 when compared with 1999 as a result of higher available cash balances to invest and higher interest rates. Interest and dividend revenue increased $0.9 million in 1999 when compared with 1998 again due to higher available cash balances.



Capital Resources, Liquidity and Financial Condition

Our principal businesses are not capital intensive and, historically, we have met our liquidity requirements through cash flow generated by operations. In addition, our broker-dealer subsidiary occasionally utilizes available, uncommitted lines of credit, which approximate $300 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2000, no borrowings were outstanding on these uncommitted lines of credit. Additionally, in August 2000, our three-year revolving credit facility entered into in August of 1997 expired. The same month, we entered into a $250 million committed line of credit with a group of banks to ensure an ongoing liquidity source for general corporate purposes including acquisitions. The new committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. As of December 31, 2000, there was no outstanding balance under this committed credit line.

On August 31, 1997, the Company acquired Rittenhouse Financial Services, Inc. (Rittenhouse), a nationally-known equity and balanced account manager. Options to purchase 399,088 shares of Rittenhouse non-voting Class B common stock were exercised on March 22, 2000 under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." As a result of this exercise, we recorded $32.7 million of minority interest on our balance sheet. The stock was repurchased on September 29, 2000 eliminating the minority interest position. Purchase price in excess of the exercise price was added to goodwill and is being amortized over the same period as the goodwill associated with the acquisition of Rittenhouse.

We completed the acquisition of Flagship Resources, Inc. (Flagship) on January 2, 1997, for a total purchase price of $71.8 million, before taking into account contingent consideration. Additional payments in cash and common stock, which were contingent on significant future growth in our municipal bond mutual funds and municipal managed accounts, amounted to $9.5 million over a four-year period ending in 2000. This contingent consideration is being amortized against earnings over the same period as the goodwill associated with the acquisition of Flagship.

At December 31, 2000, we held in treasury 7,340,660 shares of common stock acquired in open market transactions and in transactions with our Class B shareholder, The St. Paul Companies, Inc. As part of an ongoing repurchase program, we are authorized to purchase approximately 1.6 million additional shares.

In August of 2000, we announced a 10% increase in our quarterly dividend, to $0.32 from $0.29 per common share. During 2000, we paid out dividends on common shares totaling $38.2 million and on preferred shares totaling $2.2 million, compared with $35.4 million and $2.2 million, respectively, in 1999.

Our broker-dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (See Notes to Consolidated Financial Statements).

Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide us with sufficient liquidity to meet our operating needs for the foreseeable future.

Other Matters

Market Risk We are exposed to market risk from changes in interest rates which may adversely affect our results of operations and financial condition. We are exposed to this risk primarily in our fixed-income defined portfolio inventory and, at times, seek to minimize the risks from these interest rate fluctuations through the use of derivative financial instruments. We do not use derivative financial instruments for trading or other speculative purposes and are not party to any leveraged financial instruments. There were no open derivative financial instruments at December 31, 2000.

We regularly purchase and hold for resale municipal securities and defined portfolio units as well as equity defined portfolio units. The level of inventory we maintain will fluctuate daily and is dependent upon the need to maintain municipal inventory for future defined portfolios, and the need to maintain defined portfolio inventory to support ongoing sales. To minimize interest rate risk on securities we hold, we will at times utilize futures contracts.

The level of equity units in defined portfolio inventory tends to be immaterial when compared to municipal holdings. However, there is price risk associated with changes in the market. Our goal is to hold equity inventory for no more than one business day, therefore limiting our exposure to adverse changes in price.

We invest in short-term debt instruments, classified as "Cash and cash equivalents" on our consolidated balance sheets. The investments are treated as collateralized financing transactions and are carried at the amounts at which they will be subsequently resold, including accrued interest. We also invest in certain Company-sponsored equity, senior-loan and fixed-income mutual funds.

We manage risk by restricting the use of derivative financial instruments to hedging activities and by limiting potential interest rate exposure. We do not believe that the effect of any reasonably likely near-term changes in interest rates would be material to our financial position, results of operations or cash flows.

We analyzed the effects of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is effective January 1, 2001, and eliminates off-balance sheet accounting for derivatives and hedging. We do not expect the impact of adoption to be material, as all of our futures contracts are on our balance sheet and are marked to market through earnings on a daily basis.

Inflation Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotion costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds we manage, which in turn would result in a decline in investment advisory fee revenue.

Forward-Looking Information From time to time, information we provide or information included in our filings with the SEC (including this annual report to shareholders) may contain statements which are not historical facts but are forward-looking statements reflecting management's expectations and opinions. Our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems, our reliance on revenues from investment management contracts which are renewed annually according to their terms, burdensome regulatory developments, recent accounting pronouncements, and unforeseen developments in litigation. We undertake no responsibility to update publicly or revise any forward-looking statements.

The John Nuveen Company

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)



December 31,                                                                   2000                   1999
ASSETS
Cash and cash equivalents                                                 $  72,351              $  28,373
Management and distribution fees receivable                                  92,000                 68,884
Other receivables                                                            35,427                 54,466
Securities owned (trading account), at market value:
Nuveen defined portfolios                                                    27,722                 44,263
Bonds and notes                                                                 818                    579
Deferred income tax asset, net                                                4,129                  5,826
Furniture, equipment, and leasehold improvements,
   at cost less accumulated depreciation and amortization
   of $33,126 and $29,610, respectively                                      25,493                 14,547
Other investments                                                            72,476                 85,774
Goodwill, at cost less accumulated amortization
   of $25,911 and $18,426, respectively                                     208,100                198,674
Prepaid expenses and other assets                                            37,523                 39,579
                                                                          $ 576,039              $ 540,965

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued compensation and other expenses                                   $  48,640              $  52,421
Deferred compensation                                                        29,680                 32,278
Security purchase obligations                                                 4,172                    296
Other liabilities                                                            45,646                 64,908
Total liabilities                                                           128,138                149,903
Redeemable preferred stock, at redemption value;
   5,000,000 shares authorized, 1,800,000 shares issued                      45,000                 45,000
Common stockholders' equity:
Class A Common stock, $.01 par value; 150,000,000 shares
   authorized, issued 14,212,618 shares                                         142                    142
Class B Common stock, $.01 par value;  40,000,000 shares
   authorized, issued 24,441,738 shares                                         245                    245
Additional paid-in capital                                                   70,081                 60,380
Retained earnings                                                           564,675                506,136
Unamortized cost of restricted stock awards                                    (939)                    --
Accumulated other comprehensive income/(loss)                                (1,721)                   189
                                                                            632,483                567,092
Less common stock held in treasury, at cost
   (7,340,660 and 7,591,180 shares, respectively)                          (229,582)              (221,030)
   Total common stockholders' equity                                        402,901                346,062
                                                                          $ 576,039              $ 540,965

See accompanying notes to consolidated financial statements.

The John Nuveen Company
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)


Year Ended December 31,                                                       2000                1999               1998
Operating revenues:
Investment advisory fees from assets under management                     $ 311,075          $ 302,200          $ 272,859
Underwriting and distribution of investment products                         38,160             27,224             10,623
Positioning profits                                                           2,864                 15                300
Investment banking                                                               --              6,213             12,967
Other operating revenue                                                       6,294              3,108              2,191
   Total operating revenues                                                 358,393            338,760            298,940
Operating expenses:
Compensation and benefits                                                    91,056             90,936             85,031
Advertising and promotional costs                                            34,992             29,317             19,415
Occupancy and equipment costs                                                13,266             12,552             12,277
Amortization of goodwill and deferred offering costs                          8,005             14,298             14,093
Travel and entertainment                                                     10,973              9,868              9,331
Other operating expenses                                                     31,983             31,718             27,054
   Total operating expenses                                                 190,275            188,689            167,201
Operating income                                                            168,118            150,071            131,739

Non-operating income/(expense):
Investment and other income/(expense)                                        12,273             13,934              8,595
Interest expense                                                             (3,025)            (2,994)            (2,597)
   Total non-operating income                                                 9,248             10,940              5,998
Income before taxes                                                         177,366            161,011            137,737
Income taxes:
Current                                                                      67,742             65,434             51,268
Deferred                                                                      2,958             (1,733)             2,824
   Total income taxes                                                        70,700             63,701             54,092
Net income                                                                $ 106,666          $  97,310          $  83,645

Average common and common equivalent shares outstanding:
   Basic                                                                     31,279             31,311             31,641
   Diluted                                                                   33,993             34,143             34,427

Earnings per common share:
   Basic                                                                  $    3.34          $    3.04          $    2.57
   Diluted                                                                $    3.14          $    2.85          $    2.43

See accompanying notes to consolidated financial statements.

The John Nuveen Company
CONSOLIDATED STATEMENTS OF CHANGES
IN COMMON STOCKHOLDERS' EQUITY
(in thousands)


                                                                          Unamortized     Accumulated
                              Class A   Class B   Additional                  Cost of           Other
                               Common    Common      Paid-In   Retained    Restricted   Comprehensive     Treasury
                                Stock     Stock      Capital   Earnings  Stock Awards   Income/(Loss)        Stock       Total

Balance at December 31, 1997    $ 142     $ 245      $52,963   $403,635      $  (185)        $     --    $(183,680)  $ 273,120
Net income                                                       83,645                                                 83,645
Cash dividends paid                                             (33,229)                                               (33,229)

Issuance of earnout shares                               179                                                   562         741
Amortization of restricted
   stock awards                                                                  106                                       106
Purchase of treasury stock                                                                                 (27,421)    (27,421)
Exercise of stock options                                        (2,519)                                     7,635       5,116
Other                                                  1,997         (3)                                        36       2,030
Balance at December 31, 1998    $ 142     $ 245      $55,139   $451,529      $   (79)        $     --    $(202,868)   $304,108

Net income                                                       97,310                                                 97,310
Cash dividends paid                                             (37,612)                                               (37,612)
Issuance of earnout shares                               461                                                 1,349       1,810
Amortization of restricted
   stock awards                                                                   79                                        79
Purchase of treasury stock                                                                                 (35,749)    (35,749)
Exercise of stock options                                        (5,087)                                    16,341      11,254
Other                                                  4,780         (4)                          189         (103)      4,862

Balance at December 31, 1999    $ 142     $ 245      $60,380   $506,136      $    --         $    189    $(221,030)   $346,062
Net income                                                      106,666                                                106,666
Cash dividends paid                                             (40,431)                                               (40,431)
Issuance of earnout shares                               392                                                 1,847       2,239
Amortization of restricted
   stock awards                                                                  151                                       151
Purchase of treasury stock                                                                                 (51,017)    (51,017)
Exercise of stock options                                        (7,718)                                    37,403      29,685
Issuance of restricted stock                                         22       (1,090)                        3,215       2,147
Other                                                  9,309                                   (1,910)                   7,399
Balance at December 31, 2000     $142     $ 245      $70,081   $564,675      $  (939)        $ (1,721)   $(229,582)   $402,901




See accompanying notes to consolidated financial statements.

The John Nuveen Company
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)


Year Ended December 31,                                                    2000               1999               1998
Cash flows from operating activities:
Net income                                                            $ 106,666          $  97,310          $  83,645
Adjustments to reconcile net income to net cash
   provided from operating activities:
   Deferred income taxes                                                  2,958             (1,733)             2,824
   Depreciation of office property and equipment                          4,595              4,794              4,915
   Amortization of goodwill                                               7,485              7,240              7,230
Net (increase) decrease in assets:
   Temporary investments arising from remarketing obligations                               66,750             30,955
   Management and distribution fees receivable                          (23,116)           (41,060)              (655)
   Other receivables                                                     19,039            (35,457)            (5,461)
   Nuveen defined portfolios                                             16,541             (6,816)            (5,521)
   Bonds and notes                                                         (239)             2,051             (2,058)
   Prepaid expenses and other assets                                      2,056             (5,270)            (7,452)
Net increase (decrease) in liabilities:
   Accrued compensation and other expenses                               (3,781)             6,021              4,289
   Deferred compensation                                                 (2,598)             3,462              1,402
   Security purchase obligations                                          3,876             (7,117)             7,413
   Other liabilities                                                    (19,262)            38,684              6,137
Other                                                                     4,960                (63)             1,819
Net cash provided from operating activities                             119,180            128,796            129,482
Cash flows from financing activities:
Net payments on notes payable                                                --                 --            (15,000)
Net payments on short-term loans secured by
   remarketing obligations                                                   --            (10,000)           (59,500)
Dividends paid                                                          (40,431)           (37,612)           (33,229)
Proceeds from stock options exercised                                    29,685             11,254              5,116
Acquisition of treasury stock                                           (51,017)           (35,749)           (27,421)
Other                                                                        --               (107)                34
Net cash used for financing activities                                  (61,763)           (72,214)          (130,000)
Cash flows from investing activities:
Proceeds from Rittenhouse stock options exercised                        32,685                 --                 --
Repurchase of Rittenhouse stock                                         (46,454)                --                 --
Net purchase of office property and equipment                           (15,541)            (6,517)            (2,951)
Proceeds from sales of investment securities                             16,896                481             19,988
Purchases of investment securities                                       (1,847)           (35,752)           (13,093)
Other                                                                       822              1,453             (1,045)
Net cash provided from (used for) investing activities                  (13,439)           (40,335)             2,899
Increase in cash and cash equivalents                                    43,978             16,247              2,381
Cash and cash equivalents:
   Beginning of year                                                     28,373             12,126              9,745
   End of year                                                        $  72,351          $  28,373          $  12,126


See accompanying notes to consolidated financial statements.

The John Nuveen Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
General Information and Basis of Presentation The consolidated financial statements include the accounts of The John Nuveen Company (the Company) and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to conform to the 2000 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity. The Company's majority shareholder is The St. Paul Companies, Inc.

Nuveen Investments, a registered broker and dealer in securities under the Securities Exchange Act of 1934, is the sponsor and underwriter of the Nuveen mutual funds, exchange-traded funds (closed-end funds) and defined portfolios (unit trusts). The Company has five advisor subsidiaries which are registered under the Investment Advisers Act of 1940: Nuveen Advisory Corp. (NAC), Nuveen Institutional Advisory Corp. (NIAC), Nuveen Asset Management (NAM), Nuveen Senior Loan Asset Management Inc. (NSLAM) and Rittenhouse Financial Services, Inc. (Rittenhouse). NAC, NIAC and NSLAM provide investment advice to and administer the business affairs of the Nuveen family of management investment companies. NAM and Rittenhouse provide investment management services through individual accounts to individuals and institutional investors. Rittenhouse also sub-advises an equity mutual fund sponsored by Nuveen Investments.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results could differ from these estimates.

Sale of the Investment Banking Business On September 17, 1999, the Company completed the sale of its investment banking business to U.S. Bancorp Piper Jaffray. The Consolidated Statements of Income include a full year of investment banking operations in 1998 and a partial year through the date of sale in 1999. Cash and Cash Equivalents Cash and cash equivalents include cash on hand, investment instruments with original maturities of three months or less and other highly liquid investments, including commercial paper, which are readily convertible to cash.

Securities Purchased Under Agreements to Resell Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2000, the value of collateral securing these agreements was $43.8 million.

The Company utilizes resale agreements to invest capital not required to fund daily operations. The level of such investments will fluctuate on a daily basis. Such resale agreements typically mature on the day following the day in which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for balance sheet and cash flow purposes. At December 31, 2000, the Company held $43.5 million in resale agreements of which $9.0 million has been segregated for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission. At December 31, 1999, the Company held $9.5 million in resale agreements, $6.0 million of which was segregated for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.

Investment in Commercial Paper The Company occasionally purchases commercial paper to invest capital not required to fund daily operations. In December 2000, the Company purchased $19.9 million of highly rated dealer placed commercial paper with a maturity date of January 2001. In November 1999, the Company purchased $9.9 million of highly rated dealer placed commercial paper which matured in January 2000. Since this type of investment is highly liquid, readily convertible to cash, and matures in less than three months, the Company includes this amount in cash equivalents for balance sheet and cash flow purposes.

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

Furniture, Equipment and Leasehold Improvements Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. In 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of certain costs incurred in the development of internal-use software. Adoption of the provisions of this statement did not have a material effect on the financial statements of the Company. Software development costs are amortized over a period of not more than five years.

Other Investments Other investments consists primarily of convertible preferred stock in a privately-held institutional equity manager and investments in certain Company-sponsored mutual funds and exchange-traded funds. The preferred stock investment is carried at cost and is not readily marketable. Consequently, fair value cannot be readily ascertained. The investments in Company-sponsored mutual funds of $35,223,000 are valued at market value and unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/ (loss) until realized.

Accumulated Other Comprehensive Income/(Loss) In December 1999, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 requires that other comprehensive income items be recorded net of tax directly into a separate section of shareholders' equity on the balance sheet. The Company's comprehensive income consists of unrealized losses or gains on certain investment securities and is recorded net of tax. The related tax effects were a deferred tax benefit of $1,261,000 in 2000 and a deferred tax liability of $143,000 in 1999. Total comprehensive income for the Company was $104,756,000 in 2000 and $97,499,000 in 1999.

Goodwill Goodwill, representing the excess of the cost over the net tangible and intangible assets of acquired businesses, is stated at cost and is amortized, on a straight-line basis, over the estimated future periods to be benefited. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of undiscounted cash flows of the related acquired operations. Currently, goodwill is being amortized over approximately 30 years.

Other Receivables and Other Liabilities Included in other receivables and other liabilities are receivables from and payables to broker-dealers and customers, primarily in conjunction with defined portfolio product sales. These receivables were $27,904,000 and $50,496,000, and these payables were $6,046,000 and
$40,175,000 at December 31, 2000 and 1999, respectively.

Prepaid Expenses and Other Assets Prepaid expenses and other assets consists primarily of commissions advanced by the Company on sales of certain mutual fund shares. Such costs are being amortized over the lesser of the 12b-1 period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding, with the exception of commissions advanced in conjunction with the load-waived offerings of certain of the equity and income mutual funds in late 1996 and early 1997. These load-waived offering costs were amortized on a straight-line basis over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remain outstanding. The amortization of these costs was completed during the first quarter of 2000.

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

Derivative Financial Instruments To minimize market exposure on fixed-income securities held by the Company, at times, the Company entered into futures contracts and other hedge transactions, and expects to continue to do so in the future. Derivative financial instruments owned by the Company are valued at market value and realized and unrealized gains and losses are reflected in positioning profits. The Company had no open derivative financial instruments at December 31, 2000.

Equity Incentive Plans The Company and its subsidiaries account for restricted stock and options issued under its equity incentive plans using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and its related interpretations.

Advertising and Promotion Costs Advertising and promotion costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company's brand and image. The Company's policy is to expense such costs as incurred. Supplemental Cash Flow Information The Company paid interest of $3.0 million in 2000, $1.2 million in 1999, and $2.4 million in 1998. This compares with interest expense reported in the Company's Consolidated Statements of Income of $3.0 million, $3.0 million, and $2.6 million for the respective reporting years.


2. Earnings Per Share
The following table sets forth a reconciliation of net income and common shares used in the basic and diluted EPS computations for the three years ended December 31, 2000:


(in thousands, except per share data)

                                                                                                           Per-Share
                                                                         Net Income         Shares            Amount
1998:
Net income                                                                $ 83,645
Less: Preferred stock dividends                                             (2,250)
Basic EPS                                                                 $ 81,395          31,641             $2.57
Dilutive effect of:
Contingent common stock                                                         --              16
Deferred stock                                                                  --             178
Employee stock options                                                          --             942
Assumed conversion of preferred stock                                        2,250           1,650
Diluted EPS                                                               $ 83,645          34,427             $2.43
1999:
Net income                                                                $ 97,310
Less:  Preferred stock dividends                                            (2,250)
Basic EPS                                                                 $ 95,060          31,311             $3.04
Dilutive effect of:
Contingent common stock                                                         --              15
Deferred stock                                                                  --             175
Employee stock options                                                          --             992
Assumed conversion of preferred stock                                        2,250           1,650
Diluted EPS                                                               $ 97,310          34,143             $2.85
2000:
Net Income                                                                $106,666
Less: Preferred stock dividends                                             (2,250)
Basic EPS                                                                 $104,416          31,279             $3.34
Dilutive effect of:
Contingent common stock                                                         --               9
Deferred stock                                                                  --              94
Employee stock options                                                          --             961
Assumed conversion of preferred stock                                        2,250           1,650
Diluted EPS                                                               $106,666          33,993             $3.14

At December 31, 2000, all outstanding options have a potentially dilutive effect and are included in the computation of diluted earnings per share. Options to purchase 1,436,097 shares of the Company's common stock at a range of $37.00 to $49.20 were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares during that year.


3. Income Taxes
The provisions for income taxes on earnings for the years ended December 31 are:


(in thousands)                                                                2000            1999              1998
Current:
Federal                                                                    $55,991        $ 54,294           $42,996
State                                                                       11,751          11,140             8,272
                                                                            67,742          65,434            51,268

Deferred:
Federal                                                                      2,457          (1,258)           2,312
State                                                                          501            (475)             512
                                                                           $ 2,958        $ (1,733)          $2,824

The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:


                                                                               2000            1999              1998
Federal statutory rate applied to income before taxes                         35.0%           35.0%             35.0%
State and local income taxes, net of federal income tax benefit                4.8             4.4               4.2
Tax-exempt interest income, net of disallowed interest expense                (0.3)           (0.3)             (0.5)
Other, net                                                                     0.4             0.5               0.6
Effective tax rate                                                            39.9%           39.6%             39.3%

The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets is shown in the following table:


(in thousands)
December 31,                                                                                  2000              1999
Gross deferred tax asset:
Deferred compensation                                                                      $13,456           $14,569
Accrued post retirement benefit obligation                                                   3,427             3,243
Unfunded accrued pension cost (non-qualified plan)                                             740               583
Book depreciation in excess of tax depreciation                                              3,066             2,891
Other                                                                                        3,170             1,863
Gross deferred tax asset                                                                    23,859            23,149
Gross deferred tax liability:
Deferred commissions and fund offering costs                                                 7,887             8,432
Goodwill amortization                                                                        9,719             7,048
Prepaid pension costs                                                                        2,064             1,535
Other                                                                                           60               308
Gross deferred tax liability                                                                19,730            17,323
Net deferred tax asset                                                                     $ 4,129           $ 5,826

The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

Not included in income tax expense for 2000, 1999, and 1998, are income tax benefits of $9,309,000, $4,780,000, and $1,997,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital.

Federal and state income taxes paid for the years ending December 31, 2000, 1999, and 1998, amounting to $55,269,000, $57,363,000, and $47,454,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.


4. Credit Facilities
In August 2000, the Company's three-year revolving credit facility entered into in August 1997 expired. On August 10, 2000, the Company entered into a $250 million revolving line of credit with a group of banks that extends through August 2003. The committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. Proceeds from borrowings under the facility are to be used for fulfilling day to day cash requirements and general corporate purchases including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of .095% for the three-year facility and .08% for the 364-day facility. The Company has the option to provide collateral to secure borrowings under this line of credit. At December 31, 2000, there were no outstanding borrowings under this facility.


5. Commitments and Contingencies
Rent expense for office space and equipment was $8,153,000, $6,686,000, and $6,366,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes, and maintenance for the years 2001 through 2013, the last year for which there is a commitment, are as follows:


(Table)
(in thousands)
Year                                                                    Commitment
2001                                                                    $    7,170
2002                                                                         7,163
2003                                                                         6,118
2004                                                                         6,029
2005                                                                         6,046
Thereafter                                                              $   39,419


The Company and its subsidiaries are named as defendants in pending legal matters. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.


6. Employee Retirement, Postretirement Benefit and Incentive Compensation
Programs
The Company has a noncontributory retirement plan and a postretirement benefit plan covering the majority of employees, including employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Additionally, the Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.
The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2000, and a statement of the funded status as of December 31 of both years:


                                                                              Pension              Postretirement
                                                                              Benefits                Benefits
(in thousands)                                                           2000         1999         2000        1999
Change in projected benefit obligation
Obligation at January 1                                              $ 18,498     $ 20,599     $  6,249     $ 5,858
Service cost                                                            1,079        1,270          411         429
Interest cost                                                           1,313        1,357          477         433
Participant contributions                                                  --           --           --          --
Plan amendments                                                            --           --           --         897
Actuarial (gain) loss                                                   1,382       (1,232)         407        (898)
Benefit payments                                                       (1,548)      (2,924)        (203)       (102)
Curtailments                                                             (217)        (572)        (299)       (368)
Obligation at December 31                                            $ 20,507     $ 18,498     $  7,042     $ 6,249

Change in fair value of plan assets
Fair value of plan assets at January 1                               $ 29,010     $ 28,218     $     --     $    --
Actual return on plan assets                                              676        3,140           --          --
Benefit payments                                                       (1,548)      (2,924)        (203)       (102)
Company contributions                                                      --          576          203         102
Fair value of plan assets at December 31                             $ 28,138     $ 29,010     $     --     $    --

Reconciliation of prepaid (accrued) and total amount recognized
Funded status at December 31                                         $  7,631     $ 10,512     $ (7,042)    $(6,249)
Unrecognized net transition asset                                        (181)        (360)          --          --
Unrecognized prior-service cost                                           130          130          662         759
Unrecognized net gain                                                  (4,426)      (8,011)      (1,776)     (2,242)
Prepaid (accrued) cost                                               $  3,154     $  2,271     $ (8,156)    $(7,732)


The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years. Prepaid benefit cost is recorded in prepaid expenses and other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.


                                                                               Pension             Postretirement
                                                                               Benefits               Benefits
(in thousands)                                                           2000         1999         2000         1999
Prepaid benefit cost                                                  $ 4,917      $ 3,662     $     --      $    --
Accrued benefit liability                                              (1,763)      (1,391)      (8,156)      (7,732)
Net amount recognized                                                 $ 3,154      $ 2,271     $ (8,156)     $(7,732)

The Company's qualified and non-qualified pension plans' assets exceed the benefit obligation for the years ending December 31, 2000 and December 31, 1999. The Company's postretirement benefits plan has no plan assets. The aggregate benefit obligation for the postretirement plan is $7,042,000 as of December 31, 2000, and $6,249,000 as of December 31, 1999.


The following table provides the components of net periodic benefit costs for the plans for the two years ending December 31, 2000:


                                                                              Pension                Postretirement
                                                                              Benefits                  Benefits
(in thousands)                                                           2000         1999          2000          1999
Service cost                                                         $  1,079      $ 1,270        $  411        $  429
Interest cost                                                           1,313        1,357           477           433
Expected return on plan assets                                         (2,522)      (2,450)           --            --
Amortization of unrecognized net asset                                   (179)        (179)           --            --
Amortization of prior-service cost                                          8            7            62            67
Amortization of net gain                                                 (358)        (219)          (58)          (54)
Curtailments and settlements                                             (225)        (583)         (265)         (297)
Net periodic benefit cost                                            $   (884)     $  (797)       $  627        $  578


The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:


                                                                              Pension              Postretirement
                                                                              Benefits                Benefits
(in thousands)                                                           2000         1999         2000         1999
Weighted-average assumptions as of December 31
Discount rate                                                            7.5%         7.5%         7.5%         7.5%
Expected return on plan assets                                           9.0%         9.0%          N/A          N/A
Rate of compensation increase                                            5.5%         5.5%          N/A          N/A


For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits for pre-65 participants was assumed for 2000. The assumption is reduced to 6% by 2002 and remains at that level thereafter. The annual assumed rate of increase for post-65 participants is 6% for 2000 and remains at that level thereafter.
Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:


(in thousands)                                                                 1% Increase           1% Decrease
Effect on total service and interest cost                                           $  214              $  (170)
Effect on the health care component of the
accumulated postretirement benefit obligation                                       $1,272              $(1,077)


The Company has a profit sharing plan that covers the majority of its employees, including employees of certain of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions.

The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonuses until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate or at a rate of return of one of several equity mutual funds sponsored by the Company. The Company funds the equity-based returns by purchasing the underlying mutual fund.


7. Equity Incentive Plans
The Company maintains two stock-based compensation programs, the Nuveen 1992 Special Incentive Plan (1992 Plan) and the Nuveen 1996 Equity Incentive Plan (1996 Plan). The 1992 Plan was developed in connection with the Company's initial public offering of stock and authorized the issuance of an aggregate of 5,980,000 shares of Class A common stock for the grant of equity awards, including up to 2,340,000 shares of restricted common stock and deferred units. Under the amended and restated 1996 Plan, the Company reserved an aggregate of 7,300,000 shares of Class A common stock for awards. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years. During 1998, the Company granted 1,500 shares of restricted stock (all of which were deferred at the election of the recipients) with a fair value of $38 per share and a three-year cliff vesting period. No restricted shares were awarded in 1999. In 2000, the Company granted 25,000 shares of restricted stock with three-year cliff vesting and a weighted average fair value of $43.63 per share. Additionally, the Company awarded 17,000 shares of restricted stock in January 2001 to employees pursuant to the Company's incentive compensation program for 2000. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation expense for restricted stock awards, including the amortization of prior year awards, was $151,475, $79,200 and $163,000 for 2000, 1999 and 1998, respectively.
The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the market price of the stock on the day the options were awarded. Options awarded in 1992, under the 1992 Plan, have vested fully and generally remain exercisable through May 27, 2002. During 1995, the Company awarded options under the 1992 Plan which vested in quarterly installments through October 1, 1999, and remain exercisable through May 25, 2005. Options awarded during 1996 through 2000; pursuant to the 1996 Plan, are generally subject to three- and four-year cliff vesting and expire after ten years. In addition, the Company awarded options to purchase 875,969 shares of common stock in January 2001 to employees pursuant to the Company's incentive compensation program for 2000. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), no compensation expense has been recognized for any of the stock options awarded. There are 1.3 million shares available for future equity awards as of December 31, 2000, after consideration of the January 2001 awards.
A summary of the Company's stock option activity for the years ended December 31, 2000, 1999 and 1998 is presented in the following table and narrative:


                                                                                Weighted Average
(in thousands, except per share data)                             Shares          Exercise Price
Options outstanding at December 31, 1997                           4,359                  $22.69
Awarded                                                              938                   35.50
Exercised                                                           (283)                  18.05
Forfeited                                                            (77)                  32.40
Options outstanding at December 31, 1998                           4,937                   25.24
Awarded                                                            1,212                   38.86
Exercised                                                           (577)                  19.49
Forfeited                                                            (62)                  34.01
Options outstanding at December 31, 1999                           5,510                   28.74
Awarded                                                            1,326                   36.80
Exercised                                                         (1,254)                  23.67
Forfeited                                                           (325)                  37.03
Options outstanding at December 31, 2000                           5,257                  $31.46


Options exercisable at:
   December 31, 1998                                               2,304                  $18.34
   December 31, 1999                                               3,258                  $23.92
   December 31, 2000                                               2,929                  $26.78

All options awarded in 2000 and 1999 have exercise prices equal to the market price of the stock on the date of grant and have a weighted average exercise price of $36.80 and $38.86, respectively. The options awarded during 1998 with an exercise price equal to the market price of the stock on the date of grant, have a weighted average exercise price of $35.08. The options awarded during 1998 with an exercise price in excess of the stock's grant date market value have a weighted average exercise price of $42.67. Exercise prices for options outstanding as of December 31, 2000, ranged from $18.00 to $49.20 per share. The weighted average remaining contractual life of those options is six years. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) encourages, but does not require, the use of a fair value based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and is amortized to expense over the lesser of the options' vesting period or the related employee service period. While the Company has elected to account for its stock-based compensation plans in accordance with APB 25, SFAS 123 requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of the Statement had been applied and the Company accounted for its employee stock option awards under the fair value method of the Statement.
Accordingly, if the Company's compensation cost for employee stock options awarded had been determined in this manner, the Company's 2000 net income would have been reduced by $5.9 million, or $.19 per basic and $.16 per diluted earnings per share. The Company's 1999 and 1998 net income would have been reduced by $4.6 million and $3.2 million, respectively, translating into a reduction of $.15 and $.13 per 1999 basic and diluted earnings per share and a reduction of $.10 and $.09 per 1998 basic and diluted earnings per share. The options awarded during 2000 have weighted average fair values of $8.27 per share. The options awarded during 1999 have weighted average fair values of $9.05 per share. Options awarded during 1998, with exercise prices equal to the market price of the stock on the date of the grant, have weighted average fair values of $8.23 per share. Options awarded in 1998 with exercise prices in excess of the stock's grant date market value have weighted average fair values of $6.26. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: weighted average risk-free interest rates of 6.2%, 6.5% and 5.6%; dividend yields of 3%; weighted average expected option lives of 6, 6 and 7 years; and volatility factor of the expected market price of the Company's common stock of 19%, 19% and 20%. SFAS 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994. Rittenhouse established the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan (1997 Plan) in order to attract and retain officers and other employees subsequent to the acquisition of Rittenhouse by the Company. The 1997 Plan authorizes the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B Common Stock. The exercise price for any options granted under the 1997 Plan must be equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee of the Rittenhouse board of directors on the relevant valuation date. The term of each option is no more than four years from the date of grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provides that Rittenhouse, or its designee, shall have the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 1999, options to acquire 1,200,000 shares of Rittenhouse Class B Common Stock, the total number of options authorized under the 1997 plan, have been granted. Of these awards, 399,088 were exercised in 2000, 108,688 have been forfeited and 692,224 options remain outstanding as of December 31, 2000. The shares exercised in 2000 were repurchased on September 29, 2000. Purchase price in excess of exercise price was added to goodwill and is being amortized over the same period as the goodwill associated with the acquisition of Rittenhouse.

8. Redeemable Preferred Stock

On January 2, 1997, in connection with its acquisition of Flagship Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45 million. Shares of preferred stock were convertible into approximately 1.65 million shares of the Company's Class A Common Stock on or after January 2, 1999, and are redeemable at the option of the Company at any time on or after January 2, 2001, but not later than January 2, 2007. Dividends on preferred stock are paid quarterly.


9. Common Stock
A summary of common stock activity for the three-year period ended December 31, 2000, follows:


(Table)
(in thousands)
December 31,                                                                  2000            1999              1998
Shares outstanding at beginning of year                                     31,063          31,356            31,783
Shares issued under stock options and other incentive plans                  1,427             621               306
Shares acquired                                                             (1,176)           (914)             (733)
Shares outstanding at end of year                                           31,314          31,063            31,356


Under the May 1999 share repurchase program the Company was authorized to repurchase 2 million shares of common stock. In November 2000, the Company approved an increase to the program to authorize the repurchase of an additional
1.5 million shares. At December 31, 2000, there were 1.6 million shares remaining to be repurchased under the program.


10. Net Capital Requirement
The Company is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2000, the Company's net capital ratio was 1.81 to 1 and its net capital was $36,494,000 which is $32,102,000 in excess of the required net capital of $4,392,000.


11. Quarterly Results (unaudited)
The following tables set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 2000:


(in thousands, except per share data)

                                                                         First       Second        Third       Fourth
2000                                                                   Quarter      Quarter      Quarter      Quarter



Total Operating revenues                                              $92,541      $85,078      $88,979      $91,795
Net income                                                             26,106       26,303       26,467       27,790
Per common share:
   Basic EPS                                                              .82          .82          .83          .87
   Diluted EPS                                                            .78          .78          .78          .81
   Cash dividends                                                         .29          .29          .32          .32


Closing stock price range:
High                                                                   38.250       42.000       49.188       57.500
Low                                                                    33.563       38.125       41.750       45.125


(in thousands, except per share data)
                                                                        First       Second        Third       Fourth
1999                                                                  Quarter      Quarter      Quarter      Quarter
Total Operating revenues                                              $80,894      $84,821      $83,571      $89,474
Net income                                                             23,401       23,880       24,152       25,877
Per common share:
   Basic EPS                                                              .73          .74          .75          .81
   Diluted EPS                                                            .68          .70          .71          .77
   Cash dividends                                                         .26          .29          .29          .29

Closing stock price range:
High                                                                   41.875       43.000       43.375       38.125
Low                                                                    34.563       38.500       36.000       34.500

The John Nuveen Company Class A common stock, representing approximately 22% of the Company's issued and outstanding common stock at December 31, 2000, is listed on the New York Stock Exchange under the symbol "JNC." There are no contractual restrictions on the Company's present ability to pay dividends on its common stock.


The John Nuveen Company
INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

The John Nuveen Company:

   We have audited the accompanying consolidated balance sheets of The John Nuveen Company (the Company) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The John Nuveen Company and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

(KPMG LLP Logo)
Chicago, Illinois

February 2, 2001

The John Nuveen Company
FIVE-YEAR FINANCIAL SUMMARY
(in thousands, except per share data and unless otherwise indicated)


December 31,                                                2000            1999          1998          1997          1996
INCOME STATEMENT DATA
Operating Revenues:
   Investment advisory fees from assets
    under management                                  $  311,075      $  302,200    $  272,859    $  221,635      $185,845
   Underwriting and distribution of
    investment products                                   38,160          27,224        10,623        12,671        14,566
   Positioning profits/(losses)                            2,864              15           300         3,491          (191)
   Investment banking                                         --           6,213        12,967        13,409        11,098
   Other operating revenue                                 6,294           3,108         2,191         3,150         2,394
      Total operating revenues                           358,393         338,760       298,940       254,356       213,712
Operating Expenses:
   Compensation and benefits                              91,056          90,936        85,031        74,547        69,204
   Advertising and promotional costs                      34,992          29,317        19,415        18,853        12,641
   All other operating expenses                           64,227          68,436        62,755        49,671        30,780
      Total operating expenses                           190,275         188,689       167,201       143,071       112,625
Operating Income                                         168,118         150,071       131,739       111,285       101,087
Non Operating Income/(Expense)                             9,248          10,940         5,998        10,885        16,415
Income Before Taxes                                      177,366         161,011       137,737       122,170       117,502
Income Taxes                                              70,700          63,701        54,092        47,990        44,973
Net Income                                            $  106,666      $   97,310    $   83,645    $   74,180      $ 72,529
Earnings per Common Share:
   Basic                                              $     3.34      $     3.04    $     2.57    $     2.23      $   2.03
   Diluted                                            $     3.14      $     2.85    $     2.43    $     2.13      $   1.98
   Return on average equity                                 25.4%           26.3%         25.1%         23.4%         24.4%
   Total dividends per share                          $     1.22      $     1.13    $     0.98    $     0.88      $   0.78
Balance Sheet Data
   Total assets                                       $  576,039      $  540,965    $  467,961    $  492,232      $355,251
   Total liabilities                                  $  128,138      $  149,903    $  118,853    $  174,112      $ 83,357
   Redeemable preferred stock                         $   45,000      $   45,000    $   45,000    $   45,000      $     --
   Common stockholders' equity                        $  402,901      $  346,062    $  304,108    $  273,120      $271,894
Net Assets Under Management (in millions)
   Mutual funds                                       $   11,485      $   11,406    $   11,883    $   10,885      $  5,930
   Exchange-traded funds                                  28,355          26,846        26,223        26,117        25,434
   Money market funds                                        472             637           824           970         1,004
   Managed accounts                                       21,699          20,895        16,337        11,622           823
      Total                                           $   62,011      $   59,784    $   55,267    $   49,594      $ 33,191
Nuveen Defined Portfolios (in millions)
   Market value outstanding                           $   11,031      $   10,959    $   10,720    $   12,176      $ 13,571
Gross Sales (in millions)
   Mutual funds                                       $    1,022      $    1,535    $    1,553    $      951      $    649
   Defined portfolios                                      4,047           2,660           809           757           963
   Exchange-traded funds                                      46           2,770            --           125            --
   Managed accounts                                        5,694           7,101         5,393         1,193           135
     Total                                            $   10,809      $   14,066    $    7,755    $    3,026      $  1,747

The John Nuveen Company
BOARD OF DIRECTORS


Timothy R. Schwertfeger
Chairman and Chief Executive Officer
The John Nuveen Company


John P. Amboian
President
The John Nuveen Company


Willard L. Boyd
President Emeritus
Field Museum of Natural History


W. John Driscoll
Chairman/Retired
Rock Island Company


Duane R. Kullberg
Managing Partner/
Chief Executive Officer/Retired
Andersen Worldwide


Douglas W. Leatherdale
Chairman and Chief Executive Officer
The St. Paul Companies


Headquarters
The John Nuveen Company
333 West Wacker Drive
Chicago, IL 60606
312 917-7700
www.nuveen.com


Transfer Agent and Registrar
The Bank of New York
Church Street Station
P. O. Box 11258
New York, NY 10286-1258
800 524-4458
www.stockbny.com

Stock Exchange Listing
New York Stock Exchange
Trading symbol:  JNC


Form 10-K
The annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000, will be provided upon written request to:
     Investor Relations
     The John Nuveen Company
     333 West Wacker Drive
     Chicago, IL 60606


Annual Meeting
The annual shareholders' meeting for The John Nuveen Company will be held Thursday, May 10, 2001, at 10:30 am at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL.




Back Cover

The John Nuveen Company
333 West Wacker Drive
Chicago, IL 60606