Form 10-K, Exhibit 13
period 2001-12-31
NUVEEN JOHN COMPANY
filed 2002-03-28
CIK 885708

THE JOHN NUVEEN COMPANY    -    333 West Wacker Drive    -    Chicago, IL 60606

                             THE JOHN NUVEEN COMPANY


                                    [PHOTOS]



                                                       [NUVEEN INVESTMENTS LOGO]









                               Annual Report 2001

                            [NUVEEN INVESTMENTS LOGO]


THE JOHN NUVEEN COMPANY is a premier investment management company. Through Nuveen Investments, our Company manages $68 billion in assets for financial advisors and their affluent and high-net-worth investors, as well as a growing number of institutional clients.

Founded in 1898, Nuveen is committed to helping investors preserve and enhance the value of their assets. We believe that the most successful investing encompasses a long-term perspective, a consistently-executed investment discipline and the advice of a trusted financial professional.

Nuveen today is recognized for high quality, consistency and innovation across an increasingly diverse range of equity and fixed-income offerings. Our products are sold under three premium brands:

   -  Nuveen Investments, a leader in tax-free investments

   -  Rittenhouse, the premier retail separate account service platform, and

   - Symphony Asset Management, a leading institutional manager of market-neutral and other investment portfolios

NUVEEN AT A GLANCE

The strength and quality of our assets are reflected across a growing range of investment offerings.

$68 billion

[PHOTO]

ASSETS UNDER MANAGEMENT

Our firm's position as a premier investment manager is reflected in the underlying strength and quality of the assets we manage. During a period of declining equity markets, we increased our assets to $68 billion in 2001 as advisors and their clients continued to entrust our Company with record levels of new equity and fixed-income assets.

Our asset growth in 2001 reflects positive net flows of nearly $8 billion across the range of our products. Our assets also grew through our acquisition of Symphony Asset Management, Nuveen's entry into the arena of market-neutral alternative investments.

$20 billion

[PHOTOS]

MANAGED ACCOUNTS

We continue to be the market share leader in the rapidly growing retail separately-managed account market. Within this market, we are known for managing customized portfolios of high-quality, large-cap growth stocks and both taxable and tax-free fixed-income investments. We remain committed to providing consistent, risk-adjusted returns over time, while maintaining a focus on tax efficiency.

Our category-leading managed account offerings include:

- Rittenhouse large-cap growth equity portfolios
- Nuveen municipal bond portfolios
- Balanced portfolios
  --Large-cap growth/taxable
  --Large-cap growth/municipal

A hallmark of our managed account business is a commitment to highly personalized client service that has earned top awards from our distribution partners and a high level of repeat business from financial advisors.







                           [NUVEEN INVESTMENTS LOGO]

$32 billion

[PHOTO]

EXCHANGE-TRADED FUNDS

Through our strong relationships with financial advisors and financial services firms, we enjoy a leading 45% share of the market in municipal closed-end exchange-traded funds. Closed-end exchange-traded funds (ETFs) are actively-managed portfolios that trade like stocks on the New York Stock Exchange or the American Stock Exchange. Our ETF products offer investors many advantages, including dependable income, diversification, trading convenience and tax efficiency.

Our exchange-traded products include:

- 23 national municipal funds
- 56 state-specific municipal funds
- Nuveen Senior Income Fund
- Nuveen Real Estate Income Fund

Nuveen's exchange-traded funds are backed by one of the strongest secondary market support programs in the industry, including an award-winning website dedicated to investor and advisor service and education.

$12 billion

[PHOTO]

MUTUAL FUNDS

Nuveen's family of mutual funds offers a variety of investing strategies managed with experience and discipline.

Our mutual fund offerings include:

- 30 national and state-specific municipal funds
- Nuveen Rittenhouse Growth Fund
- Nuveen Large-Cap Value Fund
- Nuveen Balanced Municipal & Stock Fund
- Nuveen Balanced Stock & Bond Fund
- Nuveen European Value Fund
- Nuveen Innovation Fund
- Nuveen International Growth Fund
- Nuveen Floating Rate Fund
- Nuveen Income Fund

The investment objectives of these funds vary, ranging from capital appreciation to dependable income to a balance between growth and income. These funds are managed in ways consistent with our overarching investment philosophy.

$4 billion

[PHOTO]

ALTERNATIVE INVESTMENTS

Recently acquired by Nuveen, Symphony Asset Management is a leading provider of market-neutral portfolios to the institutional market. Market-neutral strategies employ classic hedging through the use of long and short portfolios to systematically reduce market risk and provide consistent, positive returns, regardless of the direction of the broader equity and debt markets.

Symphony's principal market-neutral strategies include:

- U.S. Large-Cap Equities
- U.S. Small-Cap Equities
- United Kingdom/European Equities
- Convertible Arbitrage
- U.S. High Yield

Symphony also manages several long-only strategies for its institutional client base, which includes major university endowments, corporate pension funds and government bodies. Although Symphony's business is primarily institutional, its market-neutral strategies are an exciting addition to Nuveen's investment expertise in light of their growing acceptance by high-net-worth investors.

ANNUAL REPORT 2001                                    The John Nuveen Company  1

FINANCIAL HIGHLIGHTS
(in millions, except per share data)


December 31,                      2001      2000      1999      1998       1997
--------------------------------------------------------------------------------
Gross Sales                     $14,234   $10,809   $14,066   $ 7,755   $ 3,026
--------------------------------------------------------------------------------
Assets Under Management          68,485    62,011    59,784    55,267    49,594
--------------------------------------------------------------------------------
Operating Revenues                  371       358       339       299       254
--------------------------------------------------------------------------------
Net Income                          115       107        97        84        74
--------------------------------------------------------------------------------
Earnings Per Share (diluted)       2.26      2.09      1.90      1.62      1.42
--------------------------------------------------------------------------------
Total Dividends Per Share          0.93      0.81      0.75      0.65      0.59
================================================================================

                        [GROSS SALES PERFORMANCE GRAPH]
                             (dollars in billions)


                1997      1998     1999      2000      2001
                ----      ----     ----      ----      ----

                3.026    7.755    14.066   10.809     14.234



                   [ASSETS UNDER MANAGEMENT PERFORMANCE GRAPH]
                              (dollars in billions)


                1997      1998     1999      2000      2001
                ----      ----     ----      ----      ----

                49.6      55.3     59.8      62.0      68.5



                     [EARNINGS PER SHARE PERFORMANCE GRAPH]
                                    (diluted)


                1997      1998     1999      2000      2001
                ----      ----     ----      ----      ----

                1.42      1.62     1.90      2.09      2.26

2  The John Nuveen Company                                    ANNUAL REPORT 2001


                    7TH CONSECUTIVE YEAR OF RECORD EARNINGS

[PHOTO]


A FOCUS ON QUALITY, CONSISTENT GROWTH

"...through all market cycles, we have continued to deliver consistent, quality growth due to our financial discipline and our specialty focus on core equity and fixed-income offerings."

ANNUAL REPORT 2001                                    The John Nuveen Company  3



To Our Shareholders

IN A DIFFICULT INVESTING ENVIRONMENT, 2001 PROVED TO BE A HALLMARK YEAR FOR THE JOHN NUVEEN COMPANY, CULMINATING IN OUR 7TH CONSECUTIVE YEAR OF RECORD EARNINGS AND ANOTHER YEAR OF CONSISTENT, QUALITY GROWTH.

     The year was highly challenging for investors and all of us who serve them. Declining equity markets and the nation's first recession in a decade left many investors in a zone of uncertainty, some of them pulling out of the markets entirely. This environment clearly underscored the importance of maintaining a well-balanced portfolio focused on long-term objectives an investment approach Nuveen has championed for generations.

     As market psychology in 2001 shifted toward capital preservation and rebalancing of portfolios, advisors and investors continued to entrust our firm with record levels of new equity and fixed-income assets. Our sales of investment products exceeded $14 billion in 2001, our best year ever.

Record sales contributed to a 10% increase in our assets under management to $68.5 billion. The growth in our assets reflects positive flows of new assets and $4 billion in assets from our acquisition of Symphony Asset Management, resulting in an 8% increase in our earnings.

     As a direct reflection of our continued growth and the consistency of our performance, we raised our corporate cash dividend by 13%--our ninth consecutive annual dividend increase--and split our stock 3-for-2 through our Company's first tax-free stock dividend.


                    [SHAREHOLDER RETURNS PERFORMANCE GRAPH]
                                  (% growth)


JNC        13    20     34    36    43    56    41    48    68    72   52    48    58    75   102   142.8   129   142   185   246
S&P 500     3    21     30    33    52    57    41    71    80    93   81   108   112   107   105    89      66    76    50    66

                         Includes dividend reinvestment


SUCCESS FROM LEVERAGING OUR CORE STRENGTHS

During the challenges of 2001 and through all market cycles, we have continued to deliver consistent, quality growth due to our financial discipline and our specialty focus on core equity and fixed-income offerings. Our success comes from leveraging Nuveen's fundamental strengths, centering around a disciplined, long-term approach to investing, strong distribution relationships and premium brands.

A TIMELESS INVESTING APPROACH

The services and products we offer revolve around an investment philosophy that has served Nuveen and its customers well for more than 100 years. Ours is a philosophy focused on risk management, tax-sensitivity and consistency of returns over time. We believe investors can most reliably preserve and enhance the value of their assets--over time--by consistently achieving returns that outpace inflation and taxes. That is why our investment teams focus on delivering attractive returns with below-average risk, year after year.

4  The John Nuveen Company                                    ANNUAL REPORT 2001


     The addition of high-caliber investment expertise--like Symphony, which specializes in market-neutral alternative investments--reflects our continuing strategy to broaden and deepen our investment capabilities as we expand the range of our product offerings. Today, Symphony has an impressive list of institutional clients, which we will continue to support and grow, with a longer-range goal of selectively bringing Symphony's market-neutral expertise to financial advisors of high-net-worth investors.

STRONG DISTRIBUTION PLATFORMS

As we expand our offerings across asset classes and investment styles, we continue to advocate time-tested investment disciplines through our two well-established distribution platforms in consultative services and syndicated products.

     Our category-leading Rittenhouse consulting group sets the standard today for consultative sales and service. The combination of Rittenhouse's equity and balanced portfolios with Nuveen's expertise in fixed-income portfolios makes us the market leader in the rapidly growing retail separate account market. Retail separate accounts are customized portfolios, which offer investors the significant advantages of improved tax efficiency and greater transparency.

     Assets in this segment are expected to increase 20% per year over the next five years. The potential for growth is attracting new entrants, including some of the larger mutual fund companies looking to gain share in this expanding segment of the industry. Despite added competition, our sales of retail managed accounts increased nearly 40% in 2001. We now manage and service more than 75,000 retail separate accounts, a 25% increase in accounts in just the last 12 months.


                 [GROWTH IN MANAGED ACCOUNTS PERFORMANCE GRAPH]
                       (number of accounts, in thousands)


                1997       1998     1999      2000      2001
                ----       ----     ----      ----      ----
               21.145     36.336   53.215    60.673    75.914


     We are experiencing similar success within Nuveen Advisor Partners, our leading syndicated product distribution platform centered on idea- or event-oriented selling. Leveraging decades of credibility for high-quality, innovative products, we are able to respond quickly to market opportunities through this platform. In the declining equity markets of 2001, for example, we were able to capitalize on the strong demand for high-quality fixed-income investments. The relationships we have cultivated with a large and loyal base of advisors enabled us to raise $4 billion in new assets for Nuveen in 2001. We introduced 20 new municipal exchange-traded funds (ETFs), resulting in a 50% share of all new municipal ETF assets raised last year. In addition, we introduced our first real estate (REIT-based) ETF, which represents a new asset class for Nuveen and one of the market's largest REIT-based ETF offerings to date.

ANNUAL REPORT 2001                                    The John Nuveen Company  5

As we continue to innovate, we recently put in place our e-Advisor Partners program to enhance communications and strengthen relationships with advisors. We are utilizing technology to reach advisors however they wish to be reached. This program has earned praise from our clients and industry observers alike, while enhancing the productivity of our sales and service teams. We will continue to evolve our distribution platforms to ensure that we are meeting the needs of advisors and helping them build better portfolios for their investors.

PREMIUM BRANDS

As we develop new products and cultivate new relationships, we are supported by three premium brands: Nuveen, Rittenhouse and Symphony. Each of our brands has the distinction of being highly trusted by investors. All three brands have earned a reputation for superior quality service, conservative risk management disciplines, and reliable consultative services.

These attributes have been trademarks of The John Nuveen Company for more than a century. They are, today, as relevant as ever, underscoring a simple, yet expansive, message to investors to INVEST WELL...LOOK AHEAD...AND LEAVE YOUR MARK for future generations.

POSITIONED FOR GROWTH

Although market and economic uncertainties remain with us, we enter 2002 with a strong record of consistent and quality earnings irrespective of market conditions. Our disciplined, long-term investment philosophy and an expanding array of high-quality equity and fixed-income offerings will enable us to further grow our business, helping advisors and their investors stay the course through all types of markets.

     As we strive to add value in everything we do, for all of our stakeholders, we will continue to leverage Nuveen's unique combination of timeless investment principles, proven distribution platforms and respected brands. These significant strengths and the continued support of our employees, customers, business partners and shareholders position us well to address the challenges of the future as, together, we take our Company to new levels of excellence.


/s/ TIMOTHY R. SCHWERTFEGER

Timothy R. Schwertfeger
Chairman and Chief Executive Officer

March 2002

6  The John Nuveen Company                                    ANNUAL REPORT 2001


                               NUVEEN FINANCIALS


                                Table of Contents


Management's Discussion and Analysis of Financial Condition and Results of
  Operations .....................................................................   7

Consolidated Balance Sheets ......................................................  13

Consolidated Statements of Income ................................................  14

Consolidated Statements of Changes in Common Stockholder's Equity ................  15

Consolidated Statements of Cash Flows ............................................  16

Notes to Consolidated Financial Statements .......................................  17

Five-Year Financial Summary ......................................................  28

Independent Auditors' Report .....................................................  29

Corporate and Shareholder Information ............................................  30

ANNUAL REPORT 2001                                    The John Nuveen Company  7


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
December 31, 2001

DESCRIPTION OF THE BUSINESS

Our principal businesses are asset management and related research as well as the development, marketing, and distribution of investment products and services for the affluent, high-net-worth and the institutional market segments. We distribute our investment products and services, including mutual funds, exchange-traded funds, defined portfolios, and separately managed accounts, to the affluent and high-net-worth market segments through unaffiliated intermediary firms, including broker/dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide investment products and services to the institutional market.

     The financial advisors we support serve affluent and high-net-worth investors. We provide consultative services to these financial advisors with a primary focus on managed assets for fee-based customers and we provide structured investment services for transaction-based advisors.

     Our primary business activities generate three principal sources of revenue: (1) ongoing advisory fees earned on assets under management, including mutual funds, exchange-traded funds, and separately managed accounts, (2) distribution revenues earned upon the sale of certain investment products and
(3) incentive fees earned on certain institutional accounts based on the performance of such accounts.

     Sales of our products, and their profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, changes in interest rates, inflation, and income tax rates and laws.

RECENT EVENTS

On July 16, 2001, we completed the acquisition of Symphony Asset Management LLC ("Symphony") for $208 million in cash. These funds were provided through a combination of cash on hand and borrowings under our committed credit facilities. The transaction price will have potential additional future payments based on Symphony's reaching specified performance and growth targets. Any future payments would be accounted for as additional goodwill. Symphony, an institutional investment manager based in San Francisco, manages approximately $4 billion in portfolios designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes. Symphony's business generates two principal sources of revenue: (1) ongoing advisory fees based on assets under management, and (2) incentive fees earned on certain institutional accounts based on the performance of the accounts.

     On August 9, 2001, we announced a 3-for-2 stock split of our common stock. The stock split was effected as a dividend to shareholders of record as of September 20, 2001. Shareholders received one additional share of Nuveen common stock for every two shares that they owned as of the record date. For comparability, prior period share information has been restated for the split.

     Due to the non-strategic nature of our money market funds, we decided to close all of our money market funds effective August 24, 2001. This is not expected to have a material effect on our business, as the money market fund assets under management were relatively immaterial.

     In early 2002, we announced our intention to stop depositing continuously offered equity and fixed-income defined portfolio products by the end of the first quarter in 2002. We do not expect this decision to have a material impact on the Company's results of operations.

SUMMARY OF OPERATING RESULTS

The table below presents the highlights of our operations for the last three fiscal years:

FINANCIAL RESULTS SUMMARY
COMPANY OPERATING STATISTICS
(in millions, except per share amounts)

For the Year Ended December 31,         2001        2000         1999
----------------------------------------------------------------------
Gross sales of investment products     $14,234     $10,809     $14,066
Assets under management(1)(2)           68,485      62,011      59,784
Operating revenues                       371.1       358.4       338.8
Operating expenses                       182.3       190.3       188.7
Pretax income                            189.6       177.4       161.0
Net income                               114.7       106.7        97.3
Basic earnings per share(3)               2.41        2.23        2.02
Diluted earnings per share(3)             2.26        2.09        1.90
Dividends per share(3)                     .93         .81         .75
----------------------------------------------------------------------
(1)  At year end.
(2)  Excludes defined portfolio assets under surveillance.
(3)  Prior periods have been adjusted to reflect the 3-for-2 stock split.

     During the challenging market environment of 2001, we achieved across-the-board growth in sales, assets under management, operating revenue, net income and earnings per share. This was our seventh consecutive year of record earnings.

8  The John Nuveen Company                                    ANNUAL REPORT 2001



     Gross sales for the year were $14.2 billion, up 32% from the prior year. Our sales results reflect an increasingly diverse product line, with growth in exchange-traded funds, managed accounts and mutual funds. Only our defined portfolio product line sales were down in 2001. For the year, 47% of our sales came from equity based products, with the remaining 53% from fixed-income products.

     Net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) were $7.7 billion, up 63% from 2000. Our positive net flows, and the acquisition of Symphony, more than offset market depreciation of our equity assets, resulting in $68.5 billion in assets by year end.

     Operating revenues totaled $371 million in 2001, an increase of 4% over the $358 million in 2000. Growth in advisory fees of 6% and incentive fees earned on Symphony institutional accounts were offset somewhat by a decline in distribution revenue related to lower defined portfolio sales.

     Operating expenses for the year declined 4%. Excluding the impact of the Symphony acquisition, operating expenses declined 9%. This decline was largely due to a reduction in advertising and promotional spending from the increased brand awareness spending in 2000.

RESULTS OF OPERATIONS

The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

     Total advisory fee income earned during any period is directly related to the market value of the assets we manage. Advisory fee income will increase with a rise in the level of assets under management. Assets under management rise with the sale of fund shares, the addition of new managed accounts or deposits into existing managed accounts, the acquisition of assets under management from other advisory companies, or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products we sponsor into shares of mutual funds. Fee income will decline when managed assets decline, as would occur when the value of fund portfolio investments decreases or when mutual fund redemptions or managed account withdrawals exceed sales and reinvestments.

     Distribution revenue is earned as defined portfolio and mutual fund products are sold to the public through financial advisors. Correspondingly, distribution revenue will rise and fall with the level of our sales of these products, and will be impacted when we scale back new defined portfolio trust deposits in 2002.

     Gross sales of investment products for the years ending December 31, 2001, 2000 and 1999 are shown below:

GROSS INVESTMENT PRODUCT SALES
(in millions)

For the Year Ended December 31,        2001        2000        1999
--------------------------------------------------------------------
Managed Assets:
  Exchange-Traded Funds              $ 3,937     $    46     $ 2,770
  Mutual Funds                         1,246       1,022       1,535
  Retail Managed Accounts              6,883       4,944       6,487
  Institutional Managed Accounts         687         750         614
--------------------------------------------------------------------
    Total Managed Assets              12,753       6,762      11,406
  Defined Portfolios                   1,481       4,047       2,660
--------------------------------------------------------------------
    Total                            $14,234     $10,809     $14,066
====================================================================

     Our success with exchange-traded funds in 2001 was highlighted by our launch of 20 new municipal funds, as well as a REIT-based fund, issuing approximately $2.8 billion of new exchange-traded fund common shares and $1.2 billion in MuniPreferred(TM) shares. Reflecting the strength of our consultative platform, retail managed account sales were very strong, growing 39% for the year. Mutual fund sales grew 22% mainly as a result of an increase in municipal fund sales. Our strong sales in exchange-traded funds, managed accounts and mutual funds were partially offset by lower equity defined portfolio sales as a result of equity market volatility, particularly in the technology sector.

     For the year ended December 31, 2000, gross sales declined 23% from 1999 levels. Driving this decline were declines in both managed account and mutual fund sales and the issuance of new exchange-traded fund shares in 1999. Partially offsetting this decline, gross sales of defined portfolio products increased 52% in 2000, driven mainly by an increase in equity product sales.

     The following table summarizes net assets under management by product type:

NET ASSETS UNDER MANAGEMENT(1)
(in millions)

December 31,                2001        2000        1999
---------------------------------------------------------
Mutual Funds              $11,814     $11,485     $11,406
Exchange-Traded Funds      32,000      28,355      26,846
Managed Accounts           24,671      21,699      20,895
Money Market Funds             --         472         637
---------------------------------------------------------
  Total                   $68,485     $62,011     $59,784
=========================================================

(1)  Excludes defined portfolio assets under surveillance.

ANNUAL REPORT 2001                                    The John Nuveen Company  9



     Assets under management grew to $68.5 billion at the end of 2001. The $6.5 billion increase in managed assets since the end of 2000 is the result of the addition of approximately $4 billion in assets as a result of the Symphony acquisition and positive net flows into funds and accounts. This increase was partially offset by depreciation of equity assets. The $2.2 billion increase in assets under management at December 31, 2000 from December 31, 1999 was the result of appreciation on municipal assets and positive net flows into funds and accounts.

     Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

INVESTMENT ADVISORY FEES
(in thousands)

For the Year Ended December 31,       2001         2000         1999
----------------------------------------------------------------------
Mutual Funds                        $ 57,015     $ 53,421     $ 57,110
Exchange-Traded Funds                174,543      162,826      161,112
Managed Accounts                      97,956       93,532       81,627
Money Market Funds                     1,074        1,296        2,351
----------------------------------------------------------------------
  Total                             $330,588     $311,075     $302,200
======================================================================

     The increase in advisory fees for the period ended December 31, 2001 was driven by growth in all managed asset products, excluding money market funds. These increases were driven by an increase in average assets under management and the acquisition of Symphony. Money market fund advisory fees declined slightly due to the closing of the funds in late August.

     Advisory fees for the period ended December 31, 2000 increased $8.9 million over 1999 as a result of increased managed account advisory fees, partially offset by a decline in advisory fees on mutual funds. Managed account average assets under management increased $2.7 billion and exchange-traded fund average assets were up $0.4 billion during 2000 when compared with the prior year. Mutual fund average assets declined $0.6 billion during the same period due to heavy municipal redemptions as a result of higher interest rates primarily in the first half of 2000. Average money market fund net assets under management decreased in 2000 due to redemptions, which were driven by relatively low short-term interest rates and strong competition from sponsors of competing money market products.

     Underwriting and distribution revenue for the years ended December 31, 2001, 2000 and 1999 is shown in the following table:

UNDERWRITING AND DISTRIBUTION REVENUE
(in thousands)

For the Year Ended December 31,      2001        2000        1999
------------------------------------------------------------------
Mutual Funds                       $ 3,252     $ 3,551     $ 2,357
Defined Portfolios                  13,101      33,274      22,845
Exchange-Traded Funds                3,160       1,335       2,022
------------------------------------------------------------------
  Total                            $19,513     $38,160     $27,224
==================================================================

     Total underwriting and distribution revenue for the year declined $18.6 million versus 2000. Distribution revenue for defined portfolio products declined $20.2 million for this period driven by lower equity product sales. Partially offsetting this decline was an increase in exchange-traded fund underwriting revenue as a result of our new offerings in 2001.

     Total underwriting and distribution revenue for 2000 increased 40% when compared with 1999. Distribution revenue for the equity defined portfolio products increased by $9.3 million for this period, while distribution revenue for the longer-term municipal defined portfolio products increased $1.4 million. Both increases were driven by an increase in gross product sales. Distribution revenue on mutual funds increased despite a reduction in sales due to a reduction in commissions paid to distributors on high dollar value sales.

OTHER OPERATING REVENUE. Other operating revenue consists of various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance and incentive fees earned on institutional assets managed by Symphony. The increase in other operating revenue for 2001 is due to the inclusion of Symphony incentive fees.

POSITIONING PROFITS/(LOSSES). We record positioning profits or losses from changes in the market value of the inventory of unsold investment products and other securities held by our broker/dealer subsidiary, Nuveen Investments. At times, we hedge certain of our fixed-income-based holdings against fluctuations in interest rates using a range of hedging products. We recorded net positioning gains of $3.0 million in 2001 and $2.9 million in 2000. In 1999, losses directly offset gains.

10  The John Nuveen Company                                   ANNUAL REPORT 2001



INVESTMENT BANKING. On September 17, 1999, we completed the sale of our investment banking business to U.S. Bancorp Piper Jaffray. Correspondingly, there is no revenue from the investment banking business in 2000 or 2001. Revenue from the investment banking business in 1999 totaled $6.2 million.

OPERATING EXPENSES. Operating expenses declined $7.9 million for the year ended December 31, 2001 compared to the prior year. This decrease is primarily due to a reduction in advertising and promotional expenditures as well as a decline in compensation and benefits. These declines were offset somewhat by an increase in expenses due to the Symphony acquisition.

     Compensation and related benefits for the year increased $2.1 million due to the inclusion of Symphony for the partial year. Excluding Symphony, compensation and benefits declined 4% due to a reduction in base compensation as a result of headcount reductions and a reduction in sales commissions due to lower defined portfolio sales. Compensation and benefits for the year ended December 31, 2000 were flat to the prior year as annual merit increases were offset by the headcount reductions and lower commission expense.

     Advertising and promotional expenditures decreased $17.2 million for the year due to an increased level of spending in 2000 resulting from our brand awareness campaign, as well as a reduction in 2001 spending behind our defined portfolio business. The $5.7 million increase in advertising and promotional spending in 2000 was due to the brand awareness campaign in 2000.

     Amortization of goodwill, other intangible assets and deferred offering costs increased $1.4 million in 2001 due to amortization of intangible assets related to the Symphony acquisition. Amortization of goodwill and deferred offering costs decreased $6.3 million for the year ended December 31, 2000 when compared with 1999. The decrease is due to the completion of the amortization period of capitalized commissions advanced in conjunction with the load-waived offerings of certain equity and income mutual funds in late 1996 and early 1997. Effective January 1, 2002, amortization expense for goodwill and other intangible assets is expected to decrease as a result of new accounting rules. (See "Recent Accounting Pronouncements.")

     All other operating expenses, including occupancy and equipment costs, travel entertainment and other, increased $5.8 million in 2001 as a result of the inclusion of Symphony expenses and an increase in fund organization expenses as a result of our new exchange-traded fund offerings in 2001.

NON-OPERATING INCOME/(EXPENSE). Non-operating income/(expense) is comprised primarily of net interest income/(expense) and other miscellaneous non-operating revenue/(expense).

     Interest and dividend revenue was down $1.6 million for the year when compared with the same period in 2000. This decrease is a result of a decline in cash on hand as a result of the Symphony acquisition and a reduction in interest rates. Interest expense for the year increased $0.8 million compared to the prior year as a result of the debt incurred in association with the acquisition of Symphony. This increase was partially offset by a decline in interest expense associated with deferred compensation.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations completed after June 30, 2001. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets acquired individually or as part of a group of assets not acquired in a business combination and the subsequent accounting and measurement for goodwill and intangibles, regardless of how acquired. Under SFAS No. 142, goodwill and certain other intangible assets will no longer be amortized and will be tested for impairment at least annually. Intangible assets with a definite life will continue to be amortized. Effective January 1, 2002, the nonamortization and impairment rules will apply to existing goodwill and intangible assets. The Company currently carries approximately $200 million of goodwill related to acquisitions made prior to July 2001, on its consolidated balance sheet, which is amortized at an annual rate of $8 million.

     Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary useful life adjustments by March 31, 2002. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 by March 31, 2002. Any impairment loss will be measured as of January 1, 2002 and recognized as a cumulative effect of a change in accounting principle in the first quarter of 2002. Further, SFAS No. 142's transitional goodwill impairment evaluation requires the Company to

ANNUAL REPORT 2001                                   The John Nuveen Company  11

perform an assessment of whether there is an indication that goodwill is impaired as of January 1, 2002. We do not expect the adoption of SFAS No. 142 to have a material impact on our financial statements.

     SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001 and is effective for fiscal years beginning after June 15, 2002. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. At this time, we do not expect this statement to have a material effect on our financial statements.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 and is effective for financial statements issued for fiscal years beginning after December 15, 2001. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The significance of SFAS No. 144 is that SFAS No. 142, "Goodwill and Other Intangible Assets," cites SFAS No. 121 for the recognition and measurement of impairment loss on intangible assets subject to amortization. (SFAS No. 142 provides guidance on the recognition and measurement of impairment loss on intangible assets identified as having an indefinite useful life, i.e., intangible assets not subject to amortization.) We do not expect SFAS No. 144 to have a material effect on our financial statements.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

Our principal businesses are not capital intensive and, historically, we have met our liquidity requirements through cash flow generated by operations. In addition, our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit, which approximate $200 million, to satisfy periodic short-term liquidity needs. As of December 31, 2001, no borrowings were outstanding on these uncommitted lines of credit. In August 2000, we entered into a $250 million committed line of credit with a group of banks to ensure an ongoing liquidity source for general corporate purposes including acquisitions. The new committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. In August of 2001, the 364-day facility was renewed. As of December 31, 2001, the outstanding balance under this committed credit line was $183 million. The proceeds from these facilities were used in part to fund the Symphony acquisition.

     Options to purchase 399,088 shares of Rittenhouse non-voting Class B common stock were exercised on March 22, 2000 under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." As a result of this exercise, we recorded $32.7 million of minority interest on our consolidated balance sheet. The stock was repurchased on September 29, 2000 eliminating the minority interest position. Purchase price in excess of the exercise price was added to goodwill and, through December 31, 2001, was amortized over the same period as the goodwill associated with the acquisition of Rittenhouse. Effective January 1, 2002, all goodwill associated with the Rittenhouse acquisition will no longer be amortized but will be tested for impairment at least annually. (See SFAS No. 142 discussion under "Recent Accounting Pronouncements.")

     We completed the acquisition of Flagship Resources Inc., ("Flagship") on January 2, 1997, for a total purchase price of $71.8 million, before taking into account contingent consideration. Additional payments in cash and common stock, which were contingent on significant future growth in our municipal bond mutual funds and municipal managed accounts, amounted to $9.5 million over a four-year period ending in 2000. Through December 31, 2001, this contingent consideration was amortized against earnings over the same period as the goodwill associated with the acquisition of Flagship. Effective January 1, 2002, all goodwill associated with the Flagship acquisition will also no longer be amortized, but will be tested for impairment at least annually. (See SFAS No. 142 discussion under "Recent Accounting Pronouncements.")

     At December 31, 2001, we held in treasury 12,575,334 shares of Class A common stock acquired in open market transactions. As part of an ongoing repurchase program, we are authorized to purchase approximately 2.4 million additional shares.

     During 2001, we paid out dividends on common shares totaling $44.4 million and on preferred shares totaling $1.2 million. During 2001, 87.5% of the outstanding preferred stock shares were converted to common shares, pursuant to the terms of the preferred stock, resulting in an increase in dividends on common shares and a corresponding decline in preferred dividends.

     Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards. (See Notes to Consolidated Financial Statements.)

12  The John Nuveen Company                                   ANNUAL REPORT 2001



     Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide us with sufficient liquidity to meet our operating needs for the foreseeable future.

OTHER MATTERS

MARKET RISK. We are exposed to market risk from changes in interest rates, which may adversely affect our results of operations and financial condition. We are exposed to this risk primarily in our fixed-income defined portfolio inventory and, at times, seek to minimize the risks from these interest rate fluctuations through the use of derivative financial instruments. We do not use derivative financial instruments for trading or other speculative purposes and are not party to any leveraged financial instruments. There were no open derivative financial instruments at December 31, 2001.

     We regularly purchase and hold for resale municipal securities and municipal and equity defined portfolio units. The level of inventory we maintain will fluctuate daily and is dependent upon the need to maintain municipal inventory for future defined portfolios, and the need to maintain defined portfolio inventory to support ongoing sales. To minimize interest rate risk on securities we hold, we will at times utilize futures contracts. We expect the level of inventory we maintain to decline significantly as a result of our decision to scale back our defined portfolio business.

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

INFLATION. Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds we manage, which in turn would result in a decline in investment advisory fee revenue.

FORWARD-LOOKING INFORMATION. From time to time, information we provide or information included in our filings with the SEC (including this Annual Report) may contain statements that are not historical facts but are forward-looking statements reflecting management's expectations and opinions. Our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems, our reliance on revenues from investment management contracts which are renewed annually according to their terms, burdensome regulatory developments, recent accounting pronouncements, and unforeseen developments in litigation. We undertake no responsibility to update publicly or revise any forward-looking statements.

ANNUAL REPORT 2001                                   The John Nuveen Company  13



CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

                                                                                                           December 31,
                                                                                                       2001           2000
                                                                                                    ------------------------
ASSETS
Cash and cash equivalents                                                                           $  83,659      $  72,351
Management and distribution fees receivable                                                            53,803         92,000
Other receivables                                                                                      12,537         35,427
Securities owned (trading account), at market value:
  Nuveen defined portfolios                                                                            15,901         27,722
  Bonds and notes                                                                                       1,445            818
Deferred income tax asset, net                                                                            164          4,129
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation
  and amortization of $31,823 and $33,126, respectively                                                28,372         23,954
Other investments                                                                                      59,651         72,476
Goodwill, at cost less accumulated amortization of $33,887 and $25,911, respectively                  353,598        208,100
Other intangible assets, at cost less accumulated amortization of $1,623 and $190, respectively        51,876            269
Prepaid expenses and other assets                                                                      35,605         37,254
                                                                                                    ------------------------
                                                                                                    $ 696,611      $ 574,500
                                                                                                    ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable                                                                                       $ 183,000      $      --
Accrued compensation and other expenses                                                                44,973         48,640
Deferred compensation                                                                                  28,398         29,680
Security purchase obligations                                                                             739          4,172
Other liabilities                                                                                      27,611         44,107
                                                                                                    ------------------------
    Total liabilities                                                                                 284,721        126,599
                                                                                                    ------------------------
Redeemable preferred stock, at redemption value; 5,000,000 shares authorized,
  225,000 and 1,800,000 shares issued and outstanding, respectively                                     5,625         45,000
                                                                                                    ------------------------
Common stockholders' equity:
  Class A Common stock, $.01 par value; 150,000,000 shares authorized,
    23,483,841 and 21,318,927 shares issued and outstanding, respectively                                 235            213
  Class B Common stock, $.01 par value; 40,000,000 shares authorized,
    36,662,607 shares issued and outstanding                                                              367            367
  Additional paid-in capital                                                                          132,018         69,888
  Retained earnings                                                                                   620,853        564,675
  Unamortized cost of restricted stock awards                                                          (1,537)          (939)
  Accumulated other comprehensive loss                                                                 (3,713)        (1,721)
                                                                                                    ------------------------
                                                                                                      748,223        632,483
  Less common stock held in treasury, at cost (12,575,334 and 11,010,990 shares, respectively)       (341,958)      (229,582)
                                                                                                    ------------------------
    Total common stockholders' equity                                                                 406,265        402,901
                                                                                                    ------------------------
                                                                                                    $ 696,611      $ 574,500
                                                                                                    ========================

See accompanying notes to consolidated financial statements.

14  The John Nuveen Company                                   ANNUAL REPORT 2001



CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

                                                                                             Year Ended December 31,
                                                                                        2001           2000           1999
                                                                                     ---------------------------------------
Operating revenues:
  Investment advisory fees from assets under management                              $ 330,588      $ 311,075      $ 302,200
  Underwriting and distribution of investment products                                  19,513         38,160         27,224
  Positioning profits, net                                                               3,049          2,864             15
  Investment banking                                                                        --             --          6,213
  Other operating revenue                                                               17,953          6,294          3,108
                                                                                     ---------------------------------------
    Total operating revenues                                                           371,103        358,393        338,760

Operating expenses:
  Compensation and benefits                                                             93,134         91,056         90,936
  Advertising and promotional costs                                                     17,751         34,992         29,317
  Occupancy and equipment costs                                                         14,512         13,266         12,552
  Amortization of goodwill, other intangible assets, and deferred offering costs         9,409          8,005         14,298
  Travel and entertainment                                                               9,078         10,973          9,868
  Other operating expenses                                                              38,464         31,983         31,718
                                                                                     ---------------------------------------
    Total operating expenses                                                           182,348        190,275        188,689
                                                                                     ---------------------------------------
Operating income                                                                       188,755        168,118        150,071

Non-operating income/(expense):
  Investment and other income/(expense)                                                  4,597         12,273         13,934
  Interest expense                                                                      (3,798)        (3,025)        (2,994)
                                                                                     ---------------------------------------
    Total non-operating income                                                             799          9,248         10,940
                                                                                     ---------------------------------------
Income before taxes                                                                    189,554        177,366        161,011
                                                                                     ---------------------------------------
Income taxes:
  Current                                                                               69,558         67,742         65,434
  Deferred                                                                               5,298          2,958         (1,733)
                                                                                     ---------------------------------------
    Total income taxes                                                                  74,856         70,700         63,701
                                                                                     ---------------------------------------
Net income                                                                           $ 114,698      $ 106,666      $  97,310
                                                                                     =======================================
Average common and common equivalent shares outstanding:
  Basic                                                                                 47,150         46,919         46,967
                                                                                     =======================================
  Diluted                                                                               50,844         50,990         51,215
                                                                                     =======================================
Earnings per common share:
  Basic                                                                              $    2.41      $    2.23      $    2.02
                                                                                     =======================================
  Diluted                                                                            $    2.26      $    2.09      $    1.90
                                                                                     =======================================

See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2001                                   The John Nuveen Company  15



CONSOLIDATED STATEMENTS OF CHANGES
IN COMMON STOCKHOLDERS' EQUITY
(in thousands)

                                                                               Unamortized    Accumulated
                                   Class A   Class B  Additional                 Cost of        Other
                                   Common    Common     Paid-In     Retained    Restricted   Comprehensive   Treasury
                                    Stock     Stock     Capital     Earnings   Stock Awards  Income/(Loss)    Stock        Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998       $   213   $   367   $  54,946   $ 451,529    $     (79)     $      --    $(202,868)   $ 304,108
  Net income                                                          97,310                                                97,310
  Cash dividends paid                                                (37,612)                                              (37,612)
  Issuance of earnout shares                                 461                                                1,349        1,810
  Amortization of restricted
    stock awards                                                                       79                                       79
  Purchase of treasury stock                                                                                  (35,749)     (35,749)
  Exercise of stock options                                           (5,087)                                  16,341       11,254
  Other                                                    4,780          (4)                        189         (103)       4,862
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999       $   213   $   367   $  60,187   $ 506,136    $      --      $     189    $(221,030)   $ 346,062
===================================================================================================================================
  Net income                                                         106,666                                               106,666
  Cash dividends paid                                                (40,431)                                              (40,431)
  Issuance of earnout shares                                 392                                                1,847        2,239
  Amortization of restricted
    stock awards                                                                      151                                      151
  Purchase of treasury stock                                                                                  (51,017)     (51,017)
  Exercise of stock options                                           (7,718)                                  37,403       29,685
  Issuance of restricted stock                                            22       (1,090)                      3,215        2,147
  Other                                                    9,309                                  (1,910)                    7,399
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000       $   213   $   367   $  69,888   $ 564,675    $    (939)     $  (1,721)   $(229,582)   $ 402,901
===================================================================================================================================
  Net income                                                         114,698                                               114,698
  Cash dividends paid                                                (45,552)                                              (45,552)
  Common stock dividend (split)                              197        (203)                                                   (6)
  Conversion of preferred
    to common                           22                39,353                                                            39,375
  Amortization of restricted
    stock awards                                                                      677                                      677
  Purchase of treasury stock                                                                                 (172,253)    (172,253)
  Exercise of stock options                                          (13,297)                                  59,025       45,728
  Issuance of restricted stock                                           552       (1,275)                        723           --
  Tax effect of options exercised                         22,580                                                            22,580
  Other                                                                  (20)                     (1,992)         129       (1,883)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001       $   235   $   367   $ 132,018   $ 620,853    $  (1,537)     $  (3,713)   $(341,958)   $ 406,265
===================================================================================================================================


See accompanying notes to consolidated financial statements.

16  The John Nuveen Company                                   ANNUAL REPORT 2001



CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                                   Year Ended December 31,
                                                                                             2001           2000           1999
                                                                                          ---------------------------------------
Cash flows from operating activities:
  Net income                                                                              $ 114,698      $ 106,666      $  97,310
  Adjustments to reconcile net income to net cash provided from operating activities:
    Deferred income taxes                                                                     5,298          2,958         (1,733)
    Depreciation of office property and equipment                                             5,382          4,595          4,794
    Amortization of goodwill and other intangible assets                                      9,409          8,005         14,298
  Net (increase) decrease in assets:
    Temporary investments arising from remarketing obligations                                   --             --         66,750
    Management and distribution fees receivable                                              44,770        (23,116)       (41,060)
    Other receivables                                                                        22,890         19,039        (35,457)
    Nuveen defined portfolios                                                                11,821         16,541         (6,816)
    Bonds and notes                                                                            (626)          (239)         2,051
    Prepaid expenses and other assets                                                         1,734          2,056         (5,270)
  Net increase (decrease) in liabilities:
    Accrued compensation and other expenses                                                  (9,805)        (3,781)         6,021
    Deferred compensation                                                                    (1,282)        (2,598)         3,462
    Security purchase obligations                                                            (3,434)         3,876         (7,117)
    Other liabilities                                                                       (16,942)       (19,262)        38,684
  Other                                                                                      23,921          4,440         (7,121)
                                                                                          ---------------------------------------
         Net cash provided from operating activities                                        207,834        119,180        128,796
                                                                                          ---------------------------------------
Cash flows from financing activities:
  Proceeds from notes payable                                                               183,000             --             --
  Net payments on short-term loans secured by remarketing obligations                            --             --        (10,000)
  Dividends paid                                                                            (45,552)       (40,431)       (37,612)
  Proceeds from stock options exercised                                                      45,728         29,685         11,254
  Acquisition of treasury stock                                                            (172,253)       (51,017)       (35,749)
  Other                                                                                          (6)            --           (107)
                                                                                          ---------------------------------------
         Net cash provided from (used for) financing activities                              10,917        (61,763)       (72,214)
                                                                                          ---------------------------------------
Cash flows from investing activities:
  Symphony acquisition, net of cash received                                               (205,261)            --             --
  Proceeds from Rittenhouse stock options exercised                                              --         32,685             --
  Repurchase of Rittenhouse stock                                                                --        (46,454)            --
  Net purchase of fixed assets                                                               (8,951)       (15,541)        (6,517)
  Proceeds from sales of investment securities                                               20,929         16,896            481
  Purchases of investment securities                                                         (6,165)        (1,847)       (35,752)
  Other                                                                                      (7,995)           822          1,453
                                                                                          ---------------------------------------
         Net cash used for investing activities                                            (207,443)       (13,439)       (40,335)
                                                                                          ---------------------------------------
Increase in cash and cash equivalents                                                        11,308         43,978         16,247
Cash and cash equivalents:
  Beginning of year                                                                          72,351         28,373         12,126
                                                                                          ---------------------------------------
  End of year                                                                             $  83,659      $  72,351      $  28,373
                                                                                          =======================================

See accompanying notes to consolidated financial statements.

ANNUAL REPORT 2001                                   The John Nuveen Company  17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of The John Nuveen Company ("the Company") and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to conform to the 2001 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity. The Company's majority shareholder is The St. Paul Companies, Inc.

     Nuveen Investments, a wholly owned subsidiary of the Company and a registered broker and dealer in securities under the Securities Exchange Act of 1934, is the sponsor and underwriter of the Nuveen mutual funds, exchange-traded funds (closed-end funds) and defined portfolios (unit trusts). The Company has six advisor subsidiaries which are registered under the Investment Advisers
Act of 1940: Nuveen Advisory Corp. ("NAC"), Nuveen Institutional Advisory Corp. ("NIAC"), Nuveen Asset Management ("NAM"), Nuveen Senior Loan Asset Management Inc. ("NSLAM"), Rittenhouse Financial Services, Inc. ("Rittenhouse"), and Symphony Asset Management, LLC ("Symphony"). NAC, NIAC and NSLAM provide investment advice to and administer the business affairs of the Nuveen family of management investment companies. NAM, Rittenhouse, and Symphony provide investment management services through separately managed accounts to individuals and institutional investors. Rittenhouse also sub-advises an equity mutual fund sponsored by Nuveen Investments.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, investment instruments with original maturities of three months or less and other highly liquid investments, including commercial paper and money market funds, which are readily convertible to cash.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL. Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2001, the value of collateral securing these agreements was $7.8 million.

     The Company utilizes resale agreements to invest cash not required to fund daily operations. The level of such investments will fluctuate on a daily basis. Such resale agreements typically mature on the day following the day in which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for balance sheet and cash flow purposes. At December 31, 2001, the Company held $7.8 million in resale agreements, all of which had been segregated, for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission. At December 31, 2000, the Company held $43.5 million in resale agreements of which $9.0 million had been segregated for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.

INVESTMENT IN COMMERCIAL PAPER. The Company occasionally purchases commercial paper to invest cash not required to fund daily operations. At December 31, 2001, the Company did not hold any commercial paper. In December 2000, the Company held $19.9 million of highly rated dealer placed commercial paper that matured in January 2001. Since this type of investment is highly liquid, readily convertible to cash, and matures in less than three months, the Company includes this amount in cash equivalents for balance sheet and cash flow purposes.

SECURITIES TRANSACTIONS. Securities transactions entered into by the Company's broker/dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned are valued at market value and realized and unrealized gains and losses are reflected in positioning profits. Profits and losses are accrued on unsettled securities transactions based on trade dates and,

18  The John Nuveen Company                                   ANNUAL REPORT 2001

to the extent determinable, on underwriting commitments, purchase and sales commitments of when-issued securities, and delayed delivery contracts.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. In 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires capitalization of certain costs incurred in the development of internal-use software. Adoption of the provisions of this statement did not have a material effect on the financial statements of the Company. Software development costs are amortized over a period of not more than five years.

OTHER INVESTMENTS. Other investments consist primarily of convertible preferred stock in a privately held institutional equity manager, investments in certain Company-sponsored mutual funds and exchange-traded funds, and an investment in a private equity investment partnership. The investments in preferred stock and the private equity investment partnership are carried at cost. The investments in Company-sponsored mutual funds and exchange-traded funds of $23,213,000 are classified as available-for-sale and are valued at market value and unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/ (loss) until realized. As part of an intercompany repurchase agreement with its broker/dealer subsidiary, the Company has pledged as collateral 636,250 shares from certain Company-sponsored mutual funds. As a result, the Company is prohibited from redeeming, transferring, exchanging or effecting transactions involving these shares during the term of the collateral agreement.

REVENUE RECOGNITION. Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Incentive fees (included in "other operating revenue" on our consolidated statements of income) are recognized only at the performance measurement dates contained in the individual account management agreements and are dependent upon performance of the account exceeding agreed-upon benchmarks.

ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS). In December 1999, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 requires that other comprehensive income items be recorded net of tax directly into a separate section of shareholders' equity on the balance sheet. The Company's other comprehensive loss consists of unrealized losses on certain investment securities and is recorded net of tax. The related tax effects were deferred tax benefits of $1,314,000 in 2001 and $1,261,000 in 2000, and a deferred tax liability of $143,000 in 1999. Total comprehensive income for the Company was $112,706,000 in 2001, $104,756,000 in 2000 and $97,499,000 in 1999.

GOODWILL. In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations completed after June 30, 2001. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets acquired individually or as part of a group of assets not acquired in a business combination and the subsequent accounting and measurement for goodwill and intangibles, regardless of how acquired. Under SFAS No. 142, goodwill and certain other intangible assets will no longer be amortized and will be tested for impairment at least annually. Intangible assets with a definite life will continue to be amortized. Effective January 1, 2002, the nonamortization and impairment rules will apply to existing goodwill and intangible assets.

     At December 31, 2001, approximately $150.7 million of the total $353.6 million of goodwill on our consolidated balance sheet represents goodwill for the Symphony acquisition (see Note 8) and is subject to the nonamortization and impairment rules of SFAS No. 142. The remaining $202.9 million of goodwill on our December 31, 2001 consolidated balance sheet represents the excess of cost over the net tangible and intangible assets of businesses acquired prior to June 30, 2001. This amount is stated at cost, and, through December 31, 2001, was amortized on a straight-line basis over the estimated future periods to be benefited. The Company periodically assessed the recoverability of the cost of this goodwill based on a review of undiscounted cash flows of the related acquired operations. Although this

ANNUAL REPORT 2001                                   The John Nuveen Company  19

goodwill was being amortized over approximately 30 years through December 31, 2001, effective January 1, 2002, this goodwill will be subject to the nonamortization and impairment rules of SFAS No. 142. As a result of the new nonamortization and impairment rules, the Company expects lower goodwill amortization expense in future periods.

SALE OF THE INVESTMENT BANKING BUSINESS. On September 17, 1999, the Company completed the sale of its investment banking business to U.S. Bancorp Piper Jaffray. The Consolidated Statements of Income include a partial year of investment banking operations through the date of sale in 1999.

OTHER RECEIVABLES AND OTHER LIABILITIES. Included in other receivables and other liabilities are receivables from and payables to broker/dealers and customers, primarily in conjunction with defined portfolio product sales. These receivables were $3,518,000 and $27,904,000, and these payables were $2,228,000 and
$6,046,000 at December 31, 2001 and 2000, respectively.

PREPAID EXPENSES AND OTHER ASSETS. Prepaid expenses and other assets consist primarily of commissions advanced by the Company on sales of certain mutual fund shares. Such costs are being amortized over the lesser of the 12b-1 period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding, with the exception of commissions advanced in conjunction with the load-waived offerings of certain of the equity and income mutual funds in late 1996 and early 1997. Those costs were amortized on a straight-line basis over the lesser of three years or the period during which the shares of the fund upon which the commissions were paid remained outstanding. The amortization of those costs was completed during the first quarter of 2000.

SECURITY PURCHASE OBLIGATIONS. As sponsor/underwriter of the Nuveen defined portfolios, the Company enters into trust agreements that obligate it to purchase certain municipal when-issued bonds reported as security purchase obligations on the consolidated balance sheets, and deliver such bonds together with "regular way" bonds on hand or receivable from brokers to the trustee. The commitments to deliver these bonds are secured by irrevocable bank letters of credit drawn by the Company in favor of the trustee. These letters of credit are collateralized by securities owned by the Company. The liabilities reported in the consolidated balance sheets are the amounts the Company is contractually obligated to pay at the future settlement date of the purchase transactions, including interest accrued through the balance sheet dates.

DERIVATIVE FINANCIAL INSTRUMENTS. To minimize market exposure on fixed-income securities held by the Company, at times, the Company entered into futures contracts and other hedge transactions, and expects to continue to do so in the future. Derivative financial instruments owned by the Company are valued at market value and realized and unrealized gains and losses are reflected in positioning profits. The Company had no open derivative financial instruments at December 31, 2001 or 2000.

EQUITY INCENTIVE PLANS. The Company and its subsidiaries account for restricted stock and options issued under its equity incentive plans using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and its related interpretations.

ADVERTISING AND PROMOTIONAL COSTS. Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company's brands and image. The Company's policy is to expense such costs as incurred.

SUPPLEMENTAL CASH FLOW INFORMATION. The Company paid interest of $3.3 million in 2001, $3.0 million in 2000, and $1.2 million in 1999. This compares with interest expense reported in the Company's Consolidated Statements of Income of $3.8 million, $3.0 million, and $3.0 million for the respective reporting years.

2. EARNINGS PER COMMON SHARE

On August 9, 2001, the Company's Board of Directors authorized a 3-for-2 stock split of its common stock effected as a dividend to shareholders of record on September 20, 2001. All references in the consolidated financial statements and notes to number of shares, per share amounts, and market prices of the Company's common stock have been restated for all periods presented to reflect the increased number of shares outstanding.

20  The John Nuveen Company                                   ANNUAL REPORT 2001


     The following table sets forth a reconciliation of net income and common shares used in the basic and diluted EPS computations for the three years ended December 31, 2001:


(in thousands,                       Net                   Per Share
except per share data)              Income       Shares      Amount
---------------------------------------------------------------------
1999:
Net income                        $  97,310
Less: Preferred stock dividends      (2,250)
Basic EPS                         $  95,060       46,967     $  2.02
Dilutive effect of:
  Issuance of earnout shares           --             23
  Deferred stock                       --            263
  Employee stock options               --          1,487
  Assumed conversion of
    preferred stock                   2,250        2,475
Diluted EPS                       $  97,310       51,215     $  1.90
=====================================================================
2000:
Net income                        $ 106,666
Less: Preferred stock dividends      (2,250)
Basic EPS                         $ 104,416       46,919     $  2.23
Dilutive effect of:
  Issuance of earnout shares           --             13
  Deferred stock                       --            141
  Employee stock options               --          1,442
  Assumed conversion of
    preferred stock                   2,250        2,475
Diluted EPS                       $ 106,666       50,990     $  2.09
=====================================================================
2001:
Net income                        $ 114,698
Less: Preferred stock dividends      (1,195)
Basic EPS                         $ 113,503       47,150     $  2.41
Dilutive effect of:
  Deferred stock                       --            137
  Employee stock options               --          1,882
  Assumed conversion of
    preferred stock                   1,195        1,675
Diluted EPS                       $ 114,698       50,844     $  2.26
=====================================================================

     At December 31, 2001 and December 31, 2000, all outstanding options have a potentially dilutive effect and are included in the computation of diluted earnings per share. Options to purchase 2,154,145 shares of the Company's common stock at a range of $24.67 to $32.80 were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares during that year.

3. INCOME TAXES

The provision for income taxes on earnings for the years ended December 31, are:

(in thousands)            2001      2000         1999
-------------------------------------------------------
Current:
  Federal               $ 57,608   $ 55,991    $ 54,294
  State                   11,950     11,751      11,140
-------------------------------------------------------
                          69,558     67,742      65,434
-------------------------------------------------------

Deferred:
  Federal                  4,416      2,457      (1,258)
  State                      882        501        (475)
-------------------------------------------------------
                        $  5,298   $  2,958    $ (1,733)
=======================================================

     The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:


                                          2001      2000      1999
-------------------------------------------------------------------
Federal statutory rate applied to
  income before taxes                     35.0%    35.0%      35.0%
State and local income taxes, net of
  federal income tax benefit               5.0      4.8        4.4
Tax-exempt interest income, net of
  disallowed interest expense             (0.3)    (0.3)      (0.3)
Other, net                                (0.2)     0.4        0.5
------------------------------------------------------------------
Effective tax rate                        39.5%    39.9%      39.6%
==================================================================

     The tax effect of significant items that gives rise to the net deferred tax asset recorded on the Company's consolidated balance sheets is shown in the following table:


(in thousands)

December 31,                                    2001      2000
----------------------------------------------------------------
Gross deferred tax asset:
  Deferred compensation                        $13,488   $13,456
  Accrued post retirement benefit obligation 3,693 3,427 Unfunded accrued pension cost
    (non-qualified plan)                           719       740
  Book depreciation in excess of
    tax depreciation                             2,955     3,066
  Other                                          6,257     3,170
----------------------------------------------------------------
Gross deferred tax asset                        27,112    23,859
----------------------------------------------------------------
Gross deferred tax liability:
  Deferred commissions and fund
    offering costs                               8,055     7,887
  Goodwill amortization                         16,206     9,719
  Prepaid pension costs                          2,369     2,064
  Other                                            318        60
----------------------------------------------------------------
Gross deferred tax liability                    26,948    19,730
----------------------------------------------------------------
  Net deferred tax asset                       $   164   $ 4,129
================================================================

ANNUAL REPORT 2001                                   The John Nuveen Company  21


     The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

     Not included in income tax expense for 2001, 2000 and 1999, are income tax benefits of $22,580,000, $9,309,000 and $4,780,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital.

     Federal and state income taxes paid for the years ending December 31, 2001, 2000 and 1999, amounting to $46,732,000, $55,269,000 and $57,363,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

4. NOTES PAYABLE

On August 10, 2000, the Company entered into a $250 million revolving line of credit with a group of banks that extends through August 2003. The committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. Proceeds from borrowings under the facility are to be used for fulfilling day to day cash requirements and general corporate purchases including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of .095% of the committed amount for the three-year facility and .08% of the committed amount for the 364-day facility. The Company has the option to provide collateral to secure borrowings under this line of credit. At December 31, 2001, there were two borrowings under this facility. The Company borrowed $125 million under the three-year facility, and $58 million under the 364-day facility. The estimated fair value of the 364-day facility approximates carrying value; for the three-year facility, the estimated fair value of the borrowed amount outstanding as of December 31, 2001 is $125.2 million. For 2001, the weighted average interest rate on these two borrowings was 3.068% for the 364-day facility and 3.057% for the three-year facility. The proceeds from these facilities were used in part to fund the Symphony acquisition. The remainder of the borrowings were used primarily to meet day to day cash requirements and to purchase treasury shares.

     Our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $200 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2001, no borrowings were outstanding on these uncommitted lines of credit.

5. COMMITMENTS AND CONTINGENCIES

Rent expense for office space and equipment was $8,263,000, $8,153,000 and $6,686,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes, and maintenance for the years 2002 through 2013, the last year for which there is a commitment, are as follows:

(in thousands)
Year                                          Commitment
--------------------------------------------------------
2002                                           $ 8,584
2003                                             8,499
2004                                             8,266
2005                                             7,736
2006                                             7,306
Thereafter                                     $45,840
=======================================================


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

22 The John Nuveen Company                                ANNUAL REPORT 2001


     The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2001, and a statement of the funded status as of December 31 of both years:

                                         Pension              Postretirement
                                         Benefits                 Benefits
--------------------------------------------------------------------------------
(in thousands)                       2001        2000         2001       2000
================================================================================
CHANGE IN PROJECTED BENEFIT OBLIGATION
Obligation at January 1            $ 20,507    $ 18,498    $  7,042     $ 6,249
Service cost                          1,312       1,079         420         411
Interest cost                         1,392       1,313         510         477
Participant contributions                --          --          --          --
Plan amendments                          --          --        (113)         --
Actuarial (gain) loss                    10       1,382         131         407
Benefit payments                     (1,509)     (1,548)       (261)       (203)
Curtailments                           (338)       (217)       (231)       (299)
--------------------------------------------------------------------------------
Obligation at December 31          $ 21,374    $ 20,507    $  7,498     $ 7,042
================================================================================
CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at
  January 1                        $ 28,138    $ 29,010    $     --     $    --
Actual return on plan assets         (1,512)        676          --          --
Benefit payments                     (1,509)     (1,548)       (261)       (203)
Company contributions                   476          --         261         203
--------------------------------------------------------------------------------
Fair value of plan assets at
  December 31                      $ 25,593    $ 28,138    $     --     $    --
================================================================================
RECONCILIATION OF PREPAID (ACCRUED) AND TOTAL AMOUNT RECOGNIZED
Funded status at December 31       $  4,219    $  7,631    $ (7,498)    $(7,042)
Unrecognized net transition asset        --        (181)         --          --
Unrecognized prior-service cost         105         130         434         662
Unrecognized net gain                  (422)     (4,426)     (1,603)     (1,776)
--------------------------------------------------------------------------------
Prepaid (accrued) cost             $  3,902    $  3,154    $ (8,667)    $(8,156)
================================================================================

  The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years. Prepaid benefit cost is recorded in prepaid expenses and other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.

                                         Pension              Postretirement
                                         Benefits                Benefits
--------------------------------------------------------------------------------
(in thousands)                       2001         2000       2001         2000
================================================================================
Prepaid benefit cost               $  5,601    $  4,917    $     --     $    --
Accrued benefit liability            (1,699)     (1,763)     (8,667)     (8,156)
--------------------------------------------------------------------------------
Net amount recognized              $  3,902    $  3,154    $ (8,667)    $(8,156)
================================================================================

    The Company's qualified and non-qualified pension plans' assets exceed the benefit obligation for the years ending December 31, 2001 and December 31, 2000. The Company's postretirement benefits plan has no plan assets. The aggregate benefit obligation for the postretirement plan is $7,498,000 as of December 31, 2001 and $7,042,000 as of December 31, 2000.

     The following table provides the components of net periodic benefit costs for the plans for the two years ending December 31, 2001:

                                         Pension              Postretirement
                                         Benefits                Benefits
--------------------------------------------------------------------------------
(in thousands)                       2001        2000        2001         2000
================================================================================

Service cost                       $  1,312    $  1,079    $    420     $   411
Interest cost                         1,392       1,313         510         477
Expected return on plan assets       (2,380)     (2,522)         --          --
Amortization of unrecognized
  net asset                            (184)       (179)         --          --
Amortization of prior-
  service cost                            8           8          50          62
Amortization of net gain               (130)       (358)        (49)        (58)
Curtailments and settlements           (290)       (225)       (167)       (265)
--------------------------------------------------------------------------------
Net periodic benefit cost          $   (272)   $   (884)   $    764     $   627
================================================================================

     The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                           Pension              Postretirement
                                           Benefits                Benefits
--------------------------------------------------------------------------------
Weighted average assumptions
  as of December 31                    2001        2000        2001        2000
================================================================================
Discount rate                          7.25%       7.50%       7.25%       7.50%
Expected return on plan assets         9.00%       9.00%         N/A         N/A
Rate of compensation increase          5.50%       5.50%         N/A         N/A
================================================================================

     For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits for pre-age 65 participants was assumed for 2001. The assumption is

ANNUAL REPORT 2001                                    The John Nuveen Company 23

reduced to 6% by 2002 and remains at that level thereafter. The annual assumed rate of increase for post-age 65 participants is 6% for 2001 and remains at that level thereafter.

     Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in thousands)                              1% Increase    1% Decrease
--------------------------------------------------------------------------------
Effect on total service and
  interest cost                                $  220        $  (175)
Effect on the health care component
  of the accumulated postretirement
  benefit obligation                           $1,331        $(1,130)

     The Company has a profit sharing plan that covers the majority of its employees, including employees of certain of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions.

     The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonuses until a date certain or until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate or at a rate of return of one of several managed funds sponsored by the Company, as selected by the participant. The Company mitigates its exposure relating to participants who have selected a fund return by investing in the underlying fund at the time of the deferral.

7. EQUITY INCENTIVE PLANS

     The Company maintains two stock-based compensation programs, the Nuveen 1992 Special Incentive Plan ("1992 Plan") and the Amended and Restated Nuveen 1996 Equity Incentive Plan ("1996 Plan"). The 1992 Plan was developed in connection with the Company's initial public offering of stock and authorized the issuance of an aggregate of 8,970,000 shares of Class A common stock for the grant of equity awards, including up to 3,510,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved an aggregate of 10,950,000 shares of Class A common stock for awards. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.

     No restricted shares were awarded in 1999. In 2000, the Company granted 37,500 shares of restricted stock with three-year cliff vesting and a weighted average fair value of $29.08 per share. Additionally, the Company awarded 39,521 shares of restricted stock in 2001 with a weighted fair value of $38.69. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation expense for restricted stock awards including the amortization of prior year awards, was $749,997, $151,475 and $79,200 for 2001, 2000 and 1999, respectively.

     The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the market price of the stock on the day the options were awarded. Options awarded in 1992, under the 1992 Plan, have vested fully and generally remain exercisable through May 27, 2002. During 1995, the Company awarded options under the 1992 Plan which vested in quarterly installments through October 1, 1999, and remain exercisable through May 25, 2002. Options awarded during 1996 through 2001, pursuant to the 1996 Plan, are generally subject to three- and four-year cliff vesting and expire after ten years. In addition, the Company awarded options to purchase 1,490,900 shares of common stock in January 2002 to employees pursuant to the Company's incentive compensation program for 2001. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded. There were 287 thousand shares available for future equity awards as of December 31, 2001, after consideration of the January 2002 awards.

  A summary of the Company's stock option activity for the years ended December 31, 2001, 2000 and 1999 is presented in the following table and narrative:

                                                                    Weighted
                                                                     Average
(in thousands, except per share data)               Options       Exercise Price
================================================================================
Options outstanding at
  December 31, 1998                                  7,405            $16.83
    Awarded                                          1,818             25.91
    Exercised                                         (866)            13.00
    Forfeited                                          (92)            22.67
--------------------------------------------------------------------------------

24 The John Nuveen Company                                    ANNUAL REPORT 2001


                                                                  Weighted
                                                                   Average
(in thousands, except per share data)     Options              Exercise Price
================================================================================
Options outstanding at
  December 31, 1999                         8,265                 19.16
    Awarded                                 1,990                 24.53
    Exercised                              (1,881)                15.78
    Forfeited                                (491)                24.68
--------------------------------------------------------------------------------
Options outstanding at
  December 31, 2000                         7,883                 20.97
    Awarded                                 1,613                 37.51
    Exercised                              (2,522)                18.13
    Forfeited                                (165)                29.53
--------------------------------------------------------------------------------
Options outstanding at
  December 31, 2001                         6,809                $25.74
--------------------------------------------------------------------------------
Options exercisable at:
  December 31, 1999                         4,887                $15.95
  December 31, 2000                         4,393                $17.86
  December 31, 2001                         3,107                $20.44
================================================================================

     All options awarded in 2001, 2000 and 1999 have exercise prices equal to the market price of the stock on the date of grant and have a weighted average exercise price of $37.51, $24.53 and $25.91, respectively. Exercise prices for options outstanding as of December 31, 2001, ranged from $12.00 to $47.96 per share. The weighted average remaining contractual life of those options is approximately six and a half years.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, the use of a fair value-based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and is amortized to expense over the lesser of the options' vesting period or the related employee service period. While the Company has elected to account for its stock-based compensation plans in accordance with APB No. 25, SFAS No. 123 requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of the Statement had been applied and the Company accounted for its employee stock option awards under the fair value method of the Statement.

     Accordingly, if the Company's compensation cost for employee stock options awarded had been determined in this manner, the Company's 2001 net income would have been reduced by $6.6 million, or $.14 per basic and $.12 per diluted earnings per share. The Company's 2000 and 1999 net income would have been reduced by $5.9 million and $4.6 million, respectively, translating into a reduction of $.13 and $.11 per 2000 basic and diluted earnings per share and a reduction of $.10 and $.09 per 1999 basic and diluted earnings per share. The options awarded during 2001 have weighted average fair values of $7.06 per share. The options awarded during 2000 have weighted average fair values of $5.51 per share. Options awarded during 1999 have weighted average fair values of $6.03 per share. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2001, 2000 and 1999, respectively: weighted average risk-free interest rates of 4.6%, 6.2% and 6.5%; dividend yields of 3%, 3% and 3%; weighted average expected option lives of 5.5, 6 and 6 years; and volatility factors of the expected market price of the Company's common stock of 19%, 19% and 19%. SFAS No. 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994.

     Rittenhouse established the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan ("1997 Plan") in order to attract and retain officers and other employees subsequent to the acquisition of Rittenhouse by the Company. The 1997 Plan authorizes the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B Common Stock. The exercise price for any options granted under the 1997 Plan must be equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee servicing the Rittenhouse board of directors on the relevant valuation date. The term of each option is no more than four years from the date of grant. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provides that Rittenhouse, or its designee, shall have the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 2001, options to acquire 1,200,000 shares of Rittenhouse Class B Common Stock, the total number of options authorized under the 1997 Plan, have been granted. Of these awards, no options were exercised during 2001 and 399,088 options were exercised during 2000; 41,360 options were forfeited in 2001 and 108,688 options were

ANNUAL REPORT 2001                                   The John Nuveen Company 25

forfeited in 2000. All of the options forfeited in 2000 were reissued in 2001 along with 30,892 options forfeited in 2001. As of December 31, 2001, 790,444 options remain outstanding. The shares exercised in 2000 were repurchased on September 29, 2000. Purchase price in excess of the exercise price was added to goodwill and through December 31, 2001, was amortized over the same period as the goodwill associated with the acquisition of Rittenhouse. Effective January 1, 2002, all goodwill will no longer be amortized but will be tested for impairment at least annually. (See "Goodwill" in Note 1.)

8. ACQUISITION OF SYMPHONY ASSET MANAGEMENT

On July 16, 2001, Nuveen completed the acquisition of Symphony Asset Management, LLC ("Symphony"). Symphony is an institutional investment manager based in San Francisco. The results of Symphony's operations have been included in Nuveen's consolidated financial statements from that date. As a result of the acquisition, Nuveen's product offerings have expanded to include alternative investments for institutional investors designed to reduce risk through market neutral and other strategies in several equity and fixed-income asset classes.

     The aggregate purchase price was $208.2 million, of which approximately $4.5 million was allocated to the net book value of assets acquired. Net book value consisted primarily of cash, fee receivables and payables. The remaining purchase price has been allocated to identifiable intangible assets and goodwill. The transaction price will have potential additional future payments up to a maximum of $180 million based on Symphony reaching specified performance and growth targets for its business. Any future payments will be recorded as additional goodwill.

     SFAS No. 141 specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Intangible assets determined to have an indefinite useful life and goodwill acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 is adopted in full, will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Intangible assets with estimable useful lives must be amortized over their respective useful lives and evaluated for impairment.

     Nuveen has engaged external valuation experts to value the business to determine the final purchase price allocation; thus, the allocation in the accompanying December 31, 2001, consolidated balance sheet is subject to modification. In addition, the FASB continues to issue guidance regarding the implementation of SFAS No. 141 and SFAS No. 142, including the evaluation and determination of the lives of intangible assets. This guidance will be considered in arriving at the final purchase price allocation of Symphony and may result in incremental amortization expense in 2002 to the extent that certain intangible assets are determined to have definite lives.

     The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. As stated above, we are in the process of obtaining a third-party valuation of certain intangible assets; thus, the allocation of the purchase price is subject to refinement. However, at this time, we do expect that the final valuation will result in a significant amount of the total purchase price being allocated to goodwill and other intangible assets.

(in millions)                                                At July 16, 2001
================================================================================
Current assets                                                    $  9.4
Net fixed assets                                                     0.9
Other assets                                                         0.9
Intangible assets                                                   53.0
Goodwill                                                           150.7
--------------------------------------------------------------------------------
  Total assets acquired                                           $214.9
--------------------------------------------------------------------------------
  Total liabilities assumed                                         (6.7)
--------------------------------------------------------------------------------
Net assets acquired                                               $208.2
================================================================================

     Of the $53.0 million of acquired intangible assets, $50.6 million was preliminarily assigned to existing contractual customer relationships (10-year estimated useful life), $1.6 million to internal use software (5-year estimated useful life), and the remaining $0.8 million to a favorable lease (38-month useful life). Of the $150.7 million preliminarily assigned to non-amortizable goodwill, approximately $5.1 million is expected to be deductible for 2001 tax purposes.

ACQUIRED INTANGIBLE ASSETS
(in thousands)
                                                    Gross
                                                  Carrying    Accumulated
As of December 31, 2001                            Amount     Amortization
================================================================================
Amortized Intangible Assets:
  Customer relationships                           $50,600        $1,000
  Internal use software                              1,605           134
  Favorable lease                                      835           110
--------------------------------------------------------------------------------
    Total                                          $53,040        $1,244
================================================================================

26 The John Nuveen Company                                    ANNUAL REPORT 2001

     For the year ended December 31, 2001, the aggregate amortization expense relating to amortizable intangible assets acquired in the Symphony acquisition was $1.2 million. There were no unamortizable intangible assets acquired dur-ing the Symphony acquisition.

     As stated above, we are in the process of obtaining third-party valuations of certain intangible assets. The purchase price allocations presented within this footnote are tentative and preliminary. The estimated aggregate amortization expense for each of the next five years (based on the preliminary purchase price allocation as of December 31, 2001) is $4.6 million.

     The following unaudited pro forma information for the twelve-month periods ended December 31, 2001 and 2000 reflect a summary of the consolidated results of operations of Nuveen and the acquired business as if the acquisition had occurred on January 1, 2000.

                                 Twelve months       Twelve months
                                    ended                ended
(in thousands,                    December 31,        December 31,
except per share data)               2001                2000
------------------------------------------------------------------
Revenues                           $387,214            $419,574
Net Income                         $114,859            $126,274
Earnings per common
  share (fully diluted)            $   2.26            $   2.48

     Revenues for the twelve months ended December 31, 2000 include above-average performance fees. At the time of the Symphony acquisition, it was not anticipated that Symphony would generate the same level of fees in 2001.

9. REDEEMABLE PREFERRED STOCK

On January 2, 1997, in connection with its acquisition of Flagship
Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45 million. Shares of preferred stock were convertible into approximately 2.5 million split adjusted shares (see Note 2) of the Company's Class A Common Stock on or after January 2, 1999, and are redeemable at the option of the Company at any time on or after January 2, 2001, but not later than January 2, 2007.

     During 2001 and prior to the stock split (see Note 2), 900,000 of the total 1,800,000 shares of preferred stock were converted into 824,778 common shares. Also during 2001, but after the stock split, another 675,000 of the preferred shares were converted into 927,875 split adjusted common shares. At December 31, 2001, there are 225,000 remaining preferred shares convertible into 309,291 com-mon shares. Dividends on preferred stock are paid quarterly.

10. COMMON STOCK

A summary of common stock activity for the three-year period ended December 31, 2001, follows:

(in thousands)                        2001        2000       1999
------------------------------------------------------------------
Shares outstanding at beginning
  of year                            46,971     46,594     47,033
Shares issued under stock options
  and other incentive plans           2,560      2,141        932
Shares acquired                      (4,125)    (1,764)    (1,371)
Conversion of preferred to common     2,165         --         --
------------------------------------------------------------------
Shares outstanding at end of year    47,571     46,971     46,594
==================================================================

Under the 2001 share repurchase program, the Company was authorized to repurchase 4.1 million shares (post-split basis) of common stock. At December 31, 2001, there were 2.4 million shares remaining to be repurchased under the program.

11. NET CAPITAL REQUIREMENT

Nuveen Investments, the Company's wholly owned broker/dealer subsidiary, is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2001, the Company's net capital ratio was 1.48 to 1 and its net capital was $38,456,000, which is $34,657,000 in excess of the required net capital of $3,799,000.

12. QUARTERLY RESULTS (UNAUDITED)

The following tables set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 2001:
(in thousands, except per share data)

                               First      Second     Third       Fourth
2001                          Quarter    Quarter    Quarter     Quarter
-----------------------------------------------------------------------
Total operating revenues     $ 85,702   $ 86,225   $ 97,540   $ 101,636
Net income                     27,959     28,015     28,763      29,961
Per common share:
  Basic EPS                       .58        .59        .60         .63
  Diluted EPS                     .54        .55        .57         .60
  Cash dividends                  .21        .24        .24         .24
Closing stock price range:
  High                         40.125     38.933     44.400      53.730
  Low                          33.667     35.333     38.147      44.200
-----------------------------------------------------------------------

ANNUAL REPORT 2001                                   The John Nuveen Company 27


(in thousands, except per share data)

                                First     Second      Third      Fourth
2000                           Quarter    Quarter    Quarter    Quarter
-----------------------------------------------------------------------
Total operating revenues      $ 92,541   $ 85,078   $ 88,979   $ 91,795
Net income                      26,106     26,303     26,467     27,790
Per common share:
  Basic EPS                        .55        .55        .55        .58
  Diluted EPS                      .52        .52        .52        .54
  Cash dividends                   .19        .19        .21        .21
Closing stock price range:
  High                          25.500     28.000     32.792     38.333
  Low                           22.375     25.417     27.833     30.083
-----------------------------------------------------------------------

     The John Nuveen Company Class A common stock, representing approximately 23% of the Company's issued and outstanding common stock at December 31, 2001, is listed on the New York Stock Exchange under the symbol "JNC." There are no contractual restrictions on the Company's present ability to pay dividends on its common stock.

13. Subsequent Events

Subsequent to year-end, the Company announced its intention to stop depositing continuously offered equity and fixed-income defined portfolio products by the end of the first quarter in 2002. We do not expect this decision to have a material impact on the Company's financial statements.

28 The John Nuveen Company                                   ANNUAL REPORT 2001

FIVE-YEAR FINANCIAL SUMMARY
(in thousands, unless otherwise indicated)

                                                            2001        2000        1999        1998        1997
------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA

Operating Revenues:
  Investment advisory fees from assets under management   $330,588    $311,075    $302,200    $272,859    $221,635
  Underwriting and distribution of investment products      19,513      38,160      27,224      10,623      12,671
  Positioning profits/(losses)                               3,049       2,864          15         300       3,491
  Investment banking                                            --          --       6,213      12,967      13,409
  Other operating revenue                                   17,953       6,294       3,108       2,191       3,150
                                                          --------------------------------------------------------
    Total operating revenues                               371,103     358,393     338,760     298,940     254,356
Operating Expenses:
  Compensation and benefits                                 93,134      91,056      90,936      85,031      74,547
  Advertising and promotional costs                         17,751      34,992      29,317      19,415      18,853
  All other operating expenses                              71,463      64,227      68,436      62,755      49,671
                                                          --------------------------------------------------------
    Total operating expenses                               182,348     190,275     188,689     167,201     143,071
Operating Income                                           188,755     168,118     150,071     131,739     111,285
Non-Operating Income/(Expense)                                 799       9,248      10,940       5,998      10,885
                                                          --------------------------------------------------------
Income Before Taxes                                        189,554     177,366     161,011     137,737     122,170
                                                          --------------------------------------------------------
Income Taxes                                                74,856      70,700      63,701      54,092      47,990
Net Income                                                $114,698    $106,666    $ 97,310    $ 83,645    $ 74,180
                                                          ========================================================
EARNINGS PER COMMON SHARE:
  Basic                                                   $   2.41    $   2.23    $   2.02    $   1.71    $   1.49
  Diluted                                                 $   2.26    $   2.09    $   1.90    $   1.62    $   1.42
  Return on average equity                                    26.7%       25.4%       26.3%       25.1%       23.4%
  Total dividends per share                               $   0.93    $   0.81    $   0.75    $   0.65    $   0.59
BALANCE SHEET DATA
  Total assets                                            $696,611    $574,500    $540,965    $467,961    $492,232
  Total liabilities                                       $284,721    $126,599    $149,903    $118,853    $174,112
  Redeemable preferred stock                              $  5,625    $ 45,000    $ 45,000    $ 45,000    $ 45,000
  Common stockholders' equity                             $406,265    $402,901    $346,062    $304,108    $273,120
NET ASSETS UNDER MANAGEMENT (IN MILLIONS)
  Mutual funds                                            $ 11,814    $ 11,485    $ 11,406    $ 11,883    $ 10,885
  Exchange-traded funds                                     32,000      28,355      26,846      26,223      26,117
  Money market funds                                            --         472         637         824         970
  Managed accounts                                          24,671      21,699      20,895      16,337      11,622
                                                          --------------------------------------------------------
    Total                                                 $ 68,485    $ 62,011    $ 59,784    $ 55,267    $ 49,594
Nuveen Defined Portfolios (in millions)
  Market value outstanding                                $  8,328    $ 11,031    $ 10,959    $ 10,720    $ 12,176
GROSS SALES (IN MILLIONS)
  Mutual funds                                            $  1,246    $  1,022    $  1,535    $  1,553    $    951
  Defined portfolios                                         1,481       4,047       2,660         809         757
  Exchange-traded funds                                      3,937          46       2,770          --         125
  Managed accounts                                           7,570       5,694       7,101       5,393       1,193
                                                          --------------------------------------------------------
    Total                                                 $ 14,234    $ 10,809    $ 14,066    $  7,755    $  3,026


Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001.

ANNUAL REPORT 2001                                   The John Nuveen Company 29

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The John Nuveen Company:

We have audited the accompanying consolidated balance sheets of The John Nuveen Company ("the Company") and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The John Nuveen Company and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

Chicago, Illinois
February 1, 2002

30 The John Nuveen Company                                ANNUAL REPORT 2001

CORPORATE AND SHAREHOLDER INFORMATION

BOARD OF DIRECTORS

Timothy R. Schwertfeger
Chairman and Chief Executive Officer
The John Nuveen Company

John P. Amboian
President
The John Nuveen Company

Willard L. Boyd
President Emeritus
Field Museum of Natural History

W. John Driscoll
Chairman/Retired
Rock Island Company

Jay S. Fishman
Chairman and Chief Executive Officer
The St. Paul Companies, Inc.

Duane R. Kullberg
Managing Partner/Chief Executive
Officer/Retired
Andersen Worldwide

Douglas W. Leatherdale
Former Chairman and
Chief Executive Officer
The St. Paul Companies, Inc.

Edward G. Pendergast
Senior Vice President of
Global Fixed-Income Securities
The St. Paul Companies, Inc.

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
The John Nuveen Company
333 West Wacker Drive
Chicago, IL 60606
312-917-7700
www.nuveen.com

MARKET LISTING
New York Stock Exchange
Trading Symbol: JNC

FORM 10-K For a complimentary copy of Nuveen's Annual Report on Form 10-K, please contact the Investor Relations department at the Company's corporate headquarters.

TRANSFER AGENT AND REGISTRAR
The Bank of New York
Church Street Station
P.O. Box 11258
New York, NY 10286-1258
800-524-4458
www.stockbny.com

ANNUAL SHAREHOLDERS' MEETING The annual shareholders' meeting for The John Nuveen Company will be held Thursday, May 9, 2002, at 10:30 a.m. at The Northern Trust Company, 50 South LaSalle Street, Chicago, IL.