Form 10-K, Exhibit 13
period 2002-12-31
NUVEEN INVESTMENTS INC
filed 2003-03-28
CIK 885708

                               Annual Report 2002


                                    [PHOTOS]


                           [NUVEEN INVESTMENTS LOGO]

                                   [GRAPHIC]


                                  NEW FRONTIERS

      Nuveen Investments delivers high-quality, core portfolio solutions through our four premier investment teams: Rittenhouse, NWQ, Symphony and Nuveen.

      Together these deeply specialized teams, each with a unique style and process, provide our customers broad and deep investment expertise in growth and value equities, fixed income and market-neutral alternative investments.

      Unified by a commitment to help our customers succeed, Nuveen Investments is pioneering new frontiers in delivering innovative investment management solutions to the high-net-worth and institutional marketplace.

$80 BILLION

            ASSETS UNDER MANAGEMENT

Our firm's position as a premier investment manager is reflected in the underlying strength and quality of the assets we manage. During a period of declining markets, we increased assets under management to $80 billion in 2002 as advisors and their clients continued to entrust our Company with record levels of new equity and fixed-income assets.

Our asset growth in 2002 reflects positive net flows of over $7 billion as well as our acquisition of NWQ Investment Management, an institutional and high-net-worth manager known for its specialization in conservative value disciplines across multiple capitalization ranges.

[NUVEEN INVESTMENTS LOGO]

Conservative investments that focus on the core elements of a well-diversified portfolio.


$25 BILLION

            MANAGED ACCOUNTS

We continue to be a leader in the rapidly growing retail separately-managed account marketplace. The addition of NWQ this year broadens our investment offerings and allows us to provide large-cap growth, value, municipal and balanced solutions to advisors and their clients. It also establishes a stronger foothold in the institutional market segment. At the same time, we remain committed to providing consistent, risk adjusted returns over time, while maintaining a focus on tax efficiency.

Our category-leading managed account offerings include:

-     Rittenhouse Large-Cap Growth equities

-     NWQ Large-Cap Value equities

-     NWQ Special Equity (all-cap)

-     NWQ Small-Cap Value equities

-     NWQ Small/Mid-Cap Value equities

-     NWQ International equities

-     Nuveen municipal bonds

-     Balanced portfolios

      -     Large-cap growth/taxable

      -     Large-cap growth/municipal

      -     Large-cap value/taxable

A hallmark of our managed account business is a commitment to highly personalized client service that has earned high marks from our distribution partners and a high level of repeat business from financial advisors.


$40 BILLION

            EXCHANGE-TRADED FUNDS

Through our strong relationships with financial advisors and financial services firms, we are the largest sponsor of closed-end exchange-traded funds. Closed-end exchange-traded funds (ETFs) are actively-managed portfolios that trade like stocks on the New York Stock Exchange or the American Stock Exchange. Our closed-end ETFs offer investors many advantages, including dependable monthly income, diversification, trading convenience and, in many cases, tax efficiency.

Our exchange-traded products include:

-     national municipal funds

-     state-specific municipal funds

-     taxable preferred securities funds

-     a senior income fund

-     a real estate income fund

Nuveen's closed-end ETFs are backed by one of the strongest secondary market support programs in the industry, including an award-winning website dedicated to investor and advisor service and education.


$12 BILLION

            MUTUAL FUNDS

Nuveen Investments' family of mutual funds offers a variety of investing strategies managed with experience and discipline.

Our mutual fund offerings align with our established managed account investment expertise. As such, we offer mutual funds that incorporate:

-     national and state municipal portfolios

-     large-cap growth equities

-     large-cap value equities

-     multi-cap value equities

-     balanced stock and bond portfolios

-     international stocks

-     senior income securities

The investment objectives of these funds vary, ranging from capital appreciation to dependable income to a balance between growth and income. These funds are managed primarily by Nuveen, NWQ and Rittenhouse, in ways consistent with our conservative, long-term investment philosophy.


$3 BILLION

         ALTERNATIVE INVESTMENTS

Symphony Asset Management, Nuveen Investments' provider of alternative investments, is a leading manager of market-neutral portfolios for the institutional market. Through managed accounts and privately offered hedge fund partnerships, Symphony's market-neutral strategies employ classic hedging via long and short portfolios to systemically reduce market risk and provide consistent returns, regardless of the direction of the broader equity and debt markets.

Symphony's principal market-neutral strategies include:

-     U.S. Large-Cap equities

-     U.S. Small-Cap equities

-     United Kingdom/European equities

-     Convertible Arbitrage

-     Corporate Bond

The bulk of Symphony's business is managing money for U.S. based corporate and public pension funds, university endowments, and foundations. Although Symphony's business is primarily institutional, market-neutral strategies serve as an excellent complement to Nuveen Investments' conservative style, and have continued to gain greater acceptance by the high-net-worth investment community.

                                      (1)


                                             FINANCIAL HIGHLIGHTS
                                             (in millions, except per share data)


December 31,                      2002         2001        2000        1999        1998
------------                      ----         ----        ----        ----        ----
Gross Sales                      $15,594     $14,234     $10,809     $14,066     $ 7,755
Assets Under Management           79,719      68,485      62,011      59,784      55,267
Operating Revenues                   396         371         358         339         299
Net Income                           126         115         107          97          84
Earnings Per Share (diluted)        1.29        1.13        1.05        0.95        0.81
Total Dividends Per Share           0.50        0.47        0.40        0.38        0.33


                                  GROSS SALES

                             (dollars in billions)

                                  [BAR CHART]

  '98           '99           '00           '01           '02
 7.755        14.066        10.809        14.234        15.594


                            ASSETS UNDER MANAGEMENT

                             (dollars in billions)

                                  [BAR CHART]

  '98           '99           '00           '01           '02
 55.267        59.784        62.011        68.485        79.719


                               EARNINGS PER SHARE
                                   (diluted)

                                  [BAR CHART]

  '98           '99           '00           '01           '02
  0.81          0.95          1.05          1.13          1.29

                              DIVIDENDS PER SHARE

                                  [BAR CHART]

'98           '99           '00           '01           '02
0.33          0.38          0.41          0.47           0.5


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (2)


                       "WE ARE COMMITTED TO HELPING FINANCIAL ADVISORS BUILD HIGH-QUALITY, WELL-DIVERSIFIED PORTFOLIOS THAT CAN SECURE
             THE LONG TERM FINANCIAL GOALS OF THEIR CLIENTS."



to our shareholders

                                      (3)


We are delighted to be reporting our 8th consecutive year of record earnings.

   Continued market volatility and investor uncertainty throughout 2002 challenged all of us in the investment management business. Once again Nuveen Investments delivered consistent results on many fronts, by adhering to the same conservative principles that have guided our investment and business decisions for more than 100 years. Building on our heritage, we continued to move our business forward with an innovative spirit that permeates our service and product development efforts.

   Our sales of investment products reached $15.6 billion in 2002, the highest level in our history. These record sales contributed to a 16% increase in our assets under management--which reached nearly $80 billion at year end.

   The growth in our assets reflects $7.1 billion of positive flows of new assets, which more than offset the impact of equity market declines. It also includes $7 billion in assets from our acquisition of NWQ Investment Management. Strong sales and asset growth, along with disciplined cost management, resulted in a 10% increase in our earnings.

                              Shareholder Returns

                                  [LINE GRAPH]

   We delivered tangible returns to our shareholders in the form of an 8% increase in our cash dividend--our 10th consecutive annual dividend increase. And, after a 3-for-2 stock split in 2001, followed by a 2-for-1 stock split this year, our stock, through 2002, has more than doubled since 1999.

                                    [PHOTO]

   During 2002 we welcomed NWQ Investment Management to our family. NWQ is a team of highly professional, highly committed individuals who add important new dimensions to our business. NWQ adds to our institutional presence, broadens our distribution relationships in high-net-worth managed accounts and extends our range of "core" portfolio offerings. The NWQ investment team specializes in a highly disciplined style of value investing. Their conservative approach to value investing fits perfectly with the conservative investment philosophy of Nuveen Investments.


NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (4)


                              Expanded Investment
                            Management Capabilities

STYLE                                    '95             '02
-----                                    ---             ---

Municipals                                X                X
Taxable Fixed Income                                       X
Growth Equities                                            X
Value Equities                                             X
International Equities                                     X
Marker-neutral                                             X


LEADERSHIP THROUGH PRODUCT INNOVATION

In a rapidly changing environment, we understand that our competitiveness and long-term growth are dependent upon our ability to continuously innovate in a manner that is consistent with our conservative heritage. Sixty percent of our sales in 2002 were from products and services that are new to our company during the last six years.

   As we navigated the challenges of 2002, we focused our product development on exchange-traded funds and retail managed accounts. These are two of the fastest growing segments in our industry today--segments where we currently enjoy market share leadership.

   In closed-end, exchange-traded funds, we manage more assets than anyone in the business. Over the past two years, we've captured almost 35% of the industry assets raised.

   The main focus of our exchange-traded fund activity this year was to create compelling income-oriented products--products that achieve relative asset stability while delivering an attractive current income yield. We're very pleased with our success on this front. Among other things, we created the industry's first Preferred Securities fund. The reception to this new product was exceptionally strong, resulting in more than $4 billion in new assets. We also launched 18 new municipal exchange-traded funds in 2002 raising more than $2.5 billion in assets.

   Our ability to successfully innovate with exchange-traded funds has extended our category leadership beyond municipals to a growing range of high-quality, taxable income-oriented products. This transition is an important strategic breakthrough for us. Injecting new vibrancy into the exchange-traded fund category increases the opportunity for us to continue raising new assets over the next several years.

   The retail managed account category has grown by more than 15% over the last three years. This category is expected to continue to grow as advisors transition their business from transaction-based to fee-based relationships.

   Today, we are one of the leading multi-style managers of separately managed accounts for high-net-worth investors. We offer the broadest range of choices, through the most distribution relationships. As 2002 came to a close, we managed more than 88,000 value, growth, municipal and balanced accounts with nearly $20 billion of assets in more than 50 distribution programs.

   Another important development for us in 2002 was the meaningful increase in our institutional business. As we have deepened and broadened our high-quality, conservative investment expertise, the institutional channel represents another important potential source of growth for our firm.


                  NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (5)

                               NUMBER OF ADVISORS

                                  [BAR CHART]

 '00           '01           '02
19.995         28.71         35.66


LEADERSHIP THROUGH STRONG CUSTOMER RELATIONSHIPS

Our leadership in these fast growing categories--exchange-traded funds and managed accounts--is due in part to the strength of our relationships with the advisors and financial consultants who serve high-net-worth investors. We are committed to helping financial advisors build high-quality, well-diversified portfolios that can secure the long term financial goals of their clients. We offer investment services designed to help financial advisors customize client portfolios with a goal of helping investors stay committed to long term investment strategies through a full range of market experiences.

   This consultative approach to servicing our financial advisors has helped us strengthen and broaden our range of distribution relationships. During the last two years we have grown the number of advisors with whom we do business by almost 80%.


WELL-POSITIONED FOR FUTURE GROWTH

We believe we are well-positioned for the future despite continued market volatility and uncertainty. Our conservative investment philosophy and expanded investment capabilities, our demonstrated record of product innovation, our market leadership in important, growing segments of the business and our strong relationships with advisors to high-net-worth and institutional clients, have resulted in a very high-quality, stable and balanced asset base.

   In recent years, we have experienced the greatest bull and bear markets in history, in both bonds and equities. Throughout these unsettling times, we have enjoyed steady sales growth, consistent earnings growth and 20%+ average annual returns to our shareholders.

   Our recent name change to Nuveen Investments reflects our remarkable transformation over the past seven years from a municipal bond manager to a diversified investment management firm. It reflects our evolution into a service-oriented company featuring four distinctive investment teams--NWQ value, Nuveen municipals, Rittenhouse growth and Symphony market-neutral alternative investments. Together as Nuveen Investments, we represent an exceptional balance of talent and experience with a shared commitment to conservative investment principles, product innovation and high-quality services.

   2002 was a challenging year that tested the entire industry. The continued support of our employees, clients, business partners and our shareholders, along with our steadfast commitment to delivering a dependable, high-quality experience to everyone we serve has enabled us to weather the vagaries of the market this past year. As we move forward into an uncertain 2003, we can take comfort that our adherence to the investment philosophy that has served Nuveen Investments and its clients well for more than 100 years will continue to guide us and consistently build value over the long-term.


/s/ Timothy R. Schwertfeger

Timothy R. Schwertfeger
Chairman and Chief Executive Officer


                  NUVEEN INVESTMENTS, INC. / Annual Report 2002

TABLE OF CONTENTS


           financial review


                                 Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations               7

                                 Consolidated Balance Sheets                                14

                                 Consolidated Statements of Income                          15

                                 Consolidated Statements of Changes in
                                 Common Stockholders' Equity                                16

                                 Consolidated Statements of Cash Flows                      17

                                 Notes to Consolidated Financial Statements                 18

                                 Five-Year Financial Summary                                32

                                 Independent Auditors' Report                               33

                                 Corporate and Shareholder Information                      34

                                      (7)


Management's Discussion and Analysis of Financial Condition and Results of Operations

December 31, 2002

Description of the Business

Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and the institutional market segments. We distribute our investment products and services, including individually managed accounts, closed-end exchange-traded funds, and mutual funds, to the affluent and high-net-worth market segments through unaffiliated intermediary firms including broker/dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services including privately offered hedge fund partnerships to several institutional market segments and channels.

   Our primary business activities generate three principal sources of revenue:
(1) ongoing advisory fees earned on assets under management, including separately managed accounts, exchange-traded funds, and mutual funds, (2) underwriting and distribution revenues earned upon the sale of certain investment products and (3) incentive fees earned on certain institutional accounts based on the performance of such accounts.

   Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.

Recent Events

On January 22, 2003, we announced that effective January 31, 2003, we would change our name from "The John Nuveen Company" to "Nuveen Investments, Inc." The change reflects our development over the past decade from a municipal bond specialist to a more diversified investment management firm serving the needs of affluent, high-net-worth and institutional investors.

   On August 1, 2002, we finalized the acquisition of NWQ Investment Management Company, Inc. ("NWQ"), an asset management firm based in Los Angeles with approximately $7 billion of assets under management in both retail and institutional managed accounts. NWQ specializes in value-oriented equity investments and has significant relationships among institutions and financial advisors. Cash payments totaling approximately $145 million will be made, which includes up to a maximum of $20.5 million to be paid over a five-year period under the terms of a strategic alliance agreement.

   On July 16, 2001, we completed the acquisition of Symphony Asset Management LLC ("Symphony") for $208 million in cash. Symphony, an institutional investment manager based in San Francisco, manages portfolios designed to reduce risk through market-neutral and other alternative-investment strategies in several equity and fixed-income asset classes. Symphony's business generates two principal sources of revenue: (1) ongoing advisory fees based on assets under management, and (2) incentive fees earned on certain institutional accounts based on the performance of the accounts.

   On May 9, 2002, we announced a 2-for-1 split of our common stock. The stock split was effected as a dividend to shareholders of record as of June 3, 2002. This followed a 3-for-2 stock split of our common stock that was effected as a dividend to shareholders of record as of September 20, 2001. For comparability, all prior period share information has been restated for both stock splits.

   In early 2002, we announced our intention to stop depositing continuously offered equity and fixed-income defined portfolio products. The discontinuation of this product line was completed in the first quarter of 2002.

   The Board of Directors for each of the Nuveen Money Market Funds decided to close all of the Funds effective August 24, 2001. Due to shrinking demand from investors who increasingly use brokerage sweep accounts for their cash management needs, the Funds did not maintain a self-sustaining level of assets.

Summary of Operating Results

The table below presents the highlights of our operations for the last three fiscal years:

FINANCIAL RESULTS SUMMARY
COMPANY OPERATING STATISTICS
(in millions, except per share amounts)

For the year ended December 31,            2002           2001           2000
                                        ----------     ----------     ----------
Gross sales of investment products      $   15,594     $   14,234     $   10,809
Net flows                                    7,302          7,740          4,749
Assets under management (1)(2)              79,719         68,485         62,011
Operating revenues                           396.4          371.1          358.4
Operating expenses                           184.6          182.3          190.3
Pretax income                                206.9          189.6          177.4
Net income                                   126.2          114.7          106.7
Basic earnings per share (3)                  1.34           1.20           1.12
Diluted earnings per share (3)                1.29           1.13           1.05
Dividends per share (3)                       0.50           0.47           0.40

(1)  At year end.

(2)  Excludes defined portfolio assets under surveillance.

(3) Prior periods have been adjusted to reflect the 3-for-2 stock split that occurred in September of 2001 and the 2-for-1 split that occurred in June of 2002.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (8)


   Gross sales for the year were $15.6 billion, the highest level of sales in our history, up 10% from the prior year or 21% excluding the impact of our exit from the defined portfolio business. Our sales results reflect a diversified mix with 30% of our sales in equity-based products, 40% in municipal products and 30% in taxable income-oriented products.

   Net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) were $7.3 billion with positive flows across all product lines: managed accounts, exchange-traded funds and mutual funds. Assets under management rose to just under $80 billion as positive flows and the acquisition of NWQ more than offset equity market depreciation.

   Operating revenues grew 7% for the year to just under $400 million. Growth in advisory fees of 8% and incentive fees earned on Symphony institutional accounts were partially offset by a reduction in distribution revenue as a result of our decision to exit the defined portfolio product line.

   Operating expenses for the year increased 1%. Excluding the impact of the NWQ and Symphony acquisitions, operating expenses declined 10%, largely driven by reductions in compensation and benefits, advertising and promotion spending and a decline in amortization expense due to new accounting rules effective in 2002.

Results of Operations

The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

   Total advisory fee income earned during any period is directly related to the market value of the assets we manage. Advisory fee income will increase with a rise in the level of assets under management. Assets under management rise with the addition of new managed accounts or deposits into existing managed accounts, the sale of fund shares, the addition of assets under management from the acquisition of other advisory companies, or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products we sponsor into shares of mutual funds. Fee income will decline when managed assets decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed sales and reinvestments.

   Distribution revenue is earned as defined portfolio and mutual fund products are sold to the public through financial advisors. Correspondingly, distribution revenue will rise and fall with the level of our sales of these products, and has been impacted by our decision to discontinue the defined portfolio product line in 2002. Underwriting fees are earned on the initial public offerings of our exchange-traded funds. The level of fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund.

   Incentive fees earned during any period are dependent upon the performance of the hedge funds and certain institutional assets managed by Symphony. Performance may vary significantly from year-to-year which may result in a substantial increase or decrease in incentive fees.

   Gross sales of investment products for the years ending December 31, 2002, 2001, and 2000 are shown below:

GROSS INVESTMENT PRODUCT SALES
(in millions)

For the year ended December 31,               2002          2001          2000
                                             -------       -------       -------
Managed Assets:
  Exchange-Traded Funds                      $ 6,848       $ 3,937       $    46
  Mutual Funds                                 1,512         1,246         1,022
  Retail Managed Accounts                      5,693         6,883         4,944
  Institutional Managed Accounts               1,347           687           750
                                             -------       -------       -------
    Total Managed Assets                      15,400        12,753         6,762
  Defined Portfolios                             194         1,481         4,047
                                             -------       -------       -------
    Total                                    $15,594       $14,234       $10,809
                                             =======       =======       =======

   Gross sales increased 10% during 2002, to $15.6 billion. Driving the increase was our continued success with exchange-traded products. We introduced the first taxable preferred securities exchange-traded fund in the industry, raising approximately $4.0 billion in assets through the issuance of three such funds in 2002. We also launched eighteen new municipal funds raising more than $2.5 billion in assets. Sales of our mutual fund products increased 21%, driven by a 39% increase in municipal mutual fund sales. Retail managed account sales declined 17% as the addition of NWQ value accounts and a 52% increase in municipal account sales could not offset the sales decline on our equity growth accounts. Institutional managed account sales increased significantly. While the NWQ acquisition contributed significantly to this growth, our institutional sales excluding NWQ grew 32% due to increased municipal sales along with an increase in sales of our alternative investment accounts. Defined portfolio sales declined significantly due to our decision to exit this product line in 2002.

   Gross sales of investment products increased 32% in 2001. We launched twenty new municipal funds in 2001, as well as a REIT-based fund, issuing approximately $2.8 billion


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (9)


of new exchange-traded fund common shares and $1.2 billion in Muni/FundPreferred(TM) shares. Retail managed account sales for the year were strong, growing 39% versus 2000. Mutual fund sales grew 22% mainly as a result of an increase in municipal fund sales. Strong sales in exchange-traded funds, managed accounts and mutual funds were partially offset by lower equity defined portfolio sales as a result of equity market volatility, particularly in the technology sector.

   Net flows of investment products for the years ending December 31, 2002, 2001, and 2000 are shown below:

NET FLOWS
(in millions)

For the year ended December 31,               2002          2001          2000
                                            -------       -------       -------
Managed Assets:
  Exchange-Traded Funds                     $ 6,868       $ 3,955       $    56
  Mutual Funds                                  178           247          (281)
  Managed Accounts                               62         2,057           927
                                            -------       -------       -------
    Total Managed Assets                      7,108         6,259           702
  Defined Portfolios                            194         1,481         4,047
                                            -------       -------       -------
    Total                                   $ 7,302       $ 7,740       $ 4,749
                                            =======       =======       =======

   Net flows for the year were positive across all product categories, totaling $7.3 billion. Although overall net flows declined slightly versus the prior year, net flows into managed assets, which generate ongoing advisory fees, increased 14%. The 21% increase in managed asset sales versus the prior year was partially offset by an increase in redemptions resulting in the 14% increase in flows. Net flows for 2001 were also positive across all product categories, totaling $7.7 billion.

   The following table summarizes net assets under management by product type:

NET ASSETS UNDER MANAGEMENT(1)
(in millions)

December 31,                                 2002           2001           2000
                                           -------        -------        -------
Exchange-Traded Funds                      $39,944        $32,000        $28,355
Mutual Funds                                11,849         11,814         11,485
Managed Accounts                            27,926         24,671         21,699
Money Market Funds                              --             --            472
                                           -------        -------        -------
  Total                                    $79,719        $68,485        $62,011
                                           =======        =======        =======

(1)  Excludes defined portfolio assets under surveillance.

   We ended the year with assets under management of $79.7 billion, 16% higher than a year ago. Assets under management increased $11.2 billion primarily as a result of strong net flows during the year and the NWQ acquisition, which added approximately $7 billion to our asset base. Partially offsetting the positive impact of flows and the NWQ acquisition was $4.5 billion of equity product depreciation due to an overall decline in equity markets during 2002. The $6.5 billion increase in managed assets in 2001 was the result of the addition of approximately $4 billion in assets as a result of the Symphony acquisition and positive net flows into funds and accounts. This increase was partially offset by depreciation of equity assets.

   Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

INVESTMENT ADVISORY FEES
(in thousands)

For the year ended December 31,               2002          2001          2000
                                            --------      --------      --------
Exchange-Traded Funds                       $191,567      $174,543      $162,826
Mutual Funds                                  58,067        57,015        53,421
Managed Accounts                             105,842        97,956        93,532
Money Market Funds                                --         1,074         1,296
                                            --------      --------      --------
  Total                                     $355,476      $330,588      $311,075
                                            ========      ========      ========

   Advisory fees increased 8% for the year driven mainly by the inclusion of a partial year of NWQ advisory fees and a full year of Symphony fees. Excluding the impact of recent acquisitions, advisory fees grew 2% as increases in advisory fees on exchange-traded products, municipal mutual funds and municipal managed accounts were mostly offset by a decline in fees on equity mutual funds and equity growth accounts. Advisory fees were also negatively affected by the closing of the money market funds in late 2001.

   The increase in advisory fees for the year ended December 31, 2001 was driven by growth in all managed asset products, excluding money market funds. These increases were driven by an increase in average assets under management and the acquisition of Symphony. Money market fund advisory fees also declined slightly for the year.

   Underwriting and distribution revenue for the years ended December 31, 2002, 2001, and 2000 is shown in the following table:

UNDERWRITING AND DISTRIBUTION REVENUE
(in thousands)

For the year ended December 31,                2002          2001          2000
                                             -------       -------       -------
Exchange-Traded Funds                        $ 7,086       $ 3,160       $ 1,335
Mutual Funds                                   2,399         3,252         3,551
Defined Portfolios                             2,598        13,101        33,274
                                             -------       -------       -------
  Total                                      $12,083       $19,513       $38,160
                                             =======       =======       =======

   Underwriting and distribution revenue declined 38% for the year mainly as a result of our decision to discontinue the defined portfolio product line. This decline was partially offset by an increase in underwriting revenue on our exchange-traded funds as a result of an increase in both the number and the size of our exchange-traded fund offerings in 2002. Total underwriting and distribution revenue for the year ended December 31, 2001 declined $18.6 million versus


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (10)


2000. Distribution revenue for the defined portfolio products declined $20.2 million for this period driven by lower equity product sales. Partially offsetting this decline was an increase in exchange-traded fund underwriting revenue as a result of new offerings in 2001.

POSITIONING PROFITS/(LOSSES). We record positioning profits or losses from changes in the market value of the inventory of unsold investment products and other securities held by our broker/dealer subsidiary, Nuveen Investments, LLC. We recorded net positioning losses of $0.1 million in 2002, and gains of $3.0 million and $2.9 million in 2001 and 2000, respectively. As a result of our decision to discontinue the defined portfolio product line, we no longer hold inventory of unsold products. Positioning losses recorded in 2002 relate to the first quarter during which we were liquidating our inventory.

OTHER OPERATING REVENUE/INCENTIVE FEES. Other operating revenue/incentive fees consists of various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance and incentive fees earned on institutional assets managed by Symphony. The increase in other operating revenue for 2002 is due to the inclusion of Symphony incentive fees in the first half of the year and an increase in Symphony incentive fees in the second half of the year. This increase was partially offset by a decline in fees earned on defined portfolio assets under surveillance as a result of a decline in the overall level of assets.

OPERATING EXPENSES
(in thousands)

For the year ended
December 31,                                 2002          2001          2000
                                           --------      --------      --------
Compensation and benefits                  $103,570      $ 93,134      $ 91,056
Advertising and promotional costs            12,608        17,751        34,992
Occupancy and equipment costs                17,912        14,512        13,266
Amortization of intangibles                   3,803         9,409         8,005
Travel and entertainment                      8,539         9,078        10,973
Other operating expenses                     38,170        38,464        31,983
                                           --------      --------      --------
  Total                                    $184,602      $182,348      $190,275
                                           ========      ========      ========

As a % of Operating Revenue                    46.6%         49.1%         53.1%

SUMMARY. Despite the inclusion of NWQ expenses for a partial year and Symphony expenses for a full year, operating expenses increased only 1% during 2002. Excluding the impact of NWQ and Symphony, operating expenses declined 10% due to a reduction in goodwill amortization as a result of new accounting rules effective in 2002 and expense reductions as a result of the discontinuation of the defined portfolio business.

COMPENSATION AND BENEFITS. Compensation and related benefits for the year 2002 increased $10.4 million due to the inclusion of NWQ for a partial year and Symphony for a full year. Excluding NWQ and Symphony, compensation and benefits declined 2%, primarily as a result of headcount reductions.

   For the year ended December 31, 2001, compensation and benefits increased 2% due to the inclusion of a partial year of Symphony expenses. Excluding the impact of Symphony, compensation and benefits declined as a result of headcount reductions and lower commissions as a result of a reduction in defined portfolio sales.

ADVERTISING AND PROMOTIONAL COSTS. Advertising and promotional expenditures decreased $5.1 million for the year due to a reduction in spending as a result of a more focused deployment of our marketing resources and the discontinuation of our defined portfolio business.

   During 2001, advertising and promotional expenditures decreased $17.2 million for the year due to an increased level of spending in 2000 resulting from our brand awareness campaign coupled with a reduction in 2001 spending behind our defined portfolio business.

AMORTIZATION OF GOODWILL AND INTANGIBLES. Amortization of goodwill and intangibles declined $5.6 million during 2002. This is due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. Under this new standard, we ceased to amortize goodwill, but we continue to amortize intangible assets. A reduction of $8.0 million in goodwill amortization expense for the year was partially offset by an increase in amortization on intangible assets related to the NWQ and Symphony acquisitions.

   Amortization of goodwill and deferred offering costs increased $1.4 million in 2001 from 2000 due to an increase in amortization of intangible assets related to the Symphony acquisition.

ALL OTHER OPERATING EXPENSES. All other operating expenses, including occupancy and equipment costs, travel and entertainment, fund organization costs and other expenses increased $2.6 million due the inclusion of NWQ and


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (11)


Symphony. Excluding these two entities, other operating expenses declined $2.3 million due to a decline in fund organization costs as a larger portion of organization expenses were borne by the funds as a result of an increase in the size of the funds offered in 2002.

   During 2001, all other operating expenses increased $5.8 million as a result of the inclusion of Symphony expenses and an increase in fund organization expenses due to an increase in the number of new exchange-traded funds offered in 2001 versus 2000.

NON-OPERATING INCOME/(EXPENSE). Non-operating income/(expense) includes investment and other income and interest expense. Investment and other income is comprised primarily of dividends and interest income from investments, realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.

   Interest and dividend revenues were down $3.9 million for the year when compared with the same period in 2001. This decrease is a result of a decline in cash on hand as a result of the Symphony and NWQ acquisitions, the stock repurchase program and a reduction in interest rates earned. Interest expense for the year increased $1.1 million compared with the prior year as a result of the debt incurred in association with the acquisitions of Symphony and NWQ. This increase was partially offset by a decline in interest expense associated with deferred compensation.

Recent Accounting Pronouncements

SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of Financial Accounting Standards Board ("FASB") Statement No. 123," was issued in December 2002 and is effective for financial statements for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As we continue to account for our stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," the alternative methods of transition for a voluntary change to the fair value-based method of accounting under SFAS No. 148 are not applicable to us. However, the amended disclosure requirements of SFAS No. 123 are applicable to us and are included in
Note 7 to the consolidated financial statements.

Capital Resources, Liquidity and Financial Condition

Our principal businesses are not capital intensive and, historically, we have met our liquidity requirements through cash flow generated by operations. In addition, our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit, which approximate $120 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2002, no borrowings were outstanding on these uncommitted lines of credit. In August 2000, we entered into a $250 million committed line of credit with a group of banks to ensure an ongoing liquidity source for general corporate purposes including acquisitions. This committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. The 364-day facility was renewed in both August 2001 and August 2002. The terms of the facility fee and interest rate payable remain unchanged from the previous agreement. During 2002, Nuveen paid down $128 million of the $183 million debt that was out- standing as of December 31, 2001.

   On July 31, 2002, Nuveen Investments entered into, and borrowed the total amount available under, a $250 million revolving loan agreement with its majority shareholder, The St. Paul Companies, Inc. ("St. Paul"). This loan facility expires on July 15, 2003, and carries a floating interest rate of LIBOR plus a margin of up to 0.25%. A portion of the proceeds from this $250 million loan was used to repay borrowings under the bank facilities discussed above, while the remainder was used to fund the NWQ acquisition. We believe the terms of the borrowing arrangement are more favorable for the Company than what we could otherwise obtain (See also Note 4 to the consolidated financial statements).

   Options to purchase 399,088 shares of Rittenhouse non-voting Class B common stock were exercised on March 22, 2000, under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." As a result of this exercise, we recorded $32.7 million of minority interest on our consolidated balance sheet. The stock was repurchased on September 29, 2000, eliminating the minority interest position. Purchase price in excess of the exercise price of $13.8 million was added to goodwill, and through


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (12)


December 31, 2001, was being amortized over the same period as the goodwill associated with the acquisition of Rittenhouse. Consistent with SFAS No. 142, as of January 1, 2002, goodwill is no longer being amortized.

   Options to purchase 395,142 shares of Rittenhouse non-voting Class B common stock were exercised on March 28, 2002, under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB Opinion No. 25. As a result of this exercise, we recorded $40.5 million of minority interest on our consolidated balance sheet. The stock was repurchased on September 30, 2002, thereby eliminating the minority interest position. Purchase price in excess of the exercise price of $16.3 million was added to goodwill associated with the Company's acquisition of Rittenhouse. Consistent with SFAS No. 142, as of January 1, 2002, goodwill is no longer being amortized.

   As part of the NWQ acquisition, key management purchased a non-controlling member interest in NWQ Investment Management Company, LLC for $2.8 million. The non-controlling interest of $2.8 million as of December 31, 2002, is reflected in minority interest in the consolidated balance sheet. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2003, the Company will record minority interest expense, which reflects the portion of profits, if any, applicable to the minority interest. Beginning in 2004 and continuing through 2008, the Company has the right to purchase the non-controlling members' respective interests in the Company.

   At December 31, 2002, we held in treasury 28,184,996 shares of Class A common stock acquired in open market transactions. During 2002, the Company repurchased 5,746,940 Class A common stock shares in open market transactions. As part of a new share repurchase program approved on August 9, 2002, we are authorized to purchase up to 7.0 million shares of common stock. As of December 31, 2002, there were 5.9 million shares remaining under the new share repurchase program.

   During 2002, we paid out dividends on common shares totaling $47.0 million and on preferred shares totaling $0.1 million.

   Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (See Note 13 to Consolidated Financial Statements).

   Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide us with sufficient liquidity to meet our operating needs for the foreseeable future.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that impact our financial position and results of operations. These estimates and assumptions are affected by our application of accounting policies. Below we describe certain critical accounting policies that we believe are important to the understanding of our results of operations and financial position. In addition, please refer to Note 1 to the consolidated financial statements for further discussion of our accounting policies.

INTANGIBLE ASSETS. At December 31, 2002, our assets included $512 million of goodwill and $64 million of other definite lived intangible assets. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we are required to test the fair value of goodwill and indefinite-lived intangibles for impairment at least once a year. We completed the impairment testing of goodwill and determined that there was no impairment to the goodwill recorded in our books and records as of May 31, 2002. The recognition of any such impairment would have resulted in a charge to net income in the period in which the impairment was determined. We do not have any indefinite-lived assets. While we believe that our testing was appropriate, it involved the use of estimates and assumptions. Using different assumptions may result in recognizing some impairment of goodwill in our financial statements.

VALUATION OF INVESTMENTS. Investments in Company-sponsored mutual funds and exchange-traded funds are classified as available-for-sale and are valued at market value. Unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/(loss) until realized. We periodically evaluate our investments for other-than-temporary declines in value. This may exist when the fair value of an investment security has been below the current value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (13)


unrealized investment loss net of tax in accumulated other comprehensive income is realized as a charge to net income, in the period in which the other-than-temporary decline in value is determined.

ACCOUNTING FOR STOCK OPTIONS. As allowed under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, we have elected to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost is recognized with respect to stock options we have granted. Pro forma disclosure of net income and earnings per share has been presented in Note 7 in the consolidated financial statements as required under SFAS No. 123, as if SFAS No. 123 methodology had been applied to the employee awards.

Other Matters

MARKET RISK. In addition to the various risks previously discussed in this report, we are exposed to market risk from changes in interest rates, which may adversely affect our results of operations and financial condition. In the past, we were exposed to this risk primarily in our fixed-income defined portfolio inventory and, at times, sought to minimize the risks from these interest rate fluctuations through the use of derivative financial instruments. As a result of our decision to discontinue our defined portfolio product line, we no longer regularly purchase and hold for resale municipal securities and defined portfolio units. Therefore, it is no longer necessary to utilize futures contracts to minimize risk. Correspondingly, there were no open derivative financial instruments at December 31, 2002.

   We invest in short-term debt instruments, classified as "Cash and cash equivalents" on our consolidated balance sheets. The investments are treated as collateralized financing transactions and are carried at the amounts at which they will be subsequently resold, including accrued interest. We also invest in certain Company-sponsored managed investment funds that invest in a variety of asset classes.

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


FORWARD-LOOKING INFORMATION. From time to time, information we provide or information included in our filings with the SEC (including this Annual Report) may contain statements that are not historical facts, but are forward-looking statements reflecting management's expectations and opinions. Our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems and "wrap fee" managed account programs, our reliance on revenues from investment management contracts which are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms, burdensome regulatory developments, recent accounting pronouncements, and unforeseen developments in litigation. We undertake no responsibility to update publicly or revise any forward-looking statements.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (14)


Consolidated Balance Sheets
(in thousands, except for share data)

                                                                                                         December 31,
                                                                                                      2002           2001
                                                                                                    ---------      ---------
ASSETS
Cash and cash equivalents                                                                           $  70,480      $  83,659
Management and distribution fees receivable                                                            54,105         53,803
Other receivables                                                                                      13,790         12,537
Securities owned (trading account), at market value:
    Nuveen defined portfolios                                                                              23         15,901
    Bonds and notes                                                                                        61          1,445
Deferred income tax asset, net                                                                             --            164
Furniture, equipment, and leasehold improvements, at cost less accumulated
    depreciation and amortization of $38,526 and $31,823, respectively                                 31,279         28,372
Other investments                                                                                      58,918         59,651
Goodwill                                                                                              511,851        353,598
Other intangible assets, net of accumulated amortization of $5,426 and $1,623, respectively            63,724         51,876
Advanced sales commissions and other assets                                                            36,811         35,605
                                                                                                    ---------      ---------
                                                                                                    $ 841,042      $ 696,611
                                                                                                    =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Notes payable                                                                                   $ 305,000      $ 183,000
    Accrued compensation and other expenses                                                            56,619         44,973
    Deferred compensation                                                                              27,976         28,398
    Security purchase obligations                                                                          --            739
    Deferred income tax liability, net                                                                 12,083             --
    Other liabilities                                                                                  50,538         27,179
                                                                                                    ---------      ---------
    Total liabilities                                                                                 452,216        284,289
                                                                                                    ---------      ---------
Redeemable preferred stock, at redemption value, 5,000,000 shares authorized,
    225,000 shares issued and outstanding at December 31, 2001                                             --          5,625
                                                                                                    ---------      ---------
Minority interest                                                                                       3,063            432
                                                                                                    ---------      ---------
Common stockholders' equity:
    Class A common stock, $.01 par value, 160,000,000 shares authorized
      at Dec. 31, 2002; 47,586,266 and 46,967,682 shares issued, respectively                             476            470
    Class B common stock, $.01 par value, 80,000,000 shares authorized
      at Dec. 31, 2002; 73,325,214 shares issued                                                          733            733
    Additional paid-in capital                                                                        155,188        131,996
    Retained earnings                                                                                 688,325        620,274
    Unamortized cost of restricted stock awards                                                          (748)        (1,537)
    Accumulated other comprehensive loss                                                               (4,859)        (3,713)
                                                                                                    ---------      ---------
                                                                                                      839,115        748,223
    Less common stock held in treasury, at cost (28,184,996 and 25,150,668 shares, respectively)     (453,352)      (341,958)
                                                                                                    ---------      ---------
      Total common stockholders' equity                                                               385,763        406,265
                                                                                                    ---------      ---------
                                                                                                    $ 841,042      $ 696,611
                                                                                                    =========      =========

See accompanying notes to consolidated financial statements


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (15)


Consolidated Statements of Income
(in thousands, except per share data)

                                                                     Year Ended December 31,
                                                                2002           2001           2000
                                                              ---------      ---------      ---------
Operating revenues:
    Investment advisory fees from assets under management     $ 355,476      $ 330,588      $ 311,075
    Underwriting and distribution of investment products         12,083         19,513         38,160
    Positioning profits/(losses), net                              (111)         3,049          2,864
    Other operating revenue/incentive fees                       28,999         17,953          6,294
                                                              ---------      ---------      ---------
      Total operating revenues                                  396,447        371,103        358,393
Operating expenses:
    Compensation and benefits                                   103,570         93,134         91,056
    Advertising and promotional costs                            12,608         17,751         34,992
    Occupancy and equipment costs                                17,912         14,512         13,266
    Amortization of goodwill and other intangible assets          3,803          9,409          8,005
    Travel and entertainment                                      8,539          9,078         10,973
    Other operating expenses                                     38,170         38,464         31,983
                                                              ---------      ---------      ---------
      Total operating expenses                                  184,602        182,348        190,275
Operating income                                                211,845        188,755        168,118
Non-operating income/(expense):
    Investment and other income/(expense)                           (93)         4,597         12,273
    Interest expense                                             (4,892)        (3,798)        (3,025)
                                                              ---------      ---------      ---------
      Total non-operating income/(expense)                       (4,985)           799          9,248
                                                              ---------      ---------      ---------
Income before taxes                                             206,860        189,554        177,366
                                                              ---------      ---------      ---------
Income taxes:
    Current                                                      67,770         69,558         67,742
    Deferred                                                     12,905          5,298          2,958
                                                              ---------      ---------      ---------
      Total income taxes                                         80,675         74,856         70,700
                                                              ---------      ---------      ---------
Net income                                                    $ 126,185      $ 114,698      $ 106,666
                                                              =========      =========      =========
Average common and common equivalent shares outstanding:
    Basic                                                        93,910         94,299         93,838
                                                              =========      =========      =========
    Diluted                                                      98,042        101,687        101,980
                                                              =========      =========      =========
Earnings per common share:
    Basic                                                     $    1.34      $    1.20      $    1.12
                                                              =========      =========      =========
    Diluted                                                   $    1.29      $    1.13      $    1.05
                                                              =========      =========      =========


See accompanying notes to consolidated financial statements.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (16)


Consolidated Statements of Changes in Common Stockholders' Equity
(in thousands)

                                                                                 Unamortized   Accumulated
                                   Class A     Class B   Additional                Cost of        Other
                                   Common       Common     Paid-In    Retained    Restricted   Comprehensive Treasury
                                    Stock       Stock      Capital    Earnings   Stock Awards  Income/(Loss)   Stock      Total
                                  ---------   ---------   ---------   ---------  ------------  ------------- ---------  ---------
Balance at December 31, 1999      $     426   $     733   $  60,187   $ 505,557   $      --      $     189   $(221,030) $ 346,062
                                  =========   =========   =========   =========   =========      =========   =========  =========
    Net income                                                          106,666                                           106,666
    Cash dividends paid                                                 (40,431)                                          (40,431)
    Issuance of earnout shares                                  392                                              1,847      2,239
    Amortization of restricted
       stock awards                                                                     151                                   151
    Purchase of treasury stock                                                                                 (51,017)   (51,017)
    Exercise of stock options                                            (7,718)                                37,403     29,685
    Issuance of restricted stock                                             22      (1,090)                     3,215      2,147
    Tax benefit of options
       exercised                                              9,173                                                         9,173
    Other                                                       136                                 (1,910)                (1,774)
                                  ---------   ---------   ---------   ---------   ---------      ---------   ---------  ---------
Balance at December 31, 2000      $     426   $     733   $  69,888   $ 564,096   $    (939)     $  (1,721)  $(229,582) $ 402,901
                                  =========   =========   =========   =========   =========      =========   =========  =========
    Net income                                                          114,698                                           114,698
    Cash dividends paid                                                 (45,552)                                          (45,552)
    Common stock dividend (split)                               197        (203)                                               (6)
    Conversion of preferred
       to common                         44                  39,331                                                        39,375
    Amortization of restricted
       stock awards                                                                     677                                   677
    Purchase of treasury stock                                                                                (172,253)  (172,253)
    Exercise of stock options                                           (13,297)                                59,025     45,728
    Issuance of restricted stock                                            552      (1,275)                       723         --
    Tax benefit of options
       exercised                                             22,580                                                        22,580
    Other                                                                   (20)                    (1,992)        129     (1,883)
                                  ---------   ---------   ---------   ---------   ---------      ---------   ---------  ---------
Balance at December 31, 2001      $     470   $     733   $ 131,996   $ 620,274   $  (1,537)     $  (3,713)  $(341,958) $ 406,265
                                  =========   =========   =========   =========   =========      =========   =========  =========
    Net income                                                          126,185                                           126,185
    Cash dividends paid                                                 (47,103)                                          (47,103)
    Conversion of preferred
       to common                          6                   5,619                                                         5,625
    Amortization of restricted
       stock awards                                                                    789                                    789
    Purchase of treasury stock                                                                                (150,663)  (150,663)
    Exercise of stock options                                           (10,997)                                39,181     28,184
    Issuance of restricted stock                                            (34)                                    88         54
    Tax benefit of options
       exercised                                             17,573                                                        17,573
    Other                                                                                           (1,146)                (1,146)
                                  ---------   ---------   ---------   ---------   ---------      ---------   ---------  ---------
Balance at December 31, 2002      $     476   $     733   $ 155,188   $ 688,325   $    (748)     $  (4,859)  $(453,352) $ 385,763
                                  =========   =========   =========   =========   =========      =========   =========  =========

See accompanying notes to consolidated financial statements.


                  NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (17)



Consolidated Statements of Cash Flows

(in thousands)

                                                                                                    Year Ended December 31,
                                                                                               2002           2001           2000
                                                                                            ---------      ---------      ---------
Cash flows from operating activities:
Net income                                                                                  $ 126,185      $ 114,698      $ 106,666
Adjustments to reconcile net income to net cash provided from operating activities:
  Deferred income taxes                                                                        12,905          5,298          2,958
  Depreciation of office property, equipment and leaseholds                                     7,321          5,382          4,595
  Amortization of goodwill and other intangible assets                                          3,803          9,409          8,005
Net (increase) decrease in assets:
  Management and distribution fees receivable                                                   8,940         44,770        (23,116)
  Other receivables                                                                            (1,045)        22,890         19,039
  Nuveen defined portfolios                                                                    15,878         11,821         16,541
  Bonds and notes                                                                               1,384           (626)          (239)
  Advanced sales commissions and other assets                                                  (1,141)         1,734          2,056
Net increase (decrease) in liabilities:
  Accrued compensation and other expenses                                                      10,871         (9,805)        (3,781)
  Deferred compensation                                                                          (422)        (1,282)        (2,598)
  Security purchase obligations                                                                  (739)        (3,434)         3,876
  Other liabilities                                                                            16,730        (16,942)       (19,262)
Other, consisting primarily of the tax effect of options exercised                             19,255         23,921          4,440
                                                                                            ---------      ---------      ---------
     Net cash provided from operating activities                                              219,925        207,834        119,180
                                                                                            ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from notes payable                                                                 250,000        183,000             --
  Repayments of notes payable                                                                (128,000)            --             --
  Dividends paid                                                                              (47,103)       (45,552)       (40,431)
  Proceeds from stock options exercised                                                        28,184         45,728         29,685
  Purchase of treasury stock                                                                 (150,663)      (172,253)       (51,017)
  Other                                                                                            --             (6)            --
                                                                                            ---------      ---------      ---------
     Net cash provided from/(used for) financing activities                                   (47,582)        10,917        (61,763)
                                                                                            ---------      ---------      ---------
Cash flows from investing activities:
  Symphony acquisition, net of cash received                                                       --       (205,261)            --
  NWQ acquisition, net of cash received and liability due to Old Mutual                      (156,368)            --             --
  Proceeds from Rittenhouse stock options exercised                                            40,504             --         32,685
  Repurchase of Rittenhouse stock                                                             (56,811)            --        (46,454)
  Net purchase of office property and equipment                                                (8,947)        (8,951)       (15,541)
  Proceeds from sales of investment securities                                                  1,451         20,929         16,896
  Purchases of investment securities                                                           (2,246)        (6,165)        (1,847)
  Other, consisting primarily of the change in investments held to maturity                    (3,105)        (7,995)           822
                                                                                            ---------      ---------      ---------
     Net cash used for investing activities                                                  (185,522)      (207,443)       (13,439)
                                                                                            ---------      ---------      ---------
(Decrease)/increase in cash and cash equivalents                                              (13,179)        11,308         43,978
Cash and cash equivalents:
  Beginning of year                                                                            83,659         72,351         28,373
                                                                                            ---------      ---------      ---------
  End of year                                                                               $  70,480      $  83,659      $  72,351
                                                                                            =========      =========      =========


See accompanying notes to consolidated financial statements.


                  NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (18)



Notes to Consolidated Financial Statements


1. Summary of Significant Accounting Policies

GENERAL INFORMATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Nuveen Investments, Inc. (formerly, The John Nuveen Company) ("the Company" or "Nuveen Investments") and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to conform to the 2002 presentation. These reclassifications had no effect on previously reported net income or stockholders' equity. The Company's majority stockholder is The St. Paul Companies, Inc. ("St. Paul").

      Nuveen Investments, LLC (formerly, Nuveen Investments), a wholly-owned subsidiary of the Company and a registered broker/dealer in securities under the Securities Exchange Act of 1934, is the sponsor and underwriter of the Nuveen Investments closed-end exchange-traded funds and mutual funds. The Company has eight advisor subsidiaries which are registered under the Investment Advisers Act of 1940: Nuveen Advisory Corp. ("NAC"), Nuveen Institutional Advisory Corp. ("NIAC"), Nuveen Asset Management ("NAM"), Nuveen Senior Loan Asset Management Inc. ("NSLAM"), Rittenhouse Asset Management, Inc. (formerly, Rittenhouse Financial Services, Inc.) ("Rittenhouse"), Symphony Asset Management LLC ("Symphony"), NWQ Investment Management Company, LLC ("NWQ") and Nuveen Investment Advisors. NAC, NIAC and NSLAM provide investment advice to and administer the business affairs of the Nuveen Investments family of management investment companies. NAM, Rittenhouse, Symphony and NWQ provide investment management services through separately managed accounts to individuals and institutional investors. Rittenhouse and NWQ also sub-advise equity mutual funds sponsored by Nuveen Investments, LLC. Symphony also sub-advises two senior loan funds sponsored by Nuveen Investments, LLC.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand, investment instruments with maturities of three months or less and other highly liquid investments, including commercial paper and money market funds, which are readily convertible to cash. Amounts presented on our consolidated balance sheets approximate fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL. Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest, and approximate fair value. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2002, there were no securities purchased under agreements to resell. At December 31, 2001, the Company held $7.8 million in resale agreements. The value of collateral securing these agreements was $7.8 million, all of which had been segregated for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.

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


                  NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (19)



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

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. The Company capitalizes certain costs incurred in the development of internal-use software. Software development costs are amortized over a period of not more than five years.

OTHER INVESTMENTS. Other investments consist primarily of common stock in a privately held institutional equity manager, investments in certain Company-sponsored mutual funds and exchange-traded funds, and an investment in a private equity investment partnership. The investments in common stock and the private equity investment partnership are carried at cost. The investments in Company-sponsored mutual funds and exchange-traded funds of $21,225,000 at December 31, 2002, and $23,213,000 at December 31, 2001, are classified as available-for-sale and are valued at market value and unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/ (loss) until realized, at which time they are recorded on the income statement. We periodically evaluate our investments for other-than-temporary declines in value. This may exist when the fair value of an investment security has been below the current value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the unrealized investments loss net of tax in accumulated other comprehensive income is realized as a charge to net income in the period in which the other-than-temporary decline in value occurs. As part of an intercompany repurchase agreement with its broker/dealer subsidiary, the Company has pledged as collateral 496,250 shares at December 31, 2002, and 636,250 shares at December 31, 2001, from certain Company-sponsored mutual funds. As a result, the Company is prohibited from redeeming, transferring, exchanging or effecting transactions involving these shares during the term of the collateral agreement.

REVENUE RECOGNITION. Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Incentive fees are recognized only at the performance measurement dates contained in the individual account management agreements and are dependent upon performance of the account exceeding agreed-upon benchmarks.

ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS). The Company's other comprehensive income/(loss) consists of changes in unrealized gains and losses on certain investment securities classified as available-for-sale and is recorded net of tax. The related tax effects were deferred tax benefits of $658,000 in 2002, $1,314,000 in 2001, and $1,261,000 in 2000. The changes in net unrealized gains/(losses) on investment securities include reclassification adjustments relating to net realized gains/(losses) on sales of investment securities of $534,000 in 2002, $389,000 in 2001, and $10,000 in 2000. Total comprehensive income for the Company was $125,039,000 in 2002, $112,706,000 in 2001, and
$104,756,000 in 2000.

GOODWILL. In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead that they be tested for impairment at least annually using a two-step process. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the estimated future periods to be benefited. Effective January 1, 2002 (adoption date of SFAS No. 142), goodwill and intangible assets with indefinite lives are no longer being amortized, but are subject to the nonamortization and impairment rules of SFAS No. 142. Other intangible assets continue to be amortized over their useful lives.

      The first step of the SFAS No. 142 goodwill impairment test is to identify potential impairment and, in the year of adoption, this step must be measured as of the beginning of the fiscal year (the "initial impairment test"). A company has six months from the date of adoption to complete the initial impairment test. The second step of the goodwill impairment test (which only has to be performed if the results from the first step of the goodwill impairment test indicate that there is potential impairment) measures the actual amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of a company's fiscal year. After the initial impairment test is completed, the SFAS No. 142 impairment test must be repeated on an annual basis for subsequent


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (20)



years. The measurement date for the ongoing impairment test is discretionary, however, it should be consistent for each subsequent year. We have chosen May 31 as our measurement date for the ongoing SFAS No. 142 impairment test.

      We have completed both the initial SFAS No. 142 impairment test (as of January 1, 2002) and our first ongoing, subsequent SFAS No. 142 impairment test (as of May 31, 2002). The results of both analyses did not indicate any impairment of goodwill.

      The following tables present a reconciliation of activity in goodwill and other intangible assets from December 31, 2001, amounts to December 31, 2002, amounts presented on our consolidated balance sheets:

GOODWILL

Balance at December 31, 2001                                          $ 353,598
  Goodwill from exercise of
    Rittenhouse stock options (see Note 7)                               16,308
  Symphony acquisition--finalization of
    valuation (see Note 8)                                                9,241
  NWQ acquisition (see Note 9)                                          132,704
                                                                      ---------
Balance at December 31, 2002                                          $ 511,851
                                                                      =========

OTHER INTANGIBLE ASSETS

Balance at December 31, 2001                                          $  51,876
  Symphony acquisition--finalization of
    valuation (see Note 8)
      Customer relationships                                             (6,800)
      Internally developed software                                          17
      Favorable lease                                                      (466)
  NWQ acquisition--contractual customer
      relationships (see Note 9)                                         22,900
  Amortization of:
    Symphony customer relationships                                      (2,223)
    Symphony internally developed software                                 (324)
    Symphony favorable lease                                               (117)
    NWQ contractual relationships                                        (1,060)
    Miscellaneous--prior acquisitions                                       (79)
                                                                      ---------
Balance at December 31, 2002                                          $  63,724
                                                                      =========


      Approximately $202.9 million of goodwill on our December 31, 2002 and 2001 consolidated balance sheets represents the excess of cost over the net tangible and intangible assets of businesses acquired prior to June 30, 2001. This amount is stated at cost, and, through December 31, 2001, was amortized on a straight-line basis over the estimated future periods to be benefited. We periodically assessed the recoverability of the cost of this goodwill based on a review of undiscounted cash flows of the related acquired operations. Although this goodwill was being amortized over approximately 30 years through December 31, 2001, effective January 1, 2002, this goodwill was subject to the nonamortization and impairment rules of SFAS No. 142.

      The remaining goodwill on our consolidated balance sheets (approximately $309.0 million at December 31, 2002, and $150.7 million at December 31, 2001) relates to goodwill acquired after June 30, 2001, and is subject to the nonamortization and impairment rules of SFAS No. 142. As a result of the new nonamortization and impairment rules, the Company experienced lower goodwill amortization expense in 2002 and expects to continue to experience lower goodwill amortization in future periods.

      In 2001 (prior to the adoption of SFAS No. 142), we incurred annual goodwill amortization expense of approximately $8 million. The following table presents actual net income for December 31, 2002, and what net income would have been for years ended December 31, 2001 and 2000 as if the new accounting rules effective January 1, 2002 (goodwill is no longer being amortized) were in effect as of January 1, 2000. Adjusted per share amounts are also presented.

(in thousands, except for earnings per share amounts)
For the year ended
December 31,                             2002            2001           2000
------------------                   -----------     -----------     -----------
Net income, as reported              $   126,185     $   114,698     $   106,666
Addback: goodwill
  amortization, net of tax                    --           4,841           4,811
                                     -----------     -----------     -----------
Adjusted net income                  $   126,185     $   119,539     $   111,477
Basic earnings per share:
  As reported                        $      1.34     $      1.20     $      1.12
  Goodwill amortization,
    net of tax                                --            0.05            0.05
                                     -----------     -----------     -----------
  As adjusted                        $      1.34     $      1.25     $      1.17
Diluted earnings per share:
  As reported                        $      1.29     $      1.13     $      1.05
  Goodwill amortization,
    net of tax                                --            0.05            0.05
                                     -----------     -----------     -----------
  As adjusted                        $      1.29     $      1.18     $      1.10
                                     ===========     ===========     ===========


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (21)



INTANGIBLE ASSETS. Intangible assets consist primarily of the estimated value of customer relationships resulting from our Symphony and NWQ acquisitions. We do not have any intangible assets with indefinite lives. We amortize our intangible assets over their estimated useful lives (see Notes 8 and 9).

OTHER RECEIVABLES AND OTHER LIABILITIES. Included in other receivables and other liabilities are receivables from and payables to broker/dealers and customers, primarily in conjunction with unsettled trades. These receivables were approximately $3,231,000 and $3,518,000, and these payables were approximately $4,239,000 and $2,228,000 at December 31, 2002 and 2001, respectively.

ADVANCED SALES COMMISSIONS AND OTHER ASSETS. Advanced sales commissions and other assets consist primarily of commissions advanced by the Company on sales of certain mutual fund shares. Such costs are being amortized over the lesser of the Securities and Exchange Commission Rule 12b-1 revenue stream period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding.

SECURITY PURCHASE OBLIGATIONS. As sponsor/underwriter of the Nuveen Investments defined portfolios, the Company entered into trust agreements that obligated it to purchase certain municipal when-issued bonds, previously reported as security purchase obligations on the consolidated balance sheets, and delivered such bonds together with "regular way" bonds on hand or receivable from brokers to the trustee. The commitments to deliver these bonds were secured by irrevocable bank letters of credit drawn by the Company in favor of the trustee. These letters of credit were collateralized by securities owned by the Company. Due to our decision to discontinue our defined portfolio product line, we no longer enter into these trust agreements. Correspondingly, there were no security purchase obligations at December 31, 2002. At December 31, 2001, the liabilities reported on the consolidated balance sheet as security purchase obligations are the amounts that we were contractually obligated to pay at the future settlement date of the purchase transactions, including interest accrued through the balance sheet date.

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

TAXES. The Company and its subsidiaries file consolidated federal income tax returns. The Company provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. Although valuation allowances may be established, when necessary, to reduce deferred tax assets to amounts expected to be realized, there were no deferred tax asset valuation allowances at December 31, 2002 and 2001.

SUPPLEMENTAL CASH FLOW INFORMATION. The Company paid interest of $5.7 million in 2002, $3.3 million in 2001, and $3.0 million in 2000. This compares with interest expense reported in the Company's consolidated statements of income of $4.9 million, $3.8 million, and $3.0 million for the respective reporting years.

2. Earnings per Common Share

On August 9, 2001, the Company's Board of Directors authorized a 3-for-2 stock split of its common stock to shareholders of record on September 20, 2001. On May 9, 2002, the Company's Board of Directors declared a second stock split, a 2-for-1 stock split to be effected as a dividend to shareholders of record as of June 3, 2002. All references in the consolidated financial statements and notes as to number of shares, per share amounts and market prices of the Company's common stock have been restated to reflect the increased number of shares outstanding.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (22)



      The following table sets forth a reconciliation of net income and common shares used in the basic and diluted earnings per share computations for the three years ended December 31, 2002:

(in thousands,                                 Net                       Per Share
except per share data)                        Income          Shares      Amount
                                            ---------        -------       -----
2000:
Net income                                  $ 106,666
Less: Preferred stock dividends                (2,250)
                                            ---------
Basic EPS                                   $ 104,416         93,838       $1.12
Dilutive effect of:
  Issuance of earnout shares                       --             26
  Restricted stock                                 --            282
  Employee stock options                           --          2,884
  Assumed conversion of
    preferred stock                             2,250          4,950
                                            ---------        -------
Diluted EPS                                 $ 106,666        101,980       $1.05
                                            =========        =======       =====
2001:
Net income                                  $ 114,698
Less: Preferred stock dividends                (1,195)
                                            ---------
Basic EPS                                   $ 113,503         94,299       $1.20
Dilutive effect of:
  Restricted stock                                 --            274
  Employee stock options                           --          3,764
  Assumed conversion of
    preferred stock                             1,195          3,350
                                            ---------        -------
Diluted EPS                                 $ 114,698        101,687       $1.13
                                            =========        =======       =====
2002:
Net income                                  $ 126,185
Less: Preferred stock dividends                  (141)
                                            ---------
Basic EPS                                   $ 126,044         93,910       $1.34
Dilutive effect of:
  Restricted stock                                 --            416
  Employee stock options                           --          3,304
  Assumed conversion of
    preferred stock                               141            412
                                            ---------        -------
Diluted EPS                                 $ 126,185         98,042       $1.29
                                            =========        =======       =====


      Options to purchase 5,072,400 shares of the Company's common stock at a range of $26.34 to $27.50 were outstanding at December 31, 2002, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares. At December 31, 2001, and December 31, 2000, all options had a potentially dilutive effect and were included in the computation of diluted earnings per share.

3. Income Taxes

     The provision for income taxes on earnings for the three years ended December 31, 2002 are:

(in thousands)                         2002              2001              2000
                                     -------           -------           -------
Current:
  Federal                            $58,204           $57,608           $55,991
  State                                9,566            11,950            11,751
                                     -------           -------           -------
                                      67,770            69,558            67,742
                                     -------           -------           -------
Deferred:
  Federal                             10,221             4,416             2,457
  State                                2,684               882               501
                                     -------           -------           -------
                                     $12,905           $ 5,298           $ 2,958
                                     =======           =======           =======

      The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

                                                2002         2001         2000
                                                ----         ----         ----
Federal statutory rate applied
  to income before taxes                        35.0%        35.0%        35.0%
State and local income taxes, net
  of federal income tax benefit                  4.3          5.0          4.8
Tax-exempt interest income, net
  of disallowed interest expense                (0.1)        (0.3)        (0.3)
Other, net                                      (0.2)        (0.2)         0.4
                                                ----         ----         ----
Effective tax rate                              39.0%        39.5%        39.9%
                                                =====        ====         ====


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (23)



      The tax effect of significant items that gives rise to the net deferred tax asset/(liability) recorded on the Company's consolidated balance sheets is shown in the following table:

(in thousands)
December 31,                                              2002             2001
--------------                                          --------         -------
Gross deferred tax assets:
  Deferred compensation                                 $ 11,200         $13,488
  Accrued postretirement
    benefit obligation                                     3,648           3,693
  Unfunded accrued pension cost
    (non-qualified plan)                                     822             719
  Book depreciation in excess of
    tax depreciation                                       3,554           2,955
  Other, consisting primarily of
    Symphony limited partnership income                   19,319           6,257
                                                        --------         -------
Gross deferred tax assets                                 38,543          27,112
                                                        --------         -------
Gross deferred tax liabilities:
  Deferred commissions and
    fund offering costs                                    6,103           8,055
  Goodwill amortization                                   31,164          16,206
  Prepaid pension costs                                    2,104           2,369
  Other, consisting primarily of
    internally developed software                         11,255             318
                                                        --------         -------
Gross deferred tax liabilities                            50,626          26,948
                                                        --------         -------
  Net deferred tax (liability)/asset                    $(12,083)        $   164
                                                        ========         =======

      The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

      Not included in income tax expense for 2002, 2001 and 2000 are income tax benefits of $17,573,000, $22,580,000, and $9,173,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital and as a reduction of taxes payable included in other liabilities on our consolidated balance sheets.

      Federal and state income taxes paid for the years ending December 31, 2002, 2001 and 2000, amounting to $41,671,000, $46,732,000, and $55,269,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

4. Notes Payable

On August 10, 2000, the Company entered into a $250 million revolving line of credit with a group of banks that extends through August 2003. This committed line is divided into two equal facilities, one of which has a three-year term, the other is renewable in 364 days. On August 8, 2002, Nuveen Investments renewed its 364-day credit facility. Proceeds from borrowings under these facilities are used for fulfilling day-to-day cash requirements and general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of .105% of the committed amount for the three-year facility and .08% of the committed amount for the 364-day facility. The Company has the option to provide collateral to secure borrowings under this line of credit. During 2002, Nuveen Investments paid down $128 million of the $183 million debt that was outstanding at December 31, 2001. The remaining outstanding borrowing at December 31, 2002 of $55 million is covered under the 364-day facility. The estimated fair value of the 364-day facility approximates carrying value. For 2002, the weighted average interest rate was 1.958% for the 364-day facility and 2.030% for the three-year facility. The proceeds from these facilities were used in part to fund the Symphony and NWQ acquisitions. The remainder of the borrowings was used primarily to meet day-to-day cash requirements, including the purchase of treasury shares.

      On July 31, 2002, Nuveen Investments entered into, and borrowed the total amount available under, a $250 million revolving loan agreement with its majority shareholder,


            NUVEEN INVESTMENTS, INC. / Annual Report 2002 St. Paul.

                                      (24)



St. Paul. This loan facility expires on July 15, 2003, and carries a floating interest rate of one-month LIBOR plus a margin of up to 0.25%. A portion of the proceeds from this $250 million loan was used to repay borrowings under the bank facilities discussed above, while the remainder of the proceeds were used to fund, in part, the NWQ acquisition. For the year ended December 31, 2002, the weighted average annual interest rate on the St. Paul debt facility was 1.962%.

      Our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $120 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2002 and 2001, no borrowings were outstanding on these uncommitted lines of credit.

5. Commitments and Contingencies

Rent expense for office space and equipment was $9,630,000, $8,263,000, and $8,153,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes and maintenance for the years 2003 through 2013, the last year for which there is a commitment, are as follows:

(in thousands)
Year                            Commitment
----                            ----------
2003                             $10,090
2004                               9,602
2005                               9,741
2006                               9,316
2007                               8,442
Thereafter                        39,217

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

6. Employee Retirement, Postretirement Benefit and Incentive Compensation
   Programs

The Company has a noncontributory retirement plan and a postretirement benefit plan covering the majority of employees, excluding employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Additionally, the Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.

      The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (25)



      The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2002, and a statement of the funded status as of December 31 of both years:

                                      Pension                 Postretirement
                                      Benefits                   Benefits
                               ----------------------      --------------------
(in thousands)                   2002          2001          2002         2001
                               --------      --------      -------      -------
CHANGE IN PROJECTED BENEFIT
OBLIGATION
Obligation at January 1        $ 21,374      $ 20,507      $ 7,498      $ 7,042
Service cost                      1,462         1,312          464          420
Interest cost                     1,515         1,392          549          510
Plan amendments                      --            --           --         (113)
Actuarial loss                    2,227            10        1,085          131
Benefit payments                   (841)       (1,509)        (321)        (261)
Curtailments                       (319)         (338)        (203)        (231)
                               --------      --------      -------      -------
Obligation at
  December 31                  $ 25,418      $ 21,374      $ 9,072      $ 7,498
                               ========      ========      =======      =======

CHANGE IN FAIR VALUE
 OF PLAN ASSETS
Fair value of plan
  assets at January 1          $ 25,593      $ 28,138      $    --      $    --
Actual return on
  plan assets                    (1,540)       (1,512)          --           --
Benefit payments                   (841)       (1,509)        (321)        (261)
Company contributions                --           476          321          261
                               --------      --------      -------      -------
Fair value of plan assets
  at December 31               $ 23,212      $ 25,593      $    --      $    --
                               ========      ========      =======      =======

RECONCILIATION OF PREPAID
 (ACCRUED) AND TOTAL
 AMOUNT RECOGNIZED
Funded status at
  December 31                  $ (2,206)     $  4,219      $(9,072)     $(7,498)
Unrecognized prior-
  service cost                       99           105          362          434
Unrecognized net
  loss (gain)                     5,363          (422)        (497)      (1,603)
                               --------      --------      -------      -------
Prepaid (accrued) cost         $  3,256      $  3,902      $(9,207)     $(8,667)
                               ========      ========      =======      =======

      The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years. Prepaid benefit cost is recorded in advanced sales commissions and other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.

                                       Pension                Postretirement
                                       Benefits                  Benefits
                                 --------------------      --------------------
(in thousands)                     2002         2001         2002         2001
                                 -------      -------      -------      -------
Prepaid benefit cost             $ 5,311      $ 5,601      $    --      $    --
Accrued benefit liability         (2,055)      (1,699)      (9,207)      (8,667)
                                 -------      -------      -------      -------
Net amount recognized            $ 3,256      $ 3,902      $(9,207)     $(8,667)
                                 =======      =======      =======      =======


      The Company's qualified and non-qualified pension plans' benefit obligation exceeds the fair value of plan assets for the year ending December 31, 2002. For the year ending December 31, 2001, the Company's qualified and non-qualified pension plans' assets exceed the benefit obligation. The Company's postretirement benefits plan has no plan assets. The aggregate benefit obligation for the post-retirement plan is $9,072,000 as of December 31, 2002, and $7,498,000 as of December 31, 2001.

      The following table provides the components of net periodic benefit costs for the plans for the three years ending December 31, 2002:

                                                      Pension Benefits
                                              ---------------------------------
(in thousands)                                  2002         2001        2000
                                              -------      -------      -------
Service cost                                  $ 1,462      $ 1,312      $ 1,079
Interest cost                                   1,515        1,392        1,313
Expected return on plan assets                 (2,239)      (2,380)      (2,522)
Amortization of unrecognized net                   --         (184)        (179)
asset
Amortization of prior-service cost                  7            8            8
Amortization of net loss (gain)                     9         (130)        (358)
Curtailments and settlements                     (108)        (290)        (225)
                                              -------      -------      -------
Net periodic benefit cost                     $   646      $  (272)     $  (884)
                                              =======      =======      =======

                                                    Postretirement Benefits
                                                -------------------------------
(in thousands)                                   2002         2001         2000
                                                -----        -----        -----
Service cost                                    $ 464        $ 420        $ 411
Interest cost                                     549          510          477
Amortization of prior-service cost                 43           50           62
Amortization of net gain                          (20)         (49)         (58)
Curtailments and settlements                     (174)        (167)        (265)
                                                -----        -----        -----
Net periodic benefit cost                       $ 862        $ 764        $ 627
                                                =====        =====        =====


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (26)


      The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                             Pension Benefits         Postretirement Benefits
                        -------------------------     -----------------------
Weighted average
  assumptions as
  of December 31        2002      2001      2000      2002     2001     2000
                        -----     -----     -----     -----    -----    -----
Discount rate           6.75%     7.25%     7.50%     6.75%    7.25%    7.50%
Expected return
  on plan assets        8.50%     9.00%     9.00%      N/A      N/A      N/A
Rate of compen-
  sation increase       5.00%     5.50%     5.50%      N/A      N/A      N/A

      For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits for pre-age 65 participants was assumed for 2002 and remains at that level thereafter. The annual assumed rate of increase for post-age 65 participants is 6% for 2002 and remains at that level thereafter.

      Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in thousands)                         1% Increase        1% Decrease
                                       -----------        -----------
Effect on total service and
  interest cost                          $  242             $  (193)
Effect on the health care
  component of the accumulated
  postretirement benefit obligation      $1,718             $(1,444)

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

7. Equity Incentive Plans

The Company currently maintains one stock-based compensation plan, the Second Amended and Restated Nuveen 1996 Equity Incentive Award Plan (the "1996 Plan"). Through May 2002, the Company also maintained the Nuveen 1992 Special Incentive Plan (the "1992 Plan"). The 1992 Plan was developed in connection with the Company's initial public offering of stock and authorized the issuance of an aggregate of 17,940,000 shares of Class A common stock for the grant of equity awards, including up to 7,020,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved an aggregate of 30,900,000 shares of Class A common stock for awards. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.

      In 2000, the Company granted 75,000 shares of restricted stock with cliff vesting and a weighted average fair value of $14.54 per share. Additionally, the Company awarded 79,042 shares of restricted stock in 2001 with a weighted fair value of $19.35. In 2002, the Company granted 200,000 shares of restricted stock with a weighted average fair value of $29.45. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation expense for restricted stock awards including the amortization of prior year awards, was $1,454,411, $749,997, and $151,475 for 2002, 2001 and 2000, respectively.

      The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the closing market price of the stock on the day the options were awarded. All options awarded under the 1992 plan have been exercised or forfeited as of May 2002. Options awarded during 1996 through 2002, pursuant to the 1996 Plan, are generally subject to three- and four-year cliff vesting and expire after ten years from the award date. In addition, the Company awarded options to purchase 3,373,206 shares of common stock in January 2003 to employees pursuant to the

                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (27)


Company's incentive compensation program for 2002. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded. There were 4,033,000 shares available for future equity awards as of December 31, 2002, after consideration of the January 2003 awards.

      A summary of the Company's stock option activity for the years ended December 31, 2002, 2001 and 2000 is presented in the following table and narrative:

                                                                        Weighted
                                                                         Average
(in thousands, except per share data)                 Options         Exercise Price
                                                      -------         --------------
Options outstanding at
  December 31, 1999                                    16,530             $ 9.58
    Awarded                                             3,980              12.27
    Exercised                                          (3,762)              7.89
    Forfeited                                            (982)             12.34
                                                      -------             ------
Options outstanding at
  December 31, 2000                                    15,766             $10.49
    Awarded                                             3,227              18.76
    Exercised                                          (5,045)              9.07
    Forfeited                                            (330)             14.76
                                                      -------             ------
Options outstanding at
  December 31, 2001                                    13,618             $12.87
    Awarded                                             5,280              27.19
    Exercised                                          (2,707)             10.41
    Forfeited                                            (318)             20.21
                                                      -------             ------
Options outstanding at
  December 31, 2002                                    15,873             $17.91
                                                      =======             ======
Options exercisable at:
  December 31, 2000                                     8,786             $ 8.93
  December 31, 2001                                     6,215             $10.22
  December 31, 2002                                     5,552             $11.48

      All options awarded in 2002, 2001 and 2000 have exercise prices equal to the closing market price of the stock on the date of grant and have a weighted average exercise price of $27.19, $18.76 and $12.27, respectively. Exercise prices for options outstanding as of December 31, 2002, ranged from $8.33 to $27.50 per share. The weighted average remaining contractual life of those options is approximately seven years.

      SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," was issued in December 2002 and is effective for financial statements for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Because the Company continues to account for our stock-based compensation plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees," the alternative methods of transition for a voluntary change to the fair value based method of accounting under SFAS No. 148 are not applicable to us. However, the amended disclosure requirements of SFAS No. 123 are applicable to the Company and are reflected in the next table below.

      SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, the use of a fair value based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and is amortized to expense over the lesser of the options' vesting period or the related employee service period. While the Company has elected to account for its stock-based compensation plans in accordance with APB No. 25, SFAS No. 123 (as amended by SFAS No. 148) requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of SFAS No. 148 had been applied and the Company accounted for its employee stock option awards under the fair value method of SFAS No. 148.

      Accordingly, if the compensation cost for employee stock options awarded had been determined in this manner, 2002 net income would have been reduced by $9.4 million, or $0.10 per basic and $0.10 per diluted earnings per share. 2001 and 2000 net income would have been reduced by $6.6 million and $5.9 million, respectively, translating into a reduction of $0.07 and $0.06 per 2001 basic and diluted earnings per share and a reduction of $0.07 and $0.06 per 2000 basic and diluted earnings per share. The options awarded during 2002 have weighted average fair values of $4.77 per share. The options awarded during 2001 have weighted average fair values of $3.53 per share. Options awarded during 2000 have weighted average fair values of $2.76 per share. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2002, 2001 and 2000, respectively: weighted average risk-free interest rates of 3.9%, 4.6% and 6.2%; dividend yields of 2.7%, 3% and 3%; weighted average expected option lives of 5,
5.5 and 6 years; and volatility factors of the expected market price of our common stock of 20%, 19% and 19%. SFAS No. 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                     (28)


      The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 (as amended by SFAS No. 148):

Year ended December 31,              2002            2001            2000
----------------------------      ---------       ---------       ---------
Net income, as reported           $ 126,185       $ 114,698       $ 106,666
Deduct: Total stock-based
  employee compensation
  expense determined
  under fair value based
  method for all awards,
  net of related tax effects         (9,399)         (6,625)         (5,918)

Pro forma net income              $ 116,786       $ 108,073       $ 100,748
Earnings per share:
  Basic--as reported              $    1.34       $    1.20       $    1.12
  Basic--pro forma                $    1.24       $    1.13       $    1.05
  Diluted--as reported            $    1.29       $    1.13       $    1.05
  Diluted--pro forma              $    1.19       $    1.07       $    0.99

      Rittenhouse established the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan ("1997 Plan") in order to attract and retain officers and other employees subsequent to the acquisition of Rittenhouse by the Company. The 1997 Plan authorizes the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B Common Stock. The exercise price for any options granted under the 1997 Plan must be equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee serving the Rittenhouse board of directors on the relevant valuation date. The term of each option is no more than four years from the date of grant. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provides that Rittenhouse, or its designee, shall have the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 2002, options to acquire 1,200,000 shares of Rittenhouse Class B Common Stock, the total number of options authorized under the 1997 Plan, have been granted. Of these awards, 395,142 options were exercised during 2002. No options were exercised during 2001. 4,180 options were forfeited in 2002 and 41,360 options were forfeited in 2001. Of the options forfeited in 2002, none were reissued. Of the options forfeited in 2001, 30,892 options were reissued. As of December 31, 2002, 391,122 options remain outstanding. The shares exercised in 2002 were repurchased by the Company on September 30, 2002. Purchase price in excess of the exercise price of $16.3 million was added to goodwill. Effective January 1, 2002, goodwill is no longer being amortized but will be tested for impairment at least annually. (See "Goodwill" in Note 1.) There were no share exercises in 2001.

8. Acquisition of Symphony Asset Management

On July 16, 2001, Nuveen Investments completed the acquisition of Symphony Asset Management, LLC ("Symphony"). Symphony is an institutional investment manager based in San Francisco, California. The results of Symphony's operations have been included in Nuveen Investments' consolidated financial statements from the date of acquisition. As a result of the acquisition, Nuveen Investments' product offerings have expanded to include alternative investments for institutional investors, designed to reduce risk through market neutral and other strategies in several equity and fixed-income asset classes.

      Nuveen Investments engaged external valuation experts to determine the final purchase price allocation. The aggregate purchase price was $210.2 million, which includes $1.9 million of contingent consideration that was accrued for at December 31, 2002. Of the total purchase price of $210.2 million, approximately $4.5 million was allocated to the net book value of assets acquired. Net book value consisted primarily of cash, fee receivables and payables. The remaining purchase price has been allocated to identifiable intangible assets and goodwill. The transaction price will have potential additional future payments up to a maximum of $180 million for substantially above average growth of the Symphony business over an extended period. Any future payments will be recorded as additional goodwill. As of December 31, 2002, approximately $1.9 million of contingent consideration has been recorded as additional goodwill (with a corresponding liability) as a result of Symphony achieving specified performance targets since the acquisition.

      SFAS No. 141, "Business Combinations," specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Intangible assets determined to have an indefinite useful life and goodwill acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 was adopted in full, were not amortized, but were evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Intangible assets with estimable useful lives were to be


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (29)


amortized over their respective useful lives and evaluated for impairment.

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in millions)                                                At July 16, 2001
                                                             ----------------
Current assets                                                    $  9.4
Net fixed assets                                                     0.9
Other assets                                                         0.9
Intangible assets                                                   45.8
Goodwill                                                           159.9
                                                                  ------
   Total assets acquired                                          $216.9
                                                                  ------
   Total liabilities assumed                                        (6.7)
                                                                  ------
Net assets acquired                                               $210.2
                                                                  ------

      Of the $45.8 million of acquired intangible assets, $43.8 million was assigned to existing contractual customer relationships (approximate 19-year estimated useful life), $1.6 million to internally developed software (5-year estimated useful life), and the remaining $0.4 million to a favorable lease (38-month useful life). Of the $159.9 million assigned to non-amortizable goodwill, approximately $10.7 million is expected to be deductible for 2002 tax purposes. For 2001, approximately $5.1 million was deductible for tax purposes.

      The following table reflects the gross carrying amounts and the accumulated amortization amounts for the Symphony intangibles as of December 31, 2002 and 2001. The change in gross carrying amounts between years is due to the finalization of the purchase price allocation. (Under SFAS No. 141, the purchase price allocation for any acquisition is subject to refinement for one year from the date of acquisition until the final valuation analysis is complete.)



                                      As of                      As of
                               December 31, 2002          December 31, 2001
                           ------------------------     ------------------------
                            Gross                        Gross
                           Carrying    Accumulated      Carrying    Accumulated
(in thousands)              Amount     Amortization      Amount     Amortization
                           --------    ------------     --------    ------------
Amortized
  Intangible Assets:
    Customer
      relationships        $ 43,800    $     3,223      $ 50,600     $    1,000
    Internally
      developed software      1,622            458         1,605            134
    Favorable lease             369            226           835            110
                           --------    -----------      --------     ----------
      Total                $ 45,791    $     3,907      $ 53,040     $    1,244
                           ========    ===========      ========     ==========

      For the year ended December 31, 2002, the aggregate amortization expense relating to amortizable intangible assets acquired in the Symphony acquisition was $2.7 million. There were no unamortizable intangible assets acquired during the Symphony acquisition. The estimated aggregate amortization expense for each of the next five years is approximately: $2.7 million, $2.6 million, $2.5 million, $2.4 million, and $2.2 million.

      The following unaudited pro forma information for the twelve-month period ended December 31, 2001, reflects a summary of the consolidated results of operations of Nuveen Investments and Symphony as if the acquisition had occurred on January 1, 2001.

                                     Pro Forma                As Reported
(in thousands,                       Year Ended                Year Ended
except per share data)            December 31, 2001         December 31, 2001
                                  -----------------         -----------------
Revenues                               $387,214                  $371,103
Net Income                             $114,859                  $114,698
Earnings per common
  share (diluted)                      $   1.13                  $   1.13

9. Acquisition of NWQ Investment Management Company, Inc.

On August 1, 2002, Nuveen Investments completed the acquisition of NWQ Investment Management Company, Inc. ("NWQ"). NWQ is an asset management firm based in Los Angeles, California, with approximately $7.5 billion of assets under management as of December 31, 2002. NWQ specializes in value-oriented equity investments and has significant relationships with institutions and financial advisors serving high-net-worth investors. As a result of the acquisition, Nuveen Investments has broadened its asset base, enabling it to meet the needs of its customers with core value, growth, and fixed-income components of a conservative, well-diversified portfolio.

      The aggregate NWQ purchase price was $145.4 million, of which approximately $10.2 million was allocated to the net liabilities assumed in the transaction. Net book value consists primarily of cash, fee receivables and payables. The purchase price plus the net liabilities assumed will be allocated to identifiable intangible assets and goodwill. The transaction price includes potential additional future payments up to a maximum of $20.5 million over a five-year period that can be offset by fees paid to seller affiliates under a strategic alliance agreement. As these future payments relate to a take-or-pay type of contract, the $20.5 million has been recorded as both goodwill and a corresponding liability on the accompanying December 31, 2002, consolidated balance sheets. No actual cash payments on this $20.5 million have been made through the date of this filing.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (30)


      As part of the NWQ acquisition, key management purchased a non-controlling member interest in NWQ Investment Management Company, LLC for $2.8 million. The non-controlling interest of $2.8 million as of December 31, 2002, is reflected in minority interest on the consolidated balance sheets. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2003, the Company will record minority interest expense, which reflects the portion of profits, if any, applicable to the minority interest. Beginning in 2004 and continuing through 2008, the Company has the right to acquire the respective interests of the non-controlling members.

      We have engaged external valuation experts to determine the appropriate purchase price allocation. Although preliminary results of the external valuation are reflected in both the accompanying consolidated balance sheets as of December 31, 2002, and in these footnotes, the final purchase price allocation is subject to refinement for one year from the date of acquisition until the final valuation analysis is complete.

      Preliminary valuation results indicate that approximately $22.9 million of the purchase price in excess of the net book value of the assets acquired is assignable to intangible assets, all of which relates to existing contractual customer relationships (the preliminary valuation estimates a 9-year useful life). There were no unamortizable intangible assets acquired in the NWQ acquisition. As of December 31, 2002, and for the year then ended, accumulated amortization and aggregate amortization expense were approximately $1.1 million. The estimated aggregate amortization expense for each of the next five years (based on the preliminary purchase price allocation as of December 31, 2002) is $2.5 million.

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. As stated above, we are in the process of obtaining a finalized third-party valuation for the NWQ purchase. Hence, the purchase price allocations presented within this footnote are tentative and preliminary. At this time, however, we do expect that the final valuation will result in a significant amount of the total purchase price being allocated to goodwill and intangible assets.


(in millions)                                                At August 1, 2002
                                                             -----------------
Net fixed assets                                                 $    1.3
Other assets                                                          0.2
Intangible assets                                                    22.9
Goodwill                                                            132.7
                                                                 --------
  Total assets acquired                                          $  157.1
  Total liabilities assumed                                         (11.7)
                                                                 --------
Net cash paid                                                    $  145.4
                                                                 ========

      Of the $132.7 million preliminarily assigned to non-amortizable goodwill, approximately $3.7 million is expected to be deductible for 2002 tax purposes.

      The results of NWQ operations are included in our consolidated statements of income since August 1, 2002, the date of the NWQ acquisition. The following actual and unaudited pro forma information for the years ended December 31, 2002 and 2001 reflect a summary of the consolidated results of operations of Nuveen Investments and NWQ as if the acquisition had occurred on January 1, 2001.

                                            As                           As
                          Pro Forma     Reported        Pro Forma     Reported
                            Year          Year            Year          Year
                           Ended          Ended          Ended         Ended
(In thousands,            Dec. 31,       Dec. 31,       Dec. 31,      Dec. 31,
except per share data)      2002           2002           2001          2001
                         ---------      ---------       ---------     --------
Revenues                  $417,044       $396,447       $400,875      $371,103
Net Income                $128,014       $126,185       $115,968      $114,698
Earnings per
  common share
  (diluted)               $   1.31       $   1.29       $   1.14      $   1.13

10. Redeemable Preferred Stock

On January 2, 1997, in connection with its acquisition of Flagship Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45 million. Shares of preferred stock were convertible into approximately 5.0 million split-adjusted shares (see Note 2) of the Company's Class A Common Stock on or after January 2, 1999, and were redeemable at the option of the Company at any time on or after January 2, 2001, but not later than January 2, 2007.

      As of December 31, 2002, all shares of convertible preferred stock have been converted. At December 31, 2001, there were 225,000 preferred shares convertible into 618,582 split-adjusted common shares. On August 30, 2002, these remaining shares were converted.

11. Related Party Transactions

On June 30, 2002, we made a loan to one of Symphony's prior owners, Maestro LLC, for approximately $2.1 million. The members of Maestro LLC also are employees of Symphony. This uncollateralized, interest-bearing loan is payable on or before December 31, 2006, and carries a variable interest rate equal to the Applicable Federal Rate


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (31)


published by the Secretary of the Treasury (as of December 2002, the applicable interest rate was 3.31% per annum). Any contingent consideration payments required to be made by us relating to the Symphony acquisition (see Note 8) may be used to offset this loan obligation. As of December 31, 2002, the remaining note receivable of approximately $2.1 million is included in other assets on our consolidated balance sheets.

12. Common Stock

A summary of common stock activity for the three-year period ended

December 31, 2002, follows:

(in thousands)                         2002             2001             2000
                                     -------          -------          -------
Shares outstanding at
  beginning of year                   95,142           93,942           93,188
Shares issued under
  stock options and
  other incentive plans                2,713            5,120            4,282
Shares acquired                       (5,747)          (8,250)          (3,528)
Conversion of preferred
  to common                              618            4,330               --
                                     -------          -------          -------
Shares outstanding at
  end of year                         92,726           95,142           93,942
                                     =======          =======          =======

      On August 9, 2002, the Board of Directors authorized a new share repurchase program of up to 7 million shares. At December 31, 2002, there were
5.9 million shares remaining to be purchased under the new program.

13. Net Capital Requirement

Effective December 31, 2002, Nuveen Investments, the Company's wholly-owned broker/dealer subsidiary, converted from a Delaware corporation to a Delaware limited liability company named "Nuveen Investments, LLC." This broker/dealer subsidiary is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2002, our broker/dealer's net capital ratio was 1.32 to 1 and its net capital was $18,981,000, which is $17,311,000 in excess of the required net capital of $1,670,000.

14. Quarterly Results (unaudited)

The following tables set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 2002:

(in thousands, except per share data)

                                 First      Second       Third         Fourth
2002                           Quarter      Quarter     Quarter       Quarter
                               --------     -------     --------      --------
Total operating
  revenues                      $92,609     $90,348     $102,406      $111,084
Net income                       29,989      30,452       32,008        33,736
Per common share:
  Basic EPS                        0.32        0.32         0.34          0.36
  Diluted EPS                      0.30        0.31         0.33          0.35
  Cash dividends                   0.12        0.12         0.13          0.13
Closing stock price range:
    High                         27.645      30.785       25.870        27.600
    Low                          25.445      25.700       20.180        21.190


(in thousands, except per share data)

                                First       Second       Third         Fourth
2001                           Quarter      Quarter     Quarter       Quarter
                               --------     -------     --------      --------
Total operating
  revenues                     $85,702      $86,225     $97,540       $101,636
Net income                      27,959       28,015      28,763         29,961
Per common share:
  Basic EPS                       0.29         0.30        0.30           0.32
  Diluted EPS                     0.27         0.28        0.28           0.30
  Cash dividends                  0.11         0.12        0.12           0.12
Closing stock price range:
    High                        20.063       19.467      22.200         26.865
    Low                         16.834       17.667      19.074         22.100

      Nuveen Investments, Inc. Class A common stock, representing approximately 21% of the Company's issued and outstanding common stock at December 31, 2002, is listed on the New York Stock Exchange under the symbol "JNC." There are no contractual restrictions on the Company's present ability to pay dividends on its common stock, although the credit agreement underlying the bank debt facilities does require maintenance of stockholders' equity at certain levels.

15. Subsequent Events

Subsequent to year-end, the Company announced that it has changed its name from "The John Nuveen Company" to "Nuveen Investments, Inc.," effective January 31, 2003. The Company continues to trade on the New York Stock Exchange under the symbol "JNC."


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (32)


Five-Year Financial Summary
(in thousands, unless otherwise indicated)


                                                       2002              2001             2000             1999             1998
                                                    ---------          --------         --------         --------         --------
INCOME STATEMENT DATA
Operating Revenues:
  Investment advisory fees from assets
    under management                                $ 355,476          $330,588         $311,075         $302,200         $272,859
  Underwriting and distribution of
    investment products                                12,083            19,513           38,160           27,224           10,623
  Positioning profits/(losses), net                      (111)            3,049            2,864               15              300
  Investment banking                                       --                --               --            6,213           12,967
  Other operating revenue/incentive fees               28,999            17,953            6,294            3,108            2,191
                                                    ---------          --------         --------         --------         --------
    Total operating revenues                          396,447           371,103          358,393          338,760          298,940
Operating Expenses:
  Compensation and benefits                           103,570            93,134           91,056           90,936           85,031
  Advertising and promotional costs                    12,608            17,751           34,992           29,317           19,415
  All other operating expenses                         68,424            71,463           64,227           68,436           62,755
                                                    ---------          --------         --------         --------         --------
    Total operating expenses                          184,602           182,348          190,275          188,689          167,201
Operating Income                                      211,845           188,755          168,118          150,071          131,739
Non Operating Income/(Expense)                         (4,985)              799            9,248           10,940            5,998
                                                    ---------          --------         --------         --------         --------
Income Before Taxes                                   206,860           189,554          177,366          161,011          137,737
Income Taxes                                           80,675            74,856           70,700           63,701           54,092
                                                    ---------          --------         --------         --------         --------
Net Income                                          $ 126,185          $114,698         $106,666         $ 97,310         $ 83,645
                                                    =========          ========         ========         ========         ========

EARNINGS PER COMMON SHARE:
  Basic                                             $    1.34          $   1.20         $   1.12         $   1.01         $   0.86
  Diluted                                           $    1.29          $   1.13         $   1.05         $   0.95         $   0.81
  Return on average equity                               31.6%             26.7%            25.4%            26.3%            25.1%
  Total dividends per share                         $    0.50          $   0.47         $   0.40         $   0.38         $   0.33

BALANCE SHEET DATA
  Total assets                                      $ 841,042          $696,611         $574,500         $540,965         $467,961
  Total liabilities and minority interest           $ 455,279          $284,721         $126,599         $149,903         $118,853
  Redeemable preferred stock                        $      --          $  5,625         $ 45,000         $ 45,000         $ 45,000
  Common stockholders' equity                       $ 385,763          $406,265         $402,901         $346,062         $304,108

NUVEEN MANAGED ASSETS (IN MILLIONS)
  Mutual funds                                      $  11,849          $ 11,814         $ 11,485         $ 11,406         $ 11,883
  Exchange-traded funds                                39,944            32,000           28,355           26,846           26,223
  Money market funds                                       --                --              472              637              824
  Managed accounts                                     27,926            24,671           21,699           20,895           16,337
                                                    ---------          --------         --------         --------         --------
    Total                                           $  79,719          $ 68,485         $ 62,011         $ 59,784         $ 55,267
NUVEEN DEFINED PORTFOLIOS (IN MILLIONS)
  MARKET VALUE OUTSTANDING                          $   6,234          $  8,328         $ 11,031         $ 10,959         $ 10,720

GROSS INVESTMENT PRODUCT SALES (IN MILLIONS)

  Mutual funds                                      $   1,512          $  1,246         $  1,022         $  1,535         $  1,553
  Defined portfolios                                      194             1,481            4,047            2,660              809
  Exchange-traded funds                                 6,848             3,937               46            2,770               --
  Managed accounts                                      7,040             7,570            5,694            7,101            5,393
                                                    ---------          --------         --------         --------         --------
    Total                                           $  15,594          $ 14,234         $ 10,809         $ 14,066         $  7,755


Earnings per common share data has been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and restated for the 2-for-1 common stock dividend paid to shareholders of record on June 3, 2002.


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (33)


Independent Auditors' Report

The Board of Directors and Stockholders
Nuveen Investments, Inc.:

We have audited the accompanying consolidated balance sheets of Nuveen Investments, Inc. (formerly, The John Nuveen Company) ("the Company") and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuveen Investments, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.



/s/ KPMG LLP

Chicago, Illinois
February 24, 2003


                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

                                      (34)


Corporate and Shareholder Information


BOARD OF DIRECTORS
                                             Thomas A. Bradley                            Duane R. Kullberg
Timothy R. Schwertfeger                      Executive Vice President and                 Managing Partner/Chief Executive
Chairman and Chief Executive Officer         Chief Financial Officer                      Officer/Retired
Nuveen Investments, Inc.                     The St. Paul Companies, Inc.                 Andersen Worldwide

John P. Amboian                              W. John Driscoll                             John A. MacColl
President                                    Chairman/Retired                             Vice Chairman and General Counsel
Nuveen Investments, Inc.                     Rock Island Company                          The St. Paul Companies, Inc.

Willard L. Boyd                              Jay S. Fishman                               Roderick A. Palmore
President Emeritus                           Chairman and Chief Executive Officer         Senior Vice President, General Counsel
Field Museum of Natural History              and President                                and Secretary
                                             The St. Paul Companies, Inc.                 Sara Lee Corporation




SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS                       FORM 10-K                                    ANNUAL SHAREHOLDERS' MEETING
Nuveen Investments, Inc.                     For a complimentary copy of                  The annual shareholders' meeting for
333 West Wacker Drive                        Nuveen Investments' Annual Report            Nuveen Investments, Inc. will be held
Chicago, IL 60606                            on Form 10-K, please contact the             Friday, May 16, 2003, at 10:30 a.m. at
312-917-7700                                 Investor Relations department at the         The Northern Trust Company, 50 South
                                             Company's corporate headquarters.            LaSalle Street, Chicago, IL.
www.nuveen.com
                                             TRANSFER AGENT AND REGISTRAR
MARKET LISTING                               The Bank of New York
New York Stock Exchange                      Church Street Station
Trading Symbol: JNC                          P.O. Box 11258
                                             New York, NY 10286-1258
                                             800-524-4458

                                             www.stockbny.com




EXECUTIVE OFFICERS OF THE REGISTRANT

Timothy R. Schwertfeger                      Allen J. Williamson                          Alan G. Berkshire
Chairman and                                 Group President,                             Senior Vice President and
Chief Executive Officer                      Managed Assets                               General Counsel

John P. Amboian                              William Adams IV                             Margaret E. Wilson
President                                    Executive Vice President,                    Senior Vice President,
                                             Structured Investments                       Finance













                 NUVEEN INVESTMENTS, INC. / Annual Report 2002

         NUVEEN INVESTMENTS / 333 West Wacker Drive / Chicago, IL 60606