Form 10-K, Exhibit 13
period 2003-12-31
NUVEEN INVESTMENTS INC
filed 2004-03-15
CIK 885708

                                                                               .
                                                                               .
                                                                               .



FINANCIAL HIGHLIGHTS
(in millions, except per share data)



December 31,                                2003                2002           2001           2000            1999
Gross Sales                               $18,098             $15,594        $14,234        $10,809         $14,066
Assets Under Management                    95,356              79,719         68,485         62,011          59,784
Operating Revenues                            452                 396            371            358             339
Net Income                                    144                 126            115            107              97
Earnings Per Share (diluted)                 1.50                1.29           1.13           1.05            0.95
Total Dividends Per Share                    0.56                0.50           0.47           0.40            0.38




    GROSS SALES          ASSETS UNDER MANAGEMENT     EARNINGS PER SHARE    DIVIDENDS PER SHARE
(dollars in billions)     (dollars in billions)       (diluted)            (BAR CHART)
   (BAR CHART)                  (BAR CHART)           (BAR CHART)























             Nuveen Investments, Inc. - Annual Report 2003        1

LETTER TO OUR SHAREHOLDERS
[PHOTO]





















             Nuveen Investments, Inc. - Annual Report 2003        2

"Our financial solutions are developed purposefully to help advisors secure the long-term life and financial goals of investors."


LEADING WITH QUALITY

   In striving to provide our shareholders with attractive long-term total returns, we stayed true to our belief that when we serve our customers well, our shareholders, in turn, will be rewarded. It is in this context that we are proud to report our 9th consecutive year of record earnings.

   During the last nine years, world affairs, economic events and financial markets all have been highly volatile. Nine consecutive years of record earnings, in the context of such a dynamic environment, speaks to the stability and quality of our business. We are pleased that Nuveen Investments has again delivered consistent results, while providing high-quality and specialized investment expertise and adhering to the conservative principles that have guided our business decisions for more than a century.

   2003 was a year that began with war, considerable investor uncertainty and widespread expectations of higher interest rates. The year ended with surprisingly robust equity markets and renewed interest in higher-yielding securities. This is not an environment that historically has created strong growth opportunities for our firm. However, our record earnings and significant growth in assets say much about the transformation of our business--as we've moved from a leading municipal bond firm to a high-quality investment management and service company. This transformation, and the resulting growth and diversification of our assets under management, have provided us today with very strong foundation for future growth under a broad range of market conditions.

   Our competitive advantage rests in our ability to continuously adapt and innovate. The financial solutions we recommend to advisors and consultants are developed purposefully with a view to helping these experienced professionals better serve wealthy individuals and institutional investors. In our mission to secure the long-term life and financial goals of investors and deepen the business relationships of financial advisors, we emphasize customization and flexibility in creating the high-quality investment portfolios that address these aims. Throughout our transformation, we've worked hard to develop our business in a manner that is consistent with our heritage and that reinforces our strong reputation for conservatism, innovation, and quality service--all hallmarks of the Nuveen Investments brand. The trust that is embedded in the name Nuveen Investments, as well as in each of our distinctly branded investment teams, remains the key driver of our success. Our evolution into a diversified investment management firm continues, and the message that Nuveen Investments provides disciplined investment services and continuous innovation, resonates more and more broadly each year.

   The integrity and value of Nuveen Investments have never been stronger.

2003 COMPANY RESULTS

   We are delighted to report record earnings for 2003 with net income up 14% versus a year ago. Our sales of investment products reached $18.1 billion in 2003--up 16% year-over-year and up six-fold since 1997. In particular, sales of our equity offerings grew 45% over the previous year to $6.4 billion. These record sales contributed to a 20% increase in our assets under management--which reached more than $95 billion at year end.

   The growth in our assets reflects $9.4 billion of positive net flows and $6.2 billion of stock and bond market appreciation. Strong sales and asset growth, along with disciplined cost management, enabled us to achieve another very good year of results on several measures--sales growth, asset growth, revenue growth and earnings growth. These results paint a picture of consistency about Nuveen Investments. In fact, over the last 3-, 5- and 7-year periods, your Company has been top-decile or top-quartile among publicly-traded investment firms in consistency of growth in assets under management, consistency in growth







             Nuveen Investments, Inc. - Annual Report 2003        3

SUSTAINED SHAREHOLDER RETURNS
         (% growth)
        (LINE GRAPH)




of earnings and consistency in annual returns to shareholders based on price appreciation plus dividends. In addition, over the past 30 years, we have averaged an after-tax return on equity of nearly 25%.

   Our sales mix was nicely balanced, with 36% of our sales in equity products, 32% in taxable income-oriented products and another 32% in municipals. Now $40 billion, or approximately 40% of our total assets, are invested in equities, preferred securities, taxable fixed-income, real estate and alternative investments. Our success in broadening our business beyond its municipal foundation has enabled us to participate substantially in the recovery of the equity markets through increased market share, positive flows and market appreciation.

   In 2002, we broadened our leadership in the closed-end exchange-traded fund category by introducing the industry's first preferred securities funds. In 2003, we extended that leadership as well as our reputation for CONSERVATIVE INGENUITY AND INNOVATION by creating several new products that blend various stock and bond investment strategies. In total, we raised $6.3 billion in closed-end exchange-traded fund assets, 90% of which were in asset classes other than municipals.

   We are also pleased with the sales of our managed accounts and mutual funds, which were $11.8 billion for the full year, growing by 38% over the prior year. We are particularly proud of our institutional accounts, which experienced $2.3 billion in sales--an impressive growth of more than 70% from the prior year. Our three-pronged approach to retail managed accounts with NWQ value, Rittenhouse conservative growth and Nuveen municipals continues to position us well as a category leader, with growth potential under a variety of market conditions. Within the retail managed account category, our Nuveen municipal accounts continue to solidify our number-one share of the market with more than $8 billion in assets under management. Nuveen ended the year with an increase of 40% in the number of municipal managed accounts we service. Also of note, our NWQ value equity strategies have rapidly gained market share, having added nearly 12,000 new retail managed accounts since we acquired NWQ in August 2002--an increase of more than 60%.

EXPERTISE

   To deliver the well-diversified portfolios investors need to fulfill their long-term goals, we have combined the best thinking of deeply specialized investment teams with a shared belief in active risk management.

   During 2003, we began to experience more fully the positive impact of our relationship with NWQ Investment Management. NWQ's talented investment team adds depth and breadth to our business. With a conservative approach to value investing, NWQ nicely complements Nuveen's traditional investment philosophy. In addition to extending our range of "core" portfolio offerings, they have enhanced our institutional presence as well as our distribution relationships in high-net-worth managed accounts. Additionally, NWQ's strong investment performance was uniform across all styles and added to their outstanding short- and long-term performance records.

   Our Symphony investment team achieved particularly strong investment results in their income-oriented strategies. Symphony's convertible arbitrage and credit strategies were up 27% and 30%, respectively, compared to their peer group benchmarks of 13% and 8%. During the past year, Symphony also brought their considerable institutional expertise to the retail closed-end exchange-traded fund arena in their capacity as sub-adviser to three Nuveen closed-end ETFs. Further, Nuveen's senior loan fund was up 20% while peer funds were averaging returns of 13%.






             Nuveen Investments, Inc. - Annual Report 2003        4

The Nuveen Senior Income Fund ranks as the industry's top performer since being managed by Symphony.

   Nuveen Asset Management was a model of consistency in a volatile fixed-income market, protecting capital and providing stable and consistent returns in their portfolios. Respected throughout the industry, our municipal investment team enjoys great depth in their expertise, which translates into a high-quality experience for our municipal investors.

   Our closed-end exchange-traded funds provided investors with access to new combinations of asset classes. We were able to meet their need for diverse investing tools with funds that combined different investment strategies to provide both income and total return in blends less sensitive to U.S. interest rates. Additionally, we were able to build on our expertise in the preferred securities market by offering our Preferred and Convertible Income Funds. Combining preferred securities with convertibles, the funds address the continued desire by investors to include quality-oriented income investments in their portfolios while taking advantage of a recovering equities market.

     Our preferred closed-end ETFs, designed for investors seeking high-quality income, nicely fulfilled expectations with stable dividends in the range of 8%, and total returns ranging from 16--20%, well ahead of the more than 9% return of their benchmark. Our real estate closed-end ETF provided a 43% return versus a 37% return for its benchmark.

GROWTH IN MANAGED ACCOUNTS
     (in thousands)
       (BAR GRAPH)

     Investors appeared to be following two divergent themes throughout the year. Some continued to rebalance their portfolios, adding to their high-quality fixed-income commitments, predominantly with shorter durations. Others focused on the rebounding valuations of small-cap and technology stocks as recession and war threats subsided. While these themes benefited NWQ and Nuveen, they challenged the Rittenhouse growth style of investing, even though the more conservative Rittenhouse portfolios enjoyed a return of more than 20% for the year.

   Our Rittenhouse assets at year-end were $11.7 billion--flat with the beginning of the year as negative outflows were offset by market appreciation. While we were disappointed to have outflows for the year, we are confident that Rittenhouse will do well as investors continue moving back into the equity market with well-balanced portfolios and allocating investments into high-quality stocks which now have relatively attractive valuations and strong earnings growth potential. Our primary focus with our Rittenhouse team is to continue to emphasize the benefit of a disciplined conservative growth investment strategy.

WELL-POSITIONED FOR FUTURE GROWTH

   Our success in broadening Nuveen's business beyond a municipal bond foundation has enabled us to take better advantage of a broader array of market conditions, and to participate substantially in the recovery of the equity markets through both positive flows and market appreciation. Delivering record sales, net flows and earnings, along with strong asset growth in 2003, reflects our commitment to a core long-term investment discipline, product innovation and strong relationships with financial advisors to affluent and high-net-worth investors as well as our institutional clients. This level of customer-focused support has enabled us to strengthen our relationships with advisors and differentiates us from our competition.

   We remain focused on helping our growing array of financial advisors to secure their clients' financial goals by building well-constructed, high-quality portfolios that can help investors stay committed to long-term investment strategies through a full range of market cycles.

   We believe we are well-positioned for the future. Our greatest asset continues to be our ability to evolve and expand our business with quality and integrity, staying true to our core values and principles. Our conservative investment philosophy, expanded investment capabilities, committed team of employees and fiscal discipline positions Nuveen Investments to extend our leadership and better serve our shareholders for many years to come.

/s/ Tim S. Schwertfeger

Timothy R. Schwertfeger
Chairman and Chief Executive Officer




             Nuveen Investments, Inc. - Annual Report 2003        5


                          FINANCIAL TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations           7
Consolidated Balance Sheets                                                                    14
Consolidated Statements of Income                                                              15
Consolidated Statements of Changes in Common Stockholders' Equity                              16
Consolidated Statements of Cash Flows                                                          17
Notes to Consolidated Financial Statements                                                     18
Five Year Financial Summary                                                                    32
Independent Auditors' Report                                                                   33
Corporate and Shareholder Information                                                          34









































            Nuveen Investments, Inc. - Annual Report 2003         6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 2003

DESCRIPTION OF THE BUSINESS

Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and the institutional market segments. We distribute our investment products and services, which include individually managed accounts, closed-end exchange-traded funds, and mutual funds, to the affluent and high-net-worth market segments through unaffiliated intermediary firms, including broker/dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services, including privately offered partnerships, to several institutional market segments and channels.

         We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from company-sponsored defined portfolio (unit investment trust) products we have sponsored into shares of mutual funds. Fee income generally will decline when assets under management decline, as would occur when the values of portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.

         In addition to investment advisory fees, we have two other sources of revenue: (1) performance fees and (2) underwriting and distribution revenue. Performance fees are earned when investment performance on certain institutional accounts exceeds a contractual threshold. Accordingly, performance fee revenue will rise and fall with the performance of these accounts. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Correspondingly, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the distribution of shares of our exchange-traded funds through initial public offerings. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund.

         Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.

SUMMARY OF OPERATING RESULTS

The table below presents the highlights of our operations for the last three fiscal years:

FINANCIAL RESULTS SUMMARY
COMPANY OPERATING STATISTICS
(in millions, except per share amounts)

For the year ended December 31,        2003        2002        2001
-------------------------------      --------   ---------   ---------
Gross sales of investment products   $ 18,098   $  15,594   $  14,234
Net flows                               9,438       7,302       7,740
Assets under management (1) (2)        95,356      79,719      68,485
Operating revenues                      452.0       396.4       371.1
Operating expenses                      211.6       184.6       182.4
Pretax income                           235.3       206.9       189.6
Net income                              144.0       126.2       114.7
Basic earnings per share (3)             1.55        1.34        1.20
Diluted earnings per share (3)           1.50        1.29        1.13
Dividends per share (3)                  0.56        0.50        0.47

(1)      At year end.

(2)      Excludes defined portfolio assets under surveillance.

(3) Prior periods have been adjusted to reflect the 3-for-2 stock split that occurred in September of 2001 and the 2-for-1 split that occurred in June of 2002.

         Gross sales for 2003 reached an all-time record level of $18.1 billion, up 16% from the prior year. Our sales were relatively balanced with 36% in equity-based products, 32% in municipal products and 32% in taxable income-oriented products.

         Net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) of $9.4 billion were also at a record level, with positive flows across all product lines: managed accounts, exchange-traded funds and mutual funds. Assets under management rose $15.6 billion to over $95 billion as positive net flows were coupled with market appreciation of both equity and fixed income assets.

         Operating revenues grew 14% for the year to $452 million. Growth in advisory fees of 14% and performance fees earned on Symphony institutional accounts were partially offset by a continuing reduction in distribution revenue as a result of our decision to exit the defined portfolio business in early 2002.

                Nuveen Investments, Inc.  -   Annual Report 2003               7

         Operating expenses for the year increased 15%. Excluding the impact of the August 2002 NWQ acquisition, operating expenses increased approximately 6%, largely driven by an increase in compensation and benefits as a result of an increase in incentive compensation due to increases in performance fees and the Company's overall profit.

RESULTS OF OPERATIONS

The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

         Gross sales (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and exchange-traded fund shares) of investment products for the years ending December 31, 2003, 2002 and 2001 are shown below:

GROSS INVESTMENT PRODUCT SALES
(in millions)

For the year ended December 31,       2003       2002       2001
-------------------------------     --------   --------   --------
Managed Assets:
   Exchange-Traded Funds            $  6,283   $  6,848   $  3,937
   Mutual Funds                        1,536      1,512      1,246
   Retail Managed Accounts             7,943      5,693      6,883
   Institutional Managed Accounts      2,336      1,347        687
                                    --------   --------   --------
     Total Managed Assets             18,098     15,400     12,753
   Defined Portfolios                     --        194      1,481
                                    --------   --------   --------
     Total                          $ 18,098   $ 15,594   $ 14,234
                                    ========   ========   ========


         Gross sales increased 16% during 2003 to a record high $18.1 billion. Managed account sales, both retail and institutional, were the main drivers of the increase as we experienced growing momentum in our value-based equity strategies and continued strong growth in municipal managed accounts. Although sales of exchange-traded funds dropped slightly versus the prior year due to fewer new fund issuances, we raised $6.3 billion in new exchange-traded fund assets during 2003, with 90% of those assets coming from taxable income and blended income and equity investment strategies.

         Gross sales increased 10% during 2002, to $15.6 billion. The main driver of the increase was a $2.9 billion increase in sales of exchange-traded products. Partially offsetting this increase was a decline in defined portfolio product sales due to our decision to discontinue offering new defined portfolios in 2002.

         Net flows of investment products for the years ending December 31, 2003, 2002, and 2001 are shown below:

NET FLOWS
(in millions)

For the year ended December 31,    2003      2002      2001
-------------------------------   -------   -------   -------
Managed Assets:
   Exchange-Traded Funds          $ 6,305   $ 6,868   $ 3,955
   Mutual Funds                       232       178       247
   Managed Accounts                 2,901        62     2,057
                                  -------   -------   -------
     Total Managed Assets           9,438     7,108     6,259
   Defined Portfolios                  --       194     1,481
                                  -------   -------   -------
     Total                        $ 9,438   $ 7,302   $ 7,740
                                  =======   =======   =======


         Net flows reached a record level in 2003 totaling $9.4 billion, an increase of 29% versus 2002. Managed account flows were particularly strong, with value equity accounts contributing $2.9 billion in flows and municipal managed accounts another $2.2 billion. Partially offsetting the $5.1 billion in equity value and municipal account flows were $1.7 billion in growth equity account outflows and $0.5 billion in outflows from alternative investment accounts. Flows into exchange-traded funds are always positive, as these assets do not redeem. Net flows for 2002 were also positive across all product categories, totaling $7.3 billion.

         The following table summarizes net assets under management by product type:

NET ASSETS UNDER MANAGEMENT (1)
(in millions)

December 31,                        2003       2002       2001
------------                      --------   --------   --------
Exchange-Traded Funds             $ 47,094   $ 39,944   $ 32,000
Mutual Funds                        12,285     11,849     11,814
Retail Managed Accounts             25,676     19,403     18,959
Institutional Managed Accounts      10,301      8,523      5,712
                                  --------   --------   --------
   Total                          $ 95,356   $ 79,719   $ 68,485
                                  ========   ========   ========

(1)      Excludes defined portfolio assets under surveillance.

8               Nuveen Investments, Inc.  -   Annual Report 2003

         The components of the change in our assets under management were as follows:

NET ASSETS UNDER MANAGEMENT
(in millions)

Year ended December 31,             2003       2002       2001
-----------------------           --------   --------   --------
Beginning Assets
   Under Management               $ 79,719   $ 68,485   $ 61,540
     Gross Sales                    18,098     15,400     12,753
     Reinvested Dividends              413        435        442
     Redemptions                    (9,073)    (8,727)    (6,936)
                                  --------   --------   --------
        Net Flows into
          Managed Assets             9,438      7,108      6,259
     Acquisitions                       --      6,904      4,064
     Appreciation/(Depreciation)     6,199     (2,778)    (3,378)
                                  --------   --------   --------
Ending Assets
   Under Management               $ 95,356   $ 79,719   $ 68,485
                                  ========   ========   ========


         Assets under management increased $15.6 billion, or 20% to over $95 billion at December 31, 2003. The growth in assets under management was attributable to increases of $7.2 billion or 18% in exchange-traded fund assets, $0.4 billion or 4% in mutual fund assets and $8.1 billion or 29% in managed account assets. The increase in exchange-traded fund assets was the result of $6.3 billion in new assets and market appreciation of $0.9 billion. New assets of $2.9 billion and market appreciation (primarily equity appreciation) of $5.2 billion accounted for the increase in managed account assets.

         We ended 2002 with assets under management of $79.7 billion, 16% higher than 2001. Assets under management increased $11.2 billion primarily as a result of strong net flows during the year and the NWQ acquisition, which added approximately $7 billion to our asset base. Partially offsetting the positive impact of flows and the NWQ acquisition was $4.5 billion of equity depreciation due to an overall decline in equity markets during 2002.

         Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

INVESTMENT ADVISORY FEES
(in thousands)

For the year ended December 31,     2003       2002       2001
-------------------------------   --------   --------   --------
Exchange-Traded Funds             $220,701   $191,567   $174,543
Mutual Funds                        61,185     59,429     57,015
Managed Accounts                   122,961    104,480     97,956
Money Market Funds                      --         --      1,074
                                  --------   --------   --------
   Total                          $404,847   $355,476   $330,588
                                  ========   ========   ========

         Higher asset levels drove a 14% increase in advisory fees during 2003. Advisory fees on exchange-traded funds increased 15% while managed account fees increased 18%. A portion of the increase in fees on managed accounts is the result of including NWQ for a full year; however, strong net flows and market appreciation since the acquisition resulted in an increase of 54% for the comparable year-over-year results. Advisory fees increased 8% during 2002 driven mainly by the inclusion of a partial year of NWQ advisory fees and a full year of Symphony fees.

         Underwriting and distribution revenue for the years ended December 31, 2003, 2002 and 2001 is shown in the following table:

PRODUCT DISTRIBUTION
(in thousands)

For the year ended December 31,     2003       2002       2001
-------------------------------   --------   --------   --------
Exchange-Traded Funds             $  5,819   $  5,453   $ 1,732
Muni/Fund Preferred(TM)              2,578      1,633     1,428
Mutual Funds                           843      2,399     3,252
Defined Portfolios                     (34)     2,598    13,101
                                  --------   --------   -------
   Total                          $  9,206   $ 12,083   $19,513
                                  ========   ========   =======

         Underwriting and distribution revenue declined 24% in 2003 mainly as a result of our decision in early 2002 to discontinue the defined portfolio product line. In addition, distribution revenue declined on our mutual fund products as a result of a reduction in assets on which rule 12b-1 fees are earned and an increase in commissions paid to brokers on high dollar value sales. These declines were partially offset by an increase in underwriting revenue on our exchange-traded funds and an increase in Muni/Fund Preferred fees as a result of an increase in the number of preferred shares outstanding. Underwriting and distribution revenue in 2002 declined 38%, mainly as a result of our decision to discontinue the defined portfolio product line.

PERFORMANCE FEES/OTHER REVENUE. Performance fees/other revenue consists of various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance and performance fees earned on institutional assets managed by Symphony. The increase in this area for 2003 is due to an increase of $11.2 million in Symphony performance fees. This increase was partially offset by a decline in fees earned on defined portfolio assets under surveillance as a result of a decline in the overall level of defined portfolio assets.

                Nuveen Investments, Inc.  -   Annual Report 2003               9

OPERATING EXPENSES. Operating expenses for the years ended December 31, 2003, 2002 and 2001 are shown in the following table:

OPERATING EXPENSES
(in thousands)

For the year ended December 31,      2003      2002       2001
-------------------------------   --------   --------   --------
Compensation and benefits         $130,057   $103,570   $ 93,134
Advertising and
   promotional costs                11,627     12,608     17,751
Occupancy and
   equipment costs                  19,321     17,912     14,512
Amortization of goodwill
   and intangibles                   5,208      3,803      9,409
Travel and entertainment             7,726      8,539      9,078
Outside services/
   professional services            20,331     19,419     18,166
Other operating expenses            17,299     18,744     20,139
                                  --------   --------   --------
   Total                          $211,569   $184,595   $182,369
                                  ========   ========   ========
As a % of Operating Revenue           46.8%      46.6%      49.1%

SUMMARY. Operating expenses in 2003 increased $27.0 million, or 15%, driven mainly by the impact of the inclusion of a full year of operating expenses for NWQ. Excluding the impact of the NWQ acquisition, operating expenses grew approximately 6%, due almost entirely to an increase in compensation and benefits.

COMPENSATION AND BENEFITS. Compensation and related benefits for the year 2003 increased $26.5 million due to the inclusion of NWQ for a full year (approximately $13 million) and an increase in overall incentive compensation due to the Company's higher profit level.

         Compensation and related benefits for the year 2002 increased $10.4 million due to the inclusion of NWQ for a partial year and Symphony for a full year. Excluding NWQ and Symphony, compensation and benefits declined 2%, primarily as a result of headcount reductions associated with our exit from the defined portfolio business.

ADVERTISING AND PROMOTIONAL COSTS. Advertising and promotional expenditures for 2003 decreased $1.0 million for the year due to a reduction in spending as a result of a more focused deployment of our marketing resources.

         During 2002, advertising and promotional expenditures decreased $5.1 million for the year due mainly to a reduction in spending as a result of the discontinuation of our defined portfolio business.

AMORTIZATION OF GOODWILL AND INTANGIBLES. Amortization of goodwill and intangibles increased $1.4 million during 2003 as a result of a full year of amortization on intangible assets associated with the NWQ acquisition.

         Amortization of goodwill and intangibles declined $5.6 million during 2002, due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under this new standard, we ceased to amortize goodwill, but we continue to amortize intangible assets. A reduction of $8.0 million in goodwill amortization expense for the year was partially offset by an increase in amortization of intangible assets related to the NWQ and Symphony acquisitions.

ALL OTHER OPERATING EXPENSES. During 2003, all other operating expenses were consistent with the prior year as increases as a result of the inclusion of a full year of NWQ expenses were offset by declines in employee related costs (such as severance and outplacement) as a result of increased expense in 2002 due to the discontinuation of the defined portfolio business.

         During 2002, all other operating expenses, including occupancy and equipment costs, travel and entertainment, fund organization costs and other expenses increased $2.6 million due mainly to the inclusion of NWQ and Symphony.

NON-OPERATING INCOME/(EXPENSE). Non-operating income/(expense) includes investment and other income and interest expense. Investment and other income is comprised primarily of dividends and interest income from investments, realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.

         Total non-operating expense in 2003 increased $0.2 million compared to 2002. Net interest expense increased $3.3 million as a result of the restructuring of our debt from short-term variable rate debt to long-term fixed rate debt. Partially offsetting this increase was an increase in other non-operating income as a result of non-recurring losses of $2.7 million recorded in 2002 compared to gains of $0.8 million recorded in 2003.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which provides new accounting guidance on when to consolidate a variable interest entity. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one

10              Nuveen Investments, Inc.  -   Annual Report 2003
of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, and the right to receive the expected residual returns of the entity if they occur. We have completed our evaluation and have concluded that we do not have any variable interest entities as defined by the standard.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

On September 19, 2003, we issued $300 million of senior unsecured notes (the "private placement debt"), which mature on September 19, 2008, and carry a fixed coupon rate of 4.22%, payable semi-annually. These notes, which were issued at 100% of par, are unsecured and are prepayable at any time in whole or in part. In the event of prepayment, we will pay an amount equal to par plus accrued interest plus a "make-whole premium," if applicable. Proceeds from the private placement debt were used to refinance existing debt and for general corporate purposes.

         In addition to the private placement debt, we have a committed line of credit in place to provide liquidity. On August 7, 2003, we entered into a $250 million revolving line of credit with a group of banks. This committed line is divided into two equal facilities -- one with a three-year term that expires in August 2006 and one with a term of 364 days that expires in August 2004. Proceeds from borrowings under this facility may be used for fulfilling day to day cash requirements and for general corporate purposes, including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at our option, a function of one of various floating rate indices. As of December 31, 2003, there were no amounts outstanding under either part of the line of credit.

         On July 31, 2002, we entered into, and borrowed the total amount available under, a $250 million revolving loan agreement with our majority shareholder, The St. Paul Companies, Inc. ("St. Paul"). This loan facility was originally set to expire on July 15, 2003; however, it was amended prior to this expiration date to provide for no scheduled expiration date, but to specify that borrowings would be required to be repaid within 30 days demand by St. Paul. A portion of the proceeds from this $250 million loan was used to repay $128 million of the previous outstanding debt of $183 million (at December 31, 2001) under the bank facility discussed above, while the remainder of the proceeds was used to help fund the NWQ acquisition. During March 2003, we paid down $145 million of the total debt that was outstanding under the St. Paul debt facility. The remaining balance of $105 million was repaid on September 19, 2003. This loan facility currently carries a floating interest rate of LIBOR plus a margin of up to 0.25%.

         In addition to the above facilities, our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $100 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2003 and 2002, no borrowings were outstanding under these uncommitted lines of credit.

         Options to purchase 391,122 and 395,142 shares of Rittenhouse non-voting Class B common stock were exercised by current and former employees on April 11, 2003, and March 28, 2002, respectively, under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB No. 25; therefore, no expense was recognized. As a result of these exercises, we recorded $42.5 million and $40.5 million, respectively, of minority interest on our consolidated balance sheet. The stock was repurchased on October 14, 2003, and September 30, 2002, respectively, thereby eliminating the minority interest position. Purchase price in excess of the exercise price of $11.1 million and $16.3 million, respectively, was added to goodwill associated with our acquisition of Rittenhouse. Consistent with SFAS No. 142, as of January 1, 2002, goodwill is no longer being amortized.

         As part of the NWQ acquisition, key employees purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $3.0 million as of December 31, 2003, is reflected in minority interest on the consolidated balance sheets. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2003, we recorded approximately $1.1 million of minority interest expense, which reflects the portion of profits applicable to the minority shareholders. Beginning in 2004 and continuing through 2008, the Company has the right to purchase the non-controlling members' respective interests in NWQ. (See Note 15 to consolidated financial statements.)

         At December 31, 2003, we held in treasury 28,405,108 shares of Class A common stock acquired in open market transactions. During 2003, we repurchased 1,664,062 shares of Class A common stock in open market transactions. As part of a new share repurchase program approved on August 9, 2002, we are authorized to purchase up to 7.0 million shares of Class A common stock. As of December 31, 2003, the remaining authorization covered 4.2 million shares.

                Nuveen Investments, Inc.  -   Annual Report 2003              11

         During 2003, we paid out dividends totaling $51.9 million on common shares.

         Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards. (See Note 13 to consolidated financial statements.)

         Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet our operating and other financing needs for the foreseeable future.

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

INTANGIBLE ASSETS. At December 31, 2003, our assets included $535 million of goodwill and $59 million of other definite-lived intangible assets. Under SFAS No. 142, "Goodwill and Other Intangible Assets," we are required to test the fair value of goodwill and indefinite-lived intangibles for impairment at least once a year. We completed the impairment testing of goodwill and determined that there was no impairment to the goodwill recorded in our books and records as of May 31, 2003. The recognition of any such impairment would have resulted in a charge to income in the period in which the impairment was determined. We do not have any indefinite-lived assets. While we believe that our testing was appropriate, it involved the use of estimates and assumptions. Using different assumptions may have resulted in recognizing some impairment of goodwill in our financial statements.

VALUATION OF INVESTMENTS. Investments in Company-sponsored mutual funds and exchange-traded funds are classified as available-for-sale and are valued at market value. Unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/(loss) until realized. We periodically evaluate our investments for other-than-temporary declines in value. These may exist when the fair value of an investment security has been below the current value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax in accumulated other comprehensive income is realized as a charge to net income, in the period in which the other-than-temporary decline in value is determined. See
Note 1 to the consolidated financial statements for further information.

ACCOUNTING FOR STOCK OPTIONS. As allowed under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, we have elected to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost is recognized with respect to stock options we have granted. Pro forma disclosure of net income and earnings per share has been presented in Note 8 in the consolidated financial statements as required under SFAS No. 123 (as amended by SFAS No. 148), as if SFAS No. 123 methodology had been applied to the employee awards.

OTHER MATTERS

MARKET RISK. The following information, together with other information included in this report, describes the key aspects of certain financial instruments that have market risk.

INTEREST RATE SENSITIVITY. As of December 31, 2003, all of our long-term debt was at a fixed interest rate. However, we periodically enter into receive-fixed, pay-floating interest rate swap agreements. The agreements effectively increase our exposure to fluctuations in interest rates. At December 31, 2003, the interest rate on approximately 16% of our fixed rate debt was converted to variable rate debt through interest rate swaps. These swaps mature in September of 2008 and had a fair value of $0.1 million at December 31, 2003. During the year ended December 31, 2003, we utilized interest rate lock contracts to hedge the reference rate component of our then anticipated private placement debt issuance. The contracts were closed during the third quarter and no interest rate lock contracts were outstanding at December 31, 2003. For further information regarding interest rate contracts, refer to Note 5 to the consolidated financial statements -- Derivative Financial Instruments.

INVESTMENT SENSITIVITY. We invest in short-term debt instruments, classified as "Cash and cash equivalents" on our consolidated balance sheets. The investments are treated as collateralized financing transactions and are carried at the

12              Nuveen Investments, Inc.  -   Annual Report 2003
amounts at which they will be subsequently resold, including accrued interest. We also invest in certain Company-sponsored managed investment funds that invest in a variety of asset classes. These investments are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying sponsored fund. Any unrealized gain or loss is recognized upon the sale of the investment.

INFLATION. Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed income or equity investments could adversely affect the value of assets we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

FORWARD-LOOKING INFORMATION. From time to time, information we provide or information included in our filings with the SEC (including Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements in this annual report) may contain statements that are not historical facts, but are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management's expectations and opinions. In some cases, one can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict" or "potential" or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements.

         Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margin, and/or our stock price to decline include: (1) the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems and "wrap fee" managed account programs where the loss of such access would cause a resulting loss of assets;
(2) the adverse effects of declines in securities markets on our assets under management and future offerings; (3) the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds; (4) the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values; (5) our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management; (6) the competitive pressures on the management fees we charge; (7) our failure to comply with various government regulations such as the Investment Advisers Act and the Investment Company Act of 1940 and other federal and state securities laws that impose, or may in the future impose, numerous obligations on our investment advisers and managed funds and accounts and the Securities Exchange Act of 1934 and other federal and state securities laws and the rules of the National Association of Securities Dealers that impose, or may in the future impose, numerous obligations on our broker/dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker/dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker/dealer's registration and otherwise prohibiting an adviser from serving as an adviser; (8) our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms; (9) the loss of key employees that could lead to loss of assets; (10) burdensome regulatory developments including the adoption of regulations governing the amount of investment management fees charged by investment advisers; (11) the impact of recent accounting pronouncements; and (12) unforeseen developments in litigation involving the securities industry or the Company.

                Nuveen Investments, Inc.  -   Annual Report 2003              13

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

                                                                                                 December 31,
                                                                                             2003        2002
                                                                                          ---------    ---------
ASSETS
Cash and cash equivalents                                                                 $ 161,584    $  70,480
Management and distribution fees receivable                                                  54,972       54,105
Other receivables                                                                            10,103       13,790
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation
   and amortization of $44,543 and $38,526, respectively                                     29,973       31,279
Other investments                                                                            70,721       58,918
Goodwill                                                                                    535,271      511,851
Other intangible assets, at cost less accumulated amortization of
   $10,634 and $5,426, respectively                                                          58,516       63,724
Other assets                                                                                 33,253       36,895
                                                                                          ---------    ---------
                                                                                          $ 954,393    $ 841,042
                                                                                          =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Notes payable                                                                          $ 302,113    $ 305,000
   Accounts payable                                                                          33,242       23,761
   Accrued compensation and other expenses                                                   67,915       56,619
   Deferred compensation                                                                     30,707       27,976
   Deferred income tax liability, net                                                        28,526       12,083
   Other liabilities                                                                         23,709       26,777
                                                                                          ---------    ---------
   Total liabilities                                                                        486,212      452,216
                                                                                          ---------    ---------
Minority interest                                                                             4,228        3,063
                                                                                          ---------    ---------
Common stockholders' equity:
   Class A common stock, $.01 par value, 160,000,000 shares authorized,
     47,586,266 shares issued                                                                   476          476
   Class B common stock, $.01 par value, 80,000,000 shares authorized,
     73,325,214 shares issued                                                                   733          733
   Additional paid-in capital                                                               162,484      155,188
   Retained earnings                                                                        774,689      688,325
   Unamortized cost of restricted stock awards                                                  (50)        (748)
   Accumulated other comprehensive loss                                                      (2,641)      (4,859)
                                                                                          ---------    ---------
                                                                                            935,691      839,115
   Less common stock held in treasury, at cost (28,405,108 and
     28,184,996 shares, respectively)                                                      (471,738)    (453,352)
                                                                                          ---------    ---------
        Total common stockholders' equity                                                   463,953      385,763
                                                                                          ---------    ---------
                                                                                          $ 954,393    $ 841,042
                                                                                          =========    =========

See accompanying notes to consolidated financial statements.

14              Nuveen Investments, Inc.  -   Annual Report 2003

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

                                                                 Year Ended December 31,
                                                             2003        2002        2001
                                                           --------    --------    --------
Operating revenues:
   Investment advisory fees from assets under management   $404,847    $355,476    $330,588
   Product distribution                                       9,206      12,083      19,513
   Performance fees/other revenue                            37,975      28,888      21,002
                                                           --------    --------    --------
     Total operating revenues                               452,028     396,447     371,103
Operating expenses:
   Compensation and benefits                                130,057     103,570      93,134
   Advertising and promotional costs                         11,627      12,608      17,751
   Occupancy and equipment costs                             19,321      17,912      14,512
   Amortization of goodwill and other intangible assets       5,208       3,803       9,409
   Travel and entertainment                                   7,726       8,539       9,078
   Outside services/professional services                    20,331      19,419      18,166
   Other operating expenses                                  17,299      18,744      20,319
                                                           --------    --------    --------
     Total operating expenses                               211,569     184,595     182,369
Operating income                                            240,459     211,852     188,734
Non-operating income/(expense):
   Investment and other income/(expense)                      2,264        (100)      4,618
   Interest expense                                          (7,435)     (4,892)     (3,798)
                                                           --------    --------    --------
     Total non-operating income/(expense)                    (5,171)     (4,992)        820
                                                           --------    --------    --------
Income before taxes                                         235,288     206,860     189,554
                                                           --------    --------    --------
Income taxes:
   Current                                                   77,175      67,770      69,558
   Deferred                                                  14,117      12,905       5,298
                                                           --------    --------    --------
     Total income taxes                                      91,292      80,675      74,856
                                                           --------    --------    --------
Net income                                                 $143,996    $126,185    $114,698
                                                           ========    ========    ========
Average common and common equivalent shares outstanding:
   Basic                                                     92,612      93,910      94,299
                                                           ========    ========    ========
   Diluted                                                   95,944      98,042     101,687
                                                           ========    ========    ========
Earnings per common share:
   Basic                                                   $   1.55    $   1.34    $   1.20
                                                           ========    ========    ========
   Diluted                                                 $   1.50    $   1.29    $   1.13
                                                           ========    ========    ========

See accompanying notes to consolidated financial statements.

                Nuveen Investments, Inc.  -   Annual Report 2003              15

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
(in thousands)

                                                                                   Unamortized   Accumulated
                                     Class A   Class B   Additional                  Cost of         Other
                                      Common   Common     Paid-In      Retained     Restricted   Comprehensive
                                      Stock     Stock     Capital      Earnings    Stock Awards   Income/(Loss)
                                     -------   -------   ----------   ----------   ------------  -------------
Balance at December 31, 2000         $   426   $   733   $   69,888   $  564,096   $      (939)  $   (1,721)
                                     =======   =======   ==========   ==========   ===========   ==========
   Net income                                                            114,698
   Cash dividends paid                                                   (45,552)
   Common stock dividend (split)                                197         (203)
   Conversion of preferred
     to common                            44                 39,331
   Amortization of restricted
     stock awards                                                                          677
   Purchase of treasury stock
   Exercise of stock options                                             (13,297)
   Issuance of restricted stock                                              552        (1,275)
   Tax benefit of options exercised                          22,580
   Other                                                                     (20)                    (1,992)
                                     -------   -------   ----------   ----------   -----------   ----------
Balance at December 31, 2001         $   470   $   733   $  131,996   $  620,274   $    (1,537)  $   (3,713)
                                     =======   =======   ==========   ==========   ===========   ==========
   Net income                                                            126,185
   Cash dividends paid                                                   (47,103)
   Conversion of preferred
     to common                             6                  5,619
   Amortization of restricted
     stock awards                                                                          789
   Purchase of treasury stock
   Exercise of stock options                                             (10,997)
   Issuance of deferred stock                                                (34)
   Tax benefit of options exercised                          17,573
   Other                                                                                             (1,146)
                                     -------   -------   ----------   ----------   -----------   ----------
Balance at December 31, 2002         $   476   $   733   $  155,188   $  688,325   $      (748)  $   (4,859)
                                     =======   =======   ==========   ==========   ===========   ==========
   Net income                                                            143,996
   Cash dividends paid                                                   (51,880)
   Amortization of restricted
     stock awards                                                                          827
   Purchase of treasury stock
   Exercise of stock options                                              (5,801)
   Issuance of restricted stock                                               49          (129)
   Tax benefit of options exercised                           7,296
   Other                                                                                              2,218
                                     =======   =======   ==========   ==========   ===========   ==========
Balance at December 31, 2003         $   476   $   733   $  162,484   $  774,689 $         (50)  $   (2,641)
                                     =======   =======   ==========   ==========   ===========   ==========

                                       Treasury
                                        Stock       Total
                                       ---------   ---------
Balance at December 31, 2000           $(229,582)  $ 402,901
                                       =========   =========
   Net income                                        114,698
   Cash dividends paid                               (45,552)
   Common stock dividend (split)                          (6)
   Conversion of preferred
     to common                                        39,375
   Amortization of restricted
     stock awards                                        677
   Purchase of treasury stock           (172,253)   (172,253)
   Exercise of stock options              59,025      45,728
   Issuance of restricted stock              723          --
   Tax benefit of options exercised                   22,580
   Other                                     129      (1,883)
                                       ---------   ---------
Balance at December 31, 2001           $(341,958)  $ 406,265
                                       =========   =========
   Net income                                        126,185
   Cash dividends paid                               (47,103)
   Conversion of preferred
     to common                                         5,625
   Amortization of restricted
     stock awards                                        789
   Purchase of treasury stock           (150,663)   (150,663)
   Exercise of stock options              39,181      28,184
   Issuance of deferred stock                 88          54
   Tax benefit of options exercised                   17,573
   Other                                              (1,146)
                                       ---------   ---------
Balance at December 31, 2002           $(453,352)  $ 385,763
                                       =========   =========
   Net income                                        143,996
   Cash dividends paid                               (51,880)
   Amortization of restricted
     stock awards                                        827
   Purchase of treasury stock            (41,946)    (41,946)
   Exercise of stock options              23,480      17,679
   Issuance of restricted stock               80          --
   Tax benefit of options exercised                    7,296
   Other                                               2,218
                                       =========   =========
Balance at December 31, 2003            (471,738)  $ 463,953
                                       =========   =========

See accompanying notes to consolidated financial statements.

16              Nuveen Investments, Inc.  -   Annual Report 2003

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                Year Ended December 31,
                                                                             2003        2002        2001
                                                                           --------    --------    --------
Cash flows from operating activities:
   Net income                                                              $143,996    $126,185    $114,698
   Adjustments to reconcile net income to net cash
     provided from operating activities:
        Deferred income taxes                                                14,117      12,905       5,298
        Depreciation of office property, equipment, and leaseholds            7,650       7,321       5,382
        Amortization of goodwill and other intangible assets                  5,208       3,803       9,409
        Amortization of debt related costs, net                                  14          --          --
   Net (increase) decrease in assets:
     Management and distribution fees receivable                               (867)      8,940      44,770
     Other receivables                                                        3,687      (1,045)     22,890
     Other assets                                                             2,353      16,121      12,929
   Net increase (decrease) in liabilities:
     Accrued compensation and other expenses                                 11,296      10,871      (9,805)
     Deferred compensation                                                    2,731        (422)     (1,282)
     Security purchase obligations                                               --        (739)     (3,434)
     Other liabilities                                                       10,840      16,730     (16,942)
   Other, consisting primarily of the tax effect of options exercised         8,186      19,426      23,921
                                                                           --------    --------    --------
          Net cash provided from operating activities                       209,211     220,096     207,834
                                                                           --------    --------    --------
Cash flows from financing activities:
   Proceeds from notes payable                                              300,000     250,000     183,000
   Repayments of notes payable                                             (305,000)   (128,000)         --
   Net private placement related items                                          610          --          --
   Dividends paid                                                           (51,880)    (47,103)    (45,552)
   Proceeds from stock options exercised                                     17,679      28,184      45,728
   Acquisition of treasury stock                                            (41,946)   (150,663)   (172,253)
   Other                                                                         --          --          (6)
                                                                           --------    --------    --------
          Net cash (used for)/provided from financing activities            (80,537)    (47,582)     10,917
                                                                           --------    --------    --------
Cash flows from investing activities:
   Symphony acquisition, net of cash received                                    --          --    (205,261)
   Contingent consideration for Symphony acquisition                        (14,264)         --          --
   NWQ acquisition, net of cash received and liability due to Old Mutual         --    (156,368)         --
   Proceeds from Rittenhouse stock options exercised                         42,474      40,504          --
   Repurchase of Rittenhouse stock                                          (53,531)    (56,811)         --
   Net purchase of office property and equipment                             (6,964)     (8,947)     (8,951)
   Proceeds from sales of investment securities                               1,416       1,451      21,388
   Purchases of investment securities                                        (1,808)     (2,332)     (6,489)
   Other, consisting primarily of the change in other investments            (4,893)     (3,190)     (8,130)
                                                                           --------    --------    --------
          Net cash used for investing activities                            (37,570)   (185,693)   (207,443)
                                                                           --------    --------    --------
Increase/(decrease) in cash and cash equivalents                             91,104     (13,179)     11,308
Cash and cash equivalents:
   Beginning of year                                                         70,480      83,659      72,351
                                                                           --------    --------    --------
   End of year                                                             $161,584    $ 70,480    $ 83,659
                                                                           ========    ========    ========

See accompanying notes to consolidated financial statements.

                Nuveen Investments, Inc.  -   Annual Report 2003              17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Nuveen Investments, Inc. ("the Company" or "Nuveen Investments") and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Certain amounts in the prior year financial statements have been reclassified to conform to the 2003 presentation. These reclassifications had no effect on previously reported net income or stockholders' equity. The Company's majority stockholder is The St. Paul Companies, Inc. ("St. Paul").

         The Company and its subsidiaries offer core investment management capabilities through four branded investment teams: Rittenhouse growth, NWQ value, Nuveen fixed income and Symphony market-neutral alternative investments.

         Operations of Nuveen Investments, Inc. are organized around its principal advisory subsidiaries, which are registered investment advisers under The Investment Advisers Act of 1940: Nuveen Advisory Corp. ("NAC") and Nuveen Institutional Advisory Corp. ("NIAC") manage various Nuveen mutual funds and exchange-traded funds; Nuveen Asset Management, Inc. ("NAM"), Rittenhouse Asset Management, Inc. ("Rittenhouse"), NWQ Investment Management Company, LLC ("NWQ"), and Symphony Asset Management, LLC ("Symphony") principally provide investment management services for individual and institutional managed accounts.

         Additionally, Nuveen Investments, LLC, a registered broker and dealer in securities under the Securities Exchange Act of 1934, provides investment product distribution and related services for the Company's managed funds and, through March of 2002, sponsored and distributed the Company's defined portfolios (unit investment trusts).

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL. Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest, and approximate fair value. The Company's exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties' ability to satisfy their obligations. It is the Company's policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2003 and 2002, there were no securities purchased under agreements to resell.

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

SECURITIES TRANSACTIONS. Securities transactions entered into by the Company's broker/dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned are valued at market value with profit and loss accrued on unsettled transactions based on trade date.

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

OTHER INVESTMENTS. Other investments consist primarily of common stock in a privately-held institutional equity manager (Institutional Capital Corporation), investments in certain Company-sponsored mutual funds and exchange-traded funds, and an investment in a private-equity investment partnership. The investments in common stock and the

18              Nuveen Investments, Inc.  -   Annual Report 2003
private-equity investment partnership are carried at cost. The investments in Company-sponsored mutual funds and exchange-traded funds of $27,564,000 at December 31, 2003, and $21,225,000 at December 31, 2002, are classified as available-for-sale and are valued at market value and unrealized gains and losses are reflected net of tax as part of accumulated other comprehensive income/(loss) until realized, at which time they are recorded on the income statement. We periodically evaluate our investments for other-than-temporary declines in value. These may exist when the fair market value of an investment security has been below the current value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax in accumulated other comprehensive income is realized as a charge to net income in the period in which the other-than-temporary decline in value occurs. At December 31, 2003, for the investments that have unrealized losses, the Company believes that all of these unrealized losses are only temporary and are due to temporary market conditions. The following table presents information about the Company's investments with unrealized losses at December 31, 2003 (in 000s):

                                          Less than 12 months
-------------------------------------------------------------
                                           Fair    Unrealized
Description of securities                  Value     Losses
-------------------------------------------------------------
Fund investments                          $  482   $   20
Other                                         --       --
                                          ------   ------
   Total temporarily impaired securities  $  482   $   20
                                          ------   ------

                                          12 months or longer
-------------------------------------------------------------
                                           Fair    Unrealized
Description of securities                  Value    Losses
-------------------------------------------------------------
Fund investments                          $11,276  $3,456
Other                                       3,549      82
                                          -------  ------
   Total temporarily impaired securities  $14,825  $3,538
                                          -------  ------

                                                Total
-------------------------------------------------------------
                                           Fair    Unrealized
Description of securities                 Value     Losses
-------------------------------------------------------------
Fund investments                          $11,758  $3,476
Other                                       3,549      82
                                          -------  ------
   Total temporarily impaired securities  $15,307  $3,558
                                          -------  ------

REVENUE RECOGNITION. Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Performance fees are recognized only at the performance measurement dates contained in the individual account management agreements and are typically dependent upon performance of the account exceeding agreed-upon benchmarks.

ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS). The Company's other comprehensive income/(loss) consists of changes in unrealized gains and losses on certain investment securities classified as available-for-sale and the unamortized loss on terminated cash flow hedges. Other comprehensive income is recorded net of tax. The related cumulative tax effects were deferred tax (liabilities)/benefits of ($2,326,000) in 2003, $658,000 in 2002, and $1,314,000 in 2001. The changes in net unrealized gains/(losses) on investment securities include reclassification adjustments relating to net realized gains/(losses) on sales of investment securities of $30,000 in 2003, ($534,000) in 2002, and ($389,000) in
2001. Total comprehensive income for the Company was $146,214,000 in 2003, $125,039,000 in 2002, and $112,706,000 in 2001.

GOODWILL. In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead that they be tested for impairment at least annually using a two-step process. Other intangible assets continue to be amortized over their useful lives.

         The Company has chosen May 31 as its measurement date for the ongoing SFAS No. 142 impairment test. Neither the initial SFAS No. 142 impairment test (as of January 1, 2002), nor any of the subsequent, ongoing SFAS No. 142 impairment tests (as of May 31, 2002 and 2003) indicate any impairment of goodwill.

         The following table presents a reconciliation of activity in goodwill from December 31, 2001, to December 31, 2003, as presented on our consolidated balance sheets:

Balance at December 31, 2001                         $ 353,598
                                                     ---------
   Goodwill from exercise of Rittenhouse
     stock options (see Note 8)                         16,308
   Symphony contingent consideration                     1,901
   Symphony acquisition -- finalization of valuation     7,340
   NWQ acquisition (see Note 9)                        132,704
                                                     ---------
Balance at December 31, 2002                         $ 511,851
                                                     ---------
   Goodwill from exercise of Rittenhouse
     stock options (see Note 8)                         11,057
   Symphony contingent consideration                    12,363
                                                     ---------
Balance at December 31, 2003                         $ 535,271
                                                     ---------

                Nuveen Investments, Inc.  -   Annual Report 2003              19

In 2001 (prior to the adoption of SFAS No. 142), we incurred annual goodwill amortization expense of approximately $8 million. The following table presents actual net income for the years ended December 31, 2003 and 2002, and what net income would have been for year ended December 31, 2001, as if the new accounting rules effective January 1, 2002, (goodwill is no longer being amortized) were in effect as of January 1, 2001. Adjusted per share amounts are also presented.

(in thousands, except for earnings per share amounts)
For the year ended

December 31,                     2003       2002        2001
                              ---------   ---------   --------
Net income, as reported       $ 143,996   $ 126,185   $114,698
Addback: goodwill
   amortization, net of tax          --          --      4,841
                              ---------   ---------   --------
Adjusted net income           $ 143,996   $ 126,185   $119,539
Basic earnings per share:
   As reported                $    1.55   $    1.34   $   1.20
   Goodwill amortization,
     net of tax                      --          --       0.05
                              ---------   ---------   --------
   As adjusted                $    1.55   $    1.34   $   1.25
Diluted earnings per share:
   As reported                $    1.50   $    1.29   $   1.13
   Goodwill amortization,
     net of tax                      --          --       0.05
                              ---------   ---------   --------
   As adjusted                $    1.50   $    1.29 $     1.18
                              =========   =========   ========

INTANGIBLE ASSETS. Intangible assets consist primarily of the estimated value of customer relationships resulting from our Symphony and NWQ acquisitions. We do not have any intangible assets with indefinite lives. We amortize our intangible assets over their estimated useful lives.

         The following tables present a reconciliation of activity in other intangible assets from December 31, 2001, to December 31, 2003, as presented on our consolidated balance sheets:

Balance at December 31, 2001                          $   51,876
   Symphony acquisition -- finalization of valuation
     Customer relationships                               (6,800)
     Internally developed software                            17
     Favorable lease                                        (466)
   NWQ acquisition -- contractual customer
     relationships (see Note 9)                           22,900
   Amortization of:
     Symphony customer relationships                      (2,223)
     Symphony internally developed software                 (324)
     Symphony favorable lease                               (117)
     NWQ contractual relationships                        (1,060)
     Miscellaneous -- prior acquisitions                     (79)
                                                      ----------
Balance at December 31, 2002                          $   63,724
   Amortization of:
     Symphony customer relationships                      (2,223)
     Symphony internally developed software                 (324)
     Symphony favorable lease                               (117)
     NWQ contractual relationships                        (2,544)
                                                      ----------
Balance at December 31, 2003                          $   58,516
                                                      ==========

         The following table reflects the gross carrying amounts and the accumulated amortization amounts for the Company's intangibles as of December 31, 2003 and 2002.

INTANGIBLE ASSETS
(in thousands)

As of December 31,                          2003                     2002
-----------------------------------------------------------------------------------
                                      Gross                  Gross
                                    Carrying   Accumulated  Carrying  Accumulated
                                     Amount   Amortization   Amount   Amortization
-----------------------------------------------------------------------------------
Symphony acquisition --
   Customer relationships           $ 43,800   $ 5,445      $43,800   $ 3,223
   Internally developed
     software                          1,622       783        1,622       458
   Favorable lease                       369       343          369       226
NWQ acquisition --
   Contractual customer
     relationships                    22,900     3,604       22,900     1,060
                                    --------   -------      -------   -------
        Total                       $ 68,691   $10,175      $68,691   $ 4,967
                                    ========   =======      =======   =======

         For the years ended December 31, 2003 and 2002, the aggregate amortization expense relating to the Company's amortizable intangible assets was $5.2 million and $3.8 million, respectively. There were no unamortizable intangible assets at December 31, 2003 and 2002. The estimated aggregate amortization expense for each of the next five years is approximately: $5.1 million for 2004 and 2005, $5.0 million for 2006, and $4.8 million for 2007 and 2008.

OTHER RECEIVABLES AND OTHER LIABILITIES. Included in other receivables and other liabilities are receivables from and payables to broker/dealers and customers, primarily in conjunction with unsettled trades. These receivables were approximately $1,567,000 and $3,231,000, and these payables were approximately $3,871,000 and $4,239,000 at December 31, 2003 and 2002, respectively.

OTHER ASSETS. Other assets consist primarily of commissions advanced by the Company on sales of certain mutual fund shares. Such commissions are being amortized over the lesser of the Securities and Exchange Commission Rule 12b-1 revenue stream period (one to eight years) or the period during

20              Nuveen Investments, Inc.  -   Annual Report 2003
which the shares of the fund upon which the commissions were paid remain outstanding.

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

TAXES. The Company and its subsidiaries file consolidated federal income tax returns. The Company provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. Although valuation allowances may be established, when necessary to reduce deferred tax assets to amounts expected to be realized, there were no deferred tax asset valuation allowances at December 31, 2003 or 2002.

SUPPLEMENTAL CASH FLOW INFORMATION. The Company paid interest of $6.1 million in 2003, $5.7 million in 2002, and $3.3 million in 2001. This compares with interest expense reported in the Company's consolidated statements of income of $7.4 million, $4.9 million, and $3.8 million for the respective reporting years.

   Federal and state income taxes paid for the years ending December 31, 2003, 2002 and 2001, amounting to $63,462,000, $41,671,000, and $46,732,000, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

2. EARNINGS PER COMMON SHARE

On August 9, 2001, the Company's Board of Directors authorized a 3-for-2 stock split of its common stock to shareholders of record on September 20, 2001. On May 9, 2002, the Company's Board of Directors declared a second, 2-for-1 stock split to be effected as a dividend to shareholders of record as of June 3, 2002. All references in the consolidated financial statements and notes as to number of shares, per share amounts and market prices of the Company's common stock have been restated to reflect these actions.

   The following table sets forth a reconciliation of net income and common shares used in the basic and diluted earnings per share computations for the three years ended December 31, 2003:

(in thousands,                       Net                   Per Share
except per share data)             Income       Shares       Amount
                                  ---------    ---------   ---------
2001:
Net income                        $ 114,698
Less: Preferred stock dividends      (1,195)
                                  ---------
Basic EPS                         $ 113,503       94,299   $1.20
Dilutive effect of:
   Restricted stock                      --          274
   Employee stock options                --        3,764
   Assumed conversion
     of preferred stock               1,195        3,350
                                  ---------    ---------
Diluted EPS                       $ 114,698      101,687   $ 1.13
                                  =========    =========   ======

2002:

Net income                        $ 126,185
Less: Preferred stock dividends        (141)
                                  ---------
Basic EPS                         $ 126,044       93,910   $ 1.34
Dilutive effect of:
   Restricted stock                      --          416
   Employee stock options                --        3,304
   Assumed conversion
     of preferred stock                 141          412
                                  ---------    ---------
Diluted EPS                       $ 126,185       98,042   $ 1.29
                                  =========    =========   ======

2003:

Basic EPS                         $ 143,996       92,612   $ 1.55
Dilutive effect of:
   Restricted stock                      --          465
   Employee stock options                --        2,867
                                  ---------    ---------
Diluted EPS                       $ 143,996       95,944   $ 1.50
                                  =========    =========   ======

         Options to purchase 4,990,800 shares of the Company's common stock at a range of $27.10 to $27.50 were outstanding at December 31, 2003, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares.

                Nuveen Investments, Inc.  -   Annual Report 2003              21

At December 31, 2002, options to purchase 5,072,400 shares of the Company's common stock at a range of $26.34 to $27.50 were outstanding, but were not included in the computation of diluted earnings per share because the options' respective exercise prices per share were greater than the average market price of the Company's common shares. At December 31, 2001, all outstanding options had a potentially dilutive effect and were included in the computation of diluted earnings per share.

3. INCOME TAXES

The provision for income taxes on earnings for the three years ended December 31, 2003 is:

(in thousands)                   2003       2002       2001
-------------------------------------------------------------
Current:
   Federal                     $ 64,901   $ 58,204   $ 57,608
   State                         12,274      9,566     11,950
-------------------------------------------------------------
                                 77,175     67,770     69,558
-------------------------------------------------------------
Deferred:
   Federal                       11,889     10,221      4,416
   State                          2,228      2,684        882
-------------------------------------------------------------
                               $ 14,117   $ 12,905   $  5,298
=============================================================

         The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

                                      2003   2002   2001
                                      ----   ----   ----
Federal statutory rate applied
   to income before taxes             35.0%  35.0%  35.0%
State and local income taxes, net
   of federal income tax benefit       4.3    4.3    5.0
Tax-exempt interest income, net
   of disallowed interest expense     (0.1)  (0.1)  (0.3)
Other, net                            (0.4)  (0.2)  (0.2)
                                      ====   ====   ====
Effective tax rate                    38.8%  39.0%  39.5%
                                      ====   ====   ====

         The tax effects of significant items that give rise to the net deferred tax asset/(liability) recorded on the Company's consolidated balance sheets are shown in the following table:

(in thousands)
December 31,                                   2003       2002
----------------------------------------------------------------
Gross deferred tax asset:
   Deferred compensation                     $ 11,253   $ 11,200
   Accrued post-retirement
     benefit obligation                         3,225      3,648
   Unfunded accrued pension cost
     (non-qualified plan)                         922        822
   Book depreciation in excess of
     tax depreciation                           3,119      3,554
   Other, consisting primarily of Symphony
     limited partnership income                11,491     19,319
                                             --------   --------
Gross deferred tax asset                       30,010     38,543
                                             --------   --------
Gross deferred tax liability:
   Deferred commissions and
     fund offering costs                       (3,815)    (6,103)
   Goodwill amortization                      (47,478)   (31,164)
   Prepaid pension costs                       (1,360)    (2,104)
   Other, consisting primarily of
     internally developed software             (5,883)   (11,255)
                                             --------   --------
Gross deferred tax liability                  (58,536)   (50,626)
                                             --------   --------
   Net deferred tax liability                $(28,526)  $(12,083)
                                             ========   ========

         The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will generate the future taxable income necessary to realize the benefits of these future tax deductions.

         Not included in income tax expense for 2003, 2002 and 2001 are income tax benefits of $7,296,000, $17,573,000, and $22,580,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital and as a reduction of taxes payable included in other liabilities on our consolidated balance sheets.

22              Nuveen Investments, Inc.  -   Annual Report 2003

4. NOTES PAYABLE

On September 19, 2003, the Company issued $300 million of senior unsecured notes (the "private placement debt"). These notes mature on September 19, 2008, and carry a fixed coupon rate of 4.22%, payable semi-annually. These notes, which were issued at 100% of par, are unsecured and are prepayable at any time in whole or in part. In the event of prepayment, the Company will pay an amount equal to par plus accrued interest plus a "make-whole premium," if applicable. Proceeds from the private placement debt were used to refinance existing debt and for general corporate purposes.

         Given the volatility of Treasury bond yields prior to the anticipated pricing date (i.e., the date when the fixed coupon rate would be set), the Company entered into a series of treasury rate lock transactions. The purpose of the treasury rate lock was to hedge against the risk that interest rates would rise prior to the pricing date. The prevailing treasury rate had declined by the time the private placement debt was priced and the rate lock transactions were settled for a payment by the Company of $1.5 million (See Note 5). The loss on settlement of these transactions is being amortized over the term of the private placement debt, resulting in an increase in interest expense above the fixed rate of 4.22%.

         Also amortized over the term of the private placement debt are gains associated with several interest rate swap transactions entered into by the Company. These interest rate swap transactions, under which the Company agreed to pay variable rates of interest, hedged only a portion ($150 million) of the $300 million in fixed-rate private placement debt. (See Note 5). Subsequently, the spread between floating and fixed rates narrowed and these interest rate swap transactions were terminated in September 2003 and December 2003 and settled for a payment to the Company of $3.2 million and $1.7 million, respectively. The resultant gains on settlement (net of interest accruals) of $3.2 million and $0.8 million, are being amortized over the term of the private placement debt, effectively reducing interest expense.

         In late December, the Company entered into another interest rate swap transaction whereby the Company agrees to pay variable rates of interest. This swap only hedges a portion ($50 million) of the private placement debt. (See
Note 5). At December 31, 2003, the fair value of this interest rate swap transaction was approximately $72,000. This interest rate swap reduced the interest rate on one-sixth of the private placement debt from the fixed rate of 4.22% to a floating rate of 1.79% for the period ended December 31, 2003. (See
Note 5.) The aggregate effect of the associated rate locks and swaps has been to reduce the effective borrowing cost for the Company relative to the 4.22% fixed rate financing cost.

         The total amount of notes payable at December 31, 2003, on the consolidated balance sheet includes the amount of the $300 million private placement debt plus the unamortized gains of $3.8 million related to the terminated interest rate swaps and the fair value of the open interest rate swap of approximately $72,000. Also included as a reduction in notes payable at December 31, 2003, is $1.8 million in unamortized private placement debt issuance costs. These costs are being amortized to interest expense over the term of the private placement debt. At December 31, 2003, the fair value of our outstanding debt was $299.2 million.

         The Company also has lines of credit with a group of banks and a revolving loan agreement with its majority shareholder, The St. Paul Companies Inc. ("St. Paul"). The line of credit with a group of banks is a revolving credit line of $250 million, entered into on August 7, 2003. This committed line is divided into two equal facilities -- one with a three-year term that expires in August 2006, and one with a term of 364 days that expires in August 2004. Proceeds from borrowings under this facility may be used for fulfilling day to day cash requirements and general corporate purposes, including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of 0.12% of the committed amount for the three-year facility and for the 364-day facility. As of December 31, 2003, there were no amounts outstanding under these lines of credit. At December 31, 2002, there was $55 million outstanding under these lines of credit. For the years ended December 31, 2003 and 2002, the weighted-average interest rate on the committed lines was 1.49% and 2.03%, respectively, for the three-year facility and 1.49% and 1.96%, respectively, for the 364-day facility.

         The revolving loan agreement with St. Paul was entered into on July 31, 2002. At that time, Nuveen Investments borrowed the total amount available under the $250 million agreement. This loan facility was originally set to expire on July 15, 2003, however it was amended prior to this expiration date to provide for no scheduled expiration date, but to specify that borrowings would be required to be repaid within 30 days demand by St. Paul. During March 2003, the Company paid down $145 million of the total debt that was outstanding under the St. Paul debt facility. The remaining balance of $105 million was repaid on September 19, 2003. This loan facility carries a floating interest rate of LIBOR plus a margin of up to 0.25%. For the years ended December 31,

                Nuveen Investments, Inc.  -   Annual Report 2003              23

2003 and 2002, the weighted-average annual interest rate on the St. Paul debt facility was 1.51% and 1.96%, respectively.

         Our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $100 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2003 and 2002, no borrowings were outstanding on these uncommitted lines of credit.

5. DERIVATIVE FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133" and further amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," (collectively, "SFAS No. 133") states that, unless a derivative qualifies as a hedge, the gain or loss from a derivative instrument must be recorded currently into earnings. Under SFAS No. 133, three types of hedges are recognized: fair value hedges, cash flow hedges, and hedges of a corporation's net investments in foreign operations.

FAIR VALUE HEDGES. An entity may designate a derivative instrument as hedging the exposure to changes in the fair value (market value) of financial assets or liabilities. For example, a fixed rate bond's market value changes when prevailing market interest rates change. Hedging the fixed-rate bond's price risk with a derivative would be considered a fair value hedge.

CASH FLOW HEDGES. An entity may also designate a derivative instrument as hedging the exposure to variability in expected future cash flows that is attributable to a particular risk. That exposure may be associated with an existing recognized asset or liability or a forecasted transaction.

         As discussed in Note 4, in anticipation of the private placement debt issuance, the Company entered into a series of treasury rate lock transactions with an aggregate notional amount of $100 million. These treasury rate locks are accounted for as cash-flow hedges, as they hedged against the variability in future projected interest payments on the then-forecasted issuance of fixed rate debt (the private placement debt) attributable to changes in interest rates. The prevailing treasury rates had declined by the time of the private placement debt issuance and the locks were settled for a payment by the Company of $1.5 million. The Company has recorded this loss in "Accumulated Other Comprehensive Income/(Loss)" in the accompanying consolidated balance sheets, as the treasury rate locks were considered highly effective (for accounting purposes) in mitigating the interest rate risk on the forecasted debt issuance. Amounts accumulated in other comprehensive loss will be reclassified into earnings commensurate with the recognition of the interest expense on the newly issued debt.

         Also as discussed in Note 4, the Company entered into a series of interest rate swap transactions as hedges against changes in a portion of the fair value of the private placement debt. Under the agreements, payments were to be exchanged at specified intervals based on fixed and floating interest rates. All of the interest rate swap transactions were designated as fair value hedges to mitigate the changes in fair value of the hedged of the private placement debt. The Company determined that these interest rate swap transactions qualified for treatment under the short-cut method of SFAS No. 133 of measuring effectiveness. Certain of these interest rate swap transactions were terminated. The cancellation of these interest rate swap transactions resulted in a total gain to the Company of approximately $4.0 million. These gains are being amortized over the term of the private placement debt, lowering the effective interest rate of the private placement debt.

         At December 31, 2003, the fair value of the one open interest rate swap transaction is approximately $72,000 and is reflected in "Other Assets" on the accompanying consolidated balance sheets, with a corresponding increase in "Notes Payable" representing the change in fair value of the fixed rate debt. In accordance with the short-cut method of SFAS No. 133, the fair value adjustment had no earnings impact since the interest rate swap is considered "highly effective" in eliminating the interest rate risk of the fixed rate debt that it is hedging.

         Finally, the Company holds stock purchase warrants of the National Association of Securities Dealers ("NASD"), received in connection with our purchase of NASD common stock. These stock purchase warrants are considered to be derivatives, but are not designated as hedges. At December 31, 2003, these warrants are carried at a market value of $375 and are included in "Other Investments" on the accompanying consolidated balance sheets. For the year ended December 31, 2003, the Company recorded approximately $48,000 of losses into income from continuing operations relating to the change in the market value of these derivatives during this period.

6. COMMITMENTS AND CONTINGENCIES

Rent expense for office space and equipment was $10,513,000, $9,630,000, and $8,263,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Minimum rental commitments for office space and equipment, including estimated

24              Nuveen Investments, Inc.  -   Annual Report 2003
escalation for insurance, taxes and maintenance for the years 2004 through 2013, the last year for which there is a commitment, are as follows:

(in thousands)
    Year                         Commitment
-------------                    ----------
2004                             $  9,694
2005                                9,861
2006                                9,460
2007                                8,575
2008                                7,574
Thereafter                         33,272

         As part of the Symphony acquisition, the Company may be required to make future additional payments for substantially above average growth of the Symphony business over an extended period. As of December 31, 2003, the potential for future additional payments is up to a maximum of approximately $121.2 million. Any future payments will be recorded as additional goodwill.

         From time to time, the Company and its subsidiaries are named as defendants in pending legal matters. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

7. RETIREMENT PLANS

The Company has a noncontributory retirement plan and a post-retirement benefit plan covering the majority of employees, excluding employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee's average compensation during the highest consecutive five years of the employee's last ten years of employment. The Company's funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Additionally, the Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.

         The Company also maintains a noncontributory pension plan for certain employees whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan. Funding is not made under this plan until benefits are paid.

         For purposes of our consolidated financial statements, our plans' measurement date is December 31. The market-related value of plan assets is determined based on the fair value at measurement date. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate used reflects the rate at which we believe the pension plan obligations could be effectively settled at the measurement date, as though the pension benefits of all plan participants were determined as of that date.

         An accumulated benefit obligation represents the actuarial present value of benefits in the event of termination at a specified date. As of December 31, 2003 and 2002, the accumulated benefit obligation for our pension plans was $20,604,000 and $19,111,000, respectively; for our post-retirement plan, our accumulated benefit obligation at December 31, 2003 and 2002 was $7,465,000 and $9,072,000, respectively.

         A projected benefit obligation represents the actuarial present value of all benefits assuming that the plan is ongoing and will not terminate in the foreseeable future. It is measured using assumptions as to future compensation levels, as the pension benefit formula is based on those future salary levels. The following tables provide a reconciliation of the changes in the plans' projected benefit obligations and fair value of plan assets over the two-year period ending December 31, 2003, and a statement of the funded status as of December 31 of both years:

                                               Pension         Post-retirement
                                               Benefits            Benefits
--------------------------------------------------------------------------------
(in thousands)                             2003       2002      2003      2002
--------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Obligation at January 1                  $  25,418  $21,374   $  9,072   $ 7,498
Service cost                                 1,660    1,462        268       464
Interest cost                                1,661    1,515        493       549
Plan amendments                                 --       --     (3,534)       --
Actuarial loss                               1,596    2,227      1,499     1,085
Benefit payments                            (2,097)    (841)      (333)     (321)
Curtailments                                    --     (319)        --      (203)
                                         ---------  -------   --------   -------
Obligation at December 31                $  28,238  $25,418   $  7,465   $ 9,072
                                         =========  =======   ========   =======
CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan
   assets at January 1                   $  23,212  $25,593   $     --   $    --
Actual return on plan assets                 3,585   (1,540)        --        --
Benefit payments                            (2,097)    (841)      (333)     (321)
Company contributions                            2       --        333       321
                                         =========  =======   ========   =======
Fair value of plan assets
   at December 31                        $  24,702  $23,212   $     --   $    --
                                         =========  =======   ========   =======

                Nuveen Investments, Inc.  -   Annual Report 2003              25

                                               Pension         Post-retirement
                                               Benefits            Benefits
--------------------------------------------------------------------------------
(in thousands)                             2003       2002      2003      2002
--------------------------------------------------------------------------------
RECONCILIATION OF PREPAID (ACCRUED) AND
TOTAL AMOUNT RECOGNIZED
Funded status at December 31             $  (3,536) $(2,206)  $ (7,465)  $(9,072)
Unrecognized prior-service cost                 93       99     (2,984)      362
Unrecognized net loss (gain)                 5,128    5,363      1,002      (497)
                                         ---------  -------   --------   -------
Prepaid (accrued) cost                   $   1,685  $ 3,256   $ (9,447)  $(9,207)
                                         =========  =======   ========   =======

         The Company employs a total return approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalizations. Other assets such as real estate are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an on-going basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies.

         The expected long-term rate of return on plan assets is estimated based on the plan's actual historical return results, the allowable allocation of plan assets by investment class, market conditions and other relevant factors. We evaluate whether the actual allocation has fallen within an allowable range, and we then evaluate actual asset returns in total and by asset class. The following table presents actual allocation of plan assets, in comparison with the allowable allocation range, both expressed as a percentage of total plan assets, as of December 31:

                                 December 31
                          2003               2002
---------------------------------------------------------
Asset Class        Actual   Allowable   Actual  Allowable
---------------------------------------------------------
Cash                 3%       0 - 15%     2%      0 - 15%
Fixed maturities    36       20 - 60     44      20 - 60
Equities            61       30 - 70     54      30 - 70
Other               --        0 - 10     --       0 - 10
---------------------------------------------------------
   Total           100%                 100%
=========================================================

         The Company does not expect to make any contributions during 2004 for its pension plans: however, for its post-retirement benefit plan, the Company expects to contribute approximately $350,000 during 2004.

         The following table provides the amounts recognized in the consolidated balance sheets as of December 31 of both years. Prepaid benefit cost is recorded in other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.

                                      Pension       Post-retirement
                                     Benefits           Benefits
---------------------------------------------------------------------
(in thousands)                  2003      2002      2003      2002
---------------------------------------------------------------------
Prepaid benefit cost         $  4,158   $ 5,311   $     --   $     --
Accrued benefit liability      (2,473)   (2,055)    (9,447)    (9,207)
                             --------   -------   --------   --------
Net amount recognized        $  1,685   $ 3,256   $ (9,447)  $ (9,207)
                             ========   =======   ========   ========

         The Company's qualified and non-qualified pension plans' projected benefit obligation exceeds the fair value of plan assets for the years ending December 31, 2003 and 2002. The Company's post-retirement benefits plan has no plan assets. The aggregate benefit obligation for the post-retirement plan is $7,465,000 as of December 31, 2003, and $9,072,000 as of December 31, 2002.

         The following table provides the components of net periodic benefit costs for the plans for the three years ending December 31, 2003:

                                           Pension Benefits
------------------------------------------------------------------
(in thousands)                        2003       2002        2001
------------------------------------------------------------------
Service cost                         $ 1,660    $ 1,462    $ 1,312
Interest cost                          1,661      1,515      1,392
Expected return on plan assets        (1,930)    (2,239)    (2,380)
Amortization of
   unrecognized net asset                 --         --       (184)
Amortization of prior-service cost         7          7          8
Amortization of net loss (gain)          175          9       (130)
Curtailments and settlements              --       (108)      (290)
                                     -------    -------    -------
Net periodic benefit cost            $ 1,573    $   646    $  (272)
                                     =======    =======    =======

                                      Post-retirement Benefits
------------------------------------------------------------------
(in thousands)                         2003      2002       2001
------------------------------------------------------------------
Service cost                         $   268    $   464    $   420
Interest cost                            493        549        510
Amortization of prior-service cost      (188)        43         50
Amortization of net gain                  --        (20)       (49)
Curtailments and settlements              --       (174)      (167)
                                     -------    -------    -------
Net periodic benefit cost            $   573    $   862    $   764
                                     =======    =======    =======

26              Nuveen Investments, Inc.  -   Annual Report 2003

         The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                    Pension Benefits     Post-retirement Benefits
-----------------------------------------------------------------
Weighted-average
 assumptions as
 of December 31,     2003   2002    2001   2003   2002    2001
-----------------------------------------------------------------
Discount rate       6.25%  6.75%  7.25%   6.25%  6.75%   7.25%
Expected return
   on plan assets   8.50%  8.50%  9.00%    N/A    N/A      N/A
Rate of compen-
   sation increase  4.50%  5.00%  5.50%    N/A    N/A      N/A

         For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004 and gradually declines to a 5% annual rate of increase by the year 2008.

         Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in thousands)                        1% Increase 1% Decrease
-------------------------------------------------------------
Effect on total service
   and interest cost                  $   148     $  (122)
Effect on the health care
   component of the accumulated
   post-retirement benefit obligation $ 1,083     $  (923)

         On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The company anticipates that the benefits it pays after 2006 will be lower as a result of the new Medicare provisions; however, the retiree medical obligations and costs reported do not reflect the impact of this legislation. Deferring the recognition of the new Medicare provisions' impact is permitted by Financial Accounting Standards Board Staff Position 106-1 due to open questions about some of the new Medicare provisions and a lack of authoritative accounting guidance about certain matters. The final accounting guidance could require changes to previously reported information.

         The Company has a profit sharing plan that covers the majority of its employees, including employees of certain of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions.

         The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonuses until a certain date or until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate or at a rate of return of one of several managed funds sponsored by the Company, as selected by the participant. The Company mitigates its exposure relating to participants who have selected a fund return by investing in the underlying fund at the time of the deferral.

8. EQUITY INCENTIVE PLANS

The Company currently maintains one stock-based compensation plan, the Second Amended and Restated Nuveen 1996 Equity Incentive Award Plan (the "1996 Plan"). Through May 2002, the Company also maintained the Nuveen 1992 Special Incentive Plan (the "1992 Plan"). The 1992 Plan was developed in connection with the Company's initial public offering of stock and authorized the issuance of an aggregate of 17,940,000 shares of Class A common stock for the grant of equity awards, including up to 7,020,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved an aggregate of 30,900,000 shares of Class A common stock for awards. Under the existing plan, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.

         In 2001, the Company awarded 79,042 shares of restricted stock with cliff vesting and a weighted-average fair value of $19.35. In 2002, the Company granted 200,000 shares of restricted stock with a weighted-average fair value of $29.45. In 2003, the Company granted 5,000 shares of restricted stock with a weighted-average fair value of $25.89. All awards are subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation expense for restricted stock awards, including the amortization of prior year awards, was $1.9 million, $1.5 million, and $0.8 million for 2003, 2002 and 2001, respectively.

         The Company also awarded certain employees options to purchase the Company's Class A common stock at exercise prices equal to or greater than the closing market price of the stock on the day the options were awarded. All options awarded under the 1992 Plan have been exercised or forfeited as of May 2002. Options awarded during 1996 through 2003, pursuant to the 1996 Plan, are generally subject to three- and four-year cliff vesting and expire after ten years

                Nuveen Investments, Inc.  -   Annual Report 2003              27
from the award date. The Company awarded options to purchase 2,910,602 shares of Class A common stock in January 2004 to employees pursuant to the Company's incentive compensation program for 2003. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded. There were 1,185,000 Class A shares available for future equity awards as of December 31, 2003, after consideration of the January 2004 incentive awards.

         A summary of the Company's stock option activity for the years ended December 31, 2003, 2002 and 2001 is presented in the following table and narrative:

                                                   Weighted-
                                                   Average
(in thousands, except per share data) Options   Exercise Price
--------------------------------------------------------------
Options outstanding at
   December 31, 2000                  15,766    $  10.49
     Awarded                           3,227       18.76
     Exercised                        (5,045)       9.07
     Forfeited                          (330)      14.76
Options outstanding at
   December 31, 2001                  13,618    $  12.87
     Awarded                           5,280       27.19
     Exercised                        (2,707)      10.41
     Forfeited                          (318)      20.21
Options outstanding at
   December 31, 2002                  15,873    $  17.91
     Awarded                           3,453       25.91
     Exercised                        (1,439)      12.29
     Forfeited                          (162)      25.99
Options outstanding at
   December 31, 2003                  17,725    $  19.85
Options exercisable at:
   December 31, 2001                   6,215    $  10.22
   December 31, 2002                   5,552    $  11.48
   December 31, 2003                   6,837    $  12.06

         All options awarded in 2003, 2002 and 2001 have exercise prices equal to the closing market price of the stock on the date of grant and have weighted-average exercise prices of $25.91, $27.19, and $18.76, respectively. Exercise prices for options outstanding as of December 31, 2003, ranged from $8.33 to $27.50 per share. The weighted-average remaining contractual life of those options is approximately seven years. SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide for alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to account for its stock-based compensation plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees." However, the amended disclosure requirements of SFAS No. 123 are applicable to the Company and are reflected in the next table.

         SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, the use of a fair value-based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and is amortized to expense over the lesser of the options' vesting period or the related employee service period. While the Company has elected to account for its stock-based compensation plans in accordance with APB No. 25, SFAS No. 123 (as amended by SFAS No. 148) requires disclosure of pro forma information regarding net income and earnings per share as if the provisions of SFAS No. 123 (as amended by SFAS No. 148) had been applied and the Company accounted for its employee stock option awards under the fair value method of SFAS No. 123 (as amended by SFAS No. 148).

         Accordingly, if the compensation cost for employee stock options awarded had been determined in this manner, 2003 net income would have been reduced by $10.2 million, or $0.11 per basic and $0.11 per diluted earnings per share. 2002 and 2001 net income would have been reduced by $9.1 million and $6.6 million, respectively, translating into a reduction of $0.10 and $0.09 per 2002 basic and diluted earnings per share and a reduction of $0.07 and $0.06 per 2001 basic and diluted earnings per share. The options awarded during 2003 have a weighted-average fair value of $4.24 per share. The options awarded during 2002 have a weighted-average fair value of $4.77 per share. Options awarded during 2001 have a weighted-average fair value of $3.53 per share. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2003, 2002 and 2001, respectively: weighted-average risk-free interest rates of 3.2%, 3.9%, and 4.6%; dividend yields of 2.7%, 2.7%, and 3%; weighted-average expected option lives of 5.2, 5 and 5.5 years; and volatility factors of the expected market price of our common stock of 21%, 20% and 19%. SFAS No. 123 only applies to those equity instruments awarded in fiscal years that begin after December 15, 1994.

         The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition

28              Nuveen Investments, Inc.  -   Annual Report 2003
provisions of SFAS No. 123 (as amended by SFAS No. 148 and SFAS No. 149):

                                          Year Ended December 31,
(in thousands, except per share data)   2003      2002       2001
-------------------------------------------------------------------
Net income, as reported               $143,996  $126,185   $114,698
Deduct: Total stock-based
   employee compensation
   expense determined under
   fair value-based method
   for all awards, net of
   related tax effects                 (10,249)   (9,068)    (6,625)
                                      --------  --------   --------
Pro forma net income                  $133,747  $117,117   $108,073
                                      --------  --------   --------
Earnings per share:
   Basic -- as reported               $   1.55  $   1.34   $   1.20
   Basic -- pro forma                 $   1.44  $   1.24   $   1.13
   Diluted -- as reported             $   1.50  $   1.29   $   1.13
   Diluted -- pro forma               $   1.39  $   1.20   $   1.07

         Through October 2003, Rittenhouse maintained the Rittenhouse Financial Services, Inc., 1997 Equity Incentive Award Plan ("1997 Plan"). This plan was established subsequent to the acquisition in order to attract and retain officers and other employees. The 1997 Plan authorized the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B common stock. The exercise price for any options granted under the 1997 Plan was equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee serving the Rittenhouse board of directors on the relevant valuation date. The term of each option was no more than four years from the date of grant. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provided that Rittenhouse, or its designee, had the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 2003, all of the options to acquire the 1,200,000 shares of Rittenhouse Class B Common Stock (the total number of options authorized under the 1997 Plan) have been exercised. Of these awards, 391,122 and 395,142 options were exercised during 2003 and 2002, respectively. No options were exercised during 2001. No options were forfeited during 2003. Of the 4,180 options that were forfeited in 2002, none were reissued. The shares exercised in 2003 were repurchased by the Company on October 14, 2003. Purchase price in excess of the exercise price of $11.1 million was added to goodwill. The shares exercised in 2002 were repurchased by the Company on September 30, 2002. Purchase price in excess of the exercise price of $16.3 million was added to goodwill. Effective January 1, 2002, goodwill is no longer being amortized but will be tested for impairment at least annually. (See "Goodwill" in Note 1.)

9. ACQUISITION OF NWQ INVESTMENT MANAGEMENT COMPANY, INC.

On August 1, 2002, Nuveen Investments completed the acquisition of NWQ Investment Management Company, Inc. ("NWQ"). NWQ is an asset management firm based in Los Angeles, California, with approximately $13.5 billion of assets under management as of December 31, 2003. NWQ specializes in value-oriented equity investments and has significant relationships with institutions and financial advisors serving high-net-worth investors. As a result of the acquisition, Nuveen Investments has broadened its asset base, enabling it to meet the needs of its customers with core value, growth, and fixed income components of a conservative, well-diversified portfolio.

         The aggregate NWQ purchase price was $145.4 million, of which approximately $10.2 million was allocated to the net liabilities assumed in the transaction. Net book value consisted primarily of cash, fee receivables and payables. The purchase price plus the net liabilities assumed were allocated to identifiable intangible assets and goodwill. The transaction price includes potential additional future payments up to a maximum of $20.5 million over a five-year period that can be offset by fees paid to seller affiliates under a strategic alliance agreement. As these future payments relate to a take-or-pay type of contract, the $20.5 million has been recorded as both goodwill and a corresponding liability on the accompanying December 31, 2002, consolidated balance sheet. No cash payments were made during 2002. During 2003, $2.5 million was paid on this $20.5 million liability.

         As part of the NWQ acquisition, key employees purchased three classes of non-controlling member interests in NWQ Investment Management Company, LLC (Class 2, Class 3 and Class 4 interests). The non-controlling interest of $3.0 million and $2.8 million as of December 31, 2003 and 2002, respectively, is reflected in minority interest on the consolidated balance sheets. The purchase allows NWQ management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2003, the Company recorded minority interest expense of approximately $1.1

                Nuveen Investments, Inc.  -   Annual Report 2003              29
million. This amount reflects the portion of profits applicable to the minority interest. Beginning in 2004 and continuing through 2008, the Company has the right to acquire the respective interests of the non-controlling members.

         The Company engaged external valuation experts to determine the appropriate purchase price allocation. Final valuation results indicate that approximately $22.9 million of the purchase price in excess of the net book value of the assets acquired was assignable to intangible assets, all of which relates to existing contractual customer relationships (the preliminary valuation estimates a 9-year useful life). There were no unamortizable intangible assets acquired in the NWQ acquisition. As of December 31, 2003 and 2002, and for the years then ended, accumulated amortization and amortization expense were $3.6 million and $1.1 million, and $2.5 million and $1.1 million, respectively. The estimated aggregate amortization expense for each of the next five years is $2.5 million.

         The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in millions)                  At August 1, 2002
------------------------------------------------
Net fixed assets               $     1.3
Other assets                         0.2
Intangible assets                   22.9
Goodwill                           132.7
                               ---------
Total assets acquired          $   157.1
Total liabilities assumed          (11.7)
                               ---------
Net cash paid                  $   145.4
                               =========

         Of the $132.7 million assigned to non-amortizable goodwill, approximately $8.8 million is expected to be deductible for 2003 tax purposes; for 2002, $4.2 million was deducted for tax purposes.

         The results of NWQ operations are included in our consolidated statements of income since August 1, 2002, the date of the NWQ acquisition. The following actual and unaudited pro forma information for the year ended December 31, 2002, reflects a summary of the consolidated results of operations of Nuveen Investments and NWQ as if the acquisition had occurred on January 1, 2002.

                               As Reported      Pro Forma
(in thousands, except          Year Ended      Year Ended
per share data)               Dec. 31, 2002   Dec. 31, 2002
-----------------------------------------------------------
Revenues                      $   396,447     $ 417,044
Net Income                    $   126,185     $ 128,014
Earnings per common
   share (diluted)            $      1.29     $    1.31

10. REDEEMABLE PREFERRED STOCK

On January 2, 1997, in connection with its acquisition of Flagship Resources, Inc., the Company issued 1.8 million shares of 5% Cumulative Convertible Preferred Stock to former Flagship shareholders with a redemption value of $45 million. Shares of preferred stock were convertible into approximately 5.0 million split adjusted shares (see Note 2) of the Company's Class A common stock on or after January 2, 1999, and were redeemable at the option of the Company at any time on or after January 2, 2001, but not later than January 2, 2007.

         As of December 31, 2003 and 2002, all shares of convertible preferred stock have been converted.

11. RELATED PARTY TRANSACTIONS

On June 30, 2002, we made a loan to one of Symphony's prior owners, Maestro LLC, for approximately $2.1 million. The members of Maestro LLC also are employees of Symphony. This uncollateralized, interest-bearing loan is payable on or before December 31, 2006, and carries a variable interest rate equal to the Applicable Federal Rate published by the Secretary of the Treasury (as of December 2003, the applicable interest rate was 3.55% per annum). Any contingent consideration payments required to be made by the Company relating to the Symphony acquisition may be used to offset this loan obligation. As of December 31, 2003 and 2002, the net remaining note receivable of approximately $828,000 and $2.1 million, respectively, is included in other assets on our consolidated balance sheets.

12. COMMON STOCK

A summary of common stock activity for the three-year period ended December 31, 2003, follows:

(in thousands)                        2003      2002      2001
----------------------------------------------------------------
Shares outstanding at
   beginning of year                  92,726    95,142    93,942
Shares issued under stock options
   and other incentive plans           1,444     2,713     5,120
Shares acquired                       (1,664)   (5,747)   (8,250)
Conversion of preferred
   to common                              --       618     4,330
                                     -------   -------   -------
Shares outstanding at end of year     92,506    92,726    95,142
                                     -------   -------   -------

         On August 9, 2002, the Board of Directors authorized a share repurchase program of up to 7.0 million shares. At December 31, 2003, there were 4.2 million shares remaining to be purchased under the program.

30              Nuveen Investments, Inc.  -   Annual Report 2003

13. NET CAPITAL REQUIREMENT

Effective December 31, 2002, Nuveen Investments, LLC the Company's wholly owned broker/dealer subsidiary, converted from a Delaware corporation to a Delaware limited liability company named "Nuveen Investments, LLC." This broker/dealer subsidiary is subject to the Securities and Exchange Commission Rule 15c3-1, the "Uniform Net Capital Rule," which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15-to-1. At December 31, 2003, our broker/dealer's net capital ratio was 1.94 to 1 and its net capital was approximately $14,755,000, which is $12,842,000 in excess of the required net capital of $1,913,000.

14. QUARTERLY RESULTS (UNAUDITED)

The following tables set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 2003:

(in thousands, except per share data)

                              First      Second      Third      Fourth
2003                         Quarter     Quarter    Quarter    Quarter
-----------------------------------------------------------------------
Total operating revenues    $ 101,547   $106,097   $120,827   $ 123,557
Net income                     32,634     34,009     37,368      39,985
Per common share:
   Basic EPS                     0.35       0.37       0.40        0.43
   Diluted EPS                   0.34       0.36       0.39        0.42
   Cash dividends                0.13       0.13       0.15        0.15
Closing stock price range:
   High                        26.840     28.150        30.300   29.000
   Low                         19.990     22.380        25.800   25.650

                              First      Second     Third      Fourth
2002                         Quarter     Quarter    Quarter    Quarter
-----------------------------------------------------------------------
Total operating revenues    $  92,609   $ 90,348   $102,406     111,084
Net income                     29,989     30,452     32,008      33,736
Per common share:
   Basic EPS                     0.32       0.32       0.34        0.36
   Diluted EPS                   0.30       0.31       0.33        0.35
   Cash dividends                0.12       0.12       0.13        0.13
Closing stock price range:
   High                        27.645     30.785     25.870      27.600
   Low                         25.445     25.700     20.180      21.190

         Nuveen Investments, Inc., Class A common stock, representing approximately 21% of the Company's issued and outstanding common stock at December 31, 2003, is listed on the New York Stock Exchange under the symbol "JNC." There are no contractual restrictions on the Company's present ability to pay dividends on its common stock, although the credit agreement underlying the bank debt facilities does require maintenance of stockholders' equity at certain levels.

15. SUBSEQUENT EVENTS

In January 2004, the Company entered into a pair of interest rate swap transactions with an aggregate notional amount of $100 million. These interest rate swap transactions, under which the Company agreed to pay variable rates of interest, were designated and accounted for as fair value hedges to mitigate changes in the fair value of the hedged portion ($ 100 million) of the fixed-rate private placement debt.These swaps qualified for the short-cut method under SFAS No. 133.

         Subsequently, these interest rate swap transactions as well as the one interest rate swap transaction that remained open at December 31, 2003, (see Notes 4 and 5) were terminated and settled for a total payment to the Company of approximately $1.8 million. Net of interest accruals, the resultant gain on settlement was approximately $1.8 million. This gain is being amortized over the term of the private placement debt, lowering the effective interest rate.

         On February 13, 2004, the Company exercised its right to call 100% of the Class 2 NWQ minority members' interests (see Note 9) for $15.4 million. Of the total amount paid, approximately $12.9 million was recorded as goodwill.

                Nuveen Investments, Inc.  -   Annual Report 2003              31

Five Year Financial Summary
(in thousands, unless otherwise indicated)

                                                                            December 31,
                                                     2003          2002           2001        2000         1999
                                                   ---------     ---------     ---------    ---------    ---------
INCOME STATEMENT DATA
Operating Revenues:
   Investment advisory fees from
     assets under management                       $ 404,847     $ 355,476     $ 330,588    $ 311,075    $ 302,200
   Product distribution                                9,206        12,083        19,513       38,160       27,224
   Investment banking                                     --            --            --           --        6,213
   Performance fees/other revenue                     37,975        28,888        21,002        9,158        3,123
                                                   ---------     ---------     ---------    ---------    ---------
     Total operating revenues                        452,028       396,447       371,103      358,393      338,760
Operating Expenses:
   Compensation and benefits                         130,057       103,570        93,134       91,056       90,936
   Advertising and promotional costs                  11,627        12,608        17,751       34,992       29,317
   All other operating expenses                       69,885        68,417        71,484       64,227       68,436
                                                   ---------     ---------     ---------    ---------    ---------
     Total operating expenses                        211,569       184,595       182,369      190,275      188,689
Operating Income                                     240,459       211,852       188,734      168,118      150,071
Non-Operating Income/(Expense)                        (5,171)       (4,992)          820        9,248       10,940
Income Before Taxes                                  235,288       206,860       189,554      177,366      161,011
                                                   ---------     ---------     ---------    ---------    ---------
Income Taxes                                          91,292        80,675        74,856       70,700       63,701
Net Income                                         $ 143,996     $ 126,185     $ 114,698    $ 106,666    $  97,310
                                                   =========     =========     =========    =========    =========
EARNINGS PER COMMON SHARE
   Basic                                           $    1.55     $    1.34     $    1.20    $    1.12    $    1.01
   Diluted                                         $    1.50     $    1.29     $    1.13    $    1.05    $    0.95
   Return on average equity                             33.9%         31.6%         26.7%        25.4%        26.3%
   Total dividends per share                       $    0.56     $    0.50     $    0.47    $    0.40    $    0.38
BALANCE SHEET DATA
   Total assets                                    $ 954,393     $ 841,042     $ 696,611    $ 574,500    $ 540,965
   Total liabilities and minority interest         $ 490,440     $ 455,279     $ 284,721    $ 126,599    $ 149,903
   Redeemable preferred stock                      $      --     $      --     $   5,625    $  45,000    $  45,000
   Common stockholders' equity                     $ 463,953     $ 385,763     $ 406,265    $ 402,901    $ 346,062
NUVEEN NET ASSETS UNDER MANAGEMENT (IN MILLIONS)
   Mutual funds                                    $  12,285     $  11,849     $  11,814    $  11,485    $  11,406
   Exchange-traded funds                              47,094        39,944        32,000       28,355       26,846
   Money market funds                                     --            --            --          472          637
   Managed accounts                                   35,977        27,926        24,671       21,699       20,895
                                                   ---------     ---------     ---------    ---------    ---------
     Total                                         $  95,356     $  79,719     $  68,485    $  62,011    $  59,784
GROSS INVESTMENT PRODUCT SALES (IN MILLIONS)
   Mutual funds                                    $   1,536     $   1,512     $   1,246    $   1,022    $   1,535
   Defined portfolios                                     --           194         1,481        4,047        2,660
   Exchange-traded funds                               6,283         6,848         3,937           46        2,770
   Managed accounts                                   10,279         7,040         7,570        5,694        7,101
                                                   ---------     ---------     ---------    ---------    ---------
     Total                                         $  18,098     $  15,594     $  14,234    $  10,809    $  14,066

Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and for the 2-for-1 common stock dividend paid to shareholders of record on June 3, 2002.

32              Nuveen Investments, Inc.  -   Annual Report 2003

Independent Auditors' Report

The Board of Directors and Stockholders
Nuveen Investments, Inc.:

We have audited the accompanying consolidated balance sheets of Nuveen Investments, Inc. (the Company) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuveen Investments, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

[KPMG LLP]
Chicago, Illinois
February 16, 2004

                Nuveen Investments, Inc.  -   Annual Report 2003              33

Corporate and Shareholder Information

Board of Directors                                Shareholder Information
TIMOTHY R. SCHWERTFEGER                           CORPORATE HEADQUARTERS
Chairman and Chief Executive Officer              Nuveen Investments, Inc.
Nuveen Investments, Inc.                          333 West Wacker Drive
                                                  Chicago, IL 60606

JOHN P. AMBOIAN                                   312-917-7700
President                                         www.nuveen.com
Nuveen Investments, Inc.

WILLARD L. BOYD                                   Market Listing
President Emeritus                                New York Stock Exchange
Field Museum of Natural History                   Trading Symbol: JNC

THOMAS A. BRADLEY
Executive Vice President and                      Form 10-K
Chief Financial Officer                           For a complimentary copy of Nuveen's
The St. Paul Companies, Inc.                      Annual Report on Form 10-K, please
                                                  contact the Investor Relations department
                                                  at the Company's corporate headquarters.
JOHN L. CARL
Sr. Vice President and CFO/Retired
Allstate Insurance Company

                                                  Transfer Agent and Registrar
W. JOHN DRISCOLL                                  The Bank of New York
Chairman/Retired                                  Shareholder Relations
Rock Island Company                               Church Street Station
                                                  P.O. Box 11258

JAY S. FISHMAN                                    New York, NY 10286-1258
Chairman, Chief Executive Officer                 800-524-4458
and President                                     www.stockbny.com
The St. Paul Companies, Inc.

WILLIAM H. HEYMAN                                 Annual Shareholders' Meeting
Executive Vice President and                      The annual shareholders' meeting for
Chief Investment Officer                          Nuveen Investments, Inc. will be held
The St. Paul Companies, Inc.                      Friday, May 14, 2004, at 10:30 a.m.
                                                  at The Northern Trust Company,
                                                  50 South LaSalle Street, Chicago, IL.
DUANE R. KULLBERG
Managing Partner/Chief Executive
Officer/Retired
Andersen Worldwide

RODERICK A. PALMORE
Senior Vice President,
General Counsel and Secretary
Sara Lee Corporation

34              Nuveen Investments, Inc.  -   Annual Report 2003